UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Digital Music Group, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a6-(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of Digital Music Group, Inc.

(2)	Aggregate number of securities to which transaction applies:

13,553,271

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

2.77 (average of high and low prices reported on September 12, 2007)

(4)	Proposed maximum aggregate value of transaction:

$37,542,561

(5)	Total fee paid:

$1,153

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DIGITAL MUSIC GROUP, INC.

2151 River Plaza Drive, Suite 200

Sacramento, California 95833

MERGER PROPOSED – YOUR VOTE IS IMPORTANT

Digital Music Group, Inc. (“DMGI”) and The Orchard Enterprises Inc. (“Orchard”) have agreed to a merger whereby a subsidiary of DMGI, DMGI New York, Inc. (“DMGI NY”), will merge with and into Orchard, and Orchard will become a wholly-owned subsidiary of DMGI. The Board of Directors of DMGI is proposing this merger to our stockholders because we believe the combined strengths of the two companies will enable us to create a global leader in the digital media industry.

When the merger is completed, DMGI will issue to Orchard’s common and preferred stockholders and holders of Orchard deferred stock awards an aggregate of 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI Series A Preferred Stock or the right to receive such shares, as applicable, for all of their ownership interests in Orchard, representing approximately             % and 100% of the outstanding shares of DMGI common stock and Series A Preferred Stock, respectively, immediately following the merger. DMGI’s existing stockholders will continue to hold their shares. On             , 2007, the closing price of DMGI common stock, as reported on the Nasdaq Global Market System under the trading symbol “DMGI”, was $            per share.

This proxy statement provides detailed information concerning DMGI and Orchard and the merger and proposals related to the merger. We encourage you to carefully read this proxy statement, including the section entitled “ RISK FACTORS“ that begins on page 8.

After careful consideration, including receiving advice from legal and financial advisors, the DMGI Board of Directors approved an Agreement and Plan of Merger (the “merger agreement”), the merger, and the issuance of shares of DMGI common stock and DMGI Series A Preferred Stock in connection with the merger, and declared that the transactions contemplated by the merger agreement were advisable and in the best interests of DMGI’s stockholders. The Board of Directors recommends that DMGI stockholders vote FOR the proposal to approve the merger, and FOR the adjournment proposal as described in this proxy statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible to make sure your shares are represented at the special meeting. To submit your proxy, follow the instructions presented in this proxy statement.

Clayton Trier, Chairman

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the merger, passed upon the merits of fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

Proxy Statement dated                     , 2007 and first

mailed to stockholders on or about             , 2007

DIGITAL MUSIC GROUP, INC.

2151 River Plaza Drive, Suite 200

Sacramento, California 95833

A special meeting of stockholders of Digital Music Group, Inc. will be held at             , on             , 2007, at              m., local time, for the following purposes:

(1)	to approve the Agreement and Plan of Merger, dated as of July 10, 2007, by and among Digital Music Group, Inc., DMGI New York, Inc. and The Orchard Enterprises Inc., pursuant to which DMGI New York, Inc. will merge with and into Orchard, Orchard will become a wholly-owned subsidiary of DMGI and DMGI will issue to Orchard stockholders and holders of Orchard deferred stock awards 9,064,941 shares of its common stock and 448,833 shares of a new series of preferred stock, as more fully described in the enclosed proxy statement;

(2)	to consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; and

(3)	to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Only DMGI stockholders of record at the close of business on             , 2007 are entitled to vote at the special meeting or any postponements or adjournments thereof. The approval of the merger agreement and the amended and restated certificate of incorporation requires the affirmative vote of at least a majority of the outstanding shares of DMGI’s stock entitled to vote thereon.

DMGI’S BOARD OF DIRECTORS RECOMMENDS THAT DMGI STOCKHOLDERS VOTE FOR ALL OF THE PROPOSALS DESCRIBED ABOVE.

Each stockholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by the stockholder may be revoked by filing with DMGI’s corporate secretary a written revocation or a duly executed proxy bearing a later date. Any stockholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting.

By Order of the Board of Directors,

Clayton Trier Chairman of the Board

                        , 2007

Sacramento, California

ANNEXES

ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	OPINION OF SMH CAPITAL, INC.
ANNEX C	INFORMATION WITH RESPECT TO DIRECTOR DESIGNEES OF ORCHARD
ANNEX D	STOCKHOLDER VOTING AGREEMENT

DIGITAL MUSIC GROUP, INC.

2151 RIVER PLAZA DR., SUITE 200

SACRAMENTO, CALIFORNIA 95833

The Board of Directors of DMGI solicits your proxy for use at a special meeting of the stockholders to be held on             , 2007, or at any adjournment thereof. We will begin sending this proxy statement, the attached Notice of Special Meeting and enclosed proxy card on or about             , 2007, to all stockholders entitled to vote, as of             , 2007.

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to carefully read this entire document and the other documents to which this document refers you or that are incorporated by reference herein in order to fully understand the merger. The merger agreement is attached as ANNEX A to this proxy statement. DMGI encourages you to read the merger agreement, as it is the legal document that governs the merger. The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Questions and Answers about the Merger

The following questions and answers are intended to address briefly some commonly asked questions regarding the DMGI special meeting and the combination of DMGI and Orchard. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and in the documents referred to or incorporated by reference in this proxy statement.

Q: What is the merger?

A. DMGI, DMGI NY and Orchard have entered into an Agreement and Plan of Merger, dated as of July 10, 2007, that contains the terms and conditions of the proposed business combination of DMGI and Orchard. Under the merger agreement, Orchard and DMGI NY will merge, with Orchard surviving as a wholly-owned subsidiary of DMGI (referred to as the merger). The shares of DMGI capital stock issued to Orchard stockholders in connection with the merger would represent approximately 50% of the outstanding shares of DMGI common stock and 100% of the outstanding shares of DMGI Series A Preferred Stock immediately following the closing of the merger (or approximately 60% of the outstanding shares of DMGI common stock on an as converted basis). For more details regarding the merger, see the merger agreement attached as ANNEX A.

Q: Why are DMGI and Orchard merging?

A. DMGI believes that combining the two companies will expand and better serve the emerging digital media market and result in greater long-term growth opportunities than either company has operating alone. DMGI believes that completion of the merger will provide the combined company with the scale, size and flexibility to better compete in the marketplace and position the combined company to:

•

facilitate an increase in revenue and gross profit from a broader and more extensive combined catalog of music and video recordings, an increased number of relationships with digital entertainment services, and cross-selling of Orchard’s ancillary services to DMGI’s catalog owners;

•	better serve record labels and other digital content owners by offering more retail channel outlets and enhanced content management and reporting systems;

•	better serve the digital entertainment services its sells through with a larger and more attractive collective catalog of recordings;

•	broaden its geographic reach within the global digital media industry;

•	achieve improvements to its operating results by reducing redundant operating expenses; and

•	achieve a greater increase in critical mass and visibility within the capital markets.

Q: Why am I receiving this proxy statement?

A. You are receiving this proxy statement because you have been identified as a stockholder of DMGI. This proxy statement is being used to solicit proxies on behalf of the DMGI Board of Directors for the special meeting. This proxy statement contains important information about the merger and the special meeting, and you are encouraged to read it carefully.

Q: What is required to complete the merger?

A. To complete the merger, DMGI stockholders must approve the merger agreement and authorize the issuance of 9,064,941 shares of common stock and a new series of 448,833 shares of Series A Preferred Stock. The merger agreement provides that the approval of the merger agreement (Proposal No. 1), must approved in order for the merger to be consummated. In addition to obtaining stockholder approval, DMGI and Orchard must satisfy or waive all other closing conditions set forth in the merger agreement. For a more complete discussion of the conditions to the closing, see the section entitled “THE MERGER AGREEMENT – Conditions to Complete the Merger” on page 45.

Q: What happens to existing shares of DMGI capital stock in the merger?

A. The shares of DMGI capital stock held by DMGI stockholders will not be changed by the merger and DMGI stockholders will continue to hold their existing shares following completion of the merger. However, such shares will be diluted by the shares received by shareholders of Orchard (or the right to receive such shares by holders of its deferred stock awards) in the merger and will represent a smaller percentage (approximately             %) of the combined company.

Q: What will Orchard stockholders be entitled to receive pursuant to the merger?

A. If the merger is completed, Orchard stockholders and holders of Orchard’s deferred stock awards will be entitled to receive an aggregate of:

•	9,064,941 shares of DMGI common stock; and

•	448,833 shares of DMGI Series A Preferred Stock.

For a more complete description of what Orchard stockholders will receive in the merger, see the section entitled “THE MERGER AGREEMENT – Consideration to be Received in the Merger” on page 40.

Q: Do the directors, executive officers, principal stockholders and affiliates of DMGI have interests in the merger that are different from mine?

A. In considering the DMGI Board of Directors’ recommendation that you vote to approve Proposals 1 and 2, you should be aware that some DMGI officers, directors, principal stockholders and affiliates may have interests in the merger that are different from, or in addition to, your interests and that may present actual or potential conflicts of interest. For example, Karen Davis, our interim chief executive officer and chief financial officer, and Tuhin Roy, our chief strategy officer, are parties to restricted stock awards, stock options and warrant agreements that will fully vest upon closing of the merger. Also, all the independent members of the board of directors of DMGI hold options to acquire shares of DMGI common stock, the unvested portions of which will accelerate and vest upon closing of the merger. Additionally, in connection with the anticipated execution of the merger agreement, on July 10, 2007, Mitchell Koulouris, a member of the board of directors, submitted to DMGI a letter of resignation as chief executive officer.

Our board was aware of the foregoing interests and the anticipated resignation of Mr. Koulouris and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that our stockholders vote “FOR” the approval of the merger agreement, and the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Q: What are the material federal income tax consequences of the merger?

A. The merger is not a taxable event with respect to shares of DMGI capital stock currently outstanding. The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, and it is a closing condition to the merger that DMGI and Orchard receive opinions of their respective counsel regarding such qualification. For more information, see the section entitled “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” on page 52.

Q: When do you expect the merger to be completed?

A. We anticipate that the closing of the merger will occur on or about             , 2007, the same day as the special meeting, assuming (i) the requisite stockholder approvals are received and (ii) the other conditions to closing of the merger are satisfied or waived. For more information, see “THE MERGER AGREEMENT – Conditions to Complete the Merger“ on page 45.

Q: Am I entitled to appraisal rights?

A. Holders of DMGI capital stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. For more information, see the section entitled “THE MERGER – Appraisal Rights” on page 39.

Q: Who may vote at the Special Meeting?

A. Holders of record of common stock at the close of business on             , 2007 are entitled to notice of and to vote at the special meeting. At the record date,             shares of common stock of DMGI were issued and outstanding. A list of stockholders eligible to vote at the meeting will be available for your review during our regular business hours at our headquarters in Sacramento, California for at least ten days prior to the meeting for any purpose related to the meeting.

Q: How many votes do DMGI stockholders have?

A. Each holder of record of DMGI common stock as of             , 2007 will be entitled to one vote for each share of common stock held on that record date. The holders of the common stock of DMGI vote as a single class with respect to all matters subject to the vote of stockholders at the special meeting.

Q: What stockholder approvals are required for DMGI?

Proposal No. 1: The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve Proposal No. 1 regarding the approval of the merger agreement and consummation of the merger.

Proposal No. 2: The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve Proposal No. 2 regarding adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

All other actions considered at the meeting may be taken upon the favorable vote of a majority of the votes present in person or represented by proxy at the meeting.

Q: What constitutes a quorum?

A. A quorum of stockholders is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the special meeting are present in person or by proxy, a quorum will exist. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) and abstentions are considered “shares present” for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q: What happens if I abstain from voting or do not instruct my broker to vote my shares of common stock?

A. If you “abstain” from voting with respect to Proposals No. 1 and 2, it will have the same effect as if you voted “against” such proposal.

Broker non-votes with respect to Proposals No. 1 and 2 will have no effect on the outcome of such proposals but will reduce the number of votes required to approve those proposals.

Q: How does DMGI’s board of directors recommend that I vote?

A. After careful consideration, DMGI’s board of directors recommends that DMGI stockholders vote:

FOR Proposal No. 1 to approve the merger agreement and the consummation of the merger;

FOR Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Q: When and where is the special meeting?

A. The special meeting will be held on             , 2007 at             .m. local time, at DMGI’s headquarters located at 2151 River Plaza Dr., Suite 200, Sacramento, California 95833.

Q: What do I need to do now and how do I vote?

A. We encourage you to read this proxy statement carefully, including its annexes, and then vote your proxy for the relevant proposals.

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

•	Telephone voting, by dialing and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States; or

•	Internet voting, by visiting www.proxyvote.com and following the instructions on the proxy card.

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you may vote by telephone or Internet. The deadline for the submission of voting instructions by telephone or electronically is 11:59 p.m., Pacific Time, on             , 2007. Please also see the instructions included with the enclosed proxy card.

Regardless of whether you return your proxy card, you may attend the special meeting and vote your shares in person. If you plan to attend the special meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on             , 2007, the record date for voting.

Giving your proxy means that you authorize us to vote your shares at the special meeting in the manner you direct. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as described above.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the special meeting, other than those discussed in this proxy statement.

Q: Do I hold my shares of record or in street name?

A. If on the record date, your shares were registered directly in your name with DMGI’s transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on the record date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: If my DMGI shares are held in street name by my broker, will my broker vote my DMGI shares for me?

A. Brokers cannot vote your DMGI shares on the merger-related Proposals No. 1 and 2. Therefore, it is important that you follow the directions provided by your broker about how to instruct your broker to vote your shares. If you do not provide instructions to your broker about how to vote your shares on these proposals, your shares will be treated as “broker non-votes” with respect to these proposals.

Q: How are votes counted?

A. The inspector of elections for the special meeting will tabulate the votes.

Q: May I change my vote after I have submitted my proxy?

A. Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting. You can do this in any of three ways:

•	First, you can send a written, dated notice to the Secretary of DMGI stating that you would like to revoke your proxy.

•	Second, you can complete, date and submit another proxy with a later date.

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: Who is paying for this proxy solicitation?

A. DMGI is conducting this proxy solicitation and will pay the cost of soliciting proxies. The fees and expenses associated with the filing, printing and mailing of this proxy statement will be borne by DMGI. In addition to mailing proxy-soliciting material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication for no additional compensation. DMGI may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q: What stockholder approvals are required for Orchard?

A. Pursuant to the Stockholder Voting Agreement dated as of             , 2007, Dimensional Associates, LLC agreed to, among other things, vote to approve the merger and not revoke or modify its vote in favor of the merger.

Q: Who can help answer my questions?

A. If you would like to receive additional copies of this proxy statement, without charge, or if you have questions about the special meeting, including the procedures for voting your shares, you should contact             :

You may also obtain additional information about DMGI from the documents they file with the SEC or by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION“ on page 118.

Other Information Regarding the Merger

In the merger, DMGI NY, a wholly-owned subsidiary of DMGI, will merge with and into Orchard, and Orchard will become a wholly-owned subsidiary of DMGI. Following the merger, holders of Orchard common stock, Series A Preferred Stock and Series B Preferred Stock, and holders of Orchard deferred stock awards will become holders of DMGI common stock and Series A Preferred Stock or the right to receive such stock, as applicable.

Merger Consideration. The merger consideration was determined as part of the extensive negotiations between the parties with respect to the terms of the merger agreement, including corporate governance matters. Upon completion of the merger, the holders of Orchard capital stock and deferred stock awards will receive (or have the right to receive, in the case of holders of deferred stock awards) an aggregate of 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI Series A Preferred Stock in exchange for their ownership interests in Orchard (referred to as the merger consideration). Orchard stockholders (including holders of deferred stock awards) will hold (or have the right to receive) approximately             % of the outstanding shares of DMGI common stock and 100% of the outstanding shares of DMGI Series A Preferred Stock immediately following the closing of the merger. The aggregate liquidation value of the shares of DMGI Series A Preferred Stock to be issued to Orchard stockholders as a result of the merger is $25 million. The aggregate value of the shares of DMGI common stock to be issued to Orchard stockholders as a result of the merger is approximately $36.2 million based on the $3.99 per share closing price of DMGI common stock as reported on the Nasdaq Global Market System on July 10, 2007, the day prior to the announcement of the merger and $            based on the $            per share closing price of DMGI common stock as reported on the Nasdaq Global Market System on             , 2007, the most recent practicable date prior to the mailing of this proxy statement. You are urged to obtain a recent price quotation for DMGI common stock. Because the merger consideration is fixed in the merger agreement, the market value of the DMGI common stock that Orchard stockholders receive in the merger is likely to vary from that implied by current trading prices, as reflected above.

Treatment of Outstanding DMGI Stock Options, Restricted Shares and Warrants. All unvested options to acquire shares of DMGI common stock will vest and become exercisable and all restrictions on unvested restricted stock awards will lapse upon consummation of the merger. As of June 30, 2007, there were 314,000 unvested options outstanding at exercise prices ranging from $4.02 to $9.75 per share and a weighted average exercise price of $6.54 per share, and there were 35,000 unvested restricted shares. A warrant to acquire 150,000 shares of DMGI common stock at $5.57 per share held by an officer/director of DMGI will also vest, but such warrant will terminate unless exercised upon consummation of the merger.

The Merger Agreement

DMGI, DMGI NY and Orchard entered into an Agreement and Plan of Merger on July 10, 2007, which was amended and restated on September 13, 2007, providing for the merger of DMGI NY with and into Orchard whereby Orchard will become a wholly-owned subsidiary of DMGI. The merger agreement was entered into after extensive negotiations between the parties. A copy of the merger agreement as amended and restated is attached to this proxy statement as ANNEX A. We encourage you to read it carefully as it is the legal document that contains all of the terms and conditions of the merger.

The Companies

Digital Music Group, Inc., or DMGI, is a content owner and global leader in the digital distribution of independently owned music and video content, including music recordings and music, television, film and other video content. As of June 30, 2007, DMGI had approximately 353,000 individual music recordings and over 4,000 hours of video content under management.

The Orchard Enterprises Inc, or Orchard, is a leading global digital distributor and marketer of music. As of June 30, 2007, Orchard had approximately 600,000 individual music recordings available for sale. Additionally, Orchard estimates it currently has under license, but has not yet made available, a substantial number of additional tracks. Orchard currently has agents or employees in over 25 countries and controls a catalog sourced from over 75 countries, covering thousands of labels and a broad and deep array of music genres and eras. Orchard supplies music and video to the leading digital music stores and mobile operators throughout the world, and executes global marketing and promotion programs locally, with experts in major music territories managing initiatives tailored to each country’s unique dynamic situation.

RISK FACTORS

You should be aware that the combined company will be subject to a number of risks and uncertainties, many of which also apply to your existing investment in DMGI stock. There are a number of other risks and uncertainties relating to the merger, in addition to the risks and uncertainties associated with the digital media industry generally and the business of DMGI and Orchard specifically, that you should consider in making your voting decision regarding the merger. Many of these risks and uncertainties could affect the combined company’s future financial results and may cause its future earnings and financial condition to be less favorable than management’s expectations. This section summarizes those risks.

Risk Factors Relating to the Merger

Each of DMGI and Orchard have a limited operating history, have experienced net losses to date and may not be able to become profitable or generate positive cash flow in the future.

You should consider the combined company’s business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development in a rapidly evolving industry. DMGI was formed in April 2005 and had no revenue producing operations until February 2006. Orchard was formed in September 2000, but did not begin to generate significant digital revenue until 2004. DMGI has experienced net losses of approximately $6.7 million from inception through June 30, 2007, and has not yet been able to generate positive cash flow from operations. Orchard has experienced net losses since inception and had an accumulated deficit of approximately $18.7 million as of June 30, 2007, and has not yet been able to generate positive cash flow from operations. We cannot be certain that the combined company will be able to generate net income and positive cash flow from operations in the future.

The failure to integrate the businesses and operations of DMGI and Orchard in a timely and efficient manner could adversely affect the business of the combined company and the ability of the combined company to realize expected synergies.

The merger involves risks related to the integration and management of technology, operations and personnel of two companies. The integration of the businesses of DMGI and Orchard will be a complex and expensive process and may disrupt their respective businesses if not completed in a timely and efficient manner. Following the merger, DMGI and Orchard intend to operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

DMGI and Orchard may encounter substantial difficulties, costs and delays in integrating their operations, including:

•

integration of the extensive databases and information systems of each company into a single technology platform and database that serves both internal and external needs for timely and accurate information;

•	integration of the content acquisition and processing functions in one location;

•	potential loss of key employees and/or the diversion of management’s attention from other ongoing business opportunities or concerns;

•	inability to implement uniform standards, controls, procedures and policies;

•	potential resource constraints for accounting personnel;

•

potential adverse changes in business focus perceived by third-party constituencies, including independent record labels and other clients, digital entertainment services and other important relationships; and

•	potential conflicts between business cultures.

DMGI and Orchard may not be successful in overcoming other problems encountered in connection with the integration of the companies.

The merger consideration is based in part on the expectation that Orchard will significantly contribute to the combined company’s financial performance. If DMGI does not realize the expected synergies or perform as well as it expects financially on a combined basis following the merger, it will effectively have paid too much in merger consideration.

The success of the merger will depend, in part, on DMGI’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Orchard with those of DMGI. It is possible that the integration process could result in adverse ramifications as discussed above. In addition, successful integration of the companies will require the dedication of significant management and employee resources, which may temporarily detract attention from the day-to-day businesses of the combined company. Even if DMGI is able to integrate the business operations of DMGI and Orchard successfully, this integration may not result in the realization of the level of synergies, cost savings and growth opportunities that it currently expects or these benefits may not be achieved within the anticipated time frame.

The costs associated with the merger are difficult to estimate, may be higher than estimated and may detract from the financial results of the combined company to an unexpected degree. DMGI and Orchard currently estimate that they will incur direct and indirect costs and expenses, including integration costs, of approximately $4.0 million associated with the merger.

The combined company will also incur costs associated with consolidation and integration of operations, which are difficult to accurately estimate at this time. Additional costs may include:

•	costs of employee redeployment, relocation and retention, including salary increases or bonuses;

•	accelerated amortization of deferred equity compensation and severance payments;

•	costs of reorganization or closure of facilities;

•	costs of relocation of equipment and disposition of excess equipment; and

•	costs of termination of contracts that provide redundant or conflicting services.

If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined company could be adversely affected. In addition, the closing of the merger could be delayed beyond the expected timeline of DMGI and Orchard, adding costs and diverting management resources, which could adversely affect the combined company’s business, operations and financial results.

Additionally, the completion of the merger may not result in improved earnings per share of DMGI or a financial condition superior to that which would have been achieved by DMGI on a stand-alone basis. If anticipated synergies, savings, growth opportunities and other anticipated benefits are not realized, the merger could have an adverse impact on the results of operations.

The combined company’s future financial performance may be worse than the performance reflected in DMGI’s historical financial information included in this proxy statement, which may adversely affect the combined company’s stock price.

The historical financial information included in this proxy statement does not reflect what the results of operations, financial position and cash flows would have been had DMGI and Orchard been a combined, independent company during the periods presented or be indicative of what their results of operations, financial position and cash flows may be in the future when they are a combined independent company. The combined company’s future financial performance may be worse than the performance implied by the historical financial information that DMGI and Orchard have presented in this proxy statement, which may adversely affect the combined company’s stock price. For example, the market price of DMGI’s common stock could decline as a result of the combined company’s failing to achieve its business strategy of becoming the leading digital distributor and marketer of entertainment content in the digital media industry. In addition, the rapidly evolving nature of the digital media industry makes forecasting quarterly and annual operating results difficult, and the combined company may fail to achieve the combined financial results or the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts. For additional information about the past financial performance of DMGI’s or Orchard’s business and the basis of the presentation of the DMGI and Orchard historical financial statements, see “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each of DMGI and Orchard, included elsewhere in this proxy statement.

Neither entity has completed its analysis of how much of its net operating loss carryforwards will be available to the combined company, and the combined company’s net operating loss carryforwards may be limited as a result of the merger.

As of December 31, 2006, DMGI had estimated net operating loss carryforwards for federal income tax purposes of $4.7 million and Orchard had estimated net operating loss carryforwards for federal income tax purposes of $15.8 million. Both entities have provided full valuation allowances for the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating loss and credit carryforwards are dependent upon the combined company achieving profitable results following the merger. As a consequence of the merger, as well as earlier business combinations and issuances of common stock consummated by both companies, utilization of the tax benefits of these carryforwards are subject to limitations imposed by Section 382 of the Internal Revenue Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Neither entity has completed the analyses required to determine what portion, if any, of these carryforwards will have their availability restricted or eliminated by that provision. Accordingly, it is not certain how much of the existing net operating loss carryforwards will be available to the combined company to offset any future taxable income.

The combined company will incur expenses to remediate significant deficiencies that together constitute a material weakness in Orchard’s present internal controls over financial reporting and to document, test and certify to its combined system of internal controls. The inability to do so in a timely manner may result in the inability to detect or prevent material misstatements in its financial statements and could also result in the loss of investor confidence.

In connection with the most recent audit of Orchard’s financial statements, its independent auditors identified certain significant deficiencies that together constitute a material weakness in Orchard’s internal controls over financial reporting. These significant deficiencies relate to Orchard’s accounting for fixed assets, its tracking and accounting for hard drives and its lack of a formal period-end accrual process. In addition to the material weakness, Orchard’s independent auditors also identified significant deficiencies with respect to its procedures for the re-issuance of royalty checks as well as its journal entry process. Although Orchard is taking steps to remediate the material weakness and significant deficiencies in its internal controls over financial reporting, its management cannot provide assurances that such steps will be successful. For more information relating to Orchard’s material weaknesses and significant deficiencies, see “THE COMPANIES – The Orchard Enterprises Inc. – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Internal Controls Over Financial Reporting.” If the combined company is not able to integrate financial reporting and accounting systems, or remediate Orchard’s existing internal control weaknesses and deficiencies, the combined company may not have adequate, accurate or timely financial information. Further, material errors in the consolidated financial statements of the combined company may go undetected and the combined company may be unable to meet its reporting obligations or comply with the requirements of the SEC, which may subject it to sanctions or investigation by regulatory authorities, such as the SEC. If this occurs, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of the combined company’s financial statements.

In addition to remedying Orchard’s internal controls over financial reporting, the combined company will also need to bring Orchard’s financial reporting procedures up to public-company standards so as to allow management of the combined company to report on, and the independent registered public accountants of the combined company to attest to, its internal controls over financial reporting as required by Section 404. As a result, the combined company will incur additional expenses and diversion of management’s time in this area.

DMGI, as a publicly-traded company subject to Section 404, is in the process of documenting, evaluating and testing its internal controls over financial reporting (and performing any necessary remediation) in order to allow management to report on such controls, as required by Section 404 for the year ending December 31, 2007. In the course of its ongoing evaluation, DMGI may identify areas of its internal controls requiring improvement, and management plans to design enhanced processes and controls to address such issues that might be identified through this process. DMGI is currently incurring and expects to continue to incur certain first-time expenses and diversion of management’s time on this project, whether or not the merger with Orchard is completed, and such actions are adversely affecting DMGI’s reported results for 2007. DMGI cannot be certain as to the timing of completion of its documentation, evaluation, testing and remediation actions or the impact of the same on its operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If this occurs, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of the combined company’s financial statements.

The combined company will be required to incur costs in documenting, evaluating, testing and remediating its internal control systems, including the hiring of consultants or additional personnel. Such actions, while necessary and beneficial, will adversely affect the combined company’s results.

The executive management team of the combined company will not be fully determined until after the merger is completed, and the loss of key personnel or our failure to attract, assimilate and retain highly qualified personnel in the future could cause a disruption in our business.

Greg Scholl, the chief executive officer of Orchard, will continue to serve in such position for the combined company after the merger. The other members of the executive management team, including the chief financial officer, have not yet been determined and will be appointed by the board of directors of the combined company after the merger. Although we will have an employment agreement with Mr. Scholl to be effective at the closing of the merger and with certain of our current senior executive officers, they may decide to terminate their employment or otherwise cease to be employed by us. The combined company’s success will depend in part upon its ability to recruit, hire, train and retain skilled and experienced management personnel, both new and current. Employment and retention of qualified personnel is important due to the competitive nature of the rapidly developing digital media industry. The loss of the services of any of our key personnel or our inability to hire and retain personnel with the requisite skills could impair our ability to manage and operate our business effectively and cause a disruption in our relationships with digital entertainment services and content owners.

Certain of DMGI’s current executive officers and directors may have conflicts of interest as it relates to the recommendation that DMGI stockholders vote to approve the proposals relating to the merger.

Certain executive officers and directors of DMGI may have interests in the merger that are different from, or are in addition to, those of DMGI stockholders generally. You should be aware of these interests when you consider the DMGI board’s recommendation that you vote in favor of the proposals relating to the merger. See THE MERGER – Interests of Certain DMGI Executive Officers and Directors in the Merger” beginning on page 38.

Upon completion of the merger, current stockholders will be subject to significant dilution of their voting power.

After the merger is complete, the former stockholders of Orchard will own approximately 60% of the outstanding shares of the voting capital stock of DMGI. As a result of the merger, the current stockholders of

DMGI would experience immediate and substantial dilution of their ownership and voting influence. This dilution could have an adverse impact on the trading price of DMGI’s common stock.

Upon completion of the merger, Dimensional Associates, LLC will have significant influence on all of DMGI’s stockholder votes and will have effective control over the outcome of actions requiring the approval of DMGI’s stockholders.

If the merger is completed, Dimensional Associates, LLC (“Dimensional”) will hold approximately     % of DMGI’s outstanding shares of voting capital stock. Dimensional would therefore have the ability to exert substantial influence or actual control over DMGI’s management policies and strategic focus, would control the outcome of any matter submitted to DMGI’s stockholders and would have the ability to elect or remove all of DMGI’s directors. There is a risk that the interests of Dimensional will not be consistent with the interests of other holders of DMGI common stock. See “THE MERGER – Board of Directors and Executive Officers of DMGI after Completion of the Merger” on page 39.

Dimensional will have significant control over DMGI’s business and significant transactions after the closing of the merger. In addition to the effects described above, Dimensional’s control of DMGI could make it more difficult for DMGI to raise capital by selling stock or for DMGI to use its stock as consideration in acquisitions. This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

The merger consideration is fixed, so the value received by Orchard stockholders will change as the market price of DMGI common stock goes up or down.

The merger consideration is fixed at an aggregate of 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI preferred stock and will not be adjusted in the event of changes in the market prices of DMGI common stock. If the market price of DMGI common stock changes, the value of the consideration to be received by the Orchard stockholders will also change. For instance, if the market price of DMGI common stock decreases, the value of the consideration to be received by Orchard stockholders and holders of its deferred stock awards will also decrease. On the other hand, if the market price of DMGI common stock increases, the value of the consideration to be received by Orchard stockholders and holders of its deferred stock awards will increase correspondingly and the amount that DMGI shall have paid for Orchard shall have effectively increased. None of DMGI, DMGI NY or Orchard may terminate the merger agreement or elect not to complete the merger because of changes in DMGI’s stock price. During the 12-month period ended             , 2007, the high and low sale prices for DMGI common stock ranged from $            to $            per share.

The market prices of DMGI common stock on the date of the merger may be different from the market prices on the date of the merger agreement, the date of this proxy statement or the date of the special meeting. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the recorded music and video industries or their digital market segments and changes in DMGI’s businesses, operations and prospects. Many of these factors are beyond DMGI’s control. See also “RISK FACTORS – Risk Factors Relating to the Underlying Business of DMGI and Orchard” beginning on page 14. You are encouraged to obtain current market quotations for DMGI common stock.

Sales of DMGI common stock by Dimensional after the merger could cause the trading price of DMGI’s common stock to decline.

At the closing of the merger, DMGI will enter into a registration rights agreement with Dimensional and the other stockholders of Orchard requiring DMGI, under certain circumstances, to register all of the shares of common stock that will be beneficially owned by them as a result of the merger. See “OTHER AGREEMENTS – Form of Registration Rights Agreement” on page 48 of this proxy statement. The exercise of these registration rights, or sales by Dimensional in the public market pursuant to any such registration, could cause the market price of DMGI’s common stock to decline.

DMGI common stock could be delisted from the Nasdaq Global Market if we do not comply with its initial listing standards at the time of the merger.

We have been informed by the Nasdaq Global Market that the merger is deemed to constitute a “reverse merger” and would require the combined company to submit an initial listing application and, at the time of the merger, meet all of the criteria applicable to a company initially requesting listing. We have applied for listing on Nasdaq Global Market under the symbol “            .” While we intend to obtain listing status for the combined company and maintain the same, no guarantees can be made about our ability to do so. For additional information about the listing status of the combined company, see “THE MERGER – Stock Exchange Listing” on page 39.

The combined company does not anticipate paying dividends.

The combined company does not anticipate paying dividends in the foreseeable future. The combined company intends to retain future earnings, if any, to finance the expansion of its operations and for general corporate purposes, including future acquisitions. In addition, the combined company’s future financings may contain restrictions on its ability to pay dividends on its capital stock.

The failure to close, in timely manner or at all, the merger may adversely affect DMGI’s business and operations and the market price of DMGI common stock.

Consummation of the merger is subject to a number of closing conditions, including approval by DMGI stockholders. If these conditions are not satisfied and the merger is not completed, the price of DMGI stock may decline. In addition, if the merger is not completed, the results of operations of DMGI would suffer adverse consequences, without the benefits of having completed the merger, including:

•	DMGI will remain liable for significant fees for professional services and other transaction costs.

•

Under certain circumstances described under “THE MERGER AGREEMENT – Termination of Merger Agreement“ beginning on page 45, DMGI or Orchard, respectively, would be required to pay a termination fee to the other party in the amount of approximately $1.11 million, plus up to $500,000 in expenses. For instance, DMGI would be required to pay the termination fee, plus expenses, to Orchard if approval of the DMGI stockholders is not obtained, the merger agreement is terminated and DMGI enters into an agreement with respect to another acquisition proposal in the twelve months after termination of the merger agreement.

•

Matters relating to the merger, including integration planning, have required substantial commitments of time and resources by DMGI, which could otherwise have been devoted to other opportunities that may have been beneficial to DMGI and its business.

•

Capital investments and content and business acquisitions previously contemplated by DMGI may have been delayed due to the pending transaction, and may not be available or may need to be renegotiated if the merger were not completed, potentially on an accelerated timeframe, which could prove costly and more difficult to implement.

Additionally, if the merger is not completed for any reason, the market price of DMGI’s common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, DMGI may be subject to a number of material risks, including financing issues and costs and expenses related to the merger, which are substantial, and must be paid even if the merger is not completed.

Risk Factors Relating to the Underlying Business of DMGI and Orchard

In addition to the risk factors described above relating to the merger, the underlying business of DMGI and Orchard is subject to the following risks.

If the Internet and portable digital music and video players and mobile phones cease to be the medium accepted by the mass market for digital music and video content, our business could be affected adversely.

Our success depends to a substantial extent on the willingness of consumers to increase their use of digital entertainment services as a method of purchasing music and video content or viewing ad-supported content. The use of the Internet and wireless, cable and mobile networks to select and download purchased music and video content is growing rapidly but is still evolving, and offering ad-supported video content is in its infancy. It is uncertain whether these markets will achieve and sustain high levels of demand and market acceptance. If the use of the Internet and wireless, cable and mobile networks to select and purchase music and video content or view ad-supported content does not gain in popularity and market acceptance, our business could be adversely affected. Much of our revenue is currently tied to the popularity of portable digital music players like the iPod by Apple Inc. and other digital music listening and video viewing devices, including mobile phones. If the market penetration by these devices does not continue, the number of consumers purchasing digital music and video content may decrease or not grow, which could result in a reduction in our revenue.

Piracy is likely to continue to negatively impact our potential revenue.

Our revenue comes from the sale of our digital content over the Internet and wireless, cable and mobile networks, which is subject to unauthorized consumer copying and widespread dissemination on the Internet without an economic return to us. Global piracy is a significant threat to the entertainment industry generally and to us. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales of music and video content and have put pressure on the price of legitimate sales.

Because of our limited experience in the acquisition, processing and distribution of digital video content, we may not be able to earn an adequate return on our video content.

The approach DMGI and Orchard have taken to date in acquiring, processing and marketing music content may not work as well for video content. The distribution of digital video content through digital entertainment services is a relatively new extension of the digital entertainment marketplace. During the second half of 2006, DMGI entered into its first long-term agreements to digitally distribute video content and currently has over 4,000 hours of video content under management which it has recently begun to process, make available for sale and market through selected digital entertainment services. Orchard has currently entered into four video distribution agreements, although only a limited amount of content has been delivered to date. Orchard is in the process of implementing a video acquisition and distribution strategy and intends to begin widespread distribution of video content in the fourth quarter of 2007.

Because this is a new area of the market for DMGI, Orchard and the industry, we may not be able to determine the proper valuation for the acquisition or licensing of digital rights to video content. We will continue to be substantially dependent on digital entertainment services for the distribution of our video content and DMGI currently has only a limited number of such distribution agreements in place. If we are unable to enter into additional video distribution agreements on commercially favorable terms, this could limit our future revenue. Additionally, DMGI’s existing agreements with certain digital entertainment services are based on sharing advertising revenue associated with the video content it will make available through such partners. Advertising-supported revenue models associated with the distribution of video content are evolving, with many of our partners still in the test-marketing phase of developing their video distribution services. There can be no assurances as to the potential revenue that the combined company may receive under these models. In addition, our success in digitally distributing video content depends on the market demand for digital video recordings and our ability to acquire and offer for purchase or advertising-supported viewing, video content that appeals to consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. We cannot accurately assess or control consumer demand for our digital video content. In addition, digital video distribution is in its infancy and technical requirements are evolving. The process for digitally encoding video content and packaging it for delivery to meet the technical requirements of our digital entertainment service partners is more complex and time consuming than processing music content. The technical requirements continue to evolve and we may encounter unexpected difficulties in adapting our processes or in meeting the technical requirements of the digital entertainment services as they continue to be refined. If this is the case, we may have to make significant investments in our technology and operating cost structure to meet evolving technical requirements. Any delay in processing and delivering video content to the digital entertainment services may cause delays in expected revenue growth and any significant changes to current processing requirements could increase our costs and delay or impede our ability to achieve a profit from the distribution of video content. Additionally, based on DMGI’s experience to-date, a number of digital entertainment services providers have initially limited the amount and type of video content they will accept based on their capacity constraints and/or content selection criteria. If digital entertainment services continue to limit the types or amount of video content they will accept and we are unable to exploit all of the video content we have under contract, our revenue potential could be significantly reduced and we may have to record write-downs of certain royalty advances made by DMGI to secure long-term video distribution agreements.

If the music content we provide to digital entertainment services does not appeal to consumers’ tastes and preferences, our revenue will decrease.

Our success depends on our ability to acquire or license digital rights and offer to consumers, digital music content that appeals to consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. We cannot accurately assess or control consumer demand for our music content. The historical revenue of DMGI and Orchard is based on the number of music recordings available for purchase at digital entertainment services, which remained relatively small in numbers until late in 2006 for DMGI, and until late 2005 for Orchard. Seasonality and other trends in consumer demand for music have been difficult to assess from this limited historical data. In the future, our current music content and the additional music content we make available to consumers may not experience similar demand. Any reduction in the popularity of our music content with consumers will cause a reduction in our revenue.

Our business involves identifying and locating the holders of digital rights to additional music and video content, and failure to do so will limit our revenue growth.

Our goal is to continue to acquire digital rights to music and video content in order to increase our revenue. Ownership of music and video content is highly fragmented and not organized in a common marketplace. There is no registry or directory of the holders of content owners and finding them can be difficult and time-consuming. DMGI and Orchard currently rely on their respective business development personnel, on networks of relationships and on market research to locate content owners, as well as their respective reputations in the industry and targeted advertising to attract content owners seeking to access the digital market. In the future, the combined company’s ability to continue to identify, locate and attract such content owners will have a significant impact on the amount of content it is able to acquire.

Our inability to enter into agreements to acquire additional digital rights to music and video content on commercially favorable terms could impede our growth and increase our expenses.

The growth of our respective businesses is dependent, in large part, on our respective abilities to acquire or license digital rights to additional music and video content. Even if we are able to locate additional content owners, they may not be willing to sell or license their digital rights or we may not be able to negotiate terms that are commercially favorable to us. While we believe that our experience and knowledge in the music industry, and DMGI’s reliance on consultants with expertise in the television and film video industries, allows us to determine commercially reasonable prices for music and video content, we may be unable to objectively determine fair market value for the digital rights to the content that we acquire because of unknown consumer demand for such content, unknown number of additional owners of digital rights to such content in certain cases and absence of independent valuations for music and video content. If content owners are unwilling to sell or license their rights on terms that we have determined are commercially favorable to us, we will not be able to substantially increase our revenue.

We face competition from companies seeking to acquire the digital rights to music and video content, which could negatively impact our ability to acquire additional digital rights.

The market for acquiring digital rights from content owners is competitive, especially for the distribution of music catalogs owned by independent labels. The number of commercialized music and video recordings available for acquisition is large, but limited, and many of the more desirable music recordings are already subject to digital distribution agreements or have been directly placed with digital entertainment services. We face competition in our pursuit to acquire additional music and video content, which may limit the amount of available music and video content for sale or license and may lead to higher acquisition prices. Our competitors may from time to time offer better terms of acquisition to content owners. Recently, subsidiaries of the four major record labels, which have always aggressively competed to provide physical distribution for independent labels, have become increasingly active in the digital market segment. These companies have the ability to offer the consolidation of both physical and digital distribution through a major record label, can offer reduced physical distribution fees in order to gain the digital distribution rights from independent labels and other content owners and can condition an agreement to distribute physical content on the inclusion of digital rights, while we are focused only on the digital distribution of music and video content. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantial resources to acquiring digital rights to music and video recordings. In addition, our competitors may form strategic alliances with record labels and digital entertainment services that could result in increased competition for the acquisition of music recordings, service offerings or favorable terms with the digital entertainment services. Increased competition for the acquisition of digital rights to music and video recordings may result in a reduction in our operating margins, market share and brand.

We have entered into multi-year agreements for digital rights to music and video content and if we are unable to renew these agreements on commercially favorable terms as they expire, our revenue could materially decrease.

Our long-term success depends upon, among other things, our ability to renew our non-perpetual rights to music and video content once they expire. For the six months ended June 30, 2007, approximately 70% of each of DMGI’s and Orchard’s revenue was derived from digital music distributed under short-term distribution agreements that expire in one to five years depending on certain factors. We are aware that our competitors have solicited a number of the record labels we have under short-term distribution agreements, just as we have solicited their record label clients in this highly competitive market. While we do not expect any net material decrease in revenue and gross profit from these activities, if our competition becomes increasingly aggressive or our level of service provided to our record label clients is not superior to our competition, we may experience a higher rate of non-renewal than we have in the past for our short-term digital distribution agreements. If any of our competitors offer better terms, it could cause us to spend more money or grant better terms, or both, to renew the digital rights we currently hold. In addition, the larger and more prestigious independent record labels, which have traditionally accessed the digital music market through distribution companies like us, could seek direct distribution with digital music retailers when their agreements with us expire. If we are unable to renew the non-perpetual rights to our music and video content on commercially favorable terms, our revenue could materially decrease.

Other parties may have digital rights, or claim to have such rights, to our music content, which may result in duplicates of the music recordings we sell to be available for purchase at the digital music services and cause a reduction in our revenue.

We generally acquire or license all of the digital rights that the owner of music content has available to grant; however, the holders of such rights may not possess exclusive rights to those music recordings. We are unable to determine the number of additional holders of rights to our music recordings. Aside from copyright law, the rights to music recordings are contractual in nature. There is no central registry that evidences the chain of title to the rights of music recordings other than copyright registration, which is voluntary. Given the age of many of the music recordings we have acquired or licensed or may acquire or license in the future, there is often a lack of documentation to evidence the chain of title. In addition, there is a common practice in the music industry of licensing rights in various formats or in certain compilations and to grant the same rights to different parties for the same or different geographic regions. Our content acquisition and distribution agreements contain representations, warranties and indemnities only with respect to the digital rights granted to us and not with respect to the rights held by other parties. We are aware of numerous instances where other parties have legitimate digital rights to the same music recordings to which we have acquired or licensed the digital rights. If copies of our music recordings are available at the digital music services from alternative sources, our revenue will be reduced to the extent these copies are purchased instead of ours.

We may not receive legal title to the digital rights of music content that we have paid to acquire or license, and any determination that we don’t hold such rights may subject us to write-offs, claims for damages and lost profits.

Our acquisition and distribution agreements with content owners contain representations, warranties and indemnities with respect to the digital rights granted to us. In certain instances, we have purchased or licensed digital rights that were determined not to be held by the holder from whom we acquired or licensed those rights. If we were to acquire or make a cash advance for digital content and make available for purchase music recordings from a person who did not actually own such rights and we were unable to enforce or collect on the representations, warranties and indemnities made by such person, our business would be adversely affected. We would be required to write-off the cost of the acquisition or advance, lose the rights to sell such music and might be subject to copyright infringement lawsuits for selling such music recordings without the right to do so. Such lawsuits could subject us to damages, which could be significant. Finally, these situations could adversely impact our reputation with content owners and our relationships with digital music services, which could adversely affect our business.

If content owners fail to deliver, or if there are long delays in the time it takes to receive the music and video content that we acquire rights to, our revenue growth will be negatively impacted and our cash flow will be affected adversely.

Implementation of our business plan and growth strategy depends on increasing the amount of music and video content we have available to consumers at digital entertainment services. Our purchase and long-term distribution agreements typically require the owners to deliver to us their music and video content under an agreement delivery timetable. Under our short-term distribution agreements, there is generally no specific delivery timetable, although the content owner is generally required to digitally distribute their entire catalog through us and promptly provide all the master recordings and metadata to us for processing after execution of the agreement. Some of the content we acquire may be in older physical formats such as audio tape or vinyl records in the case of music recordings, or film, tape or other incompatible digital format in the case of video recordings, that require processing onto compact disc or digital video disc prior to being delivered to us. In addition, our agreements require that certain descriptive information required by the digital entertainment services for each music and video be delivered with the content, such as recording title, album title, artist name, genre, copyright information, label name, unique product identifier, artwork, biographical information, sales information and date of release. Historically, it has at times taken several months or longer after we have entered into an agreement before we have received delivery of the music and video content acquired. In addition, in some cases the quality of the music and videos and metadata initially delivered is not sufficient or the data is not complete and follow-up work and effort is required to receive proper and complete delivery, although even with such extra efforts there are no assurances such problems can be cured. Although we generally specify delivery dates and make cash payments by us conditional upon delivery, we do not control the timing for complete receipt of the music and video content we have acquired. In addition, in certain cases, content owners have over delivered and in others have been unable to deliver all of the content specified in our agreements. During the first quarter of 2007, DMGI determined that one content owner that had granted it long-term distribution rights would be unable to deliver approximately 13,000 music recordings under contract and that an additional 10,000 music recordings previously delivered would not be able to be posted for sale due to various reasons. These factors reduced the contract from a total of 75,000 music recordings to approximately 52,000 music recordings that DMGI expects to be able to make available for sale. We are typically not required to pay additional consideration for deliveries in excess of contract amounts and are not required to make cash payments for any content that is not delivered, or is defective or otherwise non-usable. However, our expected revenue growth rate is negatively impacted when we do not receive all the content we have contracted for. If there are long delays in the time it takes for the owners to deliver to us the music and video content in physical format or complete data format and the related complete descriptive information, it will delay our ability to begin the process of converting the content into the digital formats required by digital entertainment services. It could also cause inefficiencies in the utilization of our operations personnel who process these recordings. Any delay in making our music and video content available for purchase at the digital entertainment services will delay our revenue growth, and inefficiencies caused by such delays could cause a reduction in our cash flow in the interim.

We are substantially dependent on a limited number of digital entertainment services, in particular Apple iTunes Store, for the sale of our content.

We derive our revenue from a small number of leading digital entertainment services that make our content available to consumers. We generally deliver our music and video content to these digital entertainment services in priority of their significance to us. For the six months ended June 30, 2007 and for the year ended December 31, 2006, DMGI received 63% and 71% of its revenue, and Orchard received 53% and 51% of its revenue, from Apple iTunes, respectively. For the same periods, Orchard received 11% and 12% of its revenue from its affiliate, eMusic, respectively. Our respective agreements with Apple iTunes have terms of three years, which end in April 2010 for DMGI and in October 2009 for Orchard. DMGI’s wholly-owned DRA subsidiary has separate agreements with Apple iTunes that expire in December 2008. If we are not able to continue to renew our relationships with Apple iTunes and other digital entertainment services that make our music and video content available to consumers on similar economic terms, our ability to generate revenue will be significantly reduced.

Our accounts receivable are concentrated with a limited number of digital entertainment services, particularly Apple iTunes, which subjects us to substantial payment risk.

We rely on reports from digital entertainment services detailing download and other activity to determine our revenue, and such reports are typically provided to us within 30 to 45 days following the end of the reporting period, generally monthly. We receive payment at approximately the same time as we receive these detailed revenue reports. Our accounts receivable therefore consists of approximately one month’s revenue (or one quarter in the case of certain digital entertainment services that report quarterly). As of June 30, 2007, accounts receivable from Apple iTunes Store represented (i) 40% of DMGI’s total accounts receivable, compared to 51% of its total accounts receivable as of December 31, 2006, and (ii) 28% of Orchard’s total accounts receivable, compared to 35% of its total accounts receivable as of December 31, 2006. Additionally, for Orchard, accounts receivable from its affiliate, eMusic, represented 15% of total accounts receivable at June 30, 2007 and December 31, 2006. The concentration of our accounts receivable among a small number of digital entertainment services is likely to continue and we expect our accounts receivable to become larger as we grow. DMGI has not had a bad debt loss since inception and maintains no allowance for doubtful accounts, and Orchard had a $75,387 allowance as of June 30, 2007. However, if any significant digital entertainment services are unable to pay us as due each month (or quarter, as the case may be), it could disrupt our business and cause us to report a bad debt loss in excess of amounts provided for potential doubtful accounts.

The digital music industry is evolving and we are vulnerable to discounting, price-reductions, pricing structure and stocking changes that may evolve in the industry and, as a result, cause a reduction in our revenue.

We receive revenue based on the wholesale prices determined by the digital music retailers based, to a large extent, on the price they charge to consumers. Currently, the largest digital music retailer, Apple iTunes, charges consumers $0.99 to $1.29 per music recording downloaded in the United States and at comparable rates in local currency for consumers outside the United States. We have limited ability to influence the pricing models of the digital entertainment services. While the major record labels were unsuccessful in their recent attempt to change the pricing structure, there is no assurance that they will not attempt to change the pricing structure in the future or that the digital music retailers will not initiate such a change that could result in lower pricing or tiered pricing that could reduce the amount of revenue we receive. In addition, the popularity of digital music retailers that offer digital music through subscription and other pricing models is increasing. For example, eMusic, a subscription-based music service and affiliate of Orchard, is now the second largest digital music retailer in the world. Currently, the revenue we earn per individual music recording is generally less under these subscription models than what we receive from Apple iTunes, although we expect it will increase as more subscribers are added. Additionally, digital music services at present generally accept all the music content that we and other distributors deliver to them. However, to the extent the digital music services limit the types or amount of music recordings they will accept from content owners and distributors like us, or substantially limit the number of music recordings they will post for sale, or change their current stocking plans, for instance by removing music recordings that do not meet minimum sales thresholds or other criteria, our revenue could be significantly reduced.

Any extended delay by digital entertainment services in processing and making our music and video content available to consumers causes a delay in our ability to earn revenue from such content.

Following receipt of music and video content from the owners, we convert them into the specific digital formats required by digital entertainment services. We then deliver the music and video content in digital format, together with their associated descriptive information and artwork, to the digital entertainment services to be made available to consumers in the specific territories where we have acquired the digital rights. The digital entertainment services must then review our music and video content, descriptive information and artwork to ensure that they are in the proper format for their store or service. The content is only made available to consumers once the digital retailer or service has completed its review, encrypted the content with the particular retailer’s (if applicable) digital rights management protection and other retailer or service-specific coding, and posted the digital files on the retailer’s or services’ computer servers. We are subject to the digital entertainment services’ internal processing timing and priorities. Our agreements with the digital entertainment services do not provide for a fixed processing time. DMGI’s experience has been that the review and posting process by the digital entertainment services takes several weeks to several months. Any extended delay in making our music and video content available to consumers causes a delay in when we can begin to earn revenue and return on investment from our content.

We may acquire record labels or other companies that own master rights to music or video content, and if we are unable to successfully acquire or integrate these companies, we may not be able to acquire additional content or grow our revenue.

We may attempt to acquire record labels or other companies that own master rights to music or video content for purposes of acquiring their digital rights. If we are not able to successfully acquire such companies, we may not be able to grow our revenue as rapidly as anticipated. In the event we are able to acquire such record labels or other companies, we may be subject to a number of risks related to the integration and management of such companies, including failure to obtain valid consents to assignment of contracts, including contracts granting rights to music content, failure of the business of the acquired company to achieve expected results, diversion of our management’s attention, and failure to retain key personnel of the acquired company. In addition, if we undertake an acquisition of a company that owns digital and other rights to music and video content, we may attempt to operate the non-digital businesses or sell the non-digital rights to another person or entity, and we may not be able to do so in a manner or on terms favorable to us.

If we are not able to integrate and scale our reporting and payment processes, we may experience delays providing reports to the content owners and paying required royalties that could have a negative effect on our brand identity.

We receive regular sales reports from digital entertainment services that contain sales information for our music and video content. Based on these reports, we provide summary reports to the content owners. When we acquire the perpetual digital rights to music content and in certain of our distribution agreements, we may assume the obligations of the content owner to pay any required royalty payments to the artists according to the terms of the existing agreements. In addition, we may be required to pay statutory publishing royalties on behalf of the content owner according to the terms of our agreements. As we integrate the extensive databases and information systems of DMGI and Orchard and acquire digital rights to additional music and video content, we may experience difficulties in preparing and distributing sales reports for the content owners or processing and paying artist and publishing royalties in a timely fashion. If we are not able to successfully expand our processing capability or introduce technology to allow us to determine and pay royalty amounts due and automate these tasks, we may experience delays as we increase the volume of our music and video content, which could have a negative effect on our relationships with content owners and brand identity.

We may need to raise additional capital to accomplish our objectives and, if we are unable to raise such funds as needed, our growth would be limited.

We may use our common stock in addition to our cash for the consideration for future acquisitions of digital rights to additional music and video content and/or for the acquisition of other businesses in the digital media industry. If our common stock does not maintain a sufficient market value or content and business owners are unwilling to accept common stock as part of the consideration for the sale of the digital rights to their music and video content or their businesses or as consideration for licensed rights to their music and video content, we may be required to utilize more of our cash resources, if available. We intend to be more aggressive in this area and may require additional financing in the future. If we do not have sufficient cash resources, our ability to acquire additional rights to music and video content and ancillary businesses could be limited unless we are able to obtain additional capital through future debt or equity financings. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. Additional financing may not be available to us on favorable terms when required, or at all. Using cash to finance acquisitions could substantially limit our financial flexibility and using debt could result in financial covenants that limit our operations and financial flexibility. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our common stockholders may experience dilution.

We face a potential loss of music content if it is determined that recording artists have a right to recapture rights in their content under the U.S. Copyright Act.

The U.S. Copyright Act provides authors and their heirs a right to terminate licenses or assignments of rights in their copyrighted works that were not “works made for hire”. If any of our music content were determined not to be “works made for hire”, then the recording artists or their heirs could have the right to terminate the rights we hold. These residual author rights generally survive for five years after the end of the 35-year period from the date of a post-1977 license or assignment, and in the case of a pre-1978 grant in a pre-1978 recording, five years after the end of the 56-year period from the date of creation or January 1, 1978, whichever is later. Any termination of our rights to our music content could have a material reduction in our revenue.

Provisions in DMGI’s charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

DMGI’s charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they:

•	authorize its board of directors, without stockholder approval, to issue up to 1,000,000 shares of undesignated preferred stock; and

•	establish advance notice requirements for proposing matters to be approved by stockholders at stockholder meetings.

As a Delaware corporation, DMGI is also subject to the Delaware anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. DMGI’s board of directors could rely on this provision to prevent or delay an acquisition of DMGI.

DMGI’s stock price is subject to fluctuation and could decline.

The price at which DMGI common stock has traded since its initial public offering in February 2006 has fluctuated significantly. The price is likely to continue to fluctuate significantly due to the following factors, some of which are beyond DMGI’s control:

•	imbalances between the market supply and demand for shares of its stock due to the limited number of shares available in the public float;

•	variations between DMGI’s actual operating results and the expectations of securities analysts, investors and the financial community;

•	announcements of developments affecting DMGI’s business, systems or expansion plans by DMGI or others; and

•	conditions and trends in online commerce industries and the mobile communications industry, particularly as they relate to the digital entertainment services and mobile carriers.

As a result of these and other factors, investors in DMGI’s common stock may not be able to resell their shares at or above their purchase price.

In addition, sales of substantial amounts of DMGI common stock by its existing stockholders in the public market may adversely affect the future market price of its common stock. Shares issued upon the exercise of outstanding options granted to DMGI’s employees and directors also may be sold in the public market. Such sales could create the perception to the public of difficulties or problems with DMGI’s business. As a result, these sales might make it more difficult for DMGI to sell securities in the future at a time and price that DMGI deems necessary or appropriate.

In the past, securities class action litigation often has been instituted against companies following periods of volatility in the market price of their securities. DMGI maintains directors and officers liability insurance for this type of litigation. However, if such litigation is directed at DMGI, it could result in substantial costs, including the deductible amount under DMGI’s insurance policy and other indirect costs and a diversion of management’s attention and resources.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement, including those relating to DMGI’s, Orchard’s and the combined company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events, conditions or financial performance, or that include words such as “should,” “may,” “likely,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “potential,” “continues” and similar expressions as well as the negative of these terms, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements include the information concerning possible or assumed future results of operations of DMGI, Orchard and the combined company as set forth under “THE MERGER – DMGI’s Reasons for the Merger; Recommendation of DMGI’s Board of Directors”. These statements are not historical facts but instead represent only expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth below and other market, business, legal and operational uncertainties discussed elsewhere in this document and the documents which are incorporated herein by reference. Those uncertainties include, but are not limited to those described or incorporated by reference under “RISK FACTORS” including:

•	revenue and earnings expectations which are difficult to predict because of the companies’ limited operating histories and emerging nature of the digital media industry;

•	the companies’ ability to successfully integrate operations and realize expected synergies and cost reductions;

•	the companies’ ability to successfully identify, acquire for a commercially reasonable valuation, and process additional catalogs of sound and video recordings;

•	the companies’ ability to successfully enter into new sales channel relationships;

•	competitive and economic conditions in the digital media industry;

•

acceptance and adoption of the digital format by consumers and potential changes in consumers’ tastes and preferences in music and video, and the extent to which the companies’ content will appeal to consumers;

•	the companies’ limited operating history in the acquisition, processing and sale of digital video recordings;

•	the companies’ limited ability to influence the pricing models of digital entertainment services;

•	the companies’ dependence on digital entertainment services to review, process and make all of its digital offerings available on a comprehensive and timely basis for purchase by consumers;

•	the companies may not have proper legal title to the digital rights associated with music recordings the companies purchase or license, or others may claim to have such rights;

•	potentially long delays in receiving the master recordings and videos that the companies acquire rights to;

•	the companies’ ability to renew multi-year agreements for digital rights to music and video content as they expire;

•	music and video piracy;

•	differing interpretations of and potential ambiguities in U.S. copyright laws;

•	availability, terms and use of capital to continue to grow the companies’ business; and

•	maintaining adequate internal operating and financial controls over the companies’ business and financial reporting.

Many of the factors listed above are and will be outside of and beyond the companies’ control. DMGI’s, Orchard’s and/or the combined company’s actual results and financial conditions may differ, perhaps materially, from management’s current expectations and the anticipated results and financial conditions in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

For more information concerning factors that could affect DMGI’s, Orchard’s and/or the combined company’s future results and financial conditions, see “RISK FACTORS” beginning on page 8 and “THE COMPANIES – Digital Music Group, Inc. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 68 of this proxy statement and in each of DMGI’s annual and quarterly reports incorporated by reference into this proxy statement. DMGI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See “WHERE YOU CAN FIND MORE INFORMATION.”

THE SPECIAL MEETING OF DMGI STOCKHOLDERS

This document constitutes a proxy statement of DMGI and is being mailed by DMGI to DMGI stockholders of record on or about             , 2007, together with the notice of the special meeting of stockholders of DMGI and a proxy solicited by DMGI’s Board of Directors for use at the special meeting and at any adjournments or postponements of the meeting.

General

The special meeting will be held at             located at             ,             at             .m., local time, on             , 2007. Only DMGI stockholders of record at the close of business on             , 2007 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were             shares of common stock, outstanding and entitled to vote, with each such share entitled to one vote.

Purpose of the DMGI Special Meeting

At the special meeting, DMGI stockholders will be asked to consider and vote on the following proposals:

(1)	to consider and vote upon a proposal to approve the merger agreement and the merger; and authorize the issuance of 9,064,941 shares of common stock and a new series of 448,833 shares of Series A Preferred Stock; and

(2)	to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Proposal 1 – Approval of the merger agreement.

DMGI and Orchard entered into an Agreement and Plan of Merger on July 10, 2007, which was amended and restated on September 13, 2007, pursuant to which DMGI NY will merge with and into Orchard and DMGI will issue to Orchard stockholders and holders of Orchard deferred stock awards 9,064,941 shares of common stock and 448,833 shares of a new series of preferred stock. For a detailed summary of the merger agreement, please see the section of this document entitled “THE MERGER AGREEMENT” beginning on page 40.

To complete the merger, DMGI stockholders must approve the amended and restated certificate of incorporation. DMGI’s Board of Directors believes that the proposed amended and restated certificate of incorporation is desirable in order that the merger be consummated.

Proposal 2 – To adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

DMGI stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement. Each copy of this proxy statement mailed to DMGI stockholders is accompanied by a proxy card for use at the special meeting.

Record Date

Each holder of record of DMGI common stock as of             , 2007 will be entitled to one vote for each share of common stock held on that record date.

As of the record date, directors and executive officers of DMGI and their affiliates as a group beneficially owned and were entitled to vote approximately             shares of DMGI common stock, representing approximately             % of the votes entitled to be cast at the special meeting. All of these directors and executive officers of DMGI have entered into Voting Agreements, as described below under “Vote Required,” to vote their shares of DMGI common stock in favor of the merger and the amending and restating of the certificate of incorporation of DMGI and all the merger related proposals, subject to the directors’ fiduciary duties.

Vote Required

General. Approval of the merger agreement and the amended and restated certificate of incorporation requires the affirmative vote of at least a majority of the outstanding shares of DMGI’s common stock entitled to vote thereon, voting together as a single class. On the record date, there were             outstanding shares of DMGI common stock, each of which is entitled to one vote at the special meeting. The presence, in person or by proxy, of shares of DMGI common stock representing a majority of DMGI’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement and the amendment to the certificate of incorporation to occur.

Assuming a quorum is present, shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal 1 to approve the merger and the issuance of DMGI capital stock in connection with the merger, and FOR Proposal 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

As of the record date, neither Orchard nor any of its affiliates owned any shares of DMGI common stock. As of the same date, the directors and officers of DMGI beneficially owned a total of approximately     % of the outstanding shares of DMGI common stock. Pursuant to a voting agreement dated July 5, 2007, all of the directors and executive officers of DMGI who owned shares of common stock at such date, consisting of five directors and one executive officer of DMGI (Karen Davis, Terry Hatchett, John Kilcullen, Mitchell Koulouris, Tuhin Roy and Clayton Trier), as well as six additional stockholders of DMGI, have agreed to vote their shares of DMGI common stock (representing in the aggregate approximately 27% of the shares of DMGI common stock outstanding as of the record date) in favor of the merger and the amended and restated certificate of incorporation, subject to the directors’ fiduciary duties.

Abstentions. DMGI will count a properly executed proxy marked “abstain” with respect to a particular proposal as present for purposes of determining whether a quorum is present. If you “abstain” from voting with respect to the foregoing proposals, it will have the same effect as if you voted “against” such proposal.

Broker Non-Votes. Proxies submitted to brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists. Broker non-votes with respect to the proposals will have no effect on the outcome of such proposals but will reduce the number of votes required to approve those proposals.

Voting Shares in Person that are Held through Brokers. If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a DMGI stockholder, authorizing you to act on behalf of the nominee at the DMGI special meeting and identifying the number of shares with respect to which authorization is required.

Recommendation of the Board of Directors

DMGI’s Board of Directors has approved the merger agreement, the transactions contemplated in the merger agreement and the issuance of 9,064,941 shares of common stock and a new series of 448,833 shares of Series A Preferred Stock. DMGI’s Board of Directors believes that the merger and the amended and restated certificate of incorporation are in the best interests of DMGI and its stockholders, and recommends that DMGI stockholders vote “FOR” Proposal 1 – approval of the merger agreement.

In the course of evaluating the merits of this merger and ultimately reaching its decision to approve the merger agreement and the transactions contemplated therein, DMGI’s Board of Directors, among other things, consulted with its legal counsel and financial advisors regarding the terms of the merger agreement. For a discussion of the factors considered by DMGI’s Board of Directors in reaching its conclusion, see “THE MERGER – DMGI’s Reasons for the Merger; Recommendation of DMGI’s Board of Directors.”

DMGI stockholders should note that certain of DMGI’s directors and executive officers have interests in, and may derive benefits as a result of, the merger that are in addition to their interests as stockholders of DMGI. See “THE MERGER – Interests of Certain DMGI Executive Officers and Directors in the Merger.”

The DMGI Board of Directors has further determined that approving a proposal to adjourn the special meeting, if necessary, to solicit additional proxies is in the best interests of DMGI and its stockholders. The DMGI Board of Directors recommends that DMGI stockholders vote “FOR” Proposal 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals. DMGI does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the Secretary of DMGI either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of DMGI proxies should be addressed to Digital Music Group, Inc., 2151 River Plaza Drive, Suite 200, Sacramento, California 95833, Attention: Corporate Secretary. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Attending the Special Meeting

DMGI will hold a special meeting of stockholders at                      on                     , 2007 at     :00 am local time to consider and vote upon the proposals described in this proxy statement.

Voting Electronically or by Telephone

Delaware law permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Thus, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in DMGI’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Solicitation of Proxies

DMGI will pay all of the costs of soliciting proxies in connection with its special meeting and all of the costs of filing, printing and mailing this proxy statement. The extent to which any proxy soliciting efforts will be necessary depends upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone or using the Internet. DMGI also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. A more complete description of how to send your proxy is included on the proxy accompanying this proxy statement.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by DMGI or any other person. The delivery of this proxy statement does not, under any circumstances, create any implication that there has been no change in the business or affairs of DMGI since the date of the proxy statement.

THE MERGER

Background of the Merger

On December 6, 2006, Cliff Haigler, a substantial shareholder and the former chief financial officer of DMGI, contacted Daniel Stein, chief executive officer of Dimensional, the majority owner of Orchard, for the purpose of discussing a possible merger of the two companies. Mr. Stein was receptive to a meeting for this purpose, as was Clayton Trier, chairman of DMGI, and such meeting took place in New York on December 18, 2006, subject to a Confidentiality and Non-Disclosure Agreement between the parties dated December 6, 2006.

In attendance for at least some portion of this initial meeting from DMGI were Mr. Trier and Mitchell Koulouris and Tuhin Roy, the chief executive officer and chief strategy officer, respectively, of DMGI. Representing Dimensional and Orchard were Mr. Stein, Joe Samberg, the majority owner of Dimensional and a director of Orchard, and Greg Scholl, chief executive officer of Orchard. Mr. Haigler also attended a portion of the meeting to facilitate introductions and provide an independent perspective. The parties each presented their business strategy and organizational structure, shared selected financial information and discussed the merits of a possible merger, but did not agree on any specific merger structure or terms.

In February 2007, Mr. Trier followed up with a phone call to Mr. Stein to discuss certain management changes taking place at DMGI and inquire whether Orchard wanted to resume the merger discussions. Mr. Stein suggested that they wait until after DMGI’s annual financial statements for 2006 were available and possibly until the first quarter of 2007 was completed.

On May 14, 2007, four founding stockholders of DMGI, Mr. Haigler and Messrs. Steve Colmar, Craig Colmar and Richard Rees, were all in New York on other business when they paid an unscheduled visit to Mr. Stein for the purpose of renewing merger discussions between Orchard and DMGI. Each of these four individuals entered into a confidentiality and non-disclosure agreement with Orchard, and Mr. Scholl attended a portion of this meeting to provide an update on Orchard’s business. During this meeting, the framework for a merger, including structure and terms, was discussed and a preliminary term sheet was drafted.

On May 16, 2007, Messrs. Haigler and Colmar called Mr. Trier to inform him of their meeting with Mr. Stein and to discuss a preliminary term sheet. In addition, Mr. Stein called Mr. Trier later that evening to ask if he would be receptive to reviewing a draft term sheet for a business combination transaction between DMGI and Orchard. Mr. Trier expressed concern about the manner in which the term sheet was developed, but said that he would review and discuss it with DMGI’s Board of Directors. Mr. Trier made it clear that Messrs. Haigler, Colmar, Colmar and Rees had no authority to negotiate or agree to anything on behalf of DMGI, and Mr. Stein stated that he already understood and appreciated that fact. It was agreed that any future merger negotiations should be held directly between Mr. Stein, representing the majority shareholder of Orchard, and Mr. Trier, as chairman of the board of directors of DMGI.

Mr. Stein sent a draft term sheet to Mr. Trier after their phone conversation on May 16th. Between May 17 and May 21, 2007, Mr. Trier (i) engaged legal counsel to advise DMGI and its board of directors on this matter, (ii) met with legal counsel to evaluate the term sheet and better understand the responsibilities of the DMGI board in these circumstances, and (iii) contacted each of the DMGI directors to inform them of this development and seek their initial reaction to the merger proposal and the term sheet.

On May 21, 2007, Mr. Trier called Mr. Stein to inform him that the DMGI board of directors were agreeable to discussing the concept of a merger between the companies and generally agreeable to certain provisions in the term sheet, such as having the combined company named “The Orchard”, having its headquarters in New York and having Mr. Scholl as the chief executive officer for the combined company. However, the DMGI board of directors unanimously rejected the draft term sheet, primarily because a substantial portion of the consideration to Orchard stockholders was proposed to be in the form of a three-year convertible debt and the total amount of stock consideration proposed to be issued for Orchard. Messrs. Trier and Stein discussed various alternative structures and terms that might potentially overcome the concerns of the DMGI directors. At Mr. Stein’s invitation, Mr. Trier agreed to come to New York to discuss the proposed merger structure and company valuations directly with Mr. Stein.

On May 23, 2007, Mr. Trier met with Messrs. Stein, Samberg and Scholl in Rye, New York. Mr. Haigler was also present for continuity from the previous discussions. At the conclusion of that meeting, the parties agreed that the merger had substantial business merit, but they did not reach agreement on the form and amount of consideration to be paid for Orchard. They agreed to continue discussions and negotiations in this regard by telephone.

From May 24 to May 26, 2007, there were several telephone conversations and negotiations between Messrs. Trier and Stein. Mr. Trier also maintained an active dialogue during this period with Messrs. Koulouris and Roy, two substantial DMGI stockholders and senior executive officers of DMGI, and with other DMGI directors. Mr. Stein maintained active communications with Mr. Samberg. In addition, Mr. Haigler participated in negotiations during this period as an intermediary attempting to assist the parties to reach compromise solutions.

Discussions and negotiations between Messrs. Trier and Stein culminated on May 26, 2007, in their agreement to a merger structure and specific terms that Mr. Trier agreed to present to the entire board of directors at its regularly scheduled meeting in Sacramento on June 5, 2007. It was also agreed that Mr. Scholl would accept Mr. Trier’s invitation to make a presentation to the board of directors on the afternoon of June 4, 2007, concerning Orchard and its business as well as Mr. Scholl’s vision and plans for the combined company.

The proposed merger, structure, terms and consideration, reasons for the merger, timing for Mr. Scholl’s presentation in Sacramento and other important factors concerning the proposed transaction were conveyed to the board of directors by Mr. Trier in a package of information distributed to the directors on May 27, 2007.

On May 31, 2007, after obtaining proposals from two qualified firms, Mr. Trier selected SMH Capital, Inc. (“SMH”) to act as financial advisor to the DMGI board of directors and to render a fairness opinion on the proposed transaction. Mr. Trier sent an email to the DMGI directors that evening explaining the rationale for such selection and describing the scope of work to be performed and fees to be charged by SMH. He also informed the directors that representatives from SMH would be present in Sacramento to hear Mr. Scholl’s presentation and advise the DMGI board of directors on the financial aspects and merits of the proposed transaction.

On June 4, 2007, Mr. Scholl met with the DMGI board of directors and its legal counsel and financial advisor to make a presentation and respond to numerous questions concerning Orchard’s business and future prospects, the advantages that Mr. Scholl envisioned in combining the companies and his preliminary merger integration plans. Thereafter, the DMGI directors and their advisors met privately to informally discuss the proposed merger. The following morning, June 5th, the DMGI board of directors met again with its advisors to review the proposal further and, upon completion of all discussion, unanimously approved moving forward with due diligence and negotiation of a definitive merger agreement along the lines as presented at the board meeting.

On June 7 and 8, 2007, principals and legal and financial advisors for both parties met in New York to plan the due diligence and discuss and negotiate the key non-financial terms of the merger agreement. From this time through July 10, 2007, the parties exchanged detailed information as necessary to perform their respective due diligence procedures and counsel for the companies negotiated the specific merger terms and covenants and exchanged numerous drafts of a definitive merger agreement and other ancillary agreements, exhibits and schedules thereto.

During this five-week process, there were never any substantive changes to the consideration as agreed between Messrs. Trier and Stein and as presented to and approved by the DMGI board of directors. DMGI held board meetings on June 12 and 19, 2007 for the purpose of keeping the directors informed on the progress of the diligence, financial analysis and merger agreement drafting. Mr. Trier also remained in close contact with the DMGI directors and management by email and telephone.

During this time period, SMH held meetings with senior management from both companies, performed the financial analysis described in their report included elsewhere in this proxy statement, and was present at each DMGI board meeting to advise the DMGI directors on their specific findings and the financial aspects of the transaction. In addition, Messrs. Trier and Stein negotiated the specific terms of an employment agreement between Mr. Scholl and DMGI, for Mr. Scholl to become the chief executive officer of DMGI, effective upon consummation of the merger.

During this period, Mr. Trier and John Kilcullen, an independent director of DMGI and chair of its compensation committee, had several discussions with Mr. Koulouris, who had expressed a desire to leave DMGI when the merger agreement was signed. In a meeting held on June 27, 2007, DMGI’s compensation committee approved accepting Mr. Koulouris’ resignation as a termination without “cause,” to be effective at such time as the merger agreement with Orchard was signed. The compensation committee also approved (i) increases in compensation for Karen Davis, chief financial officer of DMGI, and certain other key management personnel, (ii) a temporary increase in Mr. Trier’s retainer for serving as chairman of DMGI, (iii) a retention bonus plan for DMGI employees as submitted by management, and (iv) a recommendation to the DMGI board of directors that Ms. Davis be appointed as the interim chief executive officer of DMGI after Mr. Koulouris’ departure.

The parties and their advisors met again in New York, beginning on July 5, 2007, for the purpose of finalizing all remaining open issues and signing the merger agreement. On July 6, 2007, the DMGI board of directors met to hear reports (i) from management on the results of due diligence procedures, (ii) from legal counsel on the key terms of the merger agreement and the other ancillary documents and agreements incidental to and necessary for the merger, and (iii) from SMH on their financial analysis and why they believed that the merger terms were fair from a financial standpoint to the stockholders of DMGI. In addition, Mr. Trier reviewed the key points in Mr. Scholl’s employment agreement and Mr. Kilcullen covered the Compensation Committee’s actions and recommendations. At the conclusion of these presentations, the seven DMGI board members present at the meeting voted unanimously to authorize Mr. Trier to sign the merger agreement and other necessary merger-related documents on behalf of DMGI and for management and counsel to prepare a proxy statement to go to stockholders of DMGI soliciting their approval of the transaction. The DMGI Board of Directors also accepted Mr. Koulouris’ resignation, effective upon signing of the merger agreement, appointed Ms. Davis as interim chief executive officer, and promoted two other DMGI managers to become vice presidents.

On July 10, 2007, the board of Orchard met and approved the transaction and entering into the merger agreement. They also authorized management and counsel to assist DMGI in preparing information describing Orchard and its financial results for inclusion in the proxy statement to go to stockholders of DMGI.

On July 10, 2007, the parties signed the merger agreement in New York.

On September 13, 2007, the parties amended and restated the merger agreement to eliminate contingencies to the closing of the Merger previously set forth in the Merger Agreement that were not required by applicable law.

DMGI’s Reasons for the Merger; Recommendation of DMGI’s Board of Directors

DMGI’s board of directors believes that the merger is fair to, and in the best interest of, DMGI and its stockholders. DMGI’s board of directors believes that the combination of DMGI and Orchard will result in greater long-term growth opportunities than DMGI has operating alone, primarily because the combined company will be able to offer complementary distribution and marketing services that DMGI does not presently provide, will substantially broaden the geographic scope of DMGI’s operations and will have the potential for financial and operating synergies. Following the merger, the combined company will have enhanced scale and scope of operations, which we believe will provide it with the opportunity to reduce costs, attract new, and enhance existing, business relationships with music and video content owners and digital entertainment services, access capital markets, and take greater advantage of opportunities for organic and external growth than neither DMGI or Orchard could have on a standalone basis.

The DMGI board of directors has (1) concluded that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is fair to, advisable and in the best interests of DMGI and its stockholders, (2) approved the merger agreement and the merger, and (3) determined to recommend that DMGI’s stockholders vote in favor of adoption of the merger-related proposals at the special meeting.

In concluding to approve the merger, the board of directors of DMGI consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•

The expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either DMGI’s or Orchard’s results of operations are likely to grow on an independent basis;

•

The expectation that the combined company should be able to achieve a greater increase in critical mass and visibility within the capital markets than either DMGI or Orchard is capable of achieving on an independent basis;

•	The expectation that the combined company should be able to improve its results of operations by reducing redundant operating expenses presently incurred by both DMGI and Orchard;

•

The anticipated ability of the combined company to facilitate an increase in revenue and gross profit from a broader and more extensive combined catalog of music and video recordings, an increased number of relationships with digital entertainment services, and cross-selling of Orchard’s ancillary services to DMGI’s catalog owners;

•

The anticipated ability of the combined company to better serve independent record labels and other digital content owners by offering more retail channel outlets and enhanced content management and reporting systems;

•	The anticipated ability of the combined company to better serve the digital entertainment services its sells through with a larger and more attractive collective catalog of recordings;

•	The anticipated ability of the combined company to broaden its geographic reach within the global digital media industry;

•	The complementary nature of DMGI’s and Orchard’s respective business, management and employee cultures and skill sets;

•	The similarity of the industry visions and values held by the respective boards and management teams of DMGI and Orchard;

•	The enhanced liquidity that an increase in publicly traded securities and a broader stockholder base could provide for DMGI stockholders after the merger;

•	The tax free nature of the merger for DMGI stockholders; and

•	The fairness opinion from a financial point of view of SMH, with respect to the acquisition of Orchard and issuance of shares in consideration thereof.

The actual benefits to be derived from the merger, costs of integration and ability of the combined company to achieve expected cost reductions and business synergies could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above or the potential benefits described elsewhere in this proxy statement may not be realized. In considering the merits of the merger, DMGI’s board of directors considered these negative factors and the related risks involved, including the following:

•	The possibility that the anticipated benefits from the merger are not received by DMGI;

•

The risks arising from the short-term nature of certain of DMGI’s and Orchard’s respective agreements with content providers and the possibility that content providers may opt not to renew their agreements or otherwise continue their relationships with the combined company after the merger;

•	The risks associated with the digital media industry in general, including its highly competitive nature;

•	The costs of bringing Orchard’s financial reporting procedures and accounting controls to public company standards and the risks of failing to do so in a timely manner;

•	The costs of the merger, including costs associated with the integration of the businesses, technology, content, channel relationships and employees of DMGI and Orchard;

•	The possibility of the loss of key employees following the merger; and

•	The significant dilution of the stockholders of DMGI as a result of the merger consideration.

For additional information concerning the above risks, see “RISK FACTORS” beginning on page 8 and “FORWARD-LOOKING STATEMENTS” beginning on page 23.

The discussion of the information and factors considered by DMGI’s board of directors is not intended to be exhaustive but includes many of the factors the board considered. In reaching the determination to approve and recommend the merger, DMGI’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Opinion of SMH Capital, Inc., Financial Advisor to DMGI

On or about June 1, 2007, DMGI retained SMH Capital, Inc. to act as a financial advisor to the DMGI board of directors during negotiations with Orchard and to render its opinion as to the fairness, from a financial point of view, of the merger to the stockholders of DMGI. On July 6, 2007, SMH provided to DMGI’s board of directors an oral opinion to the effect that, as of that date, the merger was fair, from a financial point of view, to the stockholders of DMGI subject to receipt and review of the audited financial statements of Orchard for the year ended December 31, 2006. On August 6, 2007, SMH delivered to DMGI its written opinion, attached as ANNEX B to this proxy statement and incorporated in this document by reference, which describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review conducted by SMH in rendering its opinion. DMGI stockholders are urged to, and should, read SMH’s opinion carefully and in its entirety. SMH’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the merger to the stockholders of DMGI and does not constitute a recommendation to you as to how you should vote with respect to the merger agreement. In addition, the opinion addresses only the financial fairness of the terms of the transaction to the stockholders and does not address the relative merits of the transaction or any alternatives, the underlying decision of the board to engage in the transaction or any other aspect of the transaction.

In conducting its analyses, SMH also held discussions with members of DMGI’s and Orchard’s senior management regarding the past and current business operations, financial condition and future prospects of DMGI and Orchard. SMH assumed, and the management of each of DMGI and Orchard has represented, that the information provided by DMGI and Orchard, respectively, including projections, had a reasonable basis and reflected the best currently available estimates and judgments of management as to the recent and likely future performance of DMGI and Orchard. SMH also relied on representations of DMGI’s and Orchard’s management that they were not aware of any information or fact that would make the information provided to SMH incomplete or misleading.

In rendering its opinion, SMH assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it for the purposes of its opinion. SMH assumed that the transaction would be consummated on the terms set forth in the merger agreement and that, in the course of obtaining necessary regulatory and third-party consents for the transaction, no restriction would be imposed that would have a material adverse effect on the future results of operations or financial condition of DMGI or Orchard.

SMH did not make any independent valuation or appraisal of the assets or liabilities of DMGI or Orchard. SMH’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to SMH as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, SMH does not have any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, SMH was not authorized to solicit, and did not solicit, indications of interest from any potential buyers of part or all of DMGI nor did it have discussions with any party with respect to the acquisition of DMGI or any of its assets. Furthermore, SMH was not authorized to negotiate the terms of the transaction and has based its opinion solely on the terms of the merger agreement as negotiated by others. SMH did not attribute any particular weight to any analysis or factor it considered. Accordingly, SMH’s analysis must be considered as a whole and selecting portions of its analyses, without considering all analysis, would create an incomplete view of the process underlying SMH’s opinion.

In preparing its opinions, SMH performed a variety of analyses, including those described below. The summary of SMH’s valuation analyses is not a complete description of the analyses underlying SMH’s opinions. The preparation of an opinion regarding fairness is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither an opinion regarding fairness nor its underlying analyses is readily susceptible to partial analysis or summary description. SMH arrived at its opinions based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, SMH believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying its analyses and opinions.

In performing its analyses, SMH considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, July 6, 2007 and August 6, 2007, respectively. No company, transaction or business used in SMH’s analyses for comparative purposes is identical to DMGI or Orchard or the proposed transaction. SMH made judgments and assumptions with regard to digital media industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of DMGI, such as the impact of competition on the business of DMGI and Orchard and on the digital media industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of DMGI or Orchard or the industry or in the markets generally. SMH believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using comparable company data and must be considered together with qualities, judgments and informed assumptions to arrive at sound conclusions. The implied reference range values indicated by SMH’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of SMH. Much of the information used in, and accordingly the results of, SMH’s analyses are inherently subject to substantial uncertainty.

SMH’s oral opinion was provided in connection with its consideration of the proposed transaction and was only one of many factors considered by our board of directors in evaluating the merger. Neither SMH’s oral opinion nor its analyses were determinative of the consideration in the transaction or of the views of our board of directors or management with respect to the transaction.

The following is a summary of the analyses performed by SMH in connection with its opinion. The summary set forth below does not purport to be a complete description of the analyses performed by SMH in rendering its opinion to DMGI and is qualified in its entirety by reference to the full text of the opinion attached as ANNEX B. DMGI stockholders are urged to read the opinion carefully in its entirety.

In conducting its investigation and analysis and in arriving at its opinion, SMH reviewed information and took into account financial, economic and market factors it deemed relevant under the circumstances. In rendering its opinion, SMH, among other things:

(1)	Reviewed a draft of the Agreement and Plan of Merger dated July 10, 2007;

(2)	Reviewed publicly available information concerning DMGI that we believe to be relevant to our analysis, including, without limitation, DMGI’s 2006 annual report on Form 10-K for the year ended December 31, 2006 and it quarterly report on Form 10-Q for the quarter ended March 31, 2007;

(3)	Review and analyzed certain financial and operating information with respect to the respective businesses, operations, and prospects of DMGI and Orchard, respectively, including financial and operating projections furnished by the managements of DMGI and Orchard and in particular (a) projected revenue, cost of goods sold, and operating costs for each of DMGI and Orchard; and (b) amounts and timing of cost savings and operating synergies expected by the management of DMGI and Orchard resulting from the merger;

(4)	Compared the historical financial results and present financial condition of DMGI and Orchard with each other and with those of other publicly-traded companies that we deemed relevant;

(5)	Compared the financial terms of the merger with the financial terms of certain other transactions that we deemed relevant;

(6)	Reviewed published estimates of independent research analysts with respect to the future financial performance of companies comparable to DMGI and Orchard;

(7)	Derived net present values of the businesses, based on its projected cash flows for DMGI and Orchard on a stand-alone basis and as a combined company;

(8)	Analyzed the potential pro forma impact of the merger on the future financial performance of DMGI;

(9)	Analyzed the potential pro forma impact of the merger on the current financial condition of DMGI;

(10)	Analyzed the relative contributions of DMGI and Orchard to the current and future financial performance of the combined company on a pro forma basis;

(11)	Analyzed the views of the respective managements of the strategic impacts of the acquisition on the business, operations, assets, financial condition and strategic opportunities of DMGI;

(12)	Analyzed DMGI’s management’s opinions regarding the merger structure relating to the preservation of net operating losses; and

(13)	Reviewed such other financial studies and analyses and performed such other investigations as SMH deemed appropriate.

The following is a summary of the material analyses prepared in connection with SMH’s oral opinion rendered on July 6, 2007 and written opinion rendered as of August 6, 2007. The order of the analyses does not represent relative importance or weight given to those analyses by SMH. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of SMH’s analyses.

For purposes of its analyses, SMH reviewed a number of financial and operating metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date; and

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected digital content management companies, which we refer to as DCM, listed below as of July 10, 2007, and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Accordingly, this information does not necessarily reflect current or future market conditions. Estimates of 2007 and 2008 revenue, 2007 and 2008 EBITDA adjusted to exclude nonrecurring items, which we refer to as adjusted EBITDA, and 2007 and 2008 price earnings ratios for DMGI and Orchard were based on estimates provided by DMGI and Orchard management, respectively. Estimates of 2007 and 2008 revenue, adjusted EBITDA and price earnings ratios for the selected DCM companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. SMH calculated multiples of enterprise value and price and considered certain financial data for DMGI, Orchard and selected DCM companies.

The calculated multiples included:

•	Enterprise value as a multiple of latest 12 months, or LTM, revenue and estimated 2007 and 2008 revenue;

•	Enterprise value as a multiple of LTM adjusted EBITDA and estimated 2007 and 2008 adjusted EBITDA; and

•	Price as a multiple of LTM earnings per share and estimated 2007 and 2008 earnings per share.

The selected DCM companies were:

•	EMI Group plc;

•	Warner Music Group Corp.;

•	Lions Gate Entertainment Corp.;

•	RealNetworks Inc.;

•	InfoSpace Inc.; and

•	Buongiorno SpA

The selected companies analysis indicated the following:

Multiple Description	Low		High		Mean		Median
Enterprise Value as a multiple of:
LTM Revenue	1.1	x	1.8	x	1.5	x	1.6	x
2007E Revenue	1.2		1.8		1.4		1.4
2008E Revenue	1.1		1.8		1.4		1.3
LTM EBITDA	9.2		41.8		25.5		30.9
2007E EBITDA	8.5		14.1		12.3		13.4
2008E EBITDA	7.7		11.8		10.0		10.3

Price as a multiple of:
LTM earnings/share	27.9		132.6		60.5		40.8
2007E earnings/share	30.7		72.3		46.3		36.0
2008E earnings/share	23.0		30.1		25.5		23.3

SMH applied multiple ranges based on the selected companies analysis to corresponding financial data for DMGI and Orchard, including estimates provided by management of DMGI and Orchard. The selected companies analysis indicated an implied reference range equity value for DMGI of $32.8 million to $64.2 million and for Orchard from $37.9 million to $78.3 million.

Precedent Transactions Analysis. SMH calculated multiples of enterprise value to certain financial data based on the purchase prices paid in selected publicly-announced transactions.

The calculated multiples included:

•	Enterprise value as a multiple of LTM, revenue; and

•	Enterprise value as a multiple of LTM EBITDA.

The selected transactions were:

Acquiror	Target
Getty Images, Inc.	Pump Audio, Inc.
Terra Firma Capital Partners	EMI Group plc
RealNetworks, Inc.	Sony NetServices
Accenture Holdings BV	Digiplug S.A.S.
Lions Gate Entertainment Corp.	Magna Pacific (Holdings) Limited
RealNetworks, Inc.	WiderThanCo., Ltd
Digital Music Group, Inc.	Digital Rights Agency LLC
Warner Music Group Corp.	Ryko Corporation
Baker Capital	MusicNet, Inc.

The selected transactions analysis indicated the following:

Multiple Description	Low		High		Mean		Median
Enterprise Value as a multiple of:
LTM Revenue	0.8	x	2.9	x	1.7	x	1.7	x
LTM EBITDA	4.2		18.5		13.8		12.2

SMH applied multiple ranges based on the selected transactions analysis to corresponding financial data for DMGI and Orchard. The selected transactions analysis indicated an implied reference range equity value for DMGI of $26.3 million to $66.3 million and for Orchard of $27.2 million to $93.2 million.

Discounted Cash Flow Analysis

SMH also calculated the net present value of both DMGI’s and Orchard’s unlevered, after-tax debt-free cash flows based on estimates provided by management of DMGI and Orchard. For purposes of this analysis, SMH used discount rates of 18%, 20% and 22% based on terminal EBITDA multiples of 7.0x, 8.0x and 9.0x. The discounted cash flow analysis indicated an implied reference range equity value for DMGI of $46.4 million to $60.8 million and for Orchard of $83.8 million to $116.9 million.

SMH’s opinions were subject to the assumptions and conditions contained therein and were based upon market, economic, financial and other conditions as they existed and could be evaluated on, and on the information available to SMH as of July 6, 2007 and August 6, 2007, respectively. SMH assumed no responsibility for updating or revising its opinions based on circumstances or events occurring after either July 6, 2007 or August 6, 2007. SMH’s opinions were not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without SMH’s prior written consent, provided, however, that SMH consented to the inclusion of the text of its written opinion in its entirety in any filing by us with the SEC that is required by law.

DMGI selected SMH to render its opinion based on its reputation and experience in mergers and acquisitions. DMGI paid, or has agreed to pay, to SMH a maximum fee of $275,000 for its financial advisory services and a fee of $100,000 for its additional services related to forming and issuing an opinion on the financial fairness of the transaction. In addition, DMGI agreed to reimburse SMH for its reasonable out-of-pocket expenses incurred in performing its services up to a maximum of $25,000 and to indemnify SMH from and against certain liabilities and expenses which may arise out of or relate to its engagement.

Interests of Certain DMGI Executive Officers and Directors in the Merger

In considering the recommendation of DMGI’s board of directors to vote in favor of adoption of the merger agreement, DMGI stockholders should be aware that certain members of the DMGI’s board of directors and certain of DMGI’s executive officers have interests in the merger that are different from, or are in addition to, the interests of DMGI stockholders generally and that may create potential conflicts of interest. During its deliberations in determining to recommend to its stockholders that they vote in favor of the merger proposal, the DMGI board was aware of these interests.

All independent directors of DMGI hold options to acquire shares of DMGI common stock, the unvested portions of which will accelerate and vest upon closing of the merger. Messrs. Altschul, Biscay, Csathy, Hatchett and Kilcullen each hold options to acquire up to 30,000 shares of DMGI common stock (11,000 options unvested for each director as of August 31, 2007) and Mr. Trier holds options to acquire up to 36,000 shares of DMGI common stock (11,000 options unvested as of August 31, 2007). Annual option grants to independent directors are automatic as to date of grant, number of shares and monthly vesting terms, and the exercise price is the fair market value of the DMGI common stock at date of grant. The majority of the unvested options held by independent directors are exercisable at $9.75 per share. Karen Davis, interim chief executive officer and chief financial officer, holds options to acquire up to 100,000 shares of DMGI common stock (73,438 options unvested as of August 31, 2007) and has previously been awarded 45,000 shares of restricted common stock (35,000 shares unvested as of August 31, 2007). The unvested portions of Ms. Davis’ options and restricted shares will accelerate and vest upon closing of the merger. Tuhin Roy, chief strategy officer, holds a seven-year warrant to acquire up to 150,000 shares of DMGI common stock at $5.57 per share, which will accelerate and become fully vested, but expire if not exercised in cash, upon closing of the merger.

Directors. At the effective time of the merger, three current DMGI directors, Clayton Trier (Chairman), David Altschul and Terry Hatchett, will continue as directors of the combined company. See “THE MERGER – Board of Directors and Executive Officers of DMGI after Completion of the Merger” on page 39.

Insurance. The merger agreement obligates DMGI to cause the individuals serving as officers and directors of DMGI and Orchard or any of their subsidiaries immediately prior to the effective time of the merger to be (i) covered for a period of two years from the effective time by the directors’ and officers’ liability insurance policy maintained by DMGI (in the case of officers and directors of DMGI) and Orchard (in the case of officers and directors of Orchard) (provided that DMGI and Orchard, as the case may be, may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such officers and directors in their capacity as such or (ii) if such insurance cannot be obtained, covered for a period of five years by a tail policy on Orchard’s and DMGI’s existing directors’ and officers’ liability insurance policies, as the case may be, of at least the same coverage and amounts containing terms and conditions that are no less advantageous than such existing policy. However, in no event shall DMGI be required to expend more than 200% per year of coverage of the amount currently expended by DMGI per year of coverage as of the date of the merger agreement to maintain or procure insurance coverage pursuant to the merger agreement. If DMGI is unable to maintain or obtain the insurance called for by the merger agreement, DMGI shall obtain as much comparable insurance as is available, subject to the 200% cap of costs.

Board of Directors and Executive Officers of DMGI after Completion of the Merger

After the merger, the board of directors of the combined company shall consist of four Orchard nominees, Daniel Stein, Viet D. Dinh, Michael Donahue and Greg Scholl, and three DMGI nominees, Clayton Trier (Chairman), David Altschul and Terry Hatchett. Each director will remain in office until his or her successor is duly elected or approved and qualified in accordance with DMGI’s amended and restated certificate of incorporation and bylaws or as otherwise provided by applicable law. Additional information regarding each of the Orchard director designees is set forth on ANNEX C hereto and incorporated herein by reference.

After the merger, Greg Scholl will serve as chief executive officer of the combined company pursuant to an employment agreement described in ANNEX C hereto. The other executive officers have not yet been determined and will be appointed by the board of directors of the combined company after the merger.

Stock Exchange Listing

DMGI common stock is currently listed on the Nasdaq Global Market. Subject to our compliance with the continuing listing standards of the Nasdaq Global Market, we intend to continue to list our common stock on the Nasdaq Global Market until the closing of the merger. We have been informed by the Nasdaq Global Market that the merger is deemed to constitute a “reverse merger” and will require the combined company to submit an initial listing application and, at the time of the merger, meet all of the criteria applicable to a company initially requesting listing. We have applied for listing on Nasdaq Global Market under the symbol “            .” See “RISK FACTORS – Risk Factors Relating to the Merger – DMGI common stock could be delisted from the Nasdaq Global Market if we do not comply with its continued listing standards at the time of the merger.”

Appraisal Rights

Under Delaware law, holders of DMGI capital stock are not entitled to appraisal rights with respect to the matters to be considered at the DMGI special meeting.

THE MERGER AGREEMENT

The following is a description of the material aspects of the amended and restated merger agreement, or the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger agreement. In particular, the following summary is not complete and is qualified in its entirety by reference to the copy of the merger agreement attached to this proxy statement as ANNEX A and incorporated by reference herein. You should read the merger agreement carefully and in its entirety for a complete understanding of the terms of the merger.

The Merger

The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, DMGI NY will merge with and into Orchard, with Orchard remaining in existence as the surviving corporation in the merger and a wholly-owned subsidiary of DMGI.

Effective Time and Completion of the Merger

If the merger agreement is approved by the requisite votes of the stockholders of DMGI and all other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and time the Certificate of Merger reflecting the merger becomes effective with the Department of State of the State of New York.

Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be consummated on             , 2007, the same day as the special meeting.

Board of Directors and Executive Officers of DMGI after Completion of the Merger

The merger agreement provides that, after the merger, the board of directors of the combined company shall consist of Clayton Trier (Chairman), Daniel Stein, Viet D. Dinh, Michael Donahue, Greg Scholl, David Altschul and Terry Hatchett. Each director will remain in office until his or her successor is duly elected or approved and qualified in accordance with DMGI’s amended and restated certificate of incorporation and bylaws or as otherwise provided by applicable law. See “THE MERGER – Board of Directors and Executive Officers of DMGI after Completion of the Merger” on page 39.

Additionally, the merger agreement provides that, after the merger, Greg Scholl will serve as chief executive officer of the combined company pursuant to an employment agreement between Mr. Scholl and DMGI that becomes effective upon the consummation of the merger. The other executive officers are not set forth in the merger agreement and will be appointed by the board of directors of the combined company after the merger.

Consideration to be Received in the Merger

Upon completion of the merger, the holders of Orchard common and preferred stock and deferred stock awards will receive an aggregate of 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI Series A Preferred Stock or the right to receive such shares, as applicable, in exchange for their ownership interests in Orchard (referred to as the merger consideration). Orchard stockholders would receive approximately             % of the outstanding shares of DMGI common stock and 100% of the outstanding shares of DMGI Series A Preferred Stock immediately following the closing of the merger. The aggregate liquidation value of the shares of DMGI Series A Preferred Stock to be issued to Orchard stockholders as a result of the merger is $25 million.

The aggregate value of the shares of DMGI common stock to be issued to the Orchard stockholders as a result of the merger is approximately $36.2 million based on the $3.99 per share closing price of DMGI common stock as reported on the Nasdaq Global Market System on July 10, 2007, the day prior to the announcement of the merger and $            based on the $            per share closing price of DMGI common stock as reported on the Nasdaq Global Market System on             , 2007, the most recent practicable date prior to the mailing of this proxy statement. You are urged to obtain a recent price quotation for DMGI common stock. Because the merger consideration is fixed in the merger agreement, the market value of the DMGI common stock that Orchard stockholders receive in the merger is likely to vary from that implied by current trading prices, as reflected above.

Conversion of Shares; No Exchange of Certificates

The shares of DMGI common stock currently outstanding will not be effected by the merger and DMGI stockholders are not required to surrender their certificates. DMGI will be required to deliver certificates representing shares of DMGI capital stock to each holder of record of Orchard capital stock whose shares will be converted into the right to receive shares of DMGI capital stock pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains customary and substantially reciprocal representations and warranties made by DMGI and DMGI NY, on the one hand, and Orchard, on the other, relating to, among other things:

•	due organization, good standing and corporate power;

•	capitalization;

•

corporate authorization to execute and deliver the merger agreement and performance of obligations under the merger agreement and the enforceability of the merger agreement and other related transaction documents;

•

absence of any conflict with or violation of corporate charter documents, applicable law or contracts as a result of the execution, delivery and consummation of the transactions contemplated by the merger agreement;

•	accuracy of financial statements;

•	absence of undisclosed liabilities;

•	absence of an event or events that would have a material adverse effect and certain other events since March 31, 2007;

•	absence of litigation;

•	accuracy of tax returns and timely payment of taxes;

•	employees, employee relations and employee benefit plans;

•	valid ownership and possession of properties;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	compliance with regulatory matters;

•	broker’s or finder’s fees;

•	proper preparation and timely filing of tax returns and timely payment of taxes;

•	employee benefit matters;

•	intellectual property matters;

•	environmental liabilities and compliance with environmental laws;

•	material contracts;

•	labor relations; and

•	inapplicability of state anti-takeover laws to the merger and merger agreement.

In addition, the merger agreement contains the following additional representations made by DMGI:

•	absence of untrue statements of material fact or omissions of material facts in all documents filed with the SEC;

•	opinion of DMGI financial advisor;

•	DMGI’s stockholders’ registration rights; and

•	formation and organization and operation of DMGI NY.

Conduct of Business Pending Merger

Under the merger agreement, both DMGI and Orchard agreed, subject to certain exceptions, to, and to cause their respective subsidiaries to:

•	conduct its business in the ordinary course;

•

use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees; and

•

take no action that would reasonably be expected to adversely affect or delay the ability of either DMGI or Orchard to obtain any necessary approvals required for the merger or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated therein.

Additionally, during the pendency of the merger, DMGI and Orchard agreed, with certain exceptions, not to, and not to allow their respective subsidiaries to:

•	incur any indebtedness or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•

grant any stock appreciation rights, performance shares, restricted stock units or other equity-based interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock except pursuant to the exercise of stock options or warrants outstanding as of the date of the merger agreement;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness owed to or from any such person or any claims by or against any such person;

•

except for transactions in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

•	terminate, or waive any material provision of, any contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract;

•

increase in any manner the compensation or fringe benefits of any of employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	settle any material claim, action or proceeding;

•

knowingly take any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, as amended (the “Code”);

•	amend its articles of incorporation, its bylaws or comparable governing documents;

•

take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the not being satisfied or in a violation of any provision of the merger agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles (“GAAP”); or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing actions.

No Solicitation of Alternative Transactions

No Solicitation. The merger agreement contains detailed provisions prohibiting DMGI and Orchard from seeking other offers to the merger. DMGI agreed that subject to specific exceptions, it would not, prior to the effectiveness of the merger:

•	initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any acquisition transaction;

•	engage or participate in any negotiations concerning any acquisition transaction;

•	provide any confidential or nonpublic information or data to any person in connection with an acquisition transaction;

•	have, or engage or participate in, any discussions with any person relating to any acquisition transaction;

•

release or permit the release of any person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement;

•

withdraw, modify or qualify in any manner adverse to Orchard the recommendation by such party’s board of directors of the merger agreement to its stockholders or take any action or make any statement in connection with such party’s meeting of stockholders inconsistent with such recommendation; or

•

enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any acquisition proposal or requiring such party to abandon, terminate or fail to consummate the merger.

For purposes of the merger agreement, an acquisition transaction means any transaction where any person acquires beneficial ownership of more than 15% of the outstanding equity interests of such party, a merger, share exchange, business combination, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction, any transaction where any person acquires more than 15% of the fair market value of all the assets, net revenues or net income of such party, or any other consolidation, business combination, recapitalization or similar transaction.

Change of Recommendation. Either DMGI’s or Orchard’s board of directors shall be permitted to (i) make, withdraw, qualify, amend or modify its recommendation to approve the merger agreement and the transactions contemplated thereby or (ii) approve, endorse or recommend the approval of an acquisition transaction, if all of the following conditions are met:

•	the stockholders have not approved the merger;

•	the party has received an unsolicited bona fide written offer regarding an acquisition transaction from a third party;

•	the board of directors determines in good faith that such action is required by its fiduciary duties under applicable law;

•

at least twenty-four hours prior to providing any nonpublic information to the offeror, the party receiving the offer provides the other party with written notice of the identity of the offeror and the receiving party’s intention to participate in negotiations;

•	prior to providing any nonpublic information to the offeror, the receiving party enters into a confidentiality agreement with the offeror and provides a copy to the other party;

•

at least twenty-four hours prior to furnishing nonpublic information to offeror, the receiving party furnishes such information to the other party (to the extent not previously delivered or made available); and

•	the receiving corporation promptly notifies the other party in writing at least five business days before taking such action, of its intention to so change its recommendation.

Employee Matters

After the effectiveness of the merger, unless otherwise agreed, the benefit plans of DMGI and Orchard in effect at the time of the agreement shall remain in effect with respect to their respective employees until such time as DMGI or Orchard shall modify any existing plans or adopt new benefit plans with respect to employees of the combined company. It is the intention of DMGI and Orchard, to the extent permitted by applicable law, to combine existing benefit plans or develop new benefit plans covering all employees, as soon as reasonably practicable after the effective date of the merger.

Indemnification and Insurance

The merger agreement provides that in the event of any threatened or actual action, whether civil, criminal or administrative, including any such action in which any of DMGI’s or Orchard’s present or former directors or any of their respective subsidiaries is, or is threatened to be, made a party based whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, (i) the fact that he is or was a director, officer or employee of DMGI, Orchard or any of their respective subsidiaries or (ii) the merger agreement or any of the transactions contemplated therein, DMGI will, from and after the effective time of the merger, indemnify such persons for any claims made or threatened related to actions or omissions by such person in such capacity taken prior to the effective time of the merger. DMGI agrees to indemnify such officer or director from and after the effective time of the merger to the fullest extent permitted by applicable law.

DMGI has also agreed to cause the individuals serving as officers and directors of DMGI and Orchard or any of their subsidiaries immediately prior to the effective time of the merger to be (i) covered for a period of two years by the directors’ and officers’ liability insurance policy maintained by DMGI (in the case of officers and directors of DMGI) and Orchard (in the case of officers and directors of Orchard) with respect to acts or omissions occurring prior to the effective time or (ii) if such insurance cannot be obtained, covered for a period of five years by a tail policy on Orchard’s and DMGI’s existing directors’ and officers’ liability insurance policies, as the case may be.

In no event shall DMGI be required to expend more than 200% per year of the amount currently expended by DMGI per year for coverage as of the date of the merger agreement. If DMGI is unable to maintain or obtain the insurance called for by the merger agreement, DMGI will obtain as much comparable insurance as is available, subject to the 200% cap on cost.

Conditions to Complete the Merger

The respective obligations of the parties to complete the merger are subject to satisfaction or waiver of the following conditions:

•

approval by the requisite affirmative vote of the holders of DMGI common stock entitled to vote thereon and by the requisite affirmative votes of the holders of Orchard capital stock entitled to vote thereon;

•	the authorization of the shares of DMGI common stock to be authorized for listing on the Nasdaq Global Market System, subject to official notice of issuance.

•

the applicable waiting period under the HSR Act has expired or been terminated, and all other approvals of governmental entities required have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired.

•

no order, injunction or decree has been issued or other legal restraint or prohibition exists that prevents the consummation of the transactions contemplated by the merger agreement and no statute, rule, regulation, order, injunction or decree exists that would prohibit or make illegal consummation of the merger.

In addition, the obligations of DMGI and DMGI NY are subject to satisfaction or waiver of the following conditions:

•

the representations and warranties of Orchard are true and correct in all respects or all material respects, as applicable, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time). DMGI shall have received a certificate signed on behalf of Orchard by its chief executive officer to the foregoing effect.

•

Orchard shall have performed in all material respects the obligations required to be performed by it under the merger agreement, and DMGI shall have received a certificate signed on behalf of Orchard by its chief executive officer to such effect.

•	Orchard shall taken such action as necessary to appoint Greg Scholl as Chief Executive Officer, President, Assistant Treasurer and Assistant Secretary of DMGI.

•	DMGI shall have received the opinion of counsel reasonably satisfactory to DMGI that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•	DMGI shall have received from each affiliate of Orchard an executed letter agreement for purposes of Rule 145 of the rules and regulations of the Securities Exchange Act.

•	DMGI shall have received from each of Orchard’s stockholders an executed release.

In addition, the obligations of Orchard are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of DMGI are true and correct in all respects or all material respects, as applicable, other than representations and warranties that expressly speak as of a specific date or time

(which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time). Orchard shall have received a certificate signed on behalf of DMGI by its chief executive officer to the foregoing effect.

•

DMGI shall have performed in all material respects the obligations required to be performed by it under the merger agreement, and Orchard shall have received a certificate signed on behalf of DMGI by its chief executive officer to such effect.

•	DMGI shall have taken all such actions as shall be necessary so that (i) the DMGI Certificate of Incorporation shall have been amended and restated, and (ii) resolutions have been adopted:

(i)	appointing Greg Scholl as an officer of DMGI;

(ii)	appointing Daniel Stein, Viet D. Dinh, Michael Donahue, Clayton Trier (Chairman), David Altschul and Terry Hatchett as the directors of DMGI; and

(iii)	appointing Greg Scholl as a director of Orchard, as the surviving subsidiary corporation.

•	All resignations of officers and directors of DMGI as requested by Orchard shall have been submitted to DMGI.

•

Orchard shall have received the opinion of counsel reasonably satisfactory to Orchard that (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of Orchard common stock as a result of the exchange of their shares, and no gain or loss should be recognized by the stockholders of Orchard preferred stock as a result of the exchange of their shares.

•	DMGI shall have executed and delivered a registration rights agreement.

•	DMGI shall have secured the termination of all liens as requested by Orchard and shall have provided Orchard with evidence of the termination of such liens.

Termination of Merger Agreement

The merger may be terminated upon the following occurrences:

•	by mutual written consent of DMGI and Orchard;

•

by either party if any governmental entity that must grant approval has denied approval of the merger and such denial has become final and nonappealable or any governmental entity shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain such approval shall be due to the to failure to perform or observe the covenants and agreements of the party seeking to terminate the merger agreement;

•

by either party if the merger is not consummated on or before December 31, 2007, unless the failure of the closing to occur by such date shall be due to failure to perform or observe the covenants and agreements of the party seeking to terminate the merger agreement;

•

by either party if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties by the other party, which breach, either individually or in the aggregate, would constitute the failure of any of the conditions to closing, and which is not cured within 30 days following written notice to the party committing such breach;

•	by either party if either party shall have failed to obtain the requisite affirmative vote of its stockholders;

•

by Orchard, if the board of directors of DMGI shall have effected a change in recommendation, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding DMGI common stock that has been publicly disclosed within 10 business days after the commencement of such tender or exchange offer; and

•	by DMGI, if the board of directors of Orchard shall have effected a change in recommendation, or resolved to do so.

If the merger agreement is terminated by either party because of a pre-termination takeover proposal event, or if terminated because of a material breach of the merger agreement by the other party, or the failure by the other party to consummate the merger and within twelve months of such termination, the non-terminating party consummates an alternative transaction, the non-terminating party shall pay to the terminating party a termination fee in the amount of $1.1 million dollars plus expenses, not to exceed $500,000.

If the merger agreement is terminated by either party because of a change of recommendation by the other party, the non-terminating party shall pay to the terminating party a termination fee in the amount of $1.11 million dollars plus expenses, not to exceed $500,000.

For purposes of the merger agreement, a pre-termination takeover proposal event means any transaction where any person acquires beneficial ownership of 40% or more of the outstanding equity interests of such party or 40% or more of the fair market value of all the assets, net revenues or net income of such party, or any other consolidation, recapitalization or similar transaction. A pre-termination takeover proposal event does not include any transaction where (i) holders of shares of the participating party immediately prior to such transaction would continue, in the aggregate, to own at least a majority of the outstanding shares of common stock and voting power of the resulting entity immediately after the consummation of the transaction and (ii) such party would retain at least a majority of the resulting entity’s board of directors.

Amendment, Waiver and Extension of the Merger Agreement

The merger agreement may be amended at any time before or after approval of the merger by the stockholders of DMGI and Orchard. After any approval by the respective stockholders of DMGI or Orchard, there may not be, without further approval of such stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the stockholders of Orchard. In order to amend the merger agreement, the parties must sign an instrument in writing.

To the extent legally allowed, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties and (iii) waive compliance with any of the agreements or satisfaction of any conditions; provided, however, that after approval of the transactions by the stockholders of DMGI or Orchard, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or that reduces the amount or changes the form of the consideration to be delivered to the stockholders of Orchard. Any agreement regarding an extension or waiver shall be valid only if set forth in writing and signed on behalf of party granting the extension or waiver. Any extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Costs and Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein are to be paid by the party incurring such expense; provided, however, any filing fee required under the HSR Act in connection with the merger shall be shared equally by DMGI and Orchard.

Restrictions on Resales by Affiliates

Any subsequent transfer of shares of DMGI common stock by any person who is an affiliate of Orchard at the time the merger is submitted for a vote or consent of the stockholders of Orchard will, under existing law, require either:

•	the further registration under the Securities Act of the shares of DMGI common stock to be transferred;

•	compliance with Rules 144 and 145 promulgated under the Securities Act (permitting limited resales under certain circumstances); or

•	the availability of another exemption from registration.

An “affiliate” of Orchard, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Orchard. Orchard has agreed that it will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

OTHER AGREEMENTS

Stockholder Voting Agreements

In connection with the execution of the merger agreement, Orchard, five directors and one executive officer of DMGI (Terry Hatchett, John Kilcullen, Mitchell Koulouris, Tuhin Roy, Clayton Trier and Karen Davis) and six additional stockholders of DMGI entered into that certain Stockholder Voting Agreement dated July 5, 2007, whereby:

•	the parties agreed to vote their shares of DMGI common stock in favor of the merger and the amended and restated certificate of incorporation (subject to the directors’ fiduciary duties); and

•

each party agreed, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, not to sell any shares of DMGI common stock except to Orchard or, with Orchard’s consent, to another stockholder party to the agreement.

Form of Registration Rights Agreement

The merger agreement requires that at the effective time of the merger DMGI, Orchard and certain stockholders of Orchard enter into a Registration Rights Agreement pursuant to which DMGI will agree to the following:

•

if, at any time commencing six months after the consummation of the merger, DMGI receives a request from the holders of a majority of DMGI common stock owned by the former Orchard stockholders, that DMGI file a registration statement covering all of the DMGI common stock held in the aggregate by such person(s), DMGI must, subject to certain conditions, use commercially reasonable efforts to register all of the shares of DMGI common stock held by the former Orchard stockholders (provided, that the former Orchard stockholders will be entitled to only two such requests);

•

if, at any time after the first anniversary of the merger, DMGI chooses to register any of its capital stock for its own account or on account of any of its stockholders, DMGI shall invite the former Orchard stockholders to “piggyback” on such registration; and

•	pay all fees associated with any registration required to be made by it pursuant to the registration rights agreement other than underwriters’ discounts and commissions.

The foregoing descriptions of the forms of Stockholder Voting Agreement and the form or Registration Rights Agreement are qualified in their entirety by reference to the complete terms and conditions of the Stockholder Voting Agreement and the form of Registration Rights Agreement, which are attached as ANNEX D hereto and incorporated herein by reference and Exhibit D to ANNEX A hereto, respectively.

ACCOUNTING TREATMENT

Although in legal form DMGI will be acquiring Orchard, Orchard’s former stockholders will hold a majority of the voting stock of the combined company after the merger. Accordingly, for accounting purposes, the merger will be treated as a reverse acquisition of DMGI by Orchard, and Orchard will be deemed the “acquiror” for the purposes of combined financial reporting subsequent to the merger and applying the purchase method of accounting pursuant to U.S. generally accepted accounting principles.

REGULATORY APPROVALS

United States Antitrust

To complete the merger, DMGI and Orchard must make filings and obtain approvals or clearances from antitrust regulatory authorities. DMGI must also comply with applicable federal and state securities laws in connection with the issuance of the DMGI common stock and Series A Preferred Stock pursuant to the merger and the filing of this proxy statement with the SEC.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of DMGI common stock. This discussion is based on the Code, Treasury Regulations, administrative rulings and court decisions in effect as of the date of this proxy statement, all of which may change at any time, possibly with retroactive effect.

The merger is not a taxable event with respect to shares of DMGI capital stock currently outstanding. The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and it is a closing condition to the merger that DMGI and Orchard receive opinions of their respective counsel regarding such qualification. For information relating to the conditions to closing of the merger, see “THE MERGER AGREEMENT – Conditions to Complete the Merger” on page 45.

THE COMPANIES

Digital Music Group, Inc.

Overview

Digital Music Group, Inc. is a content owner and global leader in the digital distribution of independently owned music and video content, including music recordings and music, television, film and other video content. As of June 30, 2007, we had approximately 353,000 individual music recordings under management and over 4,000 hours of video content.

We acquire or license the digital rights to music and video content from record labels, artists, television and film production companies, and other content owners. We digitally encode the content into multiple formats for distribution to digital entertainment services operating over the Internet and wireless, cable and mobile networks. Consumers can then listen, view and/or purchase the content for use on their personal computers, digital music and video players, and music and video-enabled mobile phones. As of December 31, 2005, we had approximately 31,000 music recordings available for sale through digital music retailers, whereas as of December 31, 2006, we had approximately 220,000 music recordings available for sale through digital music retailers and mobile services and approximately 335,000 music recordings under management.

During the first half of 2007, we acquired digital rights to approximately 28,000 additional music recordings. Also during this period, we made a net reduction of 10,000 to the total number of music recordings under management due to (i) a reduction of 23,000 music recordings as a result of one content owner’s inability to deliver approximately 13,000 out of the 75,000 music recordings under contract, plus certain other adjustments related to the contract; and (ii) a net increase of approximately 13,000 music recordings under management due to deliveries by content owners in excess of contracted amounts and other adjustments. Under our contract terms, we are not required to pay for the music recordings that are not delivered to us and typically are not required to pay additional consideration or make additional royalty advances for deliveries in excess of contracted amounts. As a result of these transactions, our total music recordings under management increased from approximately 335,000 as of December 31, 2006 to approximately 353,000 as of June 30, 2007. As of June 30, 2007, we had approximately 261,600 music recordings available for sale through digital entertainment services. The remaining music records under contract had either (i) been processed and transmitted to one or more digital entertainment services where they were awaiting review and processing by the services before being posted for sale, (ii) were in various stages of our digitization process or (iii) had not yet been delivered to us by the content owners. As of June 30, 2007, we were in the early stages of processing and delivering our video content to digital entertainment services.

Our digital entertainment service partners make our content available to consumers through two primary business models—permanent copies of entire albums, individual recordings or ringtones on a pay-per-download basis, or broad access to a substantial quantity of content on a subscription basis. We receive revenue from the digital entertainment services based on the number of times our content is downloaded or streamed by consumers. Beginning in 2007, we are delivering certain of our video content to advertising-supported Internet sites where it will be available without charge to consumers, and we will share in a percentage of the advertising revenue based on the number of times our video content is viewed by consumers.

Our digital entertainment service partners include online music stores and mobile carriers and mobile aggregators, such as: Apple iTunes, Napster, RealNetworks, eMusic (an affiliate of Orchard), Wal-Mart Music, MusicNet, Verizon, Sprint, Moderati, Zingy, 9 Squared, and many others. We are making our video content available, beginning in 2007, through Apple iTunes, Google Video, YouTube, AOL/In2TV, Movielink, BitTorrent and other digital entertainment services.

Over the past four years, the recorded music industry has experienced increasing demand for music in digital format, driven by the proliferation of personal music players and music-enabled mobile phones and the ability to offer large selections of music recordings for consumption at any time. Like the music industry in 2004, we believe the television and film industries have recently begun a migration from sales and rental of content in physical formats such as digital video discs to digital distribution. However, only a relatively small percentage of known music and video content is currently available for purchase in digital format. We believe that many content owners have yet to make their content available in digital format because of the time, effort and cost involved. In addition, we believe many digital entertainment services are reluctant to enter into relationships with smaller content owners because of the administrative costs involved.

We actively seek out the owners of music and video content to acquire their digital rights through purchase, long-term license or short-term distribution agreements. Such acquisitions are pursued based upon the quality and commercial marketability of the content, our ability to negotiate appropriate consideration and terms, and our available financial resources. We have acquired digital rights to music and video content that represents a wide variety and mix of genres and time periods to appeal to many different interest groups. The music recordings that we own or control under long-term agreements are generally not current mainstream and popular hits, but consist primarily of back catalog, out-of-print recordings, past hits, world music, classical music performances, previously unreleased music recordings, live performances, and other music that may not be readily available from traditional music retailers. The music recordings that we distribute under short-term arrangements consist primarily of more contemporary recordings by independent record label artists. The video content we have acquired consists of music videos, live music performances, classic episodic television shows no longer in wide syndication, vintage feature and short films, cartoons and other animated features, stand-up comedy performances, action shorts, reality programming, sports events, and programs focused on children or special-interest groups.

Our strategy is to fulfill basic needs of each of the market participants in the rapidly growing and evolving digital media industry. We provide consumers with access to music and video content, much of which is not readily accessible in traditional brick-and-mortar retailers or otherwise available in digital format. In addition, we provide a means for content owners to make their content available to consumers at digital entertainment services with minimal effort on their behalf. Further, we reduce the burden for digital entertainment services of managing individual relationships with numerous smaller content owners.

On February 7, 2006, we completed our initial public offering of common stock, selling 3,900,000 shares at $9.75 per share and generating net cash proceeds (after fees and expenses) of approximately $33,200,000. The majority of the proceeds were earmarked for digital content acquisitions. Concurrently with the closing, we completed the acquisition of Digital Musicworks International, Inc., a California corporation, focused on acquiring or licensing digital rights to catalogs of music recordings, and certain digital distribution assets of Rio Bravo Entertainment LLC, a Delaware limited liability company doing business as Psychobaby. On September 8, 2006, we completed the acquisition of Digital Rights Agency LLC, a California limited liability company and a leading digital music distributor focused on independent record labels. On July 10, 2007, we entered into the merger agreement with Orchard, which was amended and restated on September 13, 2007. See “THE MERGER AGREEMENT” beginning on page 40.

Market Overview

The Digital Music Market

We believe the recorded music industry has been undergoing significant change, with the primary means of distribution transitioning from physical formats like compact disc to digital formats accessed over the Internet and wireless, cable and mobile networks. We believe this change is occurring as a result of the popularity and proliferation of personal computers, music-enabled mobile phones and portable digital music players like the Apple iPod, and consumer acceptance and the music industry’s endorsement of legitimate digital music sales. We believe this transition is continuing and the market share of digital music will continue to increase, particularly through mobile distribution, and digital formats will ultimately become the preferred way consumers purchase and listen to music.

Since Apple’s introduction of the iPod in 2001, approximately 89 million iPods have been sold through January 2007, with over 21 million iPods sold in the last three months of 2006. According to a recent market research report, worldwide sales of portable digital media and music players are projected to grow from approximately 178 million units in 2006 to approximately 268 million units by 2011. Worldwide sales of music-enabled mobile phones are estimated to have exceeded 300 million units in 2006.

The Apple iTunes Store, which was launched in 2003, is the dominant Internet-based digital music retailer with over three billion songs downloaded since inception, although other digital music retailers such as eMusic (an affiliate of Orchard), RealNetworks, Napster, Wal-Mart Music, Yahoo! Music and others offer consumers additional choices. The digital segment of the worldwide recorded music market, which includes use of the Internet and wireless, cable and mobile networks to select and download purchased music, is growing rapidly and accounted for approximately 10% of this $32 billion total market in 2006. There was an industry-wide decline in sales of physical product (pre-recorded music CDs) experienced during the first six months of 2007, which was larger than the increase in digital music sales for the same period. The early-stage nature of the digital transition presently occurring in the worldwide music industry and our limited operating history have not allowed us to definitively identify specific consumer trends or factors in our business that may affect the timing and extent of digital downloading as a replacement for purchases of music CDs and the resulting impact that such transition is likely to have on our revenue.

The emergence and maturation of digital music as a widely accepted format over the last four years has created new opportunities for both content owners and digital entertainment services. In addition to purchasing music downloads for digital music players, consumers are now consuming digital music in ways that were not envisioned just four years ago, most notably the purchase of digital music downloads for music-enabled mobile phones. Ringtones were the first mass market mobile music product and consumers are now buying mastertones, ringtones that feature the original music recording, and full track downloads to mobile. We believe mobile distribution will be the fastest growing component of the digital music market in the future. According to a recent market research report, worldwide sales of full track downloads to mobile phones alone, are expected to grow to $15 billion by 2010.

Emergence of the Digital Video Market

We believe the global television and film video industry, like the music industry in 2003, is now experiencing the early stages of a transition from sales and rentals in physical formats such as digital video discs (DVDs), and consumption through subscription cable services and ad-supported broadcast television, to digital consumption through Internet and mobile-based downloading and on-demand subscription services. Apple iTunes introduced television episode downloads in late 2005 and began offering feature-length film downloads in 2006. Through January 2007, Apple iTunes had sold approximately 50 million television episodes and 1.3 million feature length film downloads and currently has a large selection of music videos as well as approximately 550 television shows and 500 motion pictures available for purchase via downloading by consumers. In addition to Apple, a number of other significant digital video retailers, including Google Video, Netflix, Walmart.com, Joost and Amazon.com, have launched video download services, with no one service currently dominating the field. Other digital entertainment services such as YouTube and AOL/In2TV have launched ad-supported video Internet sites, and mobile services such as vCast (Verizon), mSpot (Sprint), Helio, and Amp’d Mobile have launched subscription-based video subscription services, video downloading and video ringtone services for mobile devices. We believe the digital delivery of video to digital video players and video-enabled mobile phones is the first step in this developing market. The recent introduction of Apple’s iTV digital entertainment center and similar devices, as well as broadband-enabled plasma televisions, is expected to expand the digital video experience beyond portable devices and video-enabled mobile phones to the home theater experience. While the emergence of the digital video marketplace is in its early stages, we believe that digital distribution of video content will provide revenue opportunities to video content owners and distributors in the form of permanent ownership downloads, subscription services providing access to large catalogs of video content, and advertising-supported free viewing.

Consumer Demand and Access to Digital Entertainment

Consumers now purchase music and video content in two principal formats: (i) physical formats such as compact disc or digital video disc from traditional retailers, and (ii) in digital formats through pay-per-download or subscription services from digital entertainment services. Purchase of music and video content in digital format offers many advantages to consumers over compact disc or digital video disc. Digital entertainment services offer a larger selection than traditional retailers and also:

•	offer the ability to sample all of their selections before purchase;

•	are accessible 24-hours every day;

•	enable the purchase of music and video content in an easily portable format that is not subject to degradation from use and handling; and

•	offer the ability to purchase music recordings or video episodes as a single item instead of an entire album or an entire season.

When a consumer purchases digital music, they download a music recording from a digital entertainment service and are then able to listen to the music recording on their computer, transfer the music recording to a portable digital music player or transfer a copy of the music recording to compact disc for listening on compact disc players. Currently, a digital music download in the United States from Apple iTunes, our largest digital music retailer, costs $.99 to $1.29 and costs from $.88 to $.99 at other major digital music retailers. eMusic, an affiliate of Orchard and the industry’s second largest digital music retailer, offers permanent downloads of music on a subscription basis starting at $9.99 per month for up to 30 music recordings. Digital music retailers, such as Napster, Yahoo! Music and RealNetworks, also offer their music recordings on a subscription basis that allows consumers access to all of that service’s recordings for prices that typically range from $4.99 to $9.99 per month. Following the termination of their subscription, consumers are not able to play these music recordings.

When a consumer purchases digital video content, they download a video from a digital video retailer and are then able to watch the video on their computer and in some cases are able to transfer the video to a portable digital video player. Currently, a television show episode from Apple iTunes and other major digital video retailers generally costs $1.99 and a full-length movie generally costs from $7.99 to $14.99. However, the digital video industry is in its infancy and the pricing models and quality standards of the digital video retailers are still evolving and subject to rapid change and transition. Other online retailers, such as Joost and AOL/In2TV, are offering streaming online video which is free to watch but is an ad-based model similar to network TV.

Consumers can also purchase digital entertainment through mobile phones. Music can be downloaded as a full-length music recording, ringtone, or ringback tone directly to mobile phones from the consumer’s service provider or other mobile services. Typical purchase prices per music recording or ringtone range from $1.99 to $2.99. Consumers can also acquire video through their mobile phone by downloading individual video “ringers”, individual music video recordings, or short-form “media snacks.” In addition, certain mobile service providers offer a monthly subscription service that provides on-demand access to a catalog of video content to be viewed from a subscriber’s mobile device.

Certain digital entertainment services, such YouTube, BitTorrent, AOL/In2TV and others, offer video content to consumers for free. Revenue is generated by advertising displayed before, during, or after the content is played. In most cases, a consumer does not have to watch an entire episode or clip for the content owner to get credit for the advertising impression. Combination models are also emerging whereby consumers can watch video content for free on an ad-supported basis, and have the option to download to own (either specific episodes/clips or an entire season), purchase video ringers for mobile phones (such as the opening theme to a television show), or purchase mobile phone wallpapers (single frame pictures from favorite shows or stars) all in one user experience.

A significant number of music recordings are not currently available for purchase in digital format. Gracenote, the leading industry music database, lists approximately 55 million music recordings in its database.

However, as of July 2007, only approximately five million music recordings were available at Apple iTunes. We believe that many of the music recordings not currently available are held by a disparate, fragmented group of content owners. Our experience is that these owners possess digital rights to libraries ranging from 100 recordings to tens of thousands of recordings. Additionally, a significant number of video properties, including television shows and full-length feature films, are not yet available in the digital marketplace. Gracenote lists approximately 17,000 DVD titles in its database, but as of January 2007, for example, only 200 television series and 400 feature-length films were available on Apple iTunes.

Accessing the Digital Entertainment Marketplace by Content Owners

The digital marketplace represents a new opportunity for content owners, including record labels, artists, television and film production companies, independent film makers, and other music and video content owners, but it also presents significant challenges.

To access this market, the content owner may be required to enter into separate agreements with each digital entertainment service they wish to distribute their content through. The leading digital entertainment services have taken steps to limit the number of content owners with which they have direct relationships by, in certain cases, increasing the minimum number of music recordings or television episodes or other video content required to establish a relationship. This is particularly true of digital video services. Our experience is that this threshold at the leading digital music retailers is approximately 1,000 music recordings. Based on our experience to-date, the threshold for video content is more subjective and is typically based on the popularity and market demand for the content.

If a content owner is able to enter into an agreement with a digital entertainment service, they must then compile their content with descriptive information. For music, this descriptive information includes: music recording title, album title, artist name, year of original release, copyright information, publisher information and other related information. For video content, this information typically includes: video title, video description, year of original release, length, genre and other information. Content owners must then deliver their content in accordance with the unique digital formats specified by each digital entertainment service. In the case of music, recordings must be grouped into albums and combined with artwork in a digital file before being transferred to the digital music services. For video, each product must be digitally encoded for the specific type of video service and combined with digital artwork before delivery. In addition, much of the original music and video content may exist on older, physical formats that must first be converted to acceptable digital formats before processing.

Once content is available for purchase in digital format, each digital entertainment service delivers sales reports in different unique formats that provide revenue and consumption data. Each of these unique reports must then be integrated into the content owner’s accounting system in order for the content owner to make payments to third-parties such as recording artists, publishers and producers. Depending on the available resources of the content owner, these processing and royalty integration steps may be technologically challenging, inconvenient and time consuming. As a result, we believe many content owners have not yet undertaken the digitization and processing efforts necessary to offer their content through digital entertainment services.

Competitive Strengths

We increase the selection of music and video content available to consumers by making it available in digital formats, we provide a means for content owners to access the digital entertainment marketplace with minimal effort on their behalf, and we are a trusted content provider to digital entertainment services. We address the needs of each of these market participants in the following manner:

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Consumers. We increase the breadth of music and video content available to consumers by offering it in digital format. We make available vintage content, music and video content that is out-of-print or no longer available or never previously available through traditional bricks-and-mortar retailers, as well as more contemporary music and videos from current artists.

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Content Owners. We offer a convenient means by which record labels, artists, television and film producers, and other music and video content owners can access the digital entertainment marketplace. We process the content owners’ physical media containing their music or video content into the unique digital formats required by the multitude of digital entertainment services. When the content begins to generate revenue, we receive the periodic sales reports from the various digital entertainment services and create one summary report for the content owner and pay the required royalties and revenue sharing payments as required by our agreements. All of these processes are performed by us using our proprietary processes and systems, unlike many of our competitors who frequently outsource these critical steps.

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Digital Entertainment Services. We act as a volume supplier that aggregates music and video content from numerous content owners for digital entertainment services. We remove the need for digital entertainment services to enter into and maintain relationships with the many independent labels, artists, television and film producers, and other content owners. We also provide a means for the digital entertainment services to rapidly, and inexpensively, increase the amount and diversity of the music and video content they make available to consumers.

In addition to addressing the needs of the digital entertainment marketplace through content aggregation and distribution, we also maintain long-term control over music and video content. Unlike many of our competitors that are primarily focused on the short-term distribution of independently-owned content, we also seek to secure long-term control over content through ownership of master recordings or digital rights or through long-term license arrangements.

Growth Strategy

We seek to own or control through long-term license or short-term distribution agreements the digital rights to as much music and video content as possible, on terms that we deem commercially reasonable, subject to our financial resources. Once acquired, we seek to make our content available to consumers by placing it on leading and selected specialty digital entertainment services.

We attempt to meet these objectives by pursuing the following strategies:

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Expand our library of digital music and video content. We actively seek to identify the owners of music and video content and attempt to acquire the exclusive digital rights. Our preference is to gain long-term control of the content through acquisition by purchase or long-term license of the digital rights, but we also enter into short-term distribution agreements for content as a means for generating revenue growth with no initial cash investment in the form of purchase price or royalty advance. We use our network of contacts and consultants with contacts in the music, television and film industries to identify and locate content owners.

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Increase sales channels. We generate revenue from our content by entering into agreements with digital entertainment services that make our music and video content available to consumers. We currently have contractual relationships with most leading digital entertainment services. Such services offer our music and video content as digital downloads on a pay-per-download basis and via digital subscription services. Beginning in 2007, we are making some of our video content available through advertising revenue supported Internet sites. We intend to continue to pursue other digital outlets for our music and video content as they become commercially viable.

With the acquisition of Digital Rights Agency LLC (“DRA”) in September 2006, we gained relationships with numerous mobile services. Over 15% of DRA’s stand-alone revenue was derived from mobile services during the year ended December 31, 2006, while DMGI had no mobile services revenue prior to the acquisition of DRA. On a consolidated basis, approximately 12% of our revenue for the first half of 2007 was derived from mobile services. We expect mobile distribution to become a more significant portion of our total revenue in the future as we seek to rapidly deliver our music and video content to our mobile service partners.

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Repackaging our music and video content. We create theme-based compilations and other combinations of our music content and make it available at our digital music retailers to increase the number of digital downloads of certain of our music recordings. We have also begun creating unique ringtones and video ringtones for distribution through mobile services. Our experience has been that such efforts have provided a competitive advantage when negotiating distribution agreements with content owners and have increased the placement of our content on certain of the digital entertainment services.

Content Acquisition

We acquire digital rights to music and video content as follows:

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Purchase of digital rights. In exchange for the purchase of digital rights, we generally pay a fixed sum of money as the purchase consideration. We could also potentially use a combination of our common stock or debt in addition to cash as the purchase consideration, although we have not done this in any of our digital rights acquisitions to-date. The purchase consideration for digital rights purchases is larger than would be bargained for when we acquire such rights through a long-term license. However, we retain all revenue received with respect to purchased digital rights, after payment of any required artist and publishing royalties. The acquisition costs are amortized on a straight-line basis over seven years.

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Purchase of master recordings. When we acquire master music recordings, we pay a fixed cash sum and receive all rights to such recordings, including digital formats, physical formats and licensing for compact disc compilations, motion pictures, television programs and advertisements. Such transactions are typically more costly and time-consuming than the other methods by which we acquire digital rights to music recordings. However, we retain all revenue received with respect to master recordings, after payment of any required artist and statutory publishing royalties, and have additional sources of revenue from physical distribution and synch licensing. We may use our common stock and/or debt in addition to cash for the consideration for any such future acquisitions. The acquisition costs are amortized on a straight-line basis over ten years.

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Long-term license. We obtain long-term licenses to digital rights for music and video content. Our licenses currently have terms of five to ten years, typically with renewal options. After the term of the license, all rights revert to the licensor. In exchange for long-term licenses, we generally pay a fixed sum of money in the form of an advance against future sales royalties or fees to be paid to the content owner. After recoupment of our initial fixed payment, we generally continue to pay revenue sharing fees to the content owner in accordance with the terms of our agreements. Legal fees and other direct costs incurred in obtaining these long-term licenses are amortized on a straight-line basis over the shorter of the term of the related agreement or seven years.

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Short-term distribution rights. We obtain short-term digital rights through distribution agreements with content owners. After the term of the agreement, which is typically two to three years, we generally do not retain any continuing rights unless the agreement is renewed. Distribution agreements generally do not require us to make upfront or fixed payments. Instead, upon receipt of revenue from digital entertainment services, we pay a fixed revenue sharing percentage to the content owner. We retain a smaller portion of the revenue received from digital entertainment services under such short-term distribution agreements than under long-term license agreements or with respect to digital rights or master recordings we have purchased.

For the year ended December 31, 2006, we generated approximately 10% of our revenue from music content for which we owned the digital rights or master recordings, approximately 42% from music content to which we have long-term licenses, and approximately 48% from music content for which we have short-term distribution rights. Our revenue under short-term distribution agreements has become a larger part of our total revenue as a result of our acquisition of DRA in September 2006 and comprised approximately 70% of our total revenue from music content during the six months ended June 30, 2007.

Our Content

Our total music recordings under management was approximately 353,000 as of June 30, 2007, of which approximately 261,600, or 74%, were available for sale on that date through digital entertainment services. The remaining music recordings under contract had either (i) been processed and transmitted to one or more digital entertainment services where they were awaiting review and processing, (ii) were in various stages of our digitization process or (iii) had not yet been delivered to us by the content owners. In addition, as of June 30, 2007, we had more than 4,000 hours of video content under long-term distribution agreements and were in the early stages of processing and delivering our video content to various digital entertainment services.

The digital rights that we acquire are contractual and based upon the rights granted to us by the content owner who may not be the original rights owner. Our agreements with the content owners require that they assure us that they have proper title and ownership to the digital rights acquired by us. We perform what we believe to be a reasonable amount of diligence on the ownership of music and video recordings by the record labels, artists and video catalog owners from whom we acquire digital rights. We also rely on representations, warranties and indemnities provided to us by the owners as to legal ownership. Given the contractual nature of our rights and our acquisition of older music recordings, from time-to-time we receive a claim from a third party challenging our rights. In such cases, we typically cease selling the recording until the dispute is investigated and resolved. Depending on the outcome of the rights dispute, we will resume selling the recording and/or seek remedy from the content owner under the representations, warranties and indemnities provided in our agreements.

Our music content is from various genres and time periods and includes back catalog, out-of-print recordings, past hits, world music, classical music performances, previously unreleased music recordings, live performances, and other music that may no longer be readily available from traditional music retailers, as well as current recordings by contemporary independent labels and artists. Other content we may acquire includes music and audio or audio/video from live performances not previously commercially available, radio and television performances, and other sources as they are identified by us. Our preference is to obtain the broadest territorial distribution rights as possible when we acquire or license digital rights or enter into short-term distribution agreements. From time to time, we enter into digital rights agreements with less than world-wide distribution rights and factor this into the purchase price or royalty advance we pay. We make our music content available at leading digital music retailers and mobile services that collectively offer digital music for sale in more than 24 countries. Our music content was offered in some, but not all, of these countries, depending in part on the territorial distribution rights obtained in our agreements with content owners. For the six months ended June 30, 2007 and the year ended December 31, 2006, 83% and 79%, respectively, of our revenue was generated in the United States, with the remaining 17% and 21%, respectively, coming from digital music retailers serving customers outside the United States.

Our video content includes music videos and live music performances, classic episodic television shows, vintage feature-length films, short films, cartoons and other animated features, stand-up comedy performances, action shorts, reality programming, sports events and programs focused on children or special-interest groups. Genres include children’s programming, comedy, classic television shows, sports, action shorts, reality programming, and other vertical interest categories. We are currently making our video content available at Apple iTunes, Google Video, YouTube, AOL/In2TV, Joost, mSpot, Veoh, BitTorrent, Movielink and other mobile and digital entertainment services as we add new video distribution partners.

We are responsible under our agreements with content owners for certain payments based on the periodic sales reports received from digital entertainment services. Based on the specific agreement with the content owner, these can consist of royalties to artists and/or publishers (which includes songwriters) and revenue sharing payments to the content owner. When we acquire digital rights to music recordings, we have no influence over the terms as stipulated in the original recording contract between the content owner and artists or publishers. Our experience in acquiring digital rights on a perpetual basis is that the content owner will typically require us to assume and pay these royalty obligations to artists and publishers. The artist royalty obligations in these situations have historically been between 0% and 15% of the revenue attributable to a specific track or album.

The publisher royalties are generally paid at a statutory rate in the United States, which was $.085 per music recording sold during 2005, and increased to $.091 as of January 2006. Our experience in acquiring digital rights under a long-term license agreement is that the content owner often requires us to assume and pay the royalties to publishers, whereas the content owner typically retains the artist royalty obligation. For music videos, the publishing license, called a synch license, is negotiated with the publishers and has averaged approximately 10% of the revenue received.

Our distribution agreements for music and video content contain revenue sharing provisions between the content owner and us. In the long-term music license agreements we have entered into through June 30, 2007, the content owners receive 25 to 57% of the gross or net revenue, as defined, over the term of the agreement. In long-term license arrangements for video content, the content owner typically receives 50% of the revenue earned over the term of the agreement. As an inducement to enter into the long-term distribution agreement, we will make a royalty advance to the content owner against the content owner’s share of future royalties under this revenue sharing arrangement. Such advances are recouped from the content owner’s share of future revenue. In short-term music distribution agreements, we are not responsible for any artists or publishers royalties and we make no upfront or fixed payments to the content owner at the time we enter into the agreement. Therefore, the revenue sharing percentage retained by the content owner (generally 80% to 85%) is substantially higher than under long-term license agreements.

Content Processing and Operations

Upon entering into a digital rights acquisition or digital distribution agreement with the content owner, the following principal steps are involved to make our music and video content available to consumers for purchase:

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We must receive the music and video content. The content owner is required to deliver their music or video content to us, along with descriptive data with respect to each unique product. For example, in the case of music, content owners must deliver information such as the music recording title, album title, artist name, copyright information, publisher information, territorial rights and other related information. In the case of video, this information includes the video title, video description, year of original release, copyright information, and other related information. Our perpetual and long-term license rights agreements generally provide for delivery of content in physical formats such as compact discs, DVDs or Beta SP tapes in specific batches over time. We work closely with content owners to assist them in delivering their music and video content and all the necessary descriptive data to us as quickly and efficiently as possible.

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The music and video content must be processed by us and delivered to the digital entertainment services. Following receipt of the music and video content in physical format, we convert it into the specific digital formats required by the various digital entertainment services, which can vary widely. We then compile the required descriptive information as specifically required by each digital entertainment service. For music, Apple iTunes and most other digital music retailers require that music recordings be batched together into an album format with artwork for each album. If the music recordings are already grouped into previously-issued albums when we receive them, we retain this album concept and utilize album cover artwork provided by the content owner. However, if the individual music recordings are not grouped into an album, such as previously unreleased studio music recordings or a live concert recording, we bundle the various music recordings into albums and develop artwork for the newly created album.

Our digital video service partners typically require that we deliver our video content as individual television episodes, full-length feature films, short features, and separate components of live performances of comedians, music concerts, sporting events and other video content, as well as packaged in compilations such as a full season of a television series. In addition, certain digital entertainment services require that we re-master the video content and upgrade the resolution and audio/video quality in order to meet their specifications. Consequently, the processing of our video content is substantially more complex, time consuming and costly than processing our music content. Video data files also are significantly larger than audio files and require more substantial investments in computer storage equipment.

Once the music or video product processing is complete, we deliver the content in digital format, together with its associated descriptive information and album or video artwork, to one or more individual digital entertainment services to be made available to consumers in the specific territories where we have obtained the digital rights. Each digital entertainment service has its own unique delivery specifications. For example, Apple iTunes requires a digital encoding file format that is completely different than any other digital retailer. In addition, standards for the presentation of informational metadata and the size and resolution of artwork can vary widely from one service to another. Formats and specifications for digital video content are still evolving with no uniform standards. These different formats and specifications require us to repackage and rebundle the basic music or video recordings and associated metadata and artwork each time a delivery is made to a different digital entertainment service. As a result, the total amount of content that we have delivered can vary significantly among the digital entertainment services. We deliver our music and video content to digital entertainment services in priority of their significance to us, or based on specific requests for content by the digital entertainment services, our assessment of market demand, operating efficiencies and other factors. For example, we generally prioritize the delivery of our music content to Apple iTunes, as it is the largest digital music retailer in the world and constitutes the largest percentage of our revenue.

Digital music and video files must be further processed to meet the specifications of mobile service providers in order to make our content available as downloads to mobile devices. We also create ringtones and video ringtones by editing and compiling our content into short clips. In the mobile market, only a limited subset of our overall music and video content is chosen by our mobile service partners to be offered as music and video ringtones due to the limited number of recordings marketable for this purpose, limited space on mobile handset screens and higher per track processing costs related to the many formats that are required for various mobile handset makes and models.

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The digital entertainment services make our content available to consumers. Upon receipt, the digital entertainment services review our content deliveries, descriptive information and associated artwork to ensure that they are in the proper format for their particular service. Once approved, the music or video content is then made available to consumers. Our agreements with the digital entertainment services do not provide for a fixed processing time and our experience has been that the review and posting process can vary significantly among services and can take from several weeks to several months.

Digital Entertainment Services

We distribute music and video content, including music recordings and music, television, film and other video content, to digital entertainment services that sell our content to consumers over the Internet and wireless, cable and mobile networks to personal computers, digital music and video players, and music and video-enabled mobile phones. Our digital entertainment service partners make our content available to consumers through a variety of business models including for purchase as a permanent download for a fixed fee or on a subscription basis, by providing access to vast amounts of content for a monthly subscription fee, and by providing free access to advertising-supported video content.

Our digital music service partners include digital music retailers, such as Apple iTunes, Napster, RealNetworks, eMusic and MusicNet, among others, and mobile services such as Verizon and Sprint, and mobile content aggregators such as Moderati, 9 Squared, Zingy, Pocket Group, Ltd., Groove Mobile and InfoSpace. For music that is permanently downloaded from digital music retailers, we typically receive an agreed upon wholesale price for each download. For the six months ended June 30, 2007 and the year ended December 31, 2006, approximately 63% and 77%, respectively, of our total revenue was generated through Apple iTunes, the largest digital music retailer. Our agreements with Apple iTunes have terms of three years ending in December 2008 (for our DRA subsidiary) and April 2010 (for the remainder of our company). Under these agreements, Apple iTunes pays us $.70 for each individual music recording downloaded and $7.00 for each album download.

eMusic, currently the second largest digital music retailer, offers permanent downloads on a subscription basis beginning at $9.99 per month for up to 30 music recordings. We receive a percentage of eMusic’s revenue based on our music content’s proportionate share of all eMusic’s downloads for the relevant period, which averaged $.25 per download during 2006. For other subscription-based digital music retailers, such as Napster and RealNetworks, in addition to receiving an agreed upon wholesale price for each a la carte permanent download sold by them, we also receive a percentage of the subscription revenue realized by them based on the number of times our music recordings are listened to or downloaded by subscribers as compared to the total for all music recordings listened to during the relevant time period.

We also distribute our music content through mobile services in the form of full-length downloads of music recordings and ringtones. We negotiate the wholesale rates we receive in advance with each mobile service. Because our mobile service partners include both direct-to-consumer entities such as Verizon and Sprint, as well as mobile content aggregators such as Moderati, 9 Squared, Zingy and others, our wholesale rates can vary widely. During the first half of 2007, we received an average of $.76 per full-length download and $.82 per ringtone from our mobile service partners.

We have just begun during 2007 to process and distribute certain of our video content to various digital video retailers such as Apple iTunes and Movielink, and to certain of our mobile service partners. For video content sold through digital retailers, we expect to receive approximately $1.40 for each music video or television episode downloaded and a stated percentage of the consumer price for other video content. As we begin to distribute video content through our mobile services, we expect the wholesale prices we receive for full-length video content and video ringtones will be greater than the wholesale prices we receive for our music content from such mobile services. We also are in the process of making certain of our video content available at YouTube, BitTorrent, AOL/In2TV, and others. These digital entertainment services offer video content to consumers for free. Revenue is generated by advertising displayed before, during, or after the content is played. In most cases, a consumer does not have to watch an entire episode or clip for the content owner to get credit for the advertising impression. When our content is made available through these advertising-supported Internet sites, we will receive a negotiated percentage, typically 50% of the revenue received by our partners for advertising sold against our video content. The digital distribution of video is evolving rapidly and we expect that video pricing models will continue to be refined based on the nature of the content, length of the video segment, types of digital devices and other factors.

To date, Apple iTunes and other digital music services which sell our music recordings have generally been willing to accept all the music content that we and other distributors deliver to them. Based on our experience thus far with video content, most of our digital entertainment service partners have initially limited the amount and type of video content that they will accept from us based on their capacity constraints and/or content selection criteria. We believe that we will ultimately be able to exploit substantially all of the video content we have under contract as the digital video industry matures and expands to meet the increased consumer demand that we believe will occur in the future.

Pursuant to the terms of our agreements with digital entertainment services, we receive periodic sales and activity reports, generally on a monthly basis within 30 days following the end of the month. Certain services, particularly in the mobile industry, report to us on a quarterly basis, generally within 45 days of the end of each calendar quarter. We receive payment at approximately the same time as we receive these reports.

Distribution and Marketing

We distribute our music and video content to leading digital entertainment services, and we believe we have good business relationships with the digital entertainment services to which we provide content. Historically, certain of our music and video properties have received premium placement on digital entertainment services, and we will continue to work closely with our distribution partners to achieve optimum placement.

The flexibility of the digital format allows us to market our music content in creative ways by mixing-and-matching our individual recordings to create new digital music albums. With this flexibility, we are able to offer our music content in new compilation albums to attract consumers of a particular lifestyle or age group or related to an event type, holiday or live music concert, for example. For our video content, we are able to repurpose our content to create new video compilations for specific audiences, such as creating a “best-of” series of action sports, comedy, or television shows and to create video ringtones and other content specifically for mobile distribution.

We work closely with certain content owners to market their music and video content directly to consumers, who will be encouraged to purchase this content at digital entertainment services. We also intend to consider new ways to market our music and video content directly to consumers. For example, we are test marketing ways to enable consumers to use their mobile devices to text message digital entertainment services that help us deliver content directly to consumers on those devices. In addition, we will continue to market our services to content owners through strategic advertising and media releases, attendance at trade shows and event sponsorships.

Competition

We compete with numerous companies to acquire digital rights to music and video content and with traditional music and video retailers for consumer purchases of our content.

We compete with Orchard, Independent Online Distribution Alliance, IRIS, the independent label distribution subsidiaries of the four major record label groups, Sony/BMG, Universal Music Group, EMI Recorded Music and Warner Music Group, as well as other companies, to acquire digital rights to distribute music recordings. We may also compete with these entities when our existing long-term license and short-term distribution agreements expire and are subject to renewal. We understand that these companies generally seek to enter into short-term distribution agreements with content owners and typically do not offer content owners upfront cash payments and the perpetual or long-term license terms we offer as an alternative to short-term distribution agreements. We compete for distribution rights on the basis of payment terms, processing services, marketing ability and reporting services. We are unable to anticipate which other companies are, or are likely to be, seeking to acquire digital rights to the same music recordings we may wish to acquire.

We have observed a recent increase in the competitive environment for the acquisition of digital rights to music recordings owned by active independent record labels. In particular, subsidiaries of the four major record label groups which have always aggressively competed to provide physical distribution for independent labels, have become increasingly active in the digital market segment. Recently, we were notified by three independent record labels digitally distributing their music through our DRA subsidiary that they intend to shift distribution of their catalogs from us to a subsidiary of a major record label. While we do not expect the decrease in revenue and gross profit from these three labels to be material, we may experience a higher rate of non-renewal than we have in the past for our short-term digital distribution agreements and our ability to enter into new distribution agreements with independent record labels may be adversely impacted if major record label groups and other independent physical distributors use their ability to offer reduced physical distribution fees and other bundled benefits to gain the digital distribution rights from independent labels and content owners. In addition, the larger and more prestigious independent record labels, which have traditionally accessed the digital music market through distribution companies like us, could seek direct distribution with digital music retailers when their agreements with us expire.

The licensing of digital rights to television and film video content is a relatively new business. We are not aware of any major competitors for the long-term licensing of digital distribution rights in independently owned television and film properties, but we expect that significant competitors will emerge as the industry evolves and that there may be competitors at the present time of which we are unaware. Many large television and film companies have begun digitally encoding and digitally distributing their own content and we expect this trend to continue.

There are over five million music recordings currently available at Apple iTunes. We compete at Apple iTunes and other digital music services for consumers’ attention and their download and subscription expenditures with the four major labels, which together represent, as of the end of 2006, approximately 72% of the U.S. recorded music market, as well as independent labels that place their music recordings in digital music services either directly or through third-party aggregators like Orchard. The music recordings for which we hold long-term digital rights are generally not current mainstream and popular hits, like those held by the major labels and active independent labels. Many of these companies have significantly better brand recognition, longer operating histories and significantly greater financial, marketing and other resources than us, and may be able to enter into strategic or commercial relationships with the digital music retailers and mobile services that are competitively beneficial to them. Likewise, we acquire digital rights to video content from independent owners and will be competing against television and film content made available from large television and film studios. These companies may have content with better brand recognition and greater ability to enter into favorable strategic and commercial relationships with digital entertainment services.

The market for digital music and video content is currently a small percentage of total revenue from the sale of such content. The compact disc and digital video disc remain the predominant media for music and video distribution, although we believe both the recorded music and video industries are transitioning from physical formats to digital formats. We believe that the market share attributable to digital distribution will continue to increase and digital formats will ultimately become the preferred way consumers experience music and video.

New technological requirements are evolving for the digital distribution of video content and existing technologies for digital music distribution continue to be refined and expanded. Other companies may have better, more efficient and cost effective processing capabilities that may also increase competitive pressures on us in the future.

Intellectual Property

We rely on a combination of trade secret, copyright and trademark laws in the United States and other jurisdictions, as well as confidentiality provisions and contractual restrictions, to protect our proprietary rights, including our know-how.

We have filed trademark applications for the names Digital Music Group, Digital Media Group and Digital Musicworks International as well as for the trademarks DMG, DMGI, Digital OnRamp and our logo design.

Employees

As of July 27, 2007, we had 34 full-time employees. Among these employees, three were senior management, five were in business development and marketing, eleven were in accounting and administration, and fifteen were in engineering and operations. None of these employees are covered by a collective bargaining agreement and we have never experienced a work stoppage. We consider our relations with our employees to be good.

Properties

Our executive offices are located in Sacramento, California, where we lease approximately 9,000 square feet under an agreement that expires in 2009. Our DRA subsidiary leases approximately 3,000 square feet in San Francisco, California under an agreement that expires in 2010. We believe our existing facilities are generally adequate for our current operations.

Legal Proceedings

From time to time we become involved in commercial and contractual disputes, disagreements and legal proceedings arising in the ordinary course of business, which we typically seek to resolve through direct negotiations with the principals or representatives of the party involved. Management does not believe that the outcome of these disputes, disagreements or legal proceedings, individually, or in the aggregate, will have a materially adverse effect on our financial condition.

Other Information

Our principal executive offices are located at 2151 River Plaza Drive, Suite 200, Sacramento, CA 95833 and our telephone number at that location is (916) 239-6010. Our website is located at www.dmgi.com. The contents of our website are not incorporated by reference in this proxy statement.

Our investor relations website is located at http://investor.dmgi.com. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports are available, free of charge, on our investor relations website under the link “SEC Filings” as soon as reasonably practicable after such material is electronically filed with the SEC. The Securities and Exchange Commission also maintains a website that contains our filings at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION” on page 118.

Selected Financial Data

The following table sets forth selected historical consolidated financial information of DMGI for the periods presented. The selected financial information as of December 31, 2005 and 2006, and for each of the years then ended, has been derived from DMGI’s consolidated financial statements, which have been audited by Perry-Smith LLP, independent registered public accountants. The selected financial information as of June 30, 2007 and 2006 and for the six months then ended has been derived from DMGI’s unaudited condensed consolidated financial statements which include, in the opinion of DMGI’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of DMGI for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period. This financial information and other data should be read in conjunction with and is qualified by reference to the audited financial statements of DMGI, including the notes thereto and our independent registered public accounting firm’s report thereon, our unaudited interim financial statements, including the notes thereto, and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” included below in this proxy statement.

	For the Six Months Ended June 30,		For the Year Ended December 31,		Period from February 26 2004 (inception) to December 31, 2004
	2007	2006	2006	2005
	Amount	Amount	Amount	Amount	Amount
Statement of Operations Data:
Revenue	$6,543,811	$1,560,187	$5,564,949	$679,975	$37,268
Cost of revenue:
Royalties and payments to content owners	4,593,191	735,325	3,329,698	232,294	10,703
Amortization of digital rights	394,451	134,848	422,489	22,518	3,041
Write-down of non-productive assets	—	—	—	295,356	—

Gross profit	1,556,169	690,014	1,812,762	129,807	23,524
Operating, general and administrative expense	(3,482,509)	(2,294,862)	(5,655,161)	(1,550,424)	(666,831)
Merger-related expenses	(328,844)	—
Interest, taxes and other net	409,349	601,540	1,219,965	(136,997)	(1,291)

Net loss	$(1,845,835)	$(1,003,308)	$(2,622,434)	$(1,557,614)	$(644,598)

Net loss per share—basic and diluted	$(0.20)	$(0.14)	$(0.32)	$(0.69)	$(0.29)

Weighted average shares outstanding—basic and diluted	9,030,880	7,266,804	8,071,393	2,249,941	2,249,941

	June 30,	December 31,
	2007	2006	2005	2004
Balance Sheet Data:
Cash and cash equivalents	$13,968,883	$20,505,674	$468,490	$735,837
Working capital	14,782,446	21,192,388	556,982	657,121
Total assets	37,684,097	38,325,740	3,017,619	1,206,280
Capital lease obligations	35,809	59,831	44,540	88,553
Stockholders’ equity	33,985,495	35,403,988	2,417,256	1,033,658

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “RISK FACTORS.”

Overview

Background and Basis of Presentation

Digital Music Group, Inc. was organized as a Delaware corporation in April 2005 to become a leading owner of digital rights to music and other sound recordings and distributor of these recordings to digital music retailers. On February 7, 2006, we completed our initial public offering of common stock, selling 3,900,000 shares at $9.75 per share and generating net cash proceeds (after fees and expenses) of approximately $33,200,000. On the same date, in connection with the closing of the IPO, we issued to the underwriters in the offering warrants to purchase an aggregate of 273,000 shares of DMGI’s common stock. Each of the warrants has an exercise price of $12.1875 per share, and is exercisable at any time from February 7, 2007 until February 6, 2011. The underwriters paid an aggregate of $100 for the warrants. The warrants had an estimated fair value at the date of issuance of $620,529, which has been recorded as a non-cash offering cost. Accordingly, the total net proceeds from our IPO were approximately $32,600,000.

Concurrently with the closing of our initial public offering on February 7, 2006, we completed the acquisition of Digital Musicworks International, Inc., a California corporation (“DMI”), and certain assets of Rio Bravo Entertainment LLC, a Delaware limited liability company doing business as Psychobaby (“Rio Bravo”). We issued an aggregate of 2,274,941 shares of common stock to the stockholders of DMI and to Rio Bravo in connection with the acquisitions. We did not have an operating history separate from the operations of DMI and the digital music distribution operations of Rio Bravo prior to the completion of those acquisitions. In addition, DMI has been identified in these transactions as the acquiror for accounting purposes. Accordingly, DMI’s historical financial results are therefore considered to be the historical financial results of Digital Music Group, Inc. The results of Rio Bravo and Digital Music Group, Inc. are included in the consolidated financial statements for periods subsequent to February 7, 2006.

On September 8, 2006, we completed the acquisition of all the ownership interests in DRA, in exchange for $3,200,000 in cash, 420,000 shares of our common stock, and a warrant to purchase 150,000 shares of common stock at $5.57 per share. The warrant had an estimated fair value at the date of issuance of $97,350 which was recorded as acquisition consideration. Under the acquisition agreement, we were obligated to pay up to $1,155,000 in cash and issue up to 87,000 shares of common stock in additional consideration if certain financial targets were achieved through December 31, 2007. This earn-out obligation was settled in full with the former owners of DRA in June 2007, through the payment of approximately $705,000 in cash and the issuance of 56,998 shares of common stock. The results of DRA are included in the consolidated financial statements for periods subsequent to September 8, 2006.

Industry Overview

We believe that the recorded music industry has been undergoing a significant change, with the primary means of music distribution transitioning from physical formats (compact discs) to digital formats accessed over the Internet and wireless, cable and mobile networks. We believe this is a direct result of the popularity and proliferation of personal computers, music-enabled mobile telephones and portable digital music players like the Apple iPod, and consumer acceptance and the music industry’s endorsement of legitimate digital music sales. We believe this transition is continuing and the market share of digital music will continue to increase, particularly through mobile distribution, and digital formats will ultimately become the preferred way consumers purchase and listen to music.

Much like the recorded music industry, we believe the television and film video markets have begun a migration from physical distribution (tape and DVDs) to digital distribution through Internet and mobile-based downloading and on-demand subscription services. Personal computers, Apple iPods, video-enabled mobile phones and other devices are now capable of receiving downloads of digital video content. New companies and services such as Google Video, YouTube, AOL/In2TV, Joost, mSpot, Veoh, BitTorrent, Movielink and others, have been launched to focus on digital video distribution, and many of our digital entertainment service partners for music recordings, such as Apple iTunes, have added video distribution capabilities to meet the growing demand for video content. While the emergence of the digital video marketplace is in its early stages, we believe that digital distribution of video content will provide revenue opportunities to video content owners and distributors in the form of permanent ownership downloads, subscription services providing access to large catalogs of video content, and advertising-supported free viewing.

Key Business Metrics

We provide music and video content to digital entertainment services. At June 30, 2007, we had approximately 353,000 individual music recordings under management and over 4,000 hours of music, television and film videos. We purchase or license music and video content from record labels, artists, television and film production companies, and other content owners. We process the content through our digital processing systems for delivery to leading and selected digital entertainment services through which our content becomes available for purchase via downloading or subscription. As of June 30, 2007, we had approximately 261,600 music recordings available through digital entertainment services. The remaining music recordings under contract had either (i) been processed and transmitted to one or more digital entertainment services where they were awaiting review and processing by the services before being posted for sale, (ii) were in various stages of our digitization process, or (iii) had not yet been delivered to us by the content owners. In addition, as of June 30, 2007, we had approximately 4,000 hours of video content under long-term distribution agreements. As of that date, we had processed and delivered over 3,500 episodes from our video catalog to 18 digital entertainment services. We are also a party to short-term distribution agreements for additional recordings that we do not consider to be under management until we receive delivery. Also as of that date, we had just begun processing and delivering our video content to digital entertainment services.

Since our inception through June 30, 2007, our revenue has been derived from the sale or distribution of digital music content. Apple iTunes, the most popular digital music retailer, accounted for approximately 63%, 77% and 87% of our revenue during the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, respectively. Our digital music revenue is derived from the following sources:

•

Permanent downloads. In aggregate terms, our permanent download revenue is driven by the number of music recordings we have available for downloading at digital music retailers, multiplied by the average number of times our music recordings are downloaded, multiplied by the fee paid to us by each retailer. The download rates for our music recordings are driven primarily by the overall size and growth of the digital music market, the popularity and demand for the recordings, the number and nature of the digital entertainment services through which we make the recordings available to consumers, and the territorial distribution rights we have. The amount we receive per download is negotiated in advance at the time we enter into an agreement with a digital music retailer. Under our agreements with Apple iTunes, we currently receive $0.70 per download for distribution in the United States and up to approximately $0.85 (at current translation rates) per download for distribution outside the United States. For permanent downloads sold through subscription-based services, we receive a percentage of each retailer’s total revenue based on the number of times our music recordings are downloaded as a percentage of each retailer’s total downloads. The overall average download rate paid to us by all digital music retailers was approximately $.72, $.74 and $.68 for the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005, respectively. Revenue from permanent downloads comprised approximately 71%, 85% and 97% of our total revenue for the same periods, respectively.

•

Subscription fees. Certain digital music retailers distribute our music recordings on a subscription basis. Our subscription revenue is a percentage of each retailer’s total subscription revenue based on the number of times our music recordings are listened to by subscribers as compared to the total for all music recordings listened to during the relevant time period. Following the termination of their subscription, consumers are not able to play our music recordings. Subscription-based revenue comprised approximately 15%, 8% and 2% of our total revenue for the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2005, respectively.

•

Mobile services. With the acquisition of DRA in September 2006, we gained relationships with numerous mobile distribution services. Over 15% of DRA’s stand-alone revenue was derived from mobile services for the year ended December 31, 2006. On a consolidated basis, approximately 6% of our revenue for 2006 was derived from mobile services. During the six months ended June 30, 2007, approximately 12% of our revenue was derived from mobile services and we expect the sale of our music recordings through mobile services to become a more significant portion of our revenue in the future. Our revenue from mobile services is derived primarily from downloads of full-length music recordings and ringtones. During the six months ended June 30, 2007, we received an average of $.76 per full-length download and $.82 per ringtone from our mobile service partners. Most mobile ringtone services generally make available to consumers a limited selection of ringtones due to the limited space on mobile handset screens and higher per track processing costs related to the many formats that are required for various mobile handset makes and models.

•	Other. Our other revenue is comprised mainly from the third party licensing of physical distribution rights to our master recordings.

We believe, as the digital entertainment marketplace continues to mature and as we begin to realize revenue from our video content, the composition of our revenue will shift from being predominantly driven by permanent downloads of music content from digital music retailers to a more diversified revenue mix consisting of music and video downloads, subscription fees, mobile-sourced revenue and advertising revenue. Due to the disparate nature of these distribution models and the revenue and gross profit results they produce, we believe that appropriate key metrics to measure our results will continue to evolve.

Cost of revenue consists of:

•	royalties to artists and publishers;

•	revenue sharing payments based on long-term or short-term distribution agreements with content owners of both music and video recordings;

•	amortization of costs to acquire master recordings or digital rights to music and video recordings; and

•	reserves or write-downs of capitalized digital rights, master recordings or royalty advances that may be deemed necessary from time-to-time.

Our cost of revenue and corresponding gross profit is determined by the revenue earned on our music and video recordings and the manner in which we own or distribute the recordings. When we purchase or license the digital rights to recorded music or music videos, we have no influence over the terms as stipulated in the original recording contract between the content owner and artists or publishers. Our experience is that these artist royalty obligations for music recordings have historically been between 0% and 15% of the revenue attributable to a specific track or album. The publisher royalties for music recordings are a statutory rate in the United States of America, which was $.085 per music recording sold during 2005, which increased to $.091 in January 2006. The royalties for music video recordings, or synchronization rights, are negotiated by contract with the artist or publisher and typically range between $.10 and $.15 per video download. When we acquire the master recordings or digital rights to music or music video recordings, we usually pay certain or all of these artist, publisher and synchronization royalties. We capitalize the acquisition costs, including the purchase price and direct ancillary costs, of our perpetual and long-term digital rights and our master recordings. We amortize these amounts over the shorter of seven years or the length of the contract for digital rights and ten years for master recordings, which we believe reasonably relates the amount of amortization to the revenue expected to be generated. When we have acquired our digital rights through long-term license agreements with music and video content owners, our cost of revenue typically includes a revenue sharing arrangement whereby the content owner receives 25% to 57% of the gross or net revenue, as defined, over the term of the agreement. As an inducement to enter into the long-term license agreement, we will make a royalty advance against the content owner’s share of future royalties under this revenue sharing arrangement. All such advance royalties are capitalized as a prepaid asset that is amortized as cost of revenue as the related revenue is earned and the cash advances are recouped. In short-term distribution agreements, which typically have terms of two to three years, we are not responsible for any artists, publisher or synchronization royalties and we generally make no upfront or fixed payments to the content owner at the time we enter into the agreement. The revenue sharing percentage retained by the content owner (generally 80% to 85% for music recordings and 70% for video recordings) is substantially higher than under long-term license agreements. Accordingly, higher gross profit margins are achieved from revenue generated from owned content and under perpetual and long-term license agreements and lower gross profit margins are achieved through short-term distribution agreements.

Operating, general and administrative expenses include all costs associated with processing music and video recordings and operating the business. These expenses increased substantially during 2006, primarily because of salary costs associated with additional personnel dedicated to business development, accounting and operations, costs incurred as a result of becoming a public-reporting company in February 2006, and from the addition of our DRA subsidiary on September 8, 2006.

Seasonality

The early-stage nature of the entire digital distribution industry and our limited operating history have not allowed us to categorically identify seasonality in our business, although we suspect that the first and fourth quarters of the calendar year may have seasonally higher sales, just as it is the highest quarter for sales of recorded music and videos in physical format. Based on our brief history, our content that is represented by older, back-catalog and out-of-print recordings has not experienced the same degree of seasonality as our more contemporary content from current artists.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the consolidated financial statements. Critical accounting estimates and assumptions are those that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. We base such estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies require our more significant judgments and estimates used in the preparation of our consolidated financial statements. For additional information relating to these and our other accounting policies, see Note 2 to DMGI’s consolidated financial statements included in this proxy statement.

Revenue Recognition and Assessing the Collectibility of Accounts Receivable

We derive our revenue from digital entertainment services that distribute to consumers the digital music and video recordings that we have acquired or control through licenses with record labels, artists, publishers or other content owners. We receive revenue from digital entertainment services that charge consumers on a per download basis for each download of a music or video recording. In addition, we receive revenue from subscription-based digital entertainment services calculated as a percentage of the subscription price paid by the consumer based on the percentage of times our digital music and video recordings are streamed or downloaded as compared to the total for all available music and video recordings during the relevant time period. Beginning in 2007, we expect to receive revenue from other digital entertainment services based on advertising revenue associated with our video recordings. Each digital entertainment service provides detailed reports of our revenue, generally on a monthly basis (typically within 30 days following the end of the month) although some services, primarily mobile services, report on a quarterly basis (typically within 45 days following the end of each quarter), in all cases pursuant to the terms of our agreements with such services. We recognize revenue in the month the transaction occurs based on these reports from the digital entertainment services. We make monthly estimates for the revenue we receive from the digital entertainment services that report on a quarterly basis and adjust our estimates to actual upon the receipt of each quarterly revenue report. In making these estimates regarding monthly revenues from digital entertainment services which report on a quarterly basis, we consider historic trends of the service, seasonality and our overall catalog performance. While we believe our methodology is sound and provides a reasonable basis for estimating monthly revenue, our assumptions used to arrive at such estimates could be mistaken. If management is not successful in correctly estimating revenue to be received from these digital entertainment services, it could lead to adjustments in our revenue when actual monthly data is received on a quarterly basis.

Because we receive payment at approximately the same time as we receive the detailed revenue reports, our accounts receivable therefore generally consists of approximately one month’s revenue for digital entertainment services that report on a monthly basis and one quarter’s revenue for digital entertainment services that report on a quarterly basis. In making estimates regarding the collectibility of our accounts receivable, management considers the historic trend and financial stability of the service and its past collection experience. We have never experienced a bad debt and have never recorded a bad debt allowance.

Acquisition Costs for Digital Rights and Master Recordings

We capitalize the costs of acquiring or licensing digital rights and master recordings. Capitalized costs include amounts paid to content owners and our direct ancillary costs such as legal and finders’ fees. Digital rights and master recordings are amortized using the straight-line method over the shorter of the term of the related agreement or seven years for digital rights, and ten years for master recordings which we believe reasonably relates the amount of amortization to the revenue expected to be generated. The digital distribution of music and video content is an emerging business and we have limited data upon which to base our amortization assumptions. Based on our results to-date, we believe that our amortization method and terms are reasonable in the circumstances. We will continue to monitor consumption trends for our music and video content and may adjust our amortization methodology, periods and resulting rates in the future if the revenue and cash flow trends are substantially different than anticipated. This could result from changes in consumer demand for our music and video content or general industry conditions. The impact of any such change would be applied prospectively as a change in accounting estimate. Accordingly, the historical reported financial information as reported on this Annual Report on Form 10-K would not be adjusted. However, any such changes could have a material effect in the future.

Royalty Advances

Royalty advances are cash amounts paid to content owners in connection with our contractual agreements for the right to distribute digital music and video content for a specific period of time, usually five to ten years, or the later of the stated term of the agreement or recoupment of the royalty advance. These advances are recorded as prepaid assets. On a monthly basis, as each of our digital entertainment services reports the revenue attributable to each of our music and video recordings, the portion of such revenue due to each content owner under our long-term license agreement is charged to cost of revenue and the royalty advance account is reduced until it is fully recouped.

Allocation of Acquisition Purchase Price

We allocated the purchase price to acquire DRA to identifiable intangible assets and tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition with the residual amount allocated to goodwill. Intangible assets included DRA’s contractual arrangements with the owners of music recordings for the distribution of digital music. The fair value of these contractual arrangements was estimated based on the discounted future cash flow of these arrangements using management’s assumptions including, among others, renewal rates and terms, the number of music recordings to be made available for sale to consumers, future download rates and pricing for digital downloads of music recordings, and cash discount rates. Using these assumptions, we estimated that the fair value of the DRA digital distribution agreements was $775,000, which was capitalized as Digital Rights, and is being amortized over seven years. The use of other assumptions could have produced different results with a corresponding adjustment to Digital Rights and Goodwill. Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and intangible assets of the DRA acquisition. Goodwill is deemed to have an indefinite life and is not amortized but is subject to impairment tests. We will test goodwill for impairment on at least an annual basis using a two-step process based on an evaluation of DRA’s estimated fair value using market multiples and discounted cash flow modeling. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Under our guidelines, we will perform our first annual review for impairment in 2007.

Valuation of Capitalized Digital Rights, Master Recordings and Royalty Advances

Total capitalized digital rights, master recordings and royalty advances amounted to approximately $14.9 million as of June 30, 2007. In addition, we have future obligations of approximately $3.8 million related to digital rights, master recordings and royalty advance obligations which are not yet reflected in the capitalized amounts as the related master recordings have not yet been delivered to us pursuant to such agreements. We periodically, but at least on an annual basis, review these assets for evidence of impairment on a catalog-by-catalog basis, by comparing the expected future cash flows to be generated from these assets to the carrying value of the assets and the future obligations. Future adverse changes in market conditions or poor demand for our music and video recording assets could result in losses or an inability to recover the carrying value of the individual catalogs of content, thereby possibly requiring an impairment charge in the future.

Share-Based Compensation

We elected early adoption of Statement of Financial Accounting Standards No 123 (revised 2004) of the Financial Accounting Standards Board, Share-Based Compensation. As a result, we recognize compensation expense in an amount equal to the estimated fair value of share-based awards and issuances, such as stock options and warrants granted to employees and non-employees. Such expense is recognized over the period during which the recipient is required to provide services in exchange for the award or issuance (usually the vesting period). The computation of share- based compensation cost involves numerous assumptions by management. We utilize the fair value method, whereby the compensatory element of each share-based grant or issuance is estimated on the date of grant. Prior to 2006, we utilized Black-Scholes, a standard option pricing model, to measure fair value. Assumptions used in this model include, among others, expected life (turnover), risk-free interest rate, dividend yield and volatility of the underlying equity security. Beginning in the first quarter of 2006, we determined that the Trinomial Lattice Model was the best available measure of the fair value because it utilized the assumptions used in the Black-Scholes model and also accounts for changing employee behavior as the stock price changes and captures the observed pattern of increasing rates of exercise as the stock price increases. We based our assumption of the expected volatility of our stock using the historical volatility for our peer group public companies because sufficient historical trading data does not yet exist for our stock. The use of different peer group companies and other assumptions by management in the Trinomial Lattice Model could produce substantially different results.

Accounting for Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred tax assets will more likely than not be realized from the results of operation. At each of the financial statement dates presented, we recorded a full valuation allowance against deferred income taxes due to our limited operating history and net losses recorded since inception. Our estimate for the valuation allowance for deferred tax assets requires us to make significant estimates and judgments about our projected future operating results. If actual results differ from these projections or if our expectations of future results change, it may be necessary to adjust the valuation allowance.

We have generated losses for federal and state income tax reporting since our inception in 2005. These tax losses are available for carryforward until their expiration, which begins in 2025 and 2015 for federal and state purposes, respectively. The federal and state unused net operating loss carryforward generated by DMI between its inception in 2004 and acquisition by us in 2006 will begin to expire in 2024 and 2014, respectively. In addition to potential expiration, there are other factors that could limit our ability to use these federal and state tax loss carryforwards. For example, under Section 382 of the Code (“Section 382”), as amended, use of prior net operating loss carryforwards can be limited after an ownership change. Our ability to fully utilize DMI’s net operating loss carryforward will be subject to limitation under Section 382 as a result of our acquisition and other transactions, and may be subject to further limitations as a result of future sales of securities, if any. Accordingly, it is not certain how much of the existing net operating loss carryforwards will be available for our use. In addition, we must generate taxable income in the future, which may not happen, in order to use net operating loss carryforwards that have not expired.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes, and transitional requirements upon adoption of FIN 48. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not believe that the adoption of FIN 48 will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. As a result of SFAS 157 there is now a common definition of fair value to be used throughout GAAP. The FASB believes that the new standard will make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement on our consolidated financial statements.

Results of Operations

The following table sets forth items in our Consolidated Statements of Operations as a percentage of revenue, as well as certain operating data regarding tracks available for sale and paid downloads data for the periods indicated. The data for all periods prior to February 7, 2006 relates to Digital Musicworks International, Inc. (“DMI”), our wholly-owned subsidiary that was deemed to be the accounting acquiror for financial reporting purposes, with the historical shareholders’ equity of DMI restated for all periods prior to February 7, 2006 to give retroactive effect to our acquisition of DMI on such date. Data for all periods beginning February 7, 2006 includes the combined operations of DMGI, DMI and certain assets of Rio Bravo Entertainment LLC, which assets we acquired on February 7, 2006. Data for all periods beginning September 8, 2006 also includes the operations of Digital Rights Agency, LLC, which we acquired on such date.

	For the Six Months Ended June 30,				For the Years Ended December 31,				Period from February 26, 2004 (inception) to December 31, 2004
	2007		2006		2006		2005
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Statement of Operations Data:
Revenue	$6,543,811	100.0%	$1,560,187	100.0%	$5,564,949	100.0%	$679,975	100.0%	$37,268	100.0%
Cost of revenue:
Royalties and payments to content owners	4,593,191	70.2%	735,325	47.2%	3,329,698	59.8%	232,294	34.2%	10,703	28.7%
Amortization of digital rights and master recordings	394,451	6.0%	134,848	8.6%	422,489	7.6%	22,518	3.3%	3,041	8.2%
Write-down of non-productive assets	—	—	—	—	—	—	295,356	43.4%	—	—

Gross profit	1,556,169	23.8%	690,014	44.2%	1,812,762	32.6%	129,807	19.1%	23,524	63.1%
Operating, general and administrative expenses	(3,482,509)	(53.2%)	(2,294,862)	(147.1%)	(5,655,161)	(101.6%)	(1,550,424)	(228.0%)	(666,831)	(1789.3%)
Merger-related expenses	(328,844)	(5.0%)	—	—	—	—	—	—	—	—
Interest, taxes and other, net	409,349	6.3%	601,540	38.6%	1,219,965	21.9%	(136,997)	(20.1%)	(1,291)	(3.5%)

Net loss	$(1,845,835)	(28.2%)	$(1,003,308)	(64.3%)	$(2,622,434)	(47.1%)	$(1,557,614)	(229.1%)	$(644,598)	(1729.6%)

Key Revenue and Operating Data:
Digital music revenue by source:
Downloads	$4,610,791	70.5%	$1,473,060	94.4%	$4,702,955	84.5%	$660,638	97.2%	$37,268	100.0%
Subscriptions	992,699	15.2%	75,464	4.8%	456,576	8.2%	15,156	2.2%	—	0.0%
Mobile services	762,244	11.6%	—	—	334,979	6.0%	—	0.0%	—	0.0%
Other	174,891	2.7%	11,663	0.7	70,439	1.3%	4,181	0.6%	—	0.0%

Total digital music revenue	6,540,625	100%	1,560,187	100%	5,564,949	100%	679,975	100%	37,268	100%
Digital video and other revenue	3,186	—	—	—	—	—	—	—	—	—

Total revenue	$6,543,811	100.0%	$1,560,187	100.0%	$5,564,949	100.0%	$679,975	100.0%	$37,268	100.0%

Digital music revenue from: Owned and controlled music recordings	$1,974,467	30.2%	$1,231,768	78.9%	$2,887,008	51.9%	$679,975	100.0%	$37,268	100.0%
Music recordings under short-term distribution agreements	4,566,158	69.8%	328,419	21.1%	2,677,941	48.1%	—	—	—	—

Total digital music revenue	6,540,625	100.0%	1,560,187	100.0%	5,564,949	100.0%	679,975	100.0%	37,268	100.0%
Digital video and other revenue	3,186	—	—	—	—	—	—	—	—	—

Total revenue	$6,543,811	100.0%	$1,560,187	100.0%	$5,564,949	100.0%	$679,975	100.0%	$37,268	100.0%

Average number of music recordings available for sale during the year	241,400		55,600		107,000		9,000		N/A
Number of music recordings available for sale at the end of the year	261,600		73,000		219,800		30,600		700
Number of paid downloads(1)	6,369,700		2,015,800		6,390,000		973,300		59,800

(1)	Does not include the number of times our music recordings were streamed or played on subscription-based digital music retailers or downloaded through mobile services.

Comparison of Six Months Ended June 30, 2007 to 2006

Revenue. Revenue increased to $6,543,811 for the six months ended June 30, 2007, from $1,560,187 for the six months ended June 30, 2006. Total paid downloads increased to 6,369,700 from 2,015,800 for the same periods, respectively. The increase in the number of paid downloads was driven by the increase in music recordings made available for sale, partially offset by a decline in the average monthly download rate to 6.1 times during the first six months of 2007 from 6.3 times during the first six months of 2006. The average number of music recordings available for sale was approximately 241,400 during the first six months of 2007 and 55,600 during the first six months of 2006. The increase in the average number of music recordings available reflects the increase in music recordings under contract which have been delivered to and processed by us and made available for sale by our digital entertainment service partners and the acquisition of DRA which added approximately 53,000 music recordings in September 2006. In addition, our revenue from subscription services and other sources such as physical rights licensing increased to $1,167,590 in the first six months of 2007, from $87,127 in the first six months of 2006. Revenue from mobile distribution was $762,244 in the first six months of 2007 and $0 in the first six months of 2006, primarily as a result of our acquisition of DRA. We commenced the digital distribution of our video content during 2007 on a limited and, in several cases, a test-marketing basis, and our revenue for the period from this source was $3,186.

Cost of revenue. Our royalties and payments to content owners increased to $4,593,191 for the six months ended June 30, 2007, compared to $735,325 for the six months ended June 30, 2006. The increase is related to the overall increase in revenue and the acquisition of DRA. During the first six months of 2007, our royalties and payments to content owners amounted to 70.2% of our total revenue as compared to 47.2% of total revenue in the same period last year. During the first six months of 2006, 78.9% of our revenue was derived from music recordings either (i) owned by us which require no external payments to content owners or (ii) distributed by us under long-term distribution agreements which typically carry revenue sharing rates of 25% to 50% paid to the content owner. The acquisition of DRA in September 2006 had a significant effect on our revenue mix and gross profit margins, as revenue derived from digital music distributed under short-term agreements increased to 69.8% of our total revenue in the first six months of 2007 as compared to 21.1% in the first six months of 2006. DRA’s short-term distribution agreements have revenue sharing arrangements that typically result in payments to content owners ranging from 80% to 85% of revenue. In addition, the amortization of digital rights and master recordings increased to $394,451 in the first six months of 2007, compared to $134,848 in the first six months of 2006. We have used a portion of the net proceeds from our initial public offering in February 2006 to acquire additional digital rights and master recordings. As of June 30, 2007, we are amortizing digital rights and master recordings with a cost basis of approximately $6.5 million compared to approximately $3.2 million at June 30, 2006. As a result of these factors, gross profit increased to $1,556,169 in the first six months of 2007, as compared to $690,014 in the first six months of 2006, but gross profit margins decreased to 23.8% of total revenue in the current period, compared to 44.2% in the first six months of 2006.

Operating, general and administrative expenses. The following table sets forth the individual components of operating, general and administrative expenses for the six months ended June 30, 2007 and 2006:

	For the Six Months Ended June 30,
	2007		2006
	Amount	Percentage of Total	Amount	Percentage of Total
Personnel-related expenses	$1,526,818	43.8%	$1,087,511	47.5%
Professional fees	508,143	14.6%	321,382	14.0%
Corporate governance expenses	332,960	9.6%	269,548	11.7%
Share-based compensation	196,200	5.6%	159,884	7.0%
Depreciation and amortization	178,147	5.1%	47,183	2.1%
Rent	145,198	4.2%	71,787	3.1%
Travel expenses	130,298	3.7%	85,943	3.7%
Media and investor relations	111,558	3.2%	69,237	3.0%
Other	353,187	10.2%	182,387	7.9%

Total	$3,482,509	100.0%	$2,294,862	100.0%

Operating, general and administrative expenses increased to $3,482,509 for the six months ended June 30, 2007 from $2,294,862 for the six months ended June 30, 2006. Our operating, general and administrative expenses for the first six months of 2007 include the expenses of our DRA subsidiary which was acquired in September 2006. In addition, operating, general and administrative expenses increased after our initial public offering in February 2006 because of an increase in (i) employees and the resulting payroll costs and share-based compensation attributable to the granting of stock options and restricted stock incentives, partially offset by $38,384 of share-based compensation recognized in the first six months of 2006 associated with the accelerated vesting of DMI stock options, (ii) professional fees, including assistance in the documentation and testing of internal controls as required by the Sarbanes-Oxley Act, (iii) corporate governance expenses which include board fees, director and officer insurance, stock transfer, printing and filing fees, (iv) media and investor relations which includes advertising costs for acquired content, (v) travel-related expenses, (vi) office rent, and (vii) other expenses as we acquired equipment and expanded our infrastructure to acquire rights to additional music and video recordings, to process an increasing number of music recordings, to develop competencies in digitally encoding video content, and to meet our obligations as a public company.

Merger related expenses. Through June 30, 2007, we had incurred $328,844 of expenses related to the pending merger with Orchard, primarily professional fees. In this transaction, Orchard will be deemed the “acquiror” for financial reporting purposes and, as such, all of our merger related costs and expenses must be charged to expense as incurred.

Interest, taxes and other, net. Interest income was $441,516 in the six months ended June 30, 2007, compared to $608,006 for the six months ended June 30, 2006, due to the temporary investment of the net cash proceeds from our initial public offering. Our initial public offering closed on February 7, 2006 and we received net cash proceeds of $33.2 million.

Comparison of Year Ended December 31, 2006 and 2005

Revenue. Revenue increased to $5,564,949 for the year ended December 31, 2006, from $679,975 for the year ended December 31, 2005. Total paid downloads increased to approximately 6,390,000 from 973,300 for the same periods, respectively. The increase in the number of paid downloads was driven by the increase in music recordings made available for sale, partially offset by a decline in the average monthly download rate per music recording to approximately 5.9 times during 2006 from approximately 9.0 times during 2005. The average number of music recordings available for sale totaled approximately 107,000 during 2006 and 9,000 during 2005. The increase in the average number of music recordings available reflects the increase in music recordings processed by us and made available by the digital music retailers, the acquisition of DRA which added approximately 53,000 music recordings on September 8, 2006, and the acquisition on February 7, 2006 of certain assets of Rio Bravo Entertainment LLC, representing approximately 6,000 music recordings. We experienced a decline in our average download rate in 2006 as compared to 2005 because the majority of the music recordings added during 2006 were of a nature and mix of genres that were not as commercially popular or had less than worldwide distribution rights compared to the music recordings available for sale in 2005. Partially offsetting these factors was the addition of the DRA music recordings on September 8, 2006. DRA’s catalog features more titles by current recording artists and DRA’s catalog downloaded at an average monthly rate of approximately 14.7 times during the period from the acquisition date through December 31, 2006. In addition, our revenue from subscription fees and other sources such as physical rights licensing increased to $527,015 in 2006, from $19,377 in 2005. Revenue from mobile distribution was $0 in 2005 and increased to $334,979 for 2006, which reflects the revenue from DRA’s mobile services for the period from September 8, 2006 to December 31, 2006.

Cost of revenue. Our royalties and payments to content owners increased to $3,329,698 for the year ended December 31, 2006, compared to $232,294 for the year ended December 31, 2005. The increase is related to the increase in revenue and the acquisition of DRA. During the years ended December 31, 2006 and 2005, our royalties and payments to content owners amounted to 59.8% and 34.2% of revenue, respectively. During 2005, the majority of our content was owned by us or distributed under long-term distribution agreements which typically carry revenue sharing rates of 25% to 50% paid to the content owner. The acquisition of certain assets of Rio Bravo Entertainment LLC in February 2006 and DRA in September 2006 had a significant effect on the mix of our revenue and our gross profit margin, as the short-term distribution agreements of these acquired operations have revenue sharing arrangements that typically result in payments to content owners ranging from 80% to 85% of revenue. The amortization expense of master recordings and digital music rights increased to $422,489 in 2006, compared to $22,518 in 2005. This increase in amortization expense is due to the purchase of digital music rights and master recordings during the second half of 2005 and during 2006 and the acquisitions of certain assets of Rio Bravo Entertainment LLC and DRA. As of December 31, 2006, we were amortizing rights and recordings with a cost basis of approximately $4.8 million compared to approximately $1.2 million as of December 31, 2005. Our cost of revenue for 2005 also included a write-down of non-productive assets of $295,356, relating to cash advances and the capitalized costs of producing master recordings under contracts with certain recording artists. During 2005, we cancelled certain of these contracts because we did not believe that future cash flows would be sufficient to recover the advances and costs that were capitalized under the remainder of the contracts. We are no longer seeking to sign additional artists to record new material as a means of furthering our digital music strategy.

Operating, general and administrative expenses. The following table sets forth the individual components of operating, general and administrative expenses for the years ended December 31, 2006 and 2005:

	For the Years Ended December 31,
	2006		2005
	Amount	Percentage of Total	Amount	Percentage of Total
Personnel-related expenses	$2,759,628	48.8%	$829,823	53.5%
Professional fees	651,682	11.5%	265,473	17.1%
Corporate governance expenses	567,391	10.0%	—	0.0%
Media and investor relations	280,613	5.0%	84,448	5.4%
Share-based compensation	326,495	5.8%	8,304	0.5%
Travel expenses	202,019	3.6%	117,957	7.6%
Rent	203,485	3.6%	68,842	4.4%
Other	663,848	11.7%	175,577	11.5%

Total	$5,655,161	100.0%	$1,550,424	100.0%

Operating, general and administrative expenses increased to $5,655,161 for the year ended December 31, 2006, from $1,550,424 for the year ended December 31, 2005. Operating, general and administrative expenses increased after our initial public offering in February 2006 because of an increase in (i) employees and resulting payroll costs and share-based compensation attributable to the granting of stock options and restricted share incentives, (ii) professional fees, (iii) corporate governance expenses which include board fees, insurance, stock transfer, printing and filing fees, (iv) media and investor relations, (v) travel-related expenses, (vi) office rent, and (vii) other expenses as we began to expand our infrastructure to acquire rights to additional music and video recordings, to process an increasing number of music recordings, to develop competencies in digitally encoding video content, and to meet our obligations as a public company. In addition, during the third and fourth quarters of 2006, we recorded one-time charges of $113,000 and $76,000, respectively, related to severance costs. Our operating, general and administrative expenses for 2006 include expenses of our DRA subsidiary of $360,354 for the period from September 8, 2006 to December 31, 2006.

Interest, taxes and other, net. Interest income increased to $1,251,396 for the year ended December 31, 2006, from $5,568 for the year ended December 31, 2005, due to the temporary investment of the net cash proceeds from our initial public offering of common stock, which closed on February 7, 2006. Interest, taxes and other expense is comprised primarily of interest expense on operating leases in 2006 and a charge to interest expense in 2005 related to the conversion of certain debt to equity by DMI, our accounting acquiror.

Comparison of Year Ended December 31, 2005 and Period from February 26, 2004 (Inception) to December 31, 2004

Revenue. Revenue grew from $37,268 for the period from February 26, 2004 (Inception) to December 31, 2004, to $679,975 for the year ended December 31, 2005. From inception to December 31, 2004, our revenue was insignificant because we were beginning our operations and focused on acquiring our initial digital rights to music recordings, establishing relationships with digital music retailers and identifying artists to sign to our record label. We had only approximately 700 music recordings available for purchase as of December 31, 2004, compared to 30,600 available for purchase at digital music retailers as of December 31, 2005. The increase in music recordings available for purchase and corresponding number of downloads were the driving factor behind the increase in revenues.

Cost of revenue. Cost of revenue increased from $13,744, or 36.9% of revenue, for the period from February 26, 2004 (Inception) to December 31, 2004, to $550,168, or 80.9% of revenue, for the year ended December 31, 2005. The cost of revenue for the year ended December 31, 2005 was negatively impacted by the write-down of non-productive assets of $295,356, relating to cash advances and the capitalized costs of producing master recordings under contracts with certain recording artists. During 2005, we cancelled certain of these contracts because we did not believe that future cash flows would be sufficient to recover the advances and costs that were capitalized under the remainder of the contracts. We are no longer seeking to sign additional artists to record new material as a means of furthering our digital music strategy.

Operating, general and administrative expenses. The following table sets forth the individual components of selling, general and administrative expenses for the year ended December 31, 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004:

	For the Year Ended, December 31, 2005		Period from February 26, 2004 (Inception) to December 31, 2004
	Amount	Percent of Total	Amount	Percent of Total
Personnel-related expenses	$829,823	53.5%	$320,533	48.1%
Professional fees	265,473	17.1%	180,405	27.1%
Media and investor relations	84,448	5.4%	27,886	4.2%
Share-based compensation	8,304	0.5%	1,281	0.0%
Travel expenses	117,957	7.6%	56,758	8.5%
Rent	68,842	4.4%	8,360	1.3%
Other	175,577	11.5%	71,608	10.8%

	$1,550,424	100.0%	$666,831	100.0%

Operating, general and administrative expenses increased from $666,831 for the period from February 26, 2004 (Inception) to December 31, 2004, to $1,550,424 for the year ended December 31, 2005. Operating, general and administrative expenses increased in 2005 because of a substantial increase in employees and resulting payroll costs, professional fees, travel related costs and other expenses as we began to more aggressively identify and acquire rights to music recordings and process an increasing number of music recordings for sale.

Interest, taxes and other, net. Interest, taxes and other expense increased from $3,593 for the period from February 26, 2004 (inception) to December 31, 2004, to $142,565 for the year ended December 31, 2005. The increase in 2005 relates primarily to a non-cash interest charge of $125,034 related to the conversion of certain debt to equity by DMI, our accounting acquiror.

Selected Quarterly Results of Operations

The following table sets forth unaudited quarterly data for the years ended December 31, 2005 and 2006, and for the first half of 2007:

	For the Quarters Ended (unaudited)
	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006	9/30/2006	12/31/2006	3/31/2007	6/30/2007
Statement of Operations Data:
Revenue	$41,480	$53,560	$130,495	$454,440	$720,648	$839,539	$1,214,209	$2,790,553	$3,392,547	$3,151,264
Cost of revenue:
Royalties and payments to content owners	14,411	18,485	36,078	163,320	348,526	386,799	667,154	1,927,219	2,450,838	2,142,353
Amortization of digital rights	3,923	5,065	6,061	7,469	52,035	82,813	136,251	151,390	178,517	215,934
Write-down of non-productive assets	—	73,442	—	221,914	—	—	—	—	—	—

Gross profit (loss)	23,146	(43,432)	88,356	61,737	320,087	369,927	410,804	711,944	763,192	792,977
Operating, general and administrative expenses	(537,745)	(333,782)	(257,050)	(421,847)	(950,664)	(1,344,198)	(1,616,393)	(1,743,906)	(1,725,081)	(2,086,273)
Interest, taxes and other, net	1,495	(7,056)	(128,418)	(3,018)	216,635	384,906	356,792	261,633	225,541	183,808

Net loss	$(513,104)	$(384,270)	$(297,112)	$(363,128)	$(413,943)	$(589,365)	$(848,797)	$(770,329)	$(736,348)	$(1,109,488)

Net loss per share—basic and diluted	$(.23)	$(.17)	$(.13)	$(.16)	$(.07)	$(.07)	$(.10)	$(.09)	$(.08)	$(.12)

As a percentage of revenue:
Cost of revenue	44.2%	181.1%	32.3%	86.4%	55.6%	55.9%	66.2%	74.5%	77.5%	74.8%
Gross profit margin(1)	55.8%	(81.1%)	67.7%	13.6%	44.4%	44.1%	33.8%	25.5%	22.5%	25.2%
Operating data:
Average number of music recordings for sale during the quarter	1,900	5,100	9,400	19,500	42,500	69,700	109,900	196,200	232,300	249,900
Number of music recordings for sale at end of quarter	2,300	8,000	12,200	30,600	65,000	73,000	184,000	219,800	243,100	261,600
Number of paid downloads during quarter(2)	56,400	75,100	191,400	650,400	952,400	1,063,400	1,363,200	3,011,000	3,650,100	2,719,700

(1)	Gross profit in the quarters ended June 30, 2005 and December 31, 2005 was adversely impacted by write-downs of non-productive assets of $73,442 and $221,914, respectively, related to cash advances and the capitalized costs of producing master recordings under contracts with certain recording artists. Without these charges, gross profit margin in these quarters would have been 56.0% and 62.4% of revenue, respectively.
(2)	Does not include the number of times our music recordings were streamed or played on subscription-based digital music retailers or downloaded through mobile services.

Our quarterly revenue is subject to numerous factors as previously noted, including the number of recordings available for sale, download rates, the number of and fee rates received from digital entertainment services offering our recordings for sale, and seasonality. Quarterly revenue increases during 2006 reflect the acquisition of certain assets of Rio Bravo on February 7, 2006, and the acquisition of DRA on September 8, 2006.

Our gross profit margin varies depending on the mix of revenue received from individual music recordings and other sources and the manner in which we have obtained digital distribution rights. Higher margins are achieved from revenue generated from owned content and under perpetual and long-term license agreements and lower margins are achieved through short-term distribution agreements, like those added during the first and third quarters of 2006 in connection with the acquisitions of Rio Bravo and DRA, respectively. In addition, gross profit in the quarters ended June 30, 2005 and December 31, 2005 was adversely impacted by write-downs of non-productive assets as described in note (1) above.

Operating, general and administrative expenses declined in the second and third quarters of 2005, as a result of a reduction in the personnel associated with the management and promotion of artists signed to DMI’s record label. These expenses increased on a sequential quarter-over-quarter basis during 2006 beginning with our initial public offering in February 2006 as we expanded our infrastructure and work force to accommodate future growth, as we began to incur the costs of being a public company and as a result of our acquisition of DRA on September 8, 2006. During the last three sequential quarters, operating, general and administrative expenses have amounted to approximately $1.74 million, $1.73 million and $1.76 million, respectively. In addition, net loss for the quarter ended June 30, 2007 includes $328,844 of merger-related expenses.

Liquidity and Capital Resources

Cash Flows for the Six Months Ended June 30, 2007

Our operating activities resulted in a net cash outflow of $636,227 during the six months ended June 30, 2007. The primary components of the reconciliation of net loss of $1,845,835 to net cash used by operations included non-cash charges relating to the recoupment of royalty advances of $590,033, share-based compensation of $196,200, depreciation of furniture and equipment of $176,219 and the amortization of digital rights and master recordings of $394,451. In addition, changes in working capital components used $158,151 in operating cash flow as receivables and prepaid expenses increased by a greater amount than royalties, and accounts payable and accruals.

Our investing activities resulted in net cash outflows of $5,876,842 during the six months ended June 30, 2007, which was principally comprised of $406,713 for the purchase of furniture and equipment, $1,252,968 for the purchase of digital rights and master recordings, and $4,222,699 for cash advances to acquire digital license rights to music and video recordings.

Our financing activities during the six months ended June 30, 2007 resulted in a net use of cash of $23,722 primarily for payments on capital lease obligations.

As of June 30, 2007, we had cash and cash equivalents of approximately $14.0 million and a working capital surplus of approximately $14.8 million. At June 30, 2007, we were contractually obligated to pay approximately $3.8 million in additional advance royalties and digital rights and master recordings purchase consideration, due under various digital rights agreements generally as music and video recordings and related metadata and artwork are received from the content owners for processing by us. We are also obligated to pay a total of $348,750 in equal quarterly installments through February 2016 as additional advances against future royalties under one long-term agreement and $736,000 in monthly installments on capital and operating leases through October 2010.

Our principal sources of liquidity are our cash and cash equivalents. We believe that our existing cash reserves will be sufficient to fund our operations, working capital requirements, capital expenditure requirements, contractual obligations and content acquisition objectives during 2007. However, we may seek to raise additional capital through a future debt or equity financing to provide for greater flexibility to fund any such acquisitions and licensing activities.

Cash Flows for the Year Ended December 31, 2006

Net cash used in operations for the year ended December 31, 2006 was $1,607,000. The primary components of the reconciliation of net loss of $2,622,000 to net cash used in operations for the year ended December 31, 2006 included non-cash charges for share based compensation of $326,000, recoupment of royalty advances of $1,001,000, depreciation of furniture and equipment of $157,000 and digital rights and master recording amortization of $422,000. These non-cash charges were partially offset by increased working capital requirements of $943,000 as the business and scope of operations grew in 2006.

Our investing activities resulted in a net cash outflow of $11,551,000 for the year ended December 31, 2006, which was principally comprised of $2,769,000 for the purchase of DRA, net of cash received, $2,728,000 and $5,406,000 to acquire digital rights and pay cash advances, respectively, for license rights to music and video recordings, and $621,000 for the purchase of furniture and equipment.

Cash provided from financing activities for the year ended December 31, 2006 was $33,196,000. Our initial public offering generated approximately $33,233,000 in net cash proceeds. In addition, stock and warrant exercises of DMI prior to our initial public offering provided an additional $43,000 in proceeds. This was partially offset by capital lease principal payments of approximately $81,000.

As of December 31, 2006, we had cash and cash equivalents of approximately $20,506,000 and a working capital surplus of $21,192,000.

Cash Flows for the Year Ended December 31, 2005

Net cash used in operations for the year ended December 31, 2006 was $1,123,000. The primary components of the reconciliation of net loss of $1,558,000 to net cash used in operations for the year ended December 31, 2005 included non-cash charges for the write-down of non-productive assets of $295,000, interest expense related to the conversion of subordinated notes payable of $127,000, recoupment of royalty advances of $100,000, depreciation of furniture and equipment of $39,000 and digital rights amortization of $23,000. These non-cash charges were partially offset by increased working capital requirements of $157,000.

Our investing activities resulted in a net cash outflow of $1,897,000 for the year ended December 31, 2005, which was comprised of $890,000 and $953,000 to acquire digital rights and to pay royalty advances for long-term license rights to music recordings, respectively, and $54,000 to purchase of furniture and equipment.

Cash provided from financing activities for the year ended December 31, 2005 was $2,753,000, which was comprised of net cash proceeds from DMI’s issuance of Series B convertible preferred stock and subordinated notes payable of $2,568,000 and $230,000, respectively, and was partially offset by capital lease payments of $44,000.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2007 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Capital lease obligations	$38,000	$36,000	$2,000	$—	$—
Operating lease obligations	698,000	295,000	403,000	—	—
Music and video content acquisition and royalty advance obligations	3,781,000	3,477,000	135,000	135,000	34,000

Total	$4,517,000	$3,808,000	$540,000	$135,000	$34,000

In addition to the long-term obligations in the table above, we were obligated in connection with the acquisition of DRA to pay additional consideration if certain financial targets were achieved through December 31, 2007. This earn-out obligation was settled in full with the former owners of DRA through the payment in July 2007 of approximately $705,000 in cash and the issuance of 56,998 shares of DMGI common stock.

Off-Balance Sheet Arrangements

As of June 30, 2007, we had no off-balance sheet arrangements.

Factors Affecting Future Results

We have incurred losses since inception and our ability to achieve profitability in the near term is primarily dependent on increasing our revenue while controlling and limiting our expenses at current levels. The factors we expect will affect our future results are discussed below.

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Digital music industry conditions. The digital music industry is still evolving and subject to rapid change. The previously strong quarter-over-quarter growth in digital music sales reported industry-wide has slowed recently, which is natural as an industry matures and the base on which percentage growth is measured becomes larger. There was an industry-wide decline in sales of physical product (pre-recorded music CDs) experienced during the first six months of 2007 which was larger than the increase in digital music sales for the same period. The early-stage nature of the digital transition presently occurring in the music industry and our limited operating history have not allowed us to definitively identify specific consumer trends or factors in our business that may affect the timing and extent of digital downloading as a replacement for purchases of music CDs and the resulting impact on our revenue.

Because of the lengthy interval between the time we acquire digital rights or enter into license or distribution agreements for music recordings and the time that such recordings are received, processed, delivered to digital entertainment services and ultimately processed and approved for sale by the services, only a relatively small amount of the music content we have acquired since the IPO was available for sale at June 30, 2007. We are working to reduce the time it takes to get our recordings to market and to deliver more of our music recordings to other digital music retailers and especially to mobile distribution services in order to improve our download rates and revenue per music recording.

We have observed a continued increase in the competitive environment for the acquisition of digital rights to music recordings owned by active independent record labels from our competitors engaged in the short-term distribution of digital music and from subsidiaries of the four major record label groups. In particular, major record label groups, which have always aggressively competed to provide physical distribution for independent labels, have become increasingly active in the digital market segment. During the first half of 2007, we were notified by three independent record labels digitally distributing their music through our DRA subsidiary that they intend to shift distribution of their catalogs from us to a subsidiary of a major record label. In addition, our direct competitors, which have typically engaged in the digital distribution of music with no upfront advance cash payments, have begun making cash royalty advances or reduced their gross profit margins to attract or retain high-quality music catalogs. While we do not expect the decrease in revenue and gross profit from the three labels we have lost to subsidiaries of the major record label groups to be material, the aggressive competition from our direct competitors, as well as from major record label groups and other independent physical distributors with the ability to offer reduced physical distribution fees in order to gain the digital distribution rights from independent labels and content owners, may cause us to experience a higher rate of non-renewal than we have experienced in the past and may adversely impact our ability to enter into new agreements.

Apple iTunes and EMI Music recently announced an agreement to sell a broad selection of EMI music recordings without digital rights management, or “DRM”. Such recordings would be made available in a higher quality format and at a higher price to the consumer than music recordings currently offered on Apple iTunes. During the third quarter of 2007, we expect Apple iTunes will make this distribution option available to us and we will likely make certain of our content available without DRM, in a higher-quality format and at a higher price. We believe that the availability of non-DRM music downloads may lead to accelerated growth in the digital music industry.

•	Revenue from video content. As of June 30, 2007, we had more than 4,000 hours of music, television and film video content under contract. As of that date, we had processed and delivered over 3,500 episodes of video content to 18 online and mobile video retailers. Because most of our distribution partners are still in the process of launching and establishing their digital entertainment services for video or are in the testing phase for advertising-supported business models, the revenue we have received from video sales-to-date has been negligible. We have been participating in the testing phase of a number of our partners’ services. Based on the preliminary results of these tests and on the stated plans of certain of our partners to launch their advertising-supported models during the third quarter of 2007, we believe our revenue from video content will continue to increase from current levels, although we are unlikely to realize any meaningful revenue from digital video distribution until, at the earliest, the fourth quarter of 2007.

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Business development. As of June 30, 2007, we had cash and cash equivalents of $14 million, the majority of which is earmarked for content acquisitions, including approximately $3.8 million we are contractually obligated to pay under content acquisitions and long-term license arrangements. In addition, we paid approximately $705,000 in June 2007 as additional DRA purchase consideration in order to cancel the earn-out obligation which was a part of the acquisition agreement. Negotiating and consummating digital rights agreements for entertainment content is a complex and time consuming process, and we cannot predict how quickly we will be able to deploy our capital and add to the music and video content we have available to consumers. We are seeking to acquire additional digital rights and to enter into additional long-term license agreements for both music and video content. We also are seeking to enter into additional short-term distribution agreements for both music and video content as they provide a method for achieving revenue growth without investing our capital in the form of cash royalty advances or purchase price. However, depending on competitive market conditions, we may offer cash advances to certain substantial content owners under existing short-term distribution agreements as an inducement to extend their agreements with us.

The Orchard Enterprises Inc.

Overview

The Orchard Enterprises Inc, or Orchard, is a leading global digital distributor and marketer of music. As of June 30, 2007, Orchard had over 600,000 individual music recordings, or tracks, for sale. Additionally, Orchard estimates it currently has under license, but has not yet made available, a substantial number of additional tracks. Orchard currently has agents or employees in over 25 countries and controls a catalog sourced from over 75 countries, covering thousands of labels and a broad and deep array of music genres and eras. Orchard supplies music and video to the leading digital music stores and mobile operators throughout the world, and executes global marketing and promotion programs locally, with experts in major music territories managing initiatives tailored to each country’s unique dynamic situation.

Orchard believes that it has changed traditional notions of “distribution” by pioneering a broad suite of client services in addition to its primary music distribution and marketing business. These services range from placing a music recording for use in film, TV and advertising programming (referred to as “synchronization”), to co-marketing initiatives with leading consumer brands (for example, creating a digital music promotion that is redeemable by consumers who purchase an electronics item), to global publishing administration (whereby Orchard researches and administers the publishing copyright royalties on behalf of master recording owners). Orchard believes that it is often first to market in making independent music available in new digital music retail services (whereby “independent” refers to master recordings not controlled or owned by the four major music companies, which are Sony/BMG, Universal Music Group, EMI Recorded Music and Warner Music Group). For example, Orchard was the launch partner for Verizon’s VCAST music service and represented the only independent music in the service when it became available to consumers. Further, Orchard was among the first independent music providers to license the 3 mobile service in the United Kingdom directly, without licensing the master recordings to an intermediary mobile technology company. Orchard believes that, with an ability to coordinate global programs within local markets, it has pioneered new forms of entertainment marketing for the digital media era.

Orchard considers as a competitive differentiator the degree to which the company works as a close business partner with its independent label clients to provide a broad array of ancillary services. Orchard provides retail sales and marketing, an extensive suite of online promotional programs, synchronization placement, global royalty collection and global publishing administration. Orchard also provides strategic media services to digital retailers and leading consumer brands, ranging from publishing research, licensing and administration through comprehensive online and offline branding programs.

Orchard’s proprietary content delivery platform (V.E.C.T.O.R.™), launched in 2007, efficiently supplies hundreds of digital retail and mastertone storefronts (i.e., all retail locations whereby consumers can purchase short segments of music – called “mastertones” – for use as ringers and the like in their mobile telephone or other mobile device) and gives Orchard proprietary in-house control over all receipt and processing of a music catalog, delivery of music to retail storefronts, and storage/management of music assets. This capability encompasses both full-track downloads and mastertone music. Further, the V.E.C.T.O.R.™ solution is designed to also manage all aspects of video processing, delivery and storage/management, which Orchard intends to make available over the course of 2007.

Market Overview

In all material respects, Orchard views the current state of the recorded music and digital music and video markets similarly to the perspective articulated by DMGI. Further, Orchard believes that the current trends in both recorded music and digital music and video markets will place a premium on effective global distribution. Over time, as artist managers work directly with distribution partners and other non-traditional partners to create new models for funding the creation and marketing of music recordings and their distribution and sales, the role of the traditional label will continue to be diminished. Orchard believes this presents growth opportunities and that Orchard is well-positioned to take advantage of these macro market trends.

With respect to digital distribution, Orchard believes that the market for short-term distribution of music recordings is bifurcating between value-added service partners (those that maintain relatively high (over 25%) distribution fees for services provided, and “commoditized” providers (those that compete primarily on price, but also on operational effectiveness and accounting accuracy and flexibility). Orchard believes that creating long-term sustainable business value rests in maintaining and cultivating Orchard’s strong value-added brand reputation, continuing to innovate in providing new products and services to its label, video, retail and other clients. Orchard also believes that the commoditized segment of the digital distribution market will consolidate, as businesses are forced to combine to achieve sufficient scale to cover their cost of operations.

Orchard believes that changes occurring at the advertiser/brand level, and the role that branded digital entertainment properties increasingly play in providing non-traditional sources of revenue for content owners, offer new and innovative ways to increase consumer audiences and sell more digital music and video. This is manifest in Orchard’s focus on cultivating its array of music service products such as placement of master recordings for use in film, television and commercial programming; partnering with consumer packaged goods companies, technology companies and other brands to integrate digital entertainment properties into their own customer value propositions; and the like.

Competitive Strengths

Like DMGI, Orchard increases the selection of music and video content available to consumers by making it available in digital formats, provides a means for content owners to access the digital entertainment marketplace with minimal effort on their behalf, serves as a trusted content provider to digital entertainment services, and offers competitive differentiators to non-traditional users of digital entertainment properties. Orchard addresses the needs of consumers, content owners, and digital entertainment services similarly to DMGI, but additionally:

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Consumers. Orchard also creates innovative product packages and compilations to facilitate customers’ discovery of new developing artists, providing access to music catalogs, and exposure to music from different regions and cultures.

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Content Owners. Orchard also offers a wide array of value-added service to help content owners realize more value from their assets and also increase audiences allowing content owners additional ways to monetize their assets. For additional information regarding these value-added services, see “THE COMPANIES – The Orchard Enterprises Inc. – Distribution and Marketing and Other Services” below.

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Digital Entertainment Services. Orchard also has a focus on serving digital entertainment services with merchandising and marketing expertise. In addition, Orchard offers select digital entertainment service partners the option for Orchard to research, license and/or administer publishing royalties on behalf of the service.

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Non-Traditional Partners. Orchard also serves non-traditional clients as a business partner, integrating digital entertainment with their products. For example, Orchard offers programs to help consumer packaged goods companies and electronics manufacturers to bundle music with their products. This bundling is intended to increase the number of units a retailer agrees to stock in its stores, and improve retail merchandising placement, while at the same time generating new sources of revenue and audience exposure for Orchard’s label clients. A recent example of this is a mastertone promotion with Procter & Gamble for their Pringles potato chip product.

In addition to addressing the needs of the digital entertainment marketplace through content licensing and short-term distribution, Orchard may also seek to maintain long-term control and outright ownership over some music content. Although this has not been an integral part of Orchard’s growth strategy to date because of the significant capital required, in select cases, Orchard has acquired ownership of master recordings or digital rights or sought to enter into long-term license arrangements. In this regard, Orchard owns three record labels outright: Xanadu, a jazz label currently comprising approximately 120 albums and 760 individual recordings; Music of the World, a “world music” label currently comprising approximately 80 albums and 780 individual recordings; and

Re:Live™, a large library of live music recordings recorded during the period 2002 to 2006 in small to medium sized venues in the United States, comprising approximately 1,200 albums and 11,900 individual recordings.

Growth Strategy

Like DMGI, Orchard seeks to own or control through either long-term license or short-term distribution agreements the digital rights to as much music and video content as possible, on terms that Orchard deems commercially reasonable, subject to Orchard’s financial resources. Once acquired, Orchard makes its content available to consumers by placing it on leading and selected specialty digital entertainment services. Orchard pursues these objectives with strategies similar to those articulated by DMGI and also acquires content in much the same manner. Unlike DMGI, Orchard also pursues strategies related to its value-added product and service offerings and seeks to position itself with its digital retail sales partners as a provider of merchandising, marketing and publishing administration services.

For the six months ended June 30, 2007 and the year ended December 31, 2006, Orchard generated approximately 17% and 19%, respectively, of its revenues from music content to which it has long-term licenses (meaning a license with a duration of 5 years or more), and approximately 70% and 68%, respectively, of its revenues from music content for which it has short-term distribution rights. Those categories of music represent, respectively, 26% and 74% of the total number of tracks for sale by Orchard as of June 30, 2007. Orchard did not generate any revenue from music content for which it owned the digital rights or master recordings during these periods.

Orchard’s Content

As of June 30, 2007, Orchard had approximately 600,000 individual music recordings available for sale through its network of digital entertainment services. In addition to these 600,000 recordings, Orchard estimates it has access to substantial additional music recordings from its content owners currently under contract. These additional music recordings represent content that Orchard has not yet opted to request for distribution and sale, keeping in line with its strategy of endeavoring to optimize the long-term value of its content providers’ catalogs, or has not yet been provided by the content owners. For large catalogs of music recordings and particularly with respect to non-Western repertoire, rather than delivering immediately, Orchard sometimes selectively rolls out tracks under license under a schedule over time. Also, tracks under license may not yet be offered for sale by the online stores for other reasons, e.g., they are still being processed internally for inclusion in Orchard’s systems, or the online stores may not yet have completed their review, processing, or, as applicable, encryption of, the tracks that Orchard has delivered. In addition, more so than DMGI, many of the content owners for which Orchard provides digital distribution are independent record labels with active artists who are periodically releasing new albums for digital distribution through Orchard.

In addition to music, Orchard has licensed some video content for distribution and intends to implement a video acquisition and distribution strategy and begin widespread distribution of video content in the fourth quarter of 2007. To date, Orchard’s licensed video content includes, for example, material from The Three Stooges, Simply Red and Brian Setzer. Genres include comedy and music videos (rock, metal, pop, Latin and electronic). Like DMGI, Orchard believes there is significant revenue potential in digitally distributing video entertainment. To date, Orchard has only delivered a small number of videos to iTunes for priority promotional campaigns. Many of the content owners for which Orchard currently provides digital music distribution have access to a material amount of incremental video product, particularly music videos, which Orchard believes will be made available to it to distribute through digital video retailers.

Like DMGI, the digital rights that Orchard acquires are contractual and based upon the rights granted to Orchard by the content owner who may not be the original rights owner. Orchard’s contractual arrangements typically provide for assurances regarding proper title and ownership to the digital rights acquired (typically through representations, warranties and indemnities as to ownership). Orchard also performs what it believes to be a reasonable amount of diligence on the ownership of music and video recordings by the record labels, artists and video catalog owners from whom Orchard acquires digital rights. Given the contractual nature of Orchard’s rights and its acquisition of older music recordings, from time-to-time Orchard receives a claim from a third party challenging its rights. In such cases, Orchard typically ceases selling the recording until the dispute is investigated and resolved. Depending on the outcome of the rights dispute, Orchard will resume selling the recording and/or seek remedy from the content owner under the representations, warranties and indemnities provided in Orchard’s contractual arrangements.

Like DMGI, Orchard’s music content is from various genres and time periods and includes back catalog, out-of-print recordings, past hits, world music, classical music performances, previously unreleased music recordings, and live performances. Orchard’s content also includes multi-platinum artists across a diverse set of music territories, current recordings by contemporary independent labels and artists, as well as other music that may no longer be readily available from traditional music retailers. In addition, Orchard may acquire music and audio or audio/video from live performances not previously commercially available, radio and television performances, and other sources as they are identified by Orchard.

When Orchard acquires or licenses digital rights or enters into short-term distribution arrangements, its preference is to obtain the broadest territorial distribution rights as possible. From time to time, however, Orchard enters into digital rights agreements with less than world-wide distribution rights, which it factors into the contractual terms with the content owner.

Orchard makes its music content available at leading digital music retailers and mobile services that currently collectively offer digital music for sale in more than 30 countries. For the six months ended June 30, 2007 and the year ended December 31, 2006, approximately 76% and 77%, respectively, of Orchard’s revenue was generated in the United States, with the remaining 24% and 23%, respectively, coming from digital music retailers serving customers outside the United States.

Content Processing and Operations

Orchard distributes its music content through similar digital music retailers at similar terms as DMGI. Currently, no customer accounts for more than 10% of Orchard’s revenues other than Apple iTunes and eMusic (an affiliated company under common ownership with Orchard), which accounted for 51% and 12% in 2006, 45% and 14% in 2005, 45% and 4% in 2004 and 53% and 11% in the six months ended June 30, 2007, respectively, of Orchard’s total revenue for such periods.

Orchard has developed a proprietary system to receive and process, store, manage and deliver content to digital music retailers and other digital entertainment services. This infrastructure is called V.E.C.T.O.R.™ (Very Efficient Conduit To Our Retailers), which is used for content delivery to both Internet-based and mobile-based retailers. As of July 31, 2007, V.E.C.T.O.R.™ was integrated directly with content management systems of 43 Internet retailers and 34 mobile (i.e., “cellular telephone”) retailers and Orchard intends to continue to add digital entertainment services over time. Even taking into account the full integration of all of DMGI’s music, audio and video assets into Orchard’s production systems, Orchard does not currently anticipate any constraints with respect to ingestion, storage or delivery in the next two years. Further, because many of the Internet-based retailers use their content management systems to support multiple digital music retail storefronts, Orchard can automatically deliver to over 175 such storefronts.

Of Orchard’s 43 Internet retailers currently supplied by V.E.C.T.O.R.™, 28 operate in the United States, 14 in Europe, and one in China. For the 34 mobile retailers, 15 operate in the United States, two in Canada, two in Asia and the remaining 15 operate in the European Union. From February through June 2007, Orchard provided a total of 15.6 million deliveries via V.E.C.T.O.R.™, and V.E.C.T.O.R.™ supported an average of over 260,000 daily deliveries during June 2007.

In July 2007, Orchard added an automated mobile retail delivery component to V.E.C.T.O.R.™. This addition not only reduced the labor cost associated with mastertone and full track delivery to mobile retailers, but also reduced time-to-market. Orchard believes that its proprietary V.E.C.T.O.R.™ delivery system has had a positive impact on label relations with its content owners and the digital entertainment services it supplies by reducing time to market considerably, which has enabled Orchard to ensure that new releases from labels become available on the Internet in conjunction with the physical product release. Orchard believes that meeting this deadline (typically referred to as a music recording’s “release date”) has a positive impact on sales of those recording.

Orchard intends to launch a proprietary video delivery component of V.E.C.T.O.R.™ by the end of the fourth quarter of 2007, with the goal of managing all video deliveries internally without reliance on third-party technology providers, unlike most of its competitors. Orchard believes that this should provide DMGI with a comparative advantage with respect to its larger current video catalog.

Artist/Label Client Management

Orchard works closely with its independent record label clients to manage the scheduling, production, delivery and marketing of music recordings. Orchard believes it provides a high level of personalized service and attention to its label clients and views services as a priority and as a strategic advantage. Orchard considers that its focus on service is a key factor behind its ability to achieve and maintain licensing terms that it believes to be more attractive than the industry average.

Orchard seeks to maximize sales by meeting its record label clients’ product release dates with wide availability and visibility across its global network of digital and mobile entertainment service partners. Orchard accomplishes this through frequent communication with its label clients to obtain regular updates on release schedules, marketing plans for priority products, digital-only and/or bonus content, overall expectations regarding sales, and expectations regarding promotional and programming opportunities.

Orchard maintains a company-wide product release schedule that is reviewed internally each week to identify new priorities and targets. This includes, for a given release, levels and types of placements expected across digital music stores by region, top online press outlets to solicit for reviews and features, potential for SMS codes and ringtones, opportunities for master recording placement in film, TV and commercial programs, and the like. The schedule is also used to review the progress of previously identified priorities and targets (for example, SoundScan™ data regarding total album/track sales and the ratio of physical to digital sales, digital music service provider placements and promotions achieved, online press coverage secured, and the like) and to make timely adjustments where needed.

In order to adequately manage time, resources and expectations with regard to the sales and performance of a given product, both internally and externally, Orchard engages with its independent record label contacts to review factors such as an artist’s previous sales history, the initial outlay of a release (i.e., the amount of physical product delivered into retailers) and the distribution of physical units by market, significant past press achieved, the label’s marketing budget, and whether any third parties have been hired to handle press, public relations, or radio promotion. After taking all of these factors into account, and subject to the relevant label’s approval, Orchard devises and manages an overall digital marketing plan. Achievements in the form of digital music service merchandising placements or promotions, which Orchard captures in the form of screenshots that are available to its label clients online via the client’s online account interface, are typically relayed to clients the same day they originate on digital music service retailers. Achievements in the form of online press, reviews, blog entries, stream and/or MP3 postings are typically relayed to record label clients in the form of bi-weekly or monthly reports, although major “wins” are relayed on the same day they occur.

Orchard also serves to advise its independent record label clients on new digital and mobile outlets that come online within Orchard’s distribution network, to monitor delivery and availability status of catalog (i.e., compliance checks), and to assist its labels in analyzing sales data. The majority of this information is also available to its label clients in the client’s online account interface.

Orchard provides a wide array of hands-on support functions and value-added services related to retail digital sales for its artist and label clients, including:

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Label Set-up/Account Management. From the inception of a new label’s contractual relationship with Orchard, Orchard initiates a detailed checklist of new label set-up and orientation services, to ensure that the label has an assigned representative, that all basic administrative and royalty information is correctly configured in its systems, and that the label receives a formal welcome email detailing instructions for the initial shipment of product.

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Release Management. Once Orchard receives a delivery of master recordings or video – whether new releases or catalog – Orchard institutes a thorough metadata diagnostic and, subsequently, accurate metadata is built and uploaded into Orchard’s system to ensure track information is in the order and format as required at each digital entertainment service. Orchard works with the content owner to produce solicitation materials and marketing plans to maximize the retail merchandising for each release and to drive sales. When Orchard signs a large, historically significant catalog of releases, Orchard builds custom compilations, catalog onesheets, and other marketing tools to reintroduce the catalog to digital music service providers.

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Label Communication. Orchard’s goal is to provide fast and reliable written, email and phone support 10 hours a day, 5 days a week – with a target of responding to all correspondence within 24 hours met at a greater than 95% success rate. Managing music catalogs from across the globe, Orchard customer service representatives have, as a group, fluency in numerous languages. Orchard also produces a bi-monthly client newsletter, updating its record label clients on new digital entertainment service signings, promotional opportunities and new business opportunities.

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Prospective Label & Non-client Communication. Orchard receives hundreds of items of general correspondence each week, ranging from prospective new labels to inquiries about releases it distributes. Orchard filters all new label submissions via a proprietary online tool, evaluates the viability of each request for distribution services, and interacts with prospective content owners through the contract review and pre-signing period, answering questions, and providing information about Orchard’s services and value proposition.

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Custom Compilations. Orchard assembles both promotional and commercial compilations highlighting developing artists and artists performing at vital industry music festivals (such as the South by Southwest Music Festival held annually in Austin, Texas). Compilations are a valuable tool to drive album sales and awareness for emerging artists, catalog titles, music from other countries, and the like.

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Orchard Live Club Nights. Orchard coordinates, produces and records live a monthly “club night” to feature developing artists and artists with priority new releases. These events raise awareness about the acts within the industry at large, and help connect bands, press, radio and live music specialists with Orchard to maximize the awareness a particular artist has generated and further it with music industry gatekeepers.

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Art Production. Orchard creates, converts and performs creative layout for a variety of marketing tools, marketing collateral, album artwork, social networking sites and both traditional and digital Point of Purchase items.

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Label Relations Technology. Orchard has developed a variety of proprietary label relations technologies. Orchard intends to launch the next product generation of its existing business-to-business website, entitled Artist Label Workstation (ALW) during the second half of 2007. The ALW, available to all Orchard distributed clients, is expected to house all administrative aspects of release and account management, new tools for efficient and interactive engagement between record label and Orchard staff, and a streamlined and flexible new royalty monitoring system with a suite of marketing analysis tools.

Distribution and Marketing

Like DMGI, Orchard distributes its music content to leading digital entertainment services worldwide. Orchard believes it has strong business relationships with Apple iTunes and other digital entertainment services to which it provides content. Historically, certain of Orchard’s distributed content has received premium placement on digital entertainment services, and Orchard intends to continue to work closely with its distribution partners to achieve optimum placement and drive sales.

The flexibility of the digital format allows Orchard to market its music content in creative ways by mixing-and-matching its individual recordings to create new digital music albums. With this flexibility, Orchard is able to offer a variety of its music content in new compilation albums to attract consumers of a particular lifestyle or age group or related to an event type, holiday or live music concert, by way of example.

Orchard markets and distributes audio and video content across a range of digital entertainment outlets, which in turn sell and promote content to consumers. Many of these retail partners operate across multiple business models and as the market develops, the business models, in turn, evolve. The business models of Orchard’s digital entertainment service partners include (but are not limited to):

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A-la-carte download services on the Internet. These digital entertainment services offer consumers the ability to download individual recordings or albums for permanent use for a fixed price. Example services include iTunes, Urge, Zune, Virgin, and Musicload. In such models, Orchard typically receives either a fixed wholesale price per track or album downloaded, or a percentage of the consumer retail price.

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Subscription download services on the Internet. These services offer consumers the ability to download up to a certain number of recordings each month for a fixed subscription fee. Example services include eMusic, an affiliate of Orchard. In such models, Orchard typically receives a percentage of the total revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total downloads in the service during the billing period.

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Subscription streaming services on the Internet. These services offer consumers the ability to stream unlimited content on their computers for a fixed monthly fee. Example services include Napster, Rhapsody and Yahoo! Unlimited. In such models, Orchard typically receives a percentage of the total revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total streams in the service during the billing period.

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To-go subscription services on Internet. These services offer consumers the ability to carry unlimited quantities of content on portable devices for a fixed monthly fee. On termination of the subscription, the files on the portable devices expire and the consumer no longer has access to that content. Example services include Napster and Rhapsody. In such models, Orchard typically receives a percentage of the total revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total tracks played by consumers on their devices during the billing period.

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A-la-carte full track download on mobile. These services offer consumers the ability to download individual music recordings or albums over wireless networks onto mobile devices for permanent use for a fixed price. Some services allow consumers to download the tracks purchased on their mobile device to computers. Example services include Verizon, Sprint, 3 and Orange. In such models, Orchard typically receives either a fixed wholesale price per track or album downloaded, or a percentage of the consumer retail price.

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Full track subscription on mobile. These services offer consumers the ability to download unlimited music content on their mobile devices for a fixed monthly fee. The content remains live on their devices for the period their subscription is active. Example services include Jamba, Napster and eMusic. In such models, Orchard typically receives a percentage of the total revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total plays in the service during the billing period.

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A-la-carte mastertones on mobile. These services offer consumers the ability to download unlimited mastertone content to their mobile device. Example services include Verizon, Sprint and 9 Squared. In such models, Orchard typically receives either a fixed wholesale price per mastertone downloaded, or a percentage of the consumer retail price.

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A-la-carte ringback tones on mobile. These services offer the consumer the ability to “rent” the mastertones that callers hear for a fixed price. The music is streamed over the mobile provider’s network. Example services include Verizon, AT&T and T Mobile. In such models, Orchard typically receives either a fixed wholesale price per mastertone downloaded, or a percentage of the consumer retail price.

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Direct-to-consumer mastertone via SMS. These services offer consumers the ability to purchase mastertone downloads by “texting” a keyword to a pre-defined SMS shortcode. Consumers are then billed on an a-la-carte basis. Example services include 9 Squared. In such models, Orchard typically receives either a fixed wholesale price per mastertone downloaded, or a percentage of the consumer retail price.

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A-la-carte mastertone via Internet. These services offer consumers the ability to purchase mastertones from Internet websites from which consumer can then have the mastertone delivered directly to the consumers’ mobile device. Example services include 9 Squared and Thumplay. In such models, Orchard typically receives either a fixed wholesale price per mastertone downloaded, or a percentage of the consumer retail price.

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Streaming radio to mobile devices. These services offer consumer the ability to stream programmed radio stations directly to their mobile device. Example services include Mobzilla. In such models, Orchard typically receives a percentage of the total revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total plays in the service during the billing period.

•

Advertising supported models. These services offer consumers the ability to stream content without cost, in exchange for consumers’ being exposed to advertising. Example services include Qtrax and Spiral Frog. In such models, Orchard typically receives a percentage of the total advertising revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total plays in the service during the billing period.

Orchard seeks to maximize revenue across its digital entertainment service partner network by endeavoring to increase the availability and visibility of its distributed content across these various business models. Other objectives include creating and executing retail marketing plans for key labels, artists and releases and providing feedback for the same, analyzing retail promotions and trends to create a better understanding of what drives sales at digital retail, and selecting the right niche services specialized in a particular geography or genre (e.g., a reggae service).

Orchard promotes to its global network of digital entertainment services by maintaining relationships at a local level. Orchard manages marketing staff or representatives based in major music markets like the United States, the United Kingdom, France, Germany, Italy, Spain, Argentina and Australia, and promotes a combination of both local and global priorities in each market to ensure a global marketing solution for its independent record label clients. Orchard employs a wide array of tools in the process of marketing to its global network of digital entertainment services that include:

•	Securing exclusives, pre-orders, bonus content and the like to ensure that Orchard’s digital entertainment service partners have appropriate incentives to promote specific releases or tracks;

•

Managing weekly newsletters customized for individual digital music stores highlighting priority releases to feature, and offering monthly release schedules to assist such stores in planning longer-term promotions;

•

Developing theme-, event- and concept-based playlists to integrate into radio stations, playlists and larger retail features, and celebrity playlists that utilize celebrities to promote Orchard content at retail platforms;

•	Creating listening packages to make it easier for programming decision-makers to listen to Orchard content;

•	Offering programmers access to live shows and facilitating at-location listening sessions for key programmers and editors; and

•	Conducting regular in-person meetings with key programming decision makers at most major digital entertainment service partners.

Orchard also works closely with certain content owners to market their music and video content directly to consumers, who will then be encouraged to purchase this content at digital entertainment services. Orchard also experiments with new ways to market its music catalog directly to consumers. For example, Orchard controls the SMS short-code “INDIE” for the U.S. market and is using this short-code to deliver content directly to consumers via mobile devices. In addition, Orchard intends to continue to market its services to content owners through strategic advertising and media releases, attendance at trade shows, event sponsorships and the like.

For a select group of high priority releases, Orchard further coordinates online publicity and new media marketing and promotions to engage and capture consumers for its record label clients. Orchard proactively markets its music to online so-called “tastemakers” and trendsetters to increase exposure for its releases outside of digital retail, and believes strategically that a “push” approach (engaging these influencers proactively) is considerably more effective than the “pull” approach employed by many competitors. While Orchard’s goal is to boost digital sales by generating awareness for the digital music recordings it is marketing, Orchard believes that all exposure for the artist benefits sales. Therefore, in certain cases, Orchard expands its marketing efforts to include tour marketing. As a result, artists and record labels distributing digital music through Orchard can often benefit from additional sales across concert tickets and physical recordings (compact discs). Orchard can serve as the equivalent of a record label hiring an outside online marketing agency, but rather than charge its label clients an additional fee Orchard provides its marketing services as added value that is covered within its higher-than-average distribution fee (premium service for a premium price).

At the beginning of each marketing campaign, Orchard holds an internal meeting to evaluate the potential success of a release so as to allocate the appropriate resources. Then, Orchard creates a marketing campaign outline that includes what Orchard will do for the record label, as well as what Orchard requires from the label to conduct an effective campaign. After Orchard reviews the outline with the label, it launches the campaign with a general press release about the project. Following this, Orchard solicits coverage on websites, carries out contests with lifestyle and media partners, schedules interviews with the artist, and adds tracks to podcasts and online radio, among other things. Orchard sends comprehensive reports (pitched, confirmed, coverage, screenshots) to its record label clients on a regular basis to keep them apprised of progress. The nature of Orchard’s programs includes:

•

Online Publicity. Orchard pitches online media outlets for coverage such as editorial features, album reviews and interviews. The outlets include major music portals (e.g., AOL Music, Yahoo! Launch), niche blogs (e.g., Stereogum, Brooklyn Vegan), online counterparts of magazines (e.g., Spin.com, Blender.com) and social networking sites (e.g., MySpace and imeem).

•

Communication Tools. Orchard offers a range of communication products to generate interest about upcoming releases and catalog programs in order to secure album reviews, interviews, editorial features, news stories, in-studio sessions, live performance recordings and on-site video interviews, market-specific concert previews and reviews, and single track streams/downloads included in media sections, among other things. These products include, by way of example:

(i)

Flashlight®. Orchard’s bi-weekly, editorially-driven tipsheet that is sent to over 850 editors and writers and features sections such as albums of the week, upcoming events, tracks of the week, “bubbling up” and a release schedule;

(ii)	Blog Blitzes™. Press releases emailed to targeted media upon launch of a marketing campaign, prior to the release date, on the day of release as well as for any notable news items moving forward (e.g., an album charting, a feature in a high-profile trade magazine and/or impressive TV appearances);

(iii)	Targeted pitches to individual sites. Most coverage comes from customized pitches to one site at a time; and

(iv)	Single track streams/downloads. Each campaign has a track available for free stream or download.

•	New Media Marketing & Promotions. Orchard offers additional marketing and promotion services to activate the existing fan base and build new audiences. These include, by way of example:

(i)	Full album streams. Orchard secures streams on high profile sites with mass appeal to expose the artist to a large group of music consumers;

(ii)	Download cards. Orchard coordinates printing download cards for its independent record labels, so that they can have a tangible way to promote their music to consumers. Download cards are custom designed, credit card-like products that have redemption codes on them to securely download music and video, and are sometimes executed in partnership with a targeted digital music service partner;

(iii)	Social networking promotions. Orchard provides interactive tools to put on the artist/release page to encourage sales. These range from embedded storefronts that users can place within their social networking pages (for example, a SNOCAP MyStore), to a banner that links to the artist or album page on a digital retailer selected by Orchard, from a variety of so-called “widgets” (i.e., a third party item that can be embedded into a web page) and other interactive tools to post on the page. The interactive tools provided by Orchard can also include an “event demand” widget, where fans vote on where they want the artist to play, or could include a text messaging digital chalkboard, where fans text in a message that immediately shows up in an area on the page;

(iv)	Contests and promotional giveaways. Orchard uses ticket giveaways for tour press, and third party promotional materials (such as T- shirts and MP3 players) to create awareness-generating events, such as contests with media partners;

(v)	Video premiers. Orchard secures exclusive, limited time video features with key websites that reach the artist’s target demographic;

(vi)

Podcasts. Orchard uses podcasts to increase awareness and sales. For example, Orchard publishes a weekly Flashlight®-branded podcast, assists its label clients in creating artist or label-specific podcasts, and uploads tracks to the PodShow network (where podcast creators go to find tracks to use in their podcasts), among other things; and

(vii)	Online radio servicing. Orchard provides albums to a limited number of major online radio broadcasters (including AOL, Pandora, Yahoo! LAUNCHcast, Last.fm).

Other Services

Orchard provides a full array of non-retail services to its label clients as well as its digital entertainment service partners. Orchard believes that these non-retail services not only maximize revenue through non-traditional models, but also provide key marketing exposure to artists and labels, simplify labels’ administrative tasks, increase the value of Orchard to its clients and partners, and diversify revenue streams. Orchard’s non-retail services include:

•

Master Placement for Synchronization Use. Orchard proactively markets its labels’ content for use in film, television, advertising, video games, and a variety of other interactive and audiovisual uses (so-called “synchronization”). In the past year, Orchard has secured hundreds of placements, including commercials for Jaguar, Target and British Airways; films such as “John Tucker Must Die,” “Grindhouse,” and “Flushed Away;” and TV shows such as “CSI: Miami,” “Dexter,” and “Sleeper Cell.” Orchard currently engages daily with major film and television studios and top advertising agencies. Fees are wide ranging, from $1,000 for a short film to $150,000 and above for a major advertisement. Of this fee, Orchard generally retains 30-50%. Orchard believes that it is uniquely positioned in the market due to its deep catalog, wide genre variety, and large amount of international music. Orchard represents content that is in demand and yet has been traditionally difficult for film, TV, and advertising producers to license. Orchard has positioned itself as a clearinghouse of independent and international rights, and is currently expanding its synchronization operations locally across the United Kingdom, Spain, Portugal, France, Switzerland, Germany, Greece, Israel, Argentina and Australia.

•

Mechanical Administration. Since 2005, Orchard has offered comprehensive mechanical licensing services to its independent record label clients and its licensing department helps these content owners to resolve complex domestic and international publishing issues. In order to sell content through downloads or mobile use in the United States, labels must obtain explicit clearance (often called a “mechanical license”) from the owner or administrator of the composition (often called the “publisher”), and must pay a “mechanical” royalty for every sale. These royalties for music recordings are a statutory rate in the United States of America, which was $0.085 per music recording sold during 2005, and increased to $0.091 in January 2006. Mechanical licensing can be complicated in the United States because there is no one consolidated body that administrates these licenses for all publishers, as there is in most other developed countries. Moreover, there is no one consolidated source of publisher ownership and administration data, which means that this information must be manually researched by a skilled publishing expert. Because of its expertise and knowledge in obtaining the required mechanical licenses, Orchard offers this service to is label clients. As licensing agent, Orchard obtains and administers mechanical licenses on behalf of its clients, permitting them to reduce costs and facilitate getting more content available for sale. Orchard believes this non-retail service is especially useful for labels based outside the United States, where copyright laws are different and often do not mandate song-by-song licensing. Orchard typically charges an administrative fee of 15% of the royalties paid to publishers on the artists’ or record labels’ behalf.

•

Royalty Collection. Another non-retail service Orchard offers its independent record label clients is the worldwide collection of neighboring rights. Neighboring rights are royalties generated whenever a recording is broadcast through radio, TV, or the Internet (though in the United States they are limited to digital mediums such as satellite radio). These royalties are owed to the owner of the sound recording as well as the artists who performed on the recording. In each territory, broadcasters pay a royalty to a local collecting body. Orchard offers a consolidated source to accumulate these royalties from the collecting bodies around the world. Based on IFPI data, global performance rights collections accounted for over $728 million of record labels’ income in 2006, with the majority of the income generated outside of the United States. For this service, Orchard typically charges an administrative fee of between 15-20% of royalties collected.

•

Publishing Administration. Orchard has begun to acquire music publishing rights, comprised of exclusive rights of administration, and in some cases ownership, of musical compositions. For its publishing catalogs, Orchard will administer all licenses and collect all royalties (such as mechanical, including from sales of physical CDs, public performance and synchronization royalties), and endeavor to grow the value of the catalog, particularly through synchronization exploitation. Orchard benefits doubly from synchronization licenses, first from the synchronization license fee, and second from the collection of related performance royalties generated from TV broadcasts of the licensed programs. Orchard believes that it is uniquely positioned to locate and acquire rights to catalogs of up-and-coming artists and identify potential hits in their infancy. This is a new activity for Orchard, but it anticipates charging a fee of 15% for administering the licenses and collecting royalties, and between 30-50% for synchronization licenses.

•

Licensing and Publishing Services. Orchard offer its licensing and publishing expertise to its digital entertainment service partners as well as its independent record label clients. The rapidly evolving digital music industry fosters many retail innovations that often outpace standard licensing practices and create complex rights issues. Orchard offers its services to act as an agent and negotiate and administer licenses on behalf of a digital entertainment service. Many rights issues arise between the United States and the other territories because of very different copyright laws. Orchard believes that its hands-on expertise in this area and international presence place it in a favorable position to assist clients in resolving these issues. As there is no one consolidated source of publishing and songwriter information, the data that Orchard has collected on its distributed catalog is valuable and can be sold to any retail service which has licensed Orchard’s catalog and is obligated to obtain publishing clearances of any kind. As of August 2007, Orchard had developed a publishing database of almost 350,000 unique music recordings. Orchard utilizes its position, as a rights clearinghouse and network to over 10,000 record labels and 40,000 artists, to fulfill special bulk licensing needs, including providing pre-negotiated/pre-cleared content for synchronization uses (uses that otherwise must be negotiated individually on a song-by-song basis). Orchard charges for this service based on the scope of the project or amount of data to be delivered.

•

Special Products. Orchard provides turnkey direct-to-consumer mobile and Internet delivery services and solutions to brands and advertising agencies, enabling them to incorporate digital music into their marketing and promotional initiatives. Orchard believes that this allows its clients to increase retail sell-in and improve merchandise positioning, entice consumers with a call to action, catalyze deep brand engagement at the point of sale, “program” placement of music recordings and mastertones on the digital retail storefronts that reside on mobile handsets, and collect consumer information for future sale, among other benefits. Orchard has a wide array of premium digital content applicable to different customer demographics and it has structured direct-to-consumer content delivery relationships to allow over-the-air mobile delivery, Bluetooth location based delivery and Internet download redemption technology, among other types of product offerings.

Global Operations

Orchard has developed a global organization of employees, consultants and companies that not only source local repertoire within their local territories for distribution by Orchard, but also expand and service Orchard’s network of digital entertainment service partners and provide ancillary Orchard services and products with their local territories. Orchard currently has agents or employees in over 25 countries worldwide.

Competition

Orchard competes along two lines; first, with respect to content owners choosing, in the first instance, to use a third party for distribution and marketing services with respect to digital sale of their content (as opposed to striking direct deals with digital entertainment outlets); and second, with other third-party providers of similar types of distribution services. Numerous companies compete to acquire digital rights to music and video content, including, among others, DMGI, Independent Online Distribution Alliance (IODA), ONEDigital/InGrooves, IRIS, Vital/PIAS, Believe, Zebralution, edelNet and the independent label distribution subsidiaries of the four major record label groups (i.e., Red-Sony/BMG, Fontana-Universal Music Group, Caroline-EMI Recorded Music and ADA-Warner Music Group). Orchard also competes with these entities when its existing distribution agreements expire and are subject to renewal. Orchard competes for distribution rights on the basis of payment terms, processing services, marketing ability, reporting services and other products and services it offers to content owners. Orchard is unable to anticipate which other companies are, or are likely to be, seeking to secure digital distribution rights to the same music recordings Orchard may seek to license.

There are currently over five million music recordings available at Apple iTunes. Orchard competes at Apple iTunes and other digital music services for consumers’ attention and their download and subscription expenditures with the four major labels, which major catalogs together represent, as of the end of 2006, approximately 72% of the current U.S. recorded music market (as per The American Association of Independent Music) In addition, Orchard competes for consumers’ expenditures with the independent content owners that place their music recordings in digital music services either directly or through third-party aggregators. The music recordings for which Orchard has digital distribution rights in the U.S. and European markets are generally not current mainstream and popular hits in those markets, like those held by the major labels and certain independent labels. The four major record label groups and select independent labels have superior brand recognition, longer operating histories and greater financial, marketing and other resources than Orchard, and may be able to enter into strategic or commercial relationships with the digital music retailers and mobile services that are competitively beneficial to them. The major label groups particularly, by the sheer size and popularity of their catalogs, often demand and may receive preferential terms. Likewise, Orchard secures digital rights to video content from independent owners and may be competing against content made available from large studios. These companies often have content with better brand recognition and greater ability to enter into favorable strategic and commercial relationships with digital entertainment services.

The market for digital music and video content is currently a small but growing percentage of total revenue from the sale of such content. The compact disc and digital video disc remain the predominant media for music and video distribution, although like DMGI, Orchard believes both the recorded music and video industries are transitioning from physical formats to digital formats. Orchard believe that the market share attributable to digital distribution will increase and digital formats will ultimately become the preferred way consumers experience music and video.

New technological requirements are evolving for the digital distribution of video content and existing technologies for digital music distribution continue to be refined and expanded. Other companies may have better, more efficient and cost effective processing capabilities that may also increase competitive pressures on us in the future. The established physical distributors may be able to leverage their physical distribution offering (which is still important to content owners, as physical formats still predominate) to force content owners to also grant digital distribution rights to them and may be “tying” their primary owned label business with their independent distribution businesses to secure more favorable rates for their independent distribution business.

Intellectual Property

Orchard relies on a combination of trade secret, copyright and trademark laws in the United States and other jurisdictions, as well as confidentiality provisions and contractual restrictions, to protect its proprietary rights, including its know-how.

“The Orchard,” “Flashlight” and The Orchard logo design are registered as Service Marks on the Principal Register of the U.S. Patent & Trademark Office. “The Orchard” is also a registered mark in Benelux. In addition, Orchard uses the following trademarks, which Orchard has not yet attempted to register nor researched registrability: “SoundBrands,” “Digital Vinyl,” Trackdown,” “V.E.C.T.O.R.,” “Re:Live,” “OPP (Orchard Promo Program),” “Blog Blitzes” and “Selector Series.”

Employees

As of July 17, 2007, Orchard had 68 full time employees. Among these employees, four were senior management, 26 were in marketing and business development, 22 were in administration and 16 were in engineering and operations.

Properties

Orchard occupies approximately 13,600 square feet of office space at 100 Park Avenue in New York, New York, under a lease agreement that expires on January 30, 2009. In addition, Orchard maintains a small suite of offices at 25 Floral Street, Covent Garden, London pursuant to a license having an automatic renewal every two months.

Legal Proceedings

Orchard is involved in legal proceedings from time to time in the ordinary course of its business. Management of Orchard does not believe that any of these claims and proceedings against Orchard is likely to have, individually or in the aggregate, a material adverse effect on its consolidated financial condition or results of operations.

Other Information

Orchard’s principal executive offices are located at 100 Park Avenue, 2nd Floor, New York, NY 10017 and its telephone number at that location is (212) 201-9280. Orchard’s website is located at www.theorchard.com. The contents of Orchard’s website are not incorporated by reference in this proxy statement.

Selected Financial Data

The following table sets forth selected historical consolidated financial information of Orchard for the periods presented. The selected financial information as of December 31, 2004, 2005 and 2006, and for each of the years then ended, has been derived from Orchard’s audited consolidated financial statements. The selected financial information as of December 31, 2003 and for the year then ended is unaudited. The selected financial information as of June 30, 2007 and 2006 and for the six months then ended has been derived from Orchard’s unaudited condensed consolidated financial statements, which include, in the opinion of Orchard’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Orchard for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period. This financial information and other data should be read in conjunction with the respective audited and unaudited financial statements of Orchard, including the notes thereto, and “THE COMPANIES – The Orchard Enterprises Inc. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 101 of this proxy statement and Orchard’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and Orchard’s unaudited condensed consolidated financial statements for the six months ended June 30, 2007 and 2006, which are included elsewhere in this proxy statement.

Applicable SEC rules require that we provide selected financial data relative to Orchard for each of the last five fiscal years. However, Orchard has been unable to compile such data for the year ended December 31, 2002, which was prior to the controlling investment in Orchard by Dimensional, because reliable supporting documentation is not available and could not be located for this time period or recreated without unreasonable effort and expense. As the legitimate digital music industry did not emerge until 2003, DMGI and Orchard believe that the four and one-half years of financial data presented adequately highlight the significant trends in Orchard’s historical financial condition and results of operations and the omission of selected financial data for Orchard for the year ended December 31, 2002 does not have a material impact on the understanding of Orchard’s financial results and condition and related trends.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003
	Amount	Amount	Amount	Amount	Amount	Amount
Statement of Operations Data:
Revenues	$11,987,265	$6,382,405	$14,918,135	$6,820,378	$1,981,883	$402,399
Costs of revenues	8,613,787	4,881,882	10,717,017	5,277,958	1,497,430	489,262

Gross profit (loss)	3,373,478	1,500,523	4,201,118	1,542,420	484,453	(86,863)
Operating expenses	5,158,866	4,300,991	9,782,737	5,367,147	3,828,453	1,564,372

Loss from operations	(1,785,388)	(2,800,468)	(5,581,619)	(3,824,727)	(3,344,000)	(1,651,235)
Other expense, net	406,873	182,918	387,341	473,942	272,551	65,007

Net loss	$(2,192,261)	$(2,983,386)	$(5,968,960)	$(4,298,669)	$(3,616,551)	$(1,716,242)

	June 30,	December 31,
	2007	2006	2005	2004	2003
Other Data:
Cash and cash equivalents	$3,127,145	$1,675,889	$21,866	$239	$—
Working capital deficit	(11,953,688)	(9,456,271)	(10,768,269)	(6,375,082)	(2,651,587)
Total assets	10,358,667	6,541,778	2,325,049	580,648	138,599
Convertible debt payable to a related party	10,700,000	6,600,000	7,931,000	5,066,000	2,110,000
Accumulated deficit	(18,683,155)	(16,490,894)	(10,521,934)	(6,223,265)	(2,606,714)
Stockholders’ deficiency	(10,683,891)	(8,485,235)	(10,520,120)	(6,222,568)	(2,606,714)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Orchard’s financial condition and results of operations should be read in conjunction with Orchard’s consolidated financial statements and related notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties, see “FORWARD-LOOKING STATEMENTS” beginning on page 23. Orchard’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Orchard described in “RISK FACTORS” beginning on page 8.

Overview

Background and Basis of Presentation

The Orchard Enterprises Inc., or Orchard, was incorporated in New York in September 2000 and is a leading global digital distributor and marketer of music. As of June 30, 2007, Orchard had over 600,000 individual music recordings, or tracks, for sale. Additionally, Orchard estimates it currently has under license, but has not yet made available, a substantial number of additional tracks. Orchard currently has agents and employees in over 25 countries and controls a catalog sourced from over 75 countries, covering thousands of independent record labels, and a broad and deep array of music genres and eras. Orchard supplies music and video to the leading digital music stores and mobile operators throughout the world, and executes global marketing and promotion programs locally, with experts in major music territories managing initiatives tailored to each country’s unique dynamic situation. Orchard believes that it has changed traditional notions of “distribution” by pioneering a broad suite of client services in addition to its primary music distribution and marketing business and considers as a competitive differentiator the degree to which the company works as a close business partner with its content owners.

On April 28, 2003, Dimensional Associates, LLC, or Dimensional, an entity formed by a group of private investors, invested in and acquired operating control of Orchard through the purchase of a convertible debt instrument followed by subsequent periodic funding events under the same terms and conditions as the original convertible debt instrument. These debt instruments are described below in “ – Liquidity and Capital Resources – Description of Indebtedness” and in Note 9 to Orchard’s audited consolidated financial statements appearing elsewhere in this proxy statement. Orchard’s consolidated financial statements include its accounts, and those of its wholly-owned subsidiaries, Orchard Management, Inc. and Orchard EU, Limited.

Significant Customers

Since inception through June 30, 2007, Orchard’s revenue has been derived primarily from the distribution of digital music content. Two customers, iTunes and eMusic, account for a significant portion of Orchard’s total revenue and its accounts receivable. Orchard and eMusic are both owned by Dimensional. Revenue from iTunes represented 53%, 51%, 45% and 45% of total revenue and revenue from eMusic represented 11%, 12%, 14% and 4% of total revenue for six months ended June 30, 2007 and for the years ended December 31, 2006, 2005 and 2004, respectively. Accounts receivable from iTunes were 28%, 35%, 31% and 31% of total accounts receivable at June 30, 2007, and at December 31, 2006, 2005 and 2004, respectively. Accounts receivable from eMusic were 15%, 15%, 20% and 12% of total accounts receivable at June 30, 2007, and at December 31, 2006, 2005 and 2004, respectively.

Sources of Revenues

Orchard’s digital music revenue is derived from the following sources:

•

Permanent downloads. In aggregate terms, Orchard’s permanent download revenue is driven by the number of music recordings it has available for downloading at digital music retailers, multiplied by the average number of times its music recordings are downloaded, multiplied by the fee paid to Orchard by each retailer. The download rates for Orchard’s music recordings are driven primarily by the overall size and growth of the digital music market, the popularity and demand for the recordings it makes available, the number and nature of the digital music services through which it makes the recordings available to consumers, and Orchard’s territorial distribution rights. Orchard negotiates the fee it receives per download in advance at the time it enters into an agreement with a digital music retailer. Under Orchard’s agreements with Apple iTunes, it currently receives $.70 per download for distribution in the United States and up to approximately $.98 (at current exchange rates) per download for distribution outside the United States. The overall average download rate paid to Orchard by all digital music retailers was approximately $0.74, $0.73, $0.70 and $0.65 for the six months ended June 30, 2007, and for the years ended December 31, 2006, 2005 and 2004, respectively.

•

Subscription download services on the Internet. Orchard also generates revenues from services that offer consumers the ability to download up to a certain number of recordings each month for a fixed subscription fee. Example services include eMusic, an affiliate of Orchard. In such models, Orchard typically receives a percentage of the total revenue pool generated by the service, after costs and deductions, based on Orchard’s share of total downloads in the service during the billing period.

•

Subscription streaming fees. Certain digital music retailers distribute Orchard’s music recordings on a subscription basis. Orchard’s subscription revenue is a percentage of each retailer’s total subscription revenue based on the number of times Orchard’s music recordings are listened to by subscribers as compared to the total for all music recordings listened to during the relevant time period, although the exact formulations by which Orchard’s revenue is derived varies somewhat between services. Following the termination of their subscription, consumers are not able to play Orchard’s music recordings.

Combined revenue from digital downloads and subscription fees comprised approximately 77.3%, 77.9%, 79.1% and 72.5% of Orchard’s total revenue for the six months ended June 30, 2007, and for the years ended December 31, 2006, 2005 and 2004, respectively.

•

Mobile services. Approximately 8.2%, 5.0% and 1.4% of Orchard’s revenue for the six months ended June 30, 2007, and for the years ended December 31, 2006 and 2005, respectively, was derived from mobile services. Orchard expects the sale of its music recordings through mobile services to become a more significant portion of its revenue in the future. Orchard’s revenue from mobile services is derived primarily from downloads of full-length music recordings and ringtones/mastertones. Orchard received an average of $0.92 and $0.94 per full-length download and $0.94 and $0.91 per ringtone/mastertone, from its mobile service partners for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively. Most mobile services generally make available to consumers a limited selection of ringtones due to the limited space on mobile handset screens and higher per track processing costs related to the many formats that are required for various mobile handset makes and models.

•

Other. Orchard’s other revenue is comprised mainly from licensing fees also referred to as music services, administrative and consulting fees and other sources such as technology-related servicing fees charged to certain digital music retailers.

Costs of Revenues

Orchard’s cost of digital revenue consists of:

•	royalties to artists, record labels and other content owners; and

•	costs of outsourced encoding of digital files and digital delivery costs.

Orchard’s costs of revenues and corresponding gross profit is determined by the revenue earned on its available music content. In Orchard’s digital distribution agreements with content owners, which usually have terms of two to five years, Orchard receives revenue directly from the digital entertainment services and a negotiated revenue sharing percentage, which averages about 75%, is paid as a royalty to the content owner.

Orchard is typically not responsible for any third party royalties (such as artists and publishers) and generally makes no upfront or fixed payments to the content owner at the time it enters into the agreement, although in certain instances, as an inducement to enter into a longer-term license agreement, Orchard may make a royalty advance against the content owner’s share of future royalties. All such advance royalties are capitalized as a prepaid asset that is amortized as cost of revenue as the related revenue is earned and the cash advances are recouped. Orchard includes depreciation and amortization associated with equipment and computer software utilized by Orchard to digitally encode music files in costs of revenues. Orchard utilizes third parties from time-to-time to digitally encode music files into the specific formats required by digital entertainment services, and these costs are also included in costs of revenues. Also, any other third party costs directly associated with earning other revenue (such as delivery costs associated with receiving a digital delivery fee and royalties and commissions paid to secure synchronization placements) are charged to costs of revenues.

Operating expenses include all costs associated with general and administrative expenses, sales and marketing and product development in order to operate the business.

Seasonality

The early-stage nature of the entire digital distribution industry and Orchard’s limited operating history have resulted in Orchard not being able definitively to identify seasonality in its business, although it suspects that the first and fourth quarters of the calendar year may have seasonally higher sales, just as this is the peak time for sales of music recordings in physical format (generally ascribed to increased consumer spending due to the holidays).

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the consolidated financial statements. Critical accounting estimates and assumptions are those that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. Orchard bases its estimates and judgments on its experience and on various other factors that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Orchard believes the following critical accounting policies used in the preparation of its consolidated financial statements require significant judgments and estimates. For additional information relating to these and Orchard’s accounting policies, see Note 3 to its consolidated financial statements included elsewhere in this proxy statement.

Revenue Recognition and Assessing the Collectibility of Accounts Receivable

Orchard follows the provisions of Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition in Financial Statements (“SAB 104”), Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables” and EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. In general, Orchard recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, the product or services have been delivered and collectibility of the resulting receivable is reasonably assured.

Orchard’s distribution revenue from the sale of music recordings through digital distribution channels is recognized when the products are sold by the digital service providers, which provide Orchard with periodic notification of the sales.

For arrangements with multiple obligations (e.g., deliverable and undelivered music content, music publishing information and other services), Orchard allocates revenues to each component of the contract based on objective evidence of its fair value. Orchard recognizes revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled. Revenues from multiple element arrangements were not significant in any of the periods presented.

In accordance with industry practice and as is customary in many territories, certain physical products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Net distribution revenues to Orchard from such physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by distributor based on historical trends. During 2006, 2005 and 2004, revenues from physical sales were 4%, 6% and 16% of total revenues, respectively.

Reimbursements received by Orchard from its customers for encoding Orchard’s music content in the appropriate digital format for use by the customer are recognized under the proportional performance method as revenue in the period that the encoded content is delivered to the customer. Cash received in advance of providing the service is recorded as deferred revenue.

The costs associated with shipping physical products are recorded as cost of revenues. Shipping and handling charges billed to customers are included in revenues. The physical products are the property of the recording labels and artists. Revenues and cost from shipping and handling were not significant in 2006, 2005 or 2004.

Because Orchard receives payment at approximately the same time as it receives the detailed revenue reports, its accounts receivable therefore generally consists of approximately one month’s revenue for digital entertainment services that report on a monthly basis and one quarter’s revenue for digital entertainment services that report on a quarterly basis. In making estimates regarding the collectibility of its accounts receivable, Orchard’s management considers the credit profile of its retailers, current economic trends, contractual terms and conditions, historic payment experience and known or expected events that may impact the retailer’s ability to pay its obligations. Historically, Orchard has incurred minimal losses for bad debts, although this may not be the case in the future, and has recorded a bad debt allowance of $75,387 at June 30, 2007 and $70,000 at December 31, 2006.

Recoverability of Royalty Advances

Orchard pays advance royalties to certain record labels and artists and accounts for these advance royalty payments pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 50, Financial Reporting in the Record and Music Industry (“SFAS 50”). Pursuant to SFAS 50, certain advance royalty payments that are believed to be recoverable from future royalties to be earned by the content owner or its distributor are capitalized as assets. The decision to capitalize an advance to a content owner or its distributor as an asset requires significant judgment as to the recoverability of these advances. Orchard assesses the recoverability of these assets upon initial commitment of the advance based upon its forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether these amounts are recoverable, Orchard evaluates the current and past popularity of the artist or songwriter, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based upon this information, the portion of such advances that is believed not to be recoverable is expensed. All advances are assessed for recoverability periodically and, at minimum, on a quarterly basis.

Accounting for Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred tax assets will more likely than not be realized from the results of operation. At each of the financial statement dates presented, Orchard recorded a full valuation allowance against deferred income taxes due to its limited operating history and net losses recorded since inception. Orchard’s estimate for the valuation allowance for deferred tax assets requires Orchard’s management to make significant estimates and judgments about its projected future operating results. If actual results differ from these projections or if Orchard’s management’s expectations of future results change, it may be necessary to adjust the valuation allowance.

Orchard has generated losses for federal and state income tax reporting since its inception in 2000. These tax losses are available for carryforward until their expiration in the years 2020 through 2027. In addition to potential expiration, there are other factors that could limit Orchard’s ability to use its federal and state tax loss carryforwards. For example use of prior net operating loss carryforwards can be limited after an ownership change. Accordingly, it is not certain how much of Orchard’s existing net operating loss carryforwards will be available for use by the combined company. In addition, Orchard (or the combined company) must generate taxable income in the future in order to use net operating loss carryforwards that have not expired.

Effective January 1, 2007, Orchard began to measure and record uncertain tax positions in accordance with FIN 48 Accounting for Uncertainty in Income Taxes (“FIN 48”) an Interpretation of FASB Statement No. 109. FIN 48 prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of this Interpretation. FIN 48 also provides guidance on accounting for derecognition, interest and penalties, and classification and disclosure of matters related to uncertainty in income taxes. Accounting for uncertainties in income tax positions under FIN 48 involves significant judgments by management.

Long-Lived Assets.

Orchard evaluates long-lived assets, including license rights, under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. In connection with this review, Orchard reevaluates the periods of depreciation and amortization. Orchard recognizes an impairment loss when the sum of the future undiscounted net cash flows expected to be realized from the asset is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value, which is determined using the projected discounted future net cash flows. Orchard measures fair value by discounting estimated future net cash flows using an appropriate discount rate. Considerable judgment by Orchard is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. Orchard’s most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows and the discount rate selected to measure the risks inherent in future cash flows.

Share-Based Compensation.

Orchard determined the estimated fair value of shares of its common stock issued to employees in return for services during 2006 with the assistance of an independent valuation specialist who performed a contemporaneous valuation. Determining the fair value of Orchard’s common stock requires making complex and subjective judgments and is subject to assumptions and uncertainties. Orchard believes that, with the assistance of the unrelated independent valuation specialist, it has used reasonable methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation” to determine the fair value of its common stock.

Recent Accounting Pronouncements

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Orchard is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Orchard does not currently plan to adopt this pronouncement.

Internal Controls over Financial Reporting

In connection with the audits for the years ended December 31, 2004, 2005 and 2006, Orchard’s independent auditors identified significant deficiencies in Orchard’s accounting for fixed assets, its tracking and accounting for hard drives and Orchards’ lack of a formal period-end accrual process that together constituted a material weakness. To remedy this material weakness, Orchard is in the process of or plans to:

•	hire both a Chief Financial Officer and Controller;

•	implement a fixed assets tracking system and maintain appropriate supporting documentation for fixed asset transactions;

•	implement a direct digital delivery system, minimizing the impact of hard drives on the financial statements; and

•	formalize its period-end financial close and reporting process to ensure that its financial statements include all necessary accruals.

In addition, in connection with the audit for the year ended December 31, 2006, Orchard’s independent auditors identified significant deficiencies with respect to Orchards’ procedures for the re-issuance of royalty checks as well as its journal entry process. To remedy these significant deficiencies, Orchard is in the process of, or plans to, formalize its processes and procedures around reissuing royalty checks to ensure that the original check is properly voided prior to re-issuing a new check as well as formalizing its journal entry process and implementing formal policies regarding the preparation, approval and recording of manual journal entries.

Factors Affecting Future Results

Orchard has incurred losses since inception and its ability to achieve profitability in the near term is primarily dependent on increasing revenue while controlling and limiting expenses at current levels. Some of the current industry conditions and factors that Orchard expects could have a significant impact on its future results are discussed below:

•

Factors impacting revenue and download rates for music content. Achieving profitable growth will require continued growth in the overall market for digital retail sales of music, video and other forms of media, and Orchard’s ability to maintain a competitive suite of digital distribution and service offerings that will be attractive to independent record labels and other owners of digital media content. Like DMGI, Orchard expects continued competition from entrenched music distribution companies moving more aggressively into the digital sector (e.g., the distribution companies owned by the four major music companies), other independent distributors, and new entrants to the market. Orchard believes that its revenue and download rates for music content might be affected by a number of macro-factors, including:

•	Overall growth of the retail consumer market for digital music;

•

Amount of additional digital music and video recordings that are made available to consumers from all sources and the impact on average sales that results from having an increasing amount of music and video content available within the retail channels;

•

The speed and efficacy with which new digital entertainment services – either through traditional a la carte downloads or subscription models, or new forms of music retail such as advertising-based or P2P models – enter and grow the market; and

•

The speed and efficacy with which digital music retailers invest on one hand in product enhancements that allow them to more dynamically serve music to targeted subgroups (e.g., ethnic nationals living abroad) and, on the other hand, particularly with respect to mobile operators, integrate their sophisticated marketing segmentation and direct marketing capabilities more closely with demographically-based music marketing.

•

Gross profit. Orchard’s gross profit is directly affected by its ability to negotiate favorable digital distribution agreements with record labels and other content owners. The current and future marketplace will continue to evolve and shape Orchard’s ability to enter into new distribution agreements with content owners seeking to access the digital marketplace and renew existing agreements as they begin to expire. As more competitors enter this market and seek to sign similar agreements with content owners, this could adversely impact Orchard’s gross profit.

•

Operating expenses. Orchard’s operating expenses include all costs associated with general and administrative expenses, sales and marketing and product development in order to operate the business. These expenses increased in each of the past three years as Orchard added additional personnel dedicated to expanding its operations and broadening its product and service offerings. Orchard expects these costs to increase, however at a more moderate pace, through the remainder of 2007.

•

Business development. Orchard plans to continue to build its core music and video businesses by investing in establishing digital distribution relationships with additional record labels and content owners, showcasing top-tier global artists, and expanding its marketing capabilities. Orchard also plans to continue to develop its broad services platform, including:

•	Placement of master recordings for synchronization use in advertising, film and television programs;

•	Marketing and technology programs to service brands, consumer packaged goods companies and other businesses integrating music with their marketing objectives;

•	Mechanical licensing and administration of music publishing for digital sales in the United States; and

•	Collection of sound performance recording royalties globally, among other offerings.

Results of Operations

The following table sets forth items in Orchard’s consolidated statements of operations as a percentage of revenue, as well as certain additional revenue and operating data for the periods indicated.

	For the Six Months Ended June 30,						For the Year Ended December 31,
	2007			2006			2006			2005			2004
	Amount	% of Revenue		Amount	% of Revenue		Amount	% of Revenue		Amount	% of Revenue		Amount	% of Revenue
Statement of Operations Data:
Revenues	$11,987,265	100%		$6,382,405	100%		$14,918,135	100%		$6,820,378	100%		$1,981,883	100%
Costs of revenues	8,613,787	71.9%		4,881,882	76.5%		10,717,017	71.8%		5,277,958	77.4%		1,497,430	75.6%

Gross profit	3,373,478	28.1%		1,500,523	23.5%		4,201,118	28.2%		1,542,420	22.6%		484,453	24.4%
Operating expenses	5,158,866	43.0%		4,300,991	67.4%		9,782,737	65.6%		5,367,147	78.7%		3,828,453	193.2%
Other (income) expense	406,873	3.4%		182,918	2.9%		387,341	2.6%		473,942	6.9%		272,551	13.8%

Net loss	$(2,192,261)	(18.3%	)	$(2,983,386)	(46.7%	)	$(5,968,960)	(40.0%	)	$(4,298,669)	(63.0%	)	$(3,616,551)	(182.5%	)

	For the Six Months Ended June 30,						For the Year Ended December 31,
	2007			2006			2006			2005			2004
	Amount	% of Revenue		Amount	% of Revenue		Amount	% of Revenue		Amount	% of Revenue		Amount	% of Revenue
Key Revenue and Operating Data:
Revenue by source:
Downloads	$7,012,357	58.5%		$3,740,713	58.6%		$8,653,957	58.0%		$3,752,127	55.0%		$1,209,557	61.0%
Subscriptions(1)	2,249,067	18.8%		1,454,765	22.8%		2,964,087	19.9%		1,641,140	24.1%		227,749	11.5%
Mobile services	983,671	8.2%		147,586	2.3%		741,898	5.0%		92,849	1.4%		—	0.0%
Physical	172,873	1.4%		288,378	4.5%		580,346	3.9%		415,923	6.1%		311,948	15.7%
Other	1,569,297	13.1%		750,963	11.8%		1,977,847	13.3%		918,339	13.5%		232,629	11.7%

Total	$11,987,265	100.0%		$6,382,405	100.0%		$14,918,135	100.0%		$6,820,378	100.0%		$1,981,883	100.0%

Average number of music recordings available for downloading during the period	590,000			346,000			404,000			211,000			120,000
Number of music recordings available for downloading at the end of the period	624,000			397,000			523,000			274,000			146,000
Number of paid downloads during the period	9,425,000			5,193,000			11,926,000			5,350,000			1,861,000
Average price per download (download revenue divided by number of paid downloads)	0.74			0.72			0.73			0.70			0.65

(1)	Includes subscription download services on the Internet, including revenues from Orchard’s affiliate eMusic of $1,316,823 and $922,769 for the six months ended June 30, 2007 and 2006, respectively, and of $1,783,140, $981,864 and $73,313 for the years ended December 31, 2006, 2005 and 2004, respectively.

Comparison of Six Months Ended June 30, 2007 to 2006

Revenues. Revenues increased to approximately $12.0 million for the six months ended June 30, 2007 from approximately $6.4 million for the six months ended June 30, 2006. Revenue from digital distribution (including permanent downloads and subscription services) increased to approximately $9.3 million in the first half of 2007 from approximately $5.2 million in the first half of 2006, as a result of adding additional digital entertainment services, a more efficient distribution process, an increase in available content and increased volume across the digital service partners’ consumer usage base. Revenue from licensing and music services (including placement of master recordings for use in film, television and commercials), administrative and consulting fees and other sources such as technology service fees charged to digital music retailers, increased to approximately $1.5 million in the first half of 2007 from approximately $0.8 million in the first half of 2006. Revenue from mobile distribution increased to approximately $1.0 million in the first half of 2007 from approximately $0.1 million in the first half of 2006 as a result of adding additional mobile stores, increased available content for our mobile channel partners and overall favorable industry trends. Distribution revenue from physical sales of music recordings decreased to approximately $0.2 million in the first half of 2007 from approximately $0.3 million in the first half of 2006, as a result of the overall industry trend of shifting from physical sales to digital music recording sales.

Costs of revenues. Orchard’s costs of revenues increased to approximately $8.6 million for the six months ended June 30, 2007 from approximately $4.9 million for the six months ended June 30, 2006. Royalty expense to artists, labels and other content owners increased to approximately $7.9 million in the first half of 2007 from approximately $4.1 million in the first half of 2006, primarily related to the increase in overall revenues. During the six months ended June 30, 2007 and 2006, Orchard’s royalties to artists, labels and other content owners amounted to 66% and 67% of revenues, respectively. The increase in royalties as a percentage of revenues is primarily due to a more competitive landscape in the digital distribution market. Costs of revenues includes digital encoding costs (both internal and outsourced) and delivery fees and other expenses, which remained relatively constant at approximately $0.7 million in the first half of 2007 as compared to approximately $0.8 in the first half of 2006. Gross profit margin improved to 28% of revenues in the first half of 2007 from 24% of revenues in the first half of 2006, primarily because the increase in revenue from technology service fees and a decrease in the corresponding costs of revenues associated with technology service fees, attributable to Orchard performing digital encoding services in-house rather than outsourcing.

Operating expenses. The following table sets forth the individual components of operating expenses for the six months ended June 30, 2007 and 2006:

	For the Six Months Ended June 30,
	2007		2006
	Amount	Percentage of Total	Amount	Percentage of Total
General and administrative	$3,072,880	59.6%	$2,597,232	60.0%
Sales and marketing	1,979,020	38.4%	1,630,922	38.3%
Product development	106,966	2.0%	72,837	1.7%

Total	$5,158,866	100%	$4,300,991	100%

General and administrative expenses increased to approximately $3.1 million for the six months ended June 30, 2007 from approximately $2.6 million for the six months ended June 30, 2006, as a result of an increase of approximately $0.8 million related to increased headcount and headcount-related costs, including approximately $0.1 million related to increased headcount from our European office and other additions attributable to the continued expansion of our infrastructure to improve our overall distribution processes and systems and service additional content owners and digital entertainment services, partially offset by a decrease of approximately $0.3 million in other expenses, primarily consulting-related expenses. Sales and marketing expenses increased to approximately $2.0 million for the six months ended June 30, 2007 from approximately

$1.6 million for the six months ended June 30, 2006, as a result of approximately $0.5 million related to increased headcount and headcount-related charges, partially offset by a decrease of approximately $0.1 million related to lower marketing and promotions spending as a result of performing more of those functions in-house. Costs classified as product development expenses were approximately $0.1 million for each of the six month periods ended June 30, 2007 and 2006.

Other (income) expense. Interest expense increased to approximately $0.4 million for the six months ended June 30, 2007 from approximately $0.3 million for the six months ended June 30, 2006, due to the issuance of additional convertible debt instruments to Dimensional. Orchard had no interest income in the first half of 2007 compared to nominal interest income in the first half of 2006. Orchard also generated approximately $0.1 million of other income in the first half of 2006 as a result of the write-off of a disputed note payable and related interest.

Comparison of Years Ended December 31, 2006 and 2005

Revenues. Revenues increased to approximately $14.9 million for the year ended December 31, 2006 from approximately $6.8 million for the year ended December 31, 2005. Revenue from digital distribution (including permanent downloads and subscription services) increased to approximately $11.6 million in 2006 from approximately $5.4 million in 2005, as a result of adding additional digital entertainment services, a more efficient distribution process, an increase in available content and increased volume across the digital service partners’ consumer usage base. Revenue from licensing and music services (including placement of master recordings for use in film, television and commercials), administrative and consulting fees and other sources such as technology service fees charged to digital music retailers, increased to approximately $2.0 million in 2006 from approximately $0.9 million in 2005. Revenue from mobile distribution increased to approximately $0.7 million in 2006 from approximately $0.1 million in 2005 as a result of adding additional mobile stores, increased available content for our mobile providers and overall favorable industry trends. Distribution revenue from physical sales of music recordings increased to approximately $0.6 million in 2006 from approximately $0.4 million in 2005, as Orchard licensed-in additional music content in 2006. However, the overall industry trend of shifting from physical sales to digital music recording sales continues and therefore Orchard expects distribution revenue from physical sales to continue to decrease as a percentage of its total revenue.

Costs of revenues. Orchard’s costs of revenues increased to approximately $10.7 million for the year ended December 31, 2006 from approximately $5.3 million for the year ended December 31, 2005. Royalty expense to artists, labels and other content owners increased to approximately $9.9 million in 2006 from approximately $4.6 million in 2005, primarily related to the increase in overall revenue. During the years ended December 31, 2006 and 2005, Orchard’s royalties to artists, labels and other content owners amounted to 66.2% and 67.5% of revenue, respectively. Other costs of revenues include outsourced digital encoding costs and delivery fees and other expenses, which increased to approximately $0.8 million in 2006 from approximately $0.7 million in 2005. Gross profit margin improved to 28.2% of revenue in 2006 from 22.6% of revenue in 2005, primarily because of the increase in revenue from technology service fees and a decrease in the corresponding cost of revenue associated with technology service fees. The lower cost of revenue associated with the technology service fees was attributable to lower negotiated rates due to a change in our service provider and a one-time fee concession of $0.4 million from a digital encoding service provider.

Operating expenses. The following table sets forth the individual components of operating expenses for the years ended December 31, 2006 and 2005:

	For the Years Ended December 31,
	2006		2005
	Amount	Percentage of Total	Amount	Percentage of Total
General and administrative	$6,537,087	66.8%	$3,727,066	69.4%
Sales and marketing	3,126,707	32.0%	1,468,261	27.4%
Product development	118,943	1.2%	171,820	3.2%

Total	$9,782,737	100.0%	$5,367,147	100.0%

General and administrative expenses increased to approximately $6.5 million for the year ended December 31, 2006, from approximately $3.7 million for the year ended December 31, 2005, as a result of an increase of approximately $1.0 million related to increased headcount and headcount-related costs, approximately $1.2 million related to professional fees and approximately $0.6 million in other expenses, primarily consulting-related expenses. These increases were attributable to the continued expansion of our infrastructure to improve our overall distribution processes and systems and service additional content owners and digital entertainment services. Sales and marketing expenses increased to approximately $3.1 million for the year ended December 31, 2006 from approximately $1.5 million for the year ended December 31, 2005, as a result of approximately $1.0 million related to increased headcount and headcount-related charges, approximately $0.3 million related to marketing and promotions spending, and approximately $0.3 million related to other expenses, primarily consulting and temporary employees and increased travel-related expenses. Product development expenses were approximately $0.1 million and $0.2 million for the years ended December 31, 2006 and 2005, respectively.

Other (income) expense. Interest expense was approximately $0.5 million for both the year ended December 31, 2006 and 2005. Interest income was nominal for both periods presented. Other income was approximately $0.1 million for the year ended December 31, 2006 from the writeoff of a disputed note payable and related interest for which the statute of limitations for the enforcement of the debt by the lender expired.

Comparison of Years Ended December 31, 2005 and 2004

Revenues. Revenues increased to approximately $6.8 million for the year ended December 31, 2005 from approximately $2.0 million for the year ended December 31, 2004. Revenue from digital distribution (including permanent downloads and subscription services) increased to approximately $5.4 million in 2005 from approximately $1.4 million in 2004, as a result of adding additional digital entertainment services, an increase in available content and increased volume across the digital service partners’ customer usage base. Revenue from licensing and music services, administrative and consulting fees and other sources, primarily technology service fees charged to digital music retailers, as well as placement of master recordings for use in film, television and commercials, increased to approximately $0.9 million in 2005 from approximately $0.2 million in 2004. Orchard generated revenue of approximately $0.1 million from mobile distribution in 2005, its initial year of providing this service. Orchard expects this trend to continue as mobile distribution revenue continues to grow in line with the overall industry. Distribution revenue from physical sales of music recordings increased to approximately $0.4 million in 2005 from approximately $0.3 million in 2004, as Orchard licensed-in additional music content in 2005. However, the overall industry trend of shifting from physical sales to digital music recording sales continues and therefore we expect distribution revenue from physical sales to continue to decrease as a percentage of our total revenues.

Costs of revenues. Orchard’s cost of revenue increased to approximately $5.3 million for the year ended December 31, 2005 from approximately $1.5 million for the year ended December 31, 2004. Royalty expense to artists, labels and other content owners increased to approximately $4.6 million in 2005 from approximately $1.1 million in 2004, primarily related to the increase in overall revenue. During the years ended December 31, 2005 and 2004, Orchard’s royalties to artists, labels and other content owners amounted to 67.5% and 57.2% of revenue, respectively. The increase royalties as a percentage of revenue is primarily due to a more competitive landscape in the digital distribution market. Other costs of revenues include outsourced digital encoding costs and delivery fees and other expenses, which increased to approximately $0.7 million in 2005 from approximately $0.4 million in 2004. This increase is due to the increased size of Orchard’s catalogue as a result of an increase in number and size of labels distributed.

Operating expenses. The following table sets forth the individual components of operating expenses for the years ended December 31, 2005 and 2004:

	For the Years Ended December 31,
	2005		2004
	Amount	Percentage of Total	Amount	Percentage of Total
General and administrative	$3,727,066	69.4%	$2,544.953	66.5%
Sales and marketing	1,468,261	27.4%	1,114,390	29.1%
Product development	171,820	3.2%	169,110	4.4%

Total	$5,367,147	100.0%	$3,828,453	100.0%

General and administrative expenses increased to approximately $3.7 million for the year ended December 31, 2005 from approximately $2.5 million for the year ended December 31, 2004, as a result of an increase of approximately $0.7 million related to increased headcount and headcount-related costs, approximately $0.3 million related to management fees and approximately $0.2 million in other expenses, primarily consulting-related expenses and increased facilities-related charges. These increases were attributable to the continued expansion of our infrastructure to improve our overall distribution processes and systems and service additional content owners and digital entertainment services Sales and marketing expenses increased to approximately $1.5 million for the year ended December 31, 2005 from approximately $1.1 million for the year ended December 31, 2004, as a result of approximately $0.2 million related to increased headcount and headcount-related charges, approximately $0.2 million related other expenses, primarily consulting and temporary employees and increases in travel-related expenses. Costs classified as product development expenses were approximately $0.2 million for each of the years ended December 31, 2005 and 2004.

Other (income) expense. Interest expense increased to approximately $0.5 million for the year ended December 31, 2005 from approximately $0.3 million for the year ended December 31, 2004, due to the increase in amounts outstanding under a convertible debt instrument. Interest and other income was nominal for both periods presented.

Liquidity and Capital Resources

Orchard has incurred losses and negative cash flow from operations since inception. As of June 30, 2007, Orchard had cash and cash equivalents of $3.1 million and a working capital deficit of approximately $12.0 million. The working capital deficit arises primarily because of the classification of Orchard’s convertible debt as a current liability. Orchard’s ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flows through the successful execution of its business plan or to secure funding sufficient to cover the net losses generated by its business. Until and unless Orchard’s operations generate significant revenues and cash flows, Orchard will continue to attempt to fund operations from cash on hand and through the issuance of debt and preferred or common stock. Orchard’s principal sources of liquidity have been its issuance of convertible debt to Dimensional. Orchard’s investor group has committed to fund Orchard’s operations through at least October 1, 2008, subject to the merger with DMGI. However, Orchard may seek to raise additional capital through future debt or equity financing to provide for greater flexibility to fund expanded operations.

Cash Flows for the Six Months Ended June 30, 2007 compared to Six Months Ended June 30, 2006

Net cash used in operations for the six months ended June 30, 2007 was approximately $2.3 million. The reconciliation of net loss of approximately $2.2 million to net cash used in operations for the six months ended June 30, 2007 included non-cash charges for depreciation and amortization of approximately $0.1 million. These net non-cash charges were partially offset by increased working capital requirements of approximately $0.2 million.

Net cash used in operations for the six months ended June 30, 2006 was approximately $2.3 million. The reconciliation of net loss of approximately $3.0 million to net cash used in operations of approximately $2.3 million for the six months ended June 30, 2006 included a non-cash charge for depreciation and amortization of approximately $0.1 million, and approximately $0.1 million of stock-based compensation awarded in May 2006 as part of Orchard’s plan of recapitalization, offset by non-cash income of approximately $0.1 million in connection with the write-off of a disputed note payable and related interest. These non-cash charges were further offset by reduced working capital requirements of approximately $0.6 million, primarily because accrued expenses, accrued royalties and accounts payable increased by a greater amount than accounts receivable, prepaid and other assets.

Orchard’s investing activities resulted in a net cash outflow of approximately $0.4 million for the six months ended June 30, 2007 in connection with the purchase of property and equipment. In the first half of 2006, investing activities resulted in a net cash outflow of approximately $0.6 million to purchase property and equipment, which was partially offset by $11,836 of proceeds from the sale of certain fixed assets. The property and equipment additions for both the six months ended June 30 2007 and 2006 were primarily driven by the increase in headcount as Orchard’s business continued to grow, and for purchasing a direct digital delivery system during the six months ended June 30, 2007.

Cash provided from financing activities for the six months ended June 30, 2007 and 2006 was approximately $4.1 million and approximately $3.1 million, respectively, as a result of the proceeds from the issuance of additional convertible debt to Dimensional.

As of June 30, 2007, Orchard had cash and cash equivalents of approximately $3.1 million and a working capital deficit of approximately $12.0 million, compared to cash and cash equivalents of approximately $1.7 million and a working capital deficit of approximately $9.5 million at December 31, 2006.

Cash Flows for the Year Ended December 31, 2006 compared to Year Ended December 31, 2005

Net cash used in operations for the year ended December 31, 2006 was approximately $4.3 million. The reconciliation of net loss of approximately $6.0 million to net cash used in operations for the year ended December 31, 2006 included non-cash charges for depreciation and amortization of approximately $0.2 million, bad debt expense of approximately $0.1 million and stock-based compensation of approximately $0.1 million. Non-cash income includes income from debt forgiveness of approximately $0.1 million. These net non-cash charges were offset by reduced working capital requirements of approximately $1.4 million, primarily because royalties payable increased at a faster rate than accounts receivable as Orchard’s business continued to expand in 2006. Net cash used in operations for the year ended December 31, 2005 was approximately $2.7 million. The reconciliation of net loss of approximately $4.3 million to net cash used in operations for the year ended December 31, 2005 included a non-cash charge for depreciation and amortization of approximately $0.1 million. This non-cash charge was offset by reduced working capital requirements of approximately $1.6 million, primarily because royalties and accounts payable increased at a faster rate than accounts receivable as the business expanded in 2005.

Orchard’s investing activities resulted in a net cash outflow of approximately $0.6 million for the year ended December 31, 2006, which was for the purchase of property and equipment offset by approximately $0.1 million of the proceeds from the sale of fixed assets. In 2005, investing activities resulted in a net cash outflow of approximately $0.1 million, which was also for the purchase of property and equipment.

Cash provided from financing activities for the year ended December 31, 2006 was approximately $6.6 million as a result of the proceeds from the issuance of convertible debt to Dimensional. In 2005, cash provided from financing activities was approximately $2.9 million as a result of the proceeds from the issuance of convertible debt payable to Dimensional.

As of December 31, 2006, Orchard had cash and cash equivalents of approximately $1.7 million and a working capital deficit of approximately $9.5 million, compared to cash and cash equivalents of $21,866 and a working capital deficit of approximately $10.8 million at December 31, 2005.

Description of Indebtedness

Convertible Debt Instruments

Since April 2003, Dimensional has extended various loans to Orchard, which debt is convertible into that number of shares of Orchard’s Series A Convertible Preferred Stock, or the Series A Preferred Stock, determined by dividing the principal balance by a conversion price of $1.00 per share of Series A Preferred Stock (i) at any time, at Dimensional’s sole option or (ii) automatically, upon the closing of a sale of 3,000,000 shares of Series A Preferred Stock pursuant to a stock purchase agreement between Orchard and Dimensional.

At December 31, 2005, the outstanding principal balance of the Dimensional convertible debt was approximately $7.9 million and the outstanding balance of the accrued interest was approximately $0.7 million. Interest expense on the convertible debt was approximately $0.5 million for the year ending December 31, 2005. In May 2006, Orchard issued 7,931,000 shares of Series A Preferred Stock and 7,931,000 shares of Series B Convertible Preferred Stock, or the Series B Preferred Stock, to Dimensional in exchange for the conversion and cancellation of convertible debt with a principal balance of approximately $7.9 million (the outstanding convertible debt principal balance at December 31, 2005). Accrued interest relating to this debt was not cancelled at this time. At December 31, 2006, the outstanding principal balance of the Dimensional convertible debt was approximately $6.6 million and the outstanding balance of the accrued interest was approximately $1.2 million (which includes interest on the approximately $7.9 million debt cancelled in May 2006). Interest expense on the convertible debt was approximately $0.5 million, for the year ending December 31, 2006.

In July 2007, Orchard converted and cancelled approximately $10.7 million of outstanding principal convertible debt owed to Dimensional (the then outstanding principal balance) simultaneous with the authorization for a recapitalization of Orchard, and Dimensional forgave all interest owed and outstanding. Orchard’s July 2007 recapitalization included amending and restating Orchard’s certificate of incorporation and authorizing the issuance of (i) 10,700,000 shares of Orchard’s Series A Preferred Stock and (ii) 9,675,295 shares of Orchard’s Series B Preferred Stock and (iii) 2,377,778 shares of Orchard’s common stock (which was issued to the original common shareholders).

As of August 31, 2007, the outstanding principal balance of convertible debt issued to Dimensional was approximately $0.8 million and accrued interest on such debt was $4,803.

For additional information relating to the convertible debt issued to Dimensional and the May 2006 and July 2007 recapitalizations, see Notes 8, 9 and 15 to Orchard’s consolidated financial statements included elsewhere in this proxy statement.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2007 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$510,665	$354,451	$156,214	$—	$—
Purchase commitments	1,102,973	722,973	380,000	—	—

Total	$1,613,638	$1,077,424	$536,214	$—	$—

As of August 2007, Orchard leases space for its principal corporate offices under a lease agreement which expires in Jan 2009. Prior to August 2007, Orchard utilized and paid for certain office space subleased by an affiliated entity, with no formal sublease agreement in place. Orchard paid the lessee directly for the space it utilized. In 2006, Orchard incurred rental expense of approximately $0.3 million under this arrangement. See Note 14 to Orchard’s consolidated financial statements included elsewhere in this Proxy Statement for additional information regarding this lease arrangement.

Off-Balance Sheet Arrangements

As of June 30, 2007, Orchard had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange

Orchard receives payment from its customers in U.S. dollars for all sales to consumers in the United States. For those customers which sell Orchard’s music to consumers in foreign countries, sales and payments to Orchard are based in local currency, which is converted to U.S. dollars at the market-based foreign exchange rates at the time of the receipt. Approximately 18% of Orchard’s revenues for the six months ended June 30, 2007 and 17% for the year ended December 31, 2006, were derived on this basis from consumers outside the U.S. As a result, Orchard has foreign currency exposure to fluctuations in foreign currency exchange rates with respect to a portion of Orchard’s revenue. Orchard’s net foreign currency loss was approximately $12,000 and $2,000 for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively.

Interest Rate Risk

Orchard does not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions.

Related Party Transactions

From time to time, Orchard has amounts due to and receivables from companies under common ownership with the Investor Group. These amounts are billed and paid on a regular basis in the ordinary course of Orchard’s business. Orchard had a net receivable from affiliates of $5,339 at June 30, 2007 and net payables to affiliates of $46,286 and $23,183 at December 31, 2006 and 2005, respectively.

Orchard’s relationships with these related parties include the following:

•

Management Agreement with Dimensional Associates, Inc. Through December 31, 2006, Dimensional Associates, Inc., which is under common ownership with Orchard, provided ongoing consulting and management advisory services to Orchard for a monthly management fee based on a predetermined allocation percentage, which fee was reviewed periodically by Investor Group management. Since January 1, 2007, employees devoting substantially all of their time on Orchard business were hired by Orchard and the management fee was suspended. Orchard recognized $657,000 of management fees under this arrangement for the year ended December 31, 2006.

•

Operating Lease with Affiliate. Orchard leased its office space under a formal sublease from an affiliate of the Investor Group through April 2006, at which time the sublease expired, and Orchard began paying the lessee directly for the office space. Orchard also acquired furniture and leasehold arrangements from the affiliated entity in connection with the sublease of the premises. In August 2007, the sublease of the affiliated entity was formally assigned to Orchard. Orchard incurred approximately $68,429 of expense for the year ended December 31, 2006 related to the direct sublease arrangement with its affiliate and $169,225 and approximately $266,000 of expense under the direct arrangement with the lessee for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.

•

Legal Costs. One firm engaged by Orchard to represent its general business interests employs a family member of one of the senior executives employed by the Investor Group. Amounts included in operating expenses in connection with the services performed by this firm were $2,263 for the six months ended June 30, 2007 and $158,432 for the year ended December 31, 2006.

•

Distribution Services with eMusic. eMusic, which is under common ownership with Orchard, provides digital music distribution services to Orchard. eMusic accounted for 11% and 12% of Orchard’s revenues for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively, and 15% of Orchard’s accounts receivables for each of the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.

•

Dimensional Music Publishing, LLC. During 2006, Orchard sold fixed assets to Dimensional Music Publishing, LLC, an entity under common ownership by the Investor Group, realizing a loss of $1,448. In the past, Dimensional Music Publishing, LLC has also provided consulting services to Orchard, although no such consulting services were provided in 2006 or during the six months ended June 30, 2007.

•

Revenue Sharing Agreement with CGH Ventures, Inc. Since 2003, Orchard’s subsidiary Orchard Management, Inc. has been obligated to pay CGH Ventures, Inc. 80% of the net revenues it earns pursuant to a revenue sharing agreement. CGH Ventures, Inc. is owned by two stockholders of Orchard. Orchard recorded $15,978 and $68,797 as commission expense for CGH Ventures, Inc.’s share of the net revenue for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.

For more information relating to Orchard’s related party transactions, see Note 13 to its consolidated financial statements appearing elsewhere in this proxy statement.

DMGI MARKET PRICE AND DIVIDEND DATA

DMGI common stock trades on the Nasdaq Global Market System under the symbol “DMGI”. On             , 2007, the closing sales price for DMGI common stock was $            per share. Set forth below are the high and low bid information for DMGI common stock as quoted on the Nasdaq Global Market, and its predecessor, the Nasdaq National Market, for the periods indicated.

	Common Shares
	High	Low
2006
First Quarter	$10.09	$9.01
Second Quarter	$9.75	$4.64
Third Quarter	$6.25	$3.97
Fourth Quarter	$6.75	$4.40

2007
First Quarter	$5.20	$3.75
Second Quarter	$5.04	$3.80
Third Quarter (through August 31, 2007)	$4.75	$3.54

Dividends.

DMGI has never declared or paid any cash dividends on its common stock. DMGI currently intends to retain its future earnings, if any, for future growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends will be at the discretion of DMGI’s board of directors and will depend on its results of operations, financial conditions and legal restrictions and other factors the board deems relevant.

Holders of Record.

As of             , 2007, the last reported sales price of DMGI’s common stock on the Nasdaq Global Market was $            per share, and the number of holders of record was             . Because many of DMGI’s shares of common stock are held by brokers and other institutions on behalf of stockholders, DMGI is unable to estimate the total number of stockholders represented by these record holders.

SUBMISSION OF FUTURE DMGI STOCKHOLDER APPROVALS

Management of DMGI knows of no other matters which may be brought before the special stockholders’ meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at either of the special meetings.

WHERE YOU CAN FIND MORE INFORMATION

DMGI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the SEC. You can read any reports, statements or other information that DMGI files with the SEC over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any documents DMGI files with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

DMGI has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated             , 2007. You should not assume that the information contained in this proxy statement is accurate as on any date other than that date, and neither the mailing of this proxy statement to DMGI stockholders nor the issuance of shares of DMGI common stock in the merger shall create any implication to the contrary. This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement nor any distribution of securities made hereunder may, under any circumstances, create an implication that there has been no change in the affairs of DMGI since the date hereof or that the information herein is correct as of any time subsequent to its date.

DIGITAL MUSIC GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Digital Music Group, Inc.

Sacramento, California

We have audited the consolidated balance sheet of Digital Music Group, Inc. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2006 and for the period from February 26, 2004 (Inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Music Group, Inc. and subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 and for the period from February 26, 2004 (Inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Perry-Smith LLP

Sacramento, California

March 29, 2007

DIGITAL MUSIC GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$20,505,674	$468,490
Accounts receivable	1,687,492	244,278
Current portion of royalty advances	1,326,379	292,438
Prepaid expenses and other current assets	492,799	152,139

Total current assets	24,012,344	1,157,345

Furniture and equipment, net	803,203	162,153
Digital rights, net	3,033,239	1,196,047
Master recordings, net	1,777,480	—
Royalty advances, less current portion	4,230,403	490,000
Goodwill	4,429,782	—
Other assets	39,289	12,074

Total assets	$38,325,740	$3,017,619

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$273,037	$63,753
Accrued liabilities	496,833	315,027
Royalties payable	1,883,773	138,608
Accrued compensation and benefits	115,817	38,435
Current portion of capital lease obligations	50,496	44,540

Total current liabilities	2,819,956	600,363

Capital lease obligations, less current portion	9,335	—
Other long-term liabilities	92,461	—

Total liabilities	2,921,752	600,363

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized: none issued and outstanding
Common stock, $.01 par value, 30,000,000 shares authorized: 9,034,941 and 2,249,941 shares issued and outstanding at December 31, 2006 and 2005	90,350	22,500
Additional paid-in capital	40,138,284	4,640,291
Subscriptions receivable	—	(43,323)
Accumulated deficit	(4,824,646)	(2,202,212)

Total stockholders’ equity	35,403,988	2,417,256

Total liabilities and stockholders’ equity	$38,325,740	$3,017,619

The accompanying notes are an integral part of these consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period from February 26, 2004 (Inception) to December 31, 2004
	2006	2005
Revenue	$5,564,949	$679,975	$37,268
Cost of revenue:
Royalties and payments to content owners	3,329,698	232,294	10,703
Amortization of digital rights and master recordings	422,489	22,518	3,041
Write-down of non-productive assets	—	295,356	—

Gross profit	1,812,762	129,807	23,524
Operating, general and administrative expenses	5,655,161	1,550,424	666,831

Loss from operations	(3,842,399)	(1,420,617)	(643,307)
Interest income	1,251,396	5,568	2,302
Interest expense	(13,649)	(141,765)	(2,793)
Other income (expense), net	(16,982)	—	—

Loss before income taxes	(2,621,634)	(1,556,814)	(643,798)
Income taxes	(800)	(800)	(800)

Net loss	$(2,622,434)	$(1,557,614)	$(644,598)

Net loss per common share—basic and diluted	$(0.32)	$(0.69)	$(0.29)

Weighted average common shares outstanding—basic and diluted	8,071,393	2,249,941	2,249,941

The accompanying notes are an integral part of these consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the period from February 26, 2004 (Inception) to December 31, 2006

	Common Stock		Additional Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Shares owned by founders and investors in Digital Musicworks International, Inc. (inception on February 26, 2004)	2,249,941	$22,500	$4,630,706	$(4,650,006)	$—	$3,200
Cash received upon issuance of equity securities by Digital Musicworks International, Inc.	—	—	—	1,670,546	—	1,670,546
Stock-based compensation related to stock options and warrants issued to employees and consultants	—	—	1,281	—	—	1,281
Digital rights received in exchange for equity securities of Digital Musicworks International, Inc.	—	—	—	3,229	—	3,229
Net loss for the period from February 26, 2004 (Inception) to December 31, 2004	—	—	—	—	(644,598)	(644,598)

Balances, December 31, 2004	2,249,941	22,500	4,631,987	(2,976,231)	(644,598)	1,033,658
Stock-based compensation related to stock options and warrants issued to employees and consultants	—	—	8,304	—	—	8,304
Cash received upon issuance of equity securities by Digital Musicworks International, Inc.	—	—	—	2,932,908	—	2,932,908
Net loss for the year ended December 31, 2005	—	—	—	—	(1,557,614)	(1,557,614)

Balances, December 31, 2005	2,249,941	22,500	4,640,291	(43,323)	(2,202,212)	2,417,256
Merger with Digital Music Group, Inc. by the accounting acquiror, Digital Musicworks International, Inc.	2,425,000	24,250	(97,555)	—	—	(73,305)
Issuance of common stock in connection with acquisition of Rio Bravo Entertainment LLC digital rights	25,000	250	243,500	—	—	243,750
Cash received upon issuance of equity securities by Digital Musicworks International, Inc.	—	—	—	43,323	—	43,323
Issuance of common stock in connection with initial public offering, net of cash offering costs of $4,792,397	3,900,000	39,000	33,193,603	—	—	33,232,603
Issuance of common stock in connection with acquisition of Digital Rights Agency, LLC	420,000	4,200	1,831,950	—	—	1,836,150
Stock-based compensation related to stock options and restricted stock issued to employees	15,000	150	326,495	—	—	326,645
Net loss for the year ended December 31, 2006	—	—	—	—	(2,622,434)	(2,622,434)

Balances, December 31, 2006	9,034,941	$90,350	$40,138,284	$—	$(4,824,646)	$35,403,988

The accompanying notes are an integral part of these consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Period from February 26, 2004 (Inception) to December 31, 2004
	2006	2005
Cash flows from operating activities:
Net loss	$(2,622,434)	$(1,557,614)	$(644,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash charges to operations:
Depreciation of furniture and equipment	156,839	38,595	3,137
Amortization of digital rights and master recordings	422,489	22,518	3,040
Recoupment of royalty advances	1,001,426	99,730	—
Amortization of deferred rent	43,554	—	—
Recognition of deferred revenue	(8,685)	—	—
Loss on disposal of furniture and equipment	16,639	—	—
Write-off of non-productive assets	—	295,356	—
Share-based compensation related to stock options, warrants and restricted shares issued	326,495	8,304	1,281
Interest expense related to conversion of subordinated notes payable	—	127,239	—
Changes in operating assets and liabilities:
Accounts receivable	(496,839)	(231,893)	(12,385)
Prepaid expenses and other current assets	(410,980)	(136,159)	(15,980)
Accounts payable	162,986	4,901	23,979
Accrued liabilities	(322,059)	45,495	34,530
Royalties payable	46,185	130,172	8,436
Accrued compensation and benefits	77,382	30,112	8,323

Net cash used in operating activities	(1,607,002)	(1,123,244)	(590,237)

Cash flows from investing activities:
Purchases of furniture and equipment	(620,939)	(53,635)	(27,981)
Purchases of digital rights and master recordings	(2,728,090)	(890,407)	(175,985)
Payments of advance royalties	(5,405,771)	(952,916)	(106,717)
Acquisition of Digital Rights Agency, LLC, net of cash received	(2,769,354)	—	—
Increase in other assets	(27,215)	—	(12,074)

Net cash used in investing activities	(11,551,369)	(1,896,958)	(322,757)

The accompanying notes are an integral part of these consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Years Ended December 31,		Period from February 26, 2004 (Inception) to December 31, 2004
	2006	2005
Cash flows from financing activities:
Proceeds from the sale of common and preferred stock of Digital Musicworks International, Inc. prior to recapitalization, net of offering costs	$—	$2,575,669	$1,673,746
Proceeds from the exercise of Digital Musicworks International, Inc. options and warrants prior to recapitalization	43,323	—	—
Proceeds from initial public offering of common stock of Digital Music Group, Inc., net of offering costs	33,232,603	—	—
Proceeds from issuance of restricted stock	150	—	—
Collection on behalf of (payments to) DMI Publishing, Inc.	—	(8,801)	8,801
Proceeds from the issuance of subordinated notes payable	—	230,000	—
Payments on capital lease obligations	(80,521)	(44,013)	(33,716)

Net cash provided by financing activities	33,195,555	2,752,855	1,648,831

Net increase (decrease) in cash and cash equivalents	20,037,184	(267,347)	735,837
Cash and cash equivalents, beginning of period	468,490	735,837	—

Cash and cash equivalents, end of period	$20,505,674	$468,490	$735,837

Supplemental cash flow information:
Interest paid	$13,649	$15,394	$1,925

Supplemental disclosure of non-cash investing and financing transactions:
Issuance of common stock and warrants in connection with the acquisition of Digital Rights Agency, LLC	$1,836,150	$—	$—

Issuance of warrant to underwriters	$620,529	$—	$—

Reduction in contract for digital rights	$(115,320)	$—	$—

Purchase of furniture and equipment under capital lease obligations	$77,791	$—	$122,269

Holdback for purchase of master recordings	$75,000	$—	$—

Merger between Digital Music Group, Inc. and Digital Music Works International, Inc.	$73,305	$—	$—

Issuance of shares of common stock in connection with purchase of digital rights	$—	$—	$3,229

Conversion of notes payable and accrued interest into shares of preferred stock of Digital Musicworks International, Inc. prior to recapitalization	$—	$232,205	$—

Future obligations under contracts to purchase digital rights	$—	$269,875	$—

The accompanying notes are an integral part of these consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Digital Music Group, Inc. (“DMGI”) was incorporated in Delaware on April 11, 2005 and is engaged in the digital distribution of music and video content. On February 7, 2006, DMGI completed its initial public offering (the “IPO”). Concurrent with the closing of its IPO, DMGI acquired all of the outstanding common stock of Digital Musicworks International, Inc., a California corporation (“DMI”), and certain assets of Rio Bravo Entertainment LLC, a Delaware limited liability company doing business as Psychobaby. The financial statements of Digital Music Group, Inc. prior to February 7, 2006 are the financial statements of DMI, which has been designated as the “acquiror” for financial reporting purposes. The historical shareholders’ equity of DMI has been restated for all period prior to February 7, 2006 to give retroactive effect to the acquisition by DMGI. The results of operations from the assets acquired from Rio Bravo Entertainment LLC and of DMGI are included in the financial statements beginning on February 7, 2006.

On September 8, 2006, DMGI acquired all the membership interest of Digital Rights Agency, LLC, a California limited liability company (“DRA”), and DRA became a wholly-owned subsidiary of DMGI. The consolidated financial statements include the accounts of DMGI and its wholly-owned subsidiary from the date of acquisition. All intercompany accounts and transactions have been eliminated.

Certain reclassifications have been made to the prior period’s financial statements in order to conform to the current period’s presentation.

2. ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

DMGI considers all highly liquid investments with an original maturity or remaining maturity from date of purchase, of three months or less to be cash equivalents. Based upon its investment policy, DMGI may invest its cash primarily in demand deposits with major financial institutions, in highly rated commercial paper, United States treasury obligations, United States and municipal government agency securities, United States government sponsored enterprises, money market funds and highly liquid debt securities of corporations. DMGI held approximately $6,500,000 and $432,000 in cash equivalents at December 31, 2006 and 2005, respectively.

DMGI maintains its cash and cash equivalents at financial institutions. The combined account balances at several institutions exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. DMGI has not incurred losses on these deposits to date and does not expect to incur any losses based on the credit ratings of the financial institutions.

Significant Customers

One digital entertainment service accounted for approximately 77%, 87% and 93% of DMGI’s revenue for the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2004, respectively. At December 31, 2006 and 2005, this service accounted for approximately 51% and 83%, respectively, of DMGI’s accounts receivable.

Allowance for Doubtful Accounts

DMGI establishes allowances for doubtful accounts based on credit profiles of its retailers, current economic trends, contractual terms and conditions and historical payment experience, as well as for known or expected events. DMGI has not experienced any bad debts since its inception. Accordingly, at December 31, 2006 and 2005, no allowance for doubtful accounts has been recorded.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities and capital lease obligations, approximates their fair value due to the short-term nature of these instruments.

Furniture and Equipment

Furniture and equipment are stated at cost and depreciated over the estimated useful lives of the assets, ranging from three to eight years, using the straight-line method. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Each of DMGI’s capital leases has a bargain purchase option at the end of the initial non-cancelable lease term which DMGI intends to exercise. Accordingly, assets under capital lease obligations are being depreciated using the straight-line method over the useful life of the assets, which exceeds the lease terms.

Royalty Advances, Digital Rights and Master Recordings

DMGI capitalizes the cost of acquiring catalogs of digital rights and master recordings and payments of advance royalties. Capitalized costs include amounts paid to content owners and direct ancillary costs such as legal and finders fees. Digital rights and master recordings acquired by DMGI are amortized using the straight-line method over the shorter of the term of the related agreement or seven years for digital rights and ten years for master recordings, which management believes reasonably relates the amount of amortization to the revenue expected to be realized. Royalty advances will be recouped from DMGI’s future royalty obligations resulting from the fees it receives from digital entertainment services. DMGI classifies royalty advances as short-term or long-term based on the expectations of when these advances will be recovered.

DMGI reviews the recoverability of its capitalized digital rights, master recordings and royalty advances annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test of recoverability is performed by comparing the carrying value of individual catalogs or groups of catalogs of digital rights, master recordings and content subject to royalty advances to its undiscounted expected future cash flows. If such review indicates that the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset’s carrying amount is written down to its estimated fair value. Fair value is determined by an internally developed discounted projected cash flow analysis of the asset. As a result of performing these tests for potential impairment, DMGI determined that no impairment existed as of December 31, 2006. During the year ended December 31, 2005, DMGI recorded a write-down of $295,356 relating to cash advances and the capitalized costs of producing and promoting master recordings under contracts with recording artists. During 2005, DMGI cancelled certain of these contracts and concluded that future cash flows would not be sufficient to recover the advances and costs that were capitalized under the remainder of the

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contracts. Management is no longer seeking to sign additional artists to record new material as a means of furthering DMGI’s digital music strategy.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and intangible assets of the DRA acquisition. Goodwill is deemed to have an indefinite life and is not amortized but is subject to impairment tests in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). DMGI will test goodwill for impairment on at least an annual basis using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any.

Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred income tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred income tax asset to the amount that is expected to be realized.

Revenue Recognition

DMGI distributes its music and video content through agreements with digital entertainment services that make DMGI’s content available to consumers to purchase as a digital download or on a subscription basis. DMGI earns revenue based on each download or a percentage of each digital entertainment service’s subscription revenue, as defined in DMGI’s agreements with the digital entertainment service. Each digital entertainment service reports DMGI’s download revenue or proportionate share of subscription revenue on a monthly or quarterly basis, depending on the agreement, and pays DMGI at the same time. DMGI recognizes revenue related to downloads and subscriptions in the month the transactions occur.

Industry Segments and Foreign Revenue

DMGI operates in one industry segment, acquisition, management and distribution of digital music and video content. For the year ended December 31, 2006, revenue from digital entertainment services serving consumers in foreign locations was 16% from Europe and 5% from other countries. For the year ended December 31, 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004, revenue from digital entertainment services serving customers in foreign locations was 5% and 6%, respectively.

Foreign Currency Translation

DMGI receives revenue from digital entertainment services selling content owned or distributed by DMGI in foreign countries. These services collect cash from consumers and report sales to DMGI in their local currency. The monthly or quarterly revenue due from these digital entertainment services is paid to DMGI in local currencies and converted to U.S. dollars at the market-based foreign exchange rate at time of receipt. DMGI converts the sales reported by digital entertainment services to U.S. dollars at the average exchange rate for the period, based on published daily rates. The net difference represents a foreign currency gain or loss which is recorded in other income (expense) and the impact was not material for all periods presented in the accompanying Consolidated Statements of Operations.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising Costs

DMGI expenses advertising costs as incurred. For the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004, advertising expense was $127,146, $84,448 and $26,886, respectively, included in operating, general and administrative expenses in the accompanying Consolidated Statements of Operations.

Share-Based Compensation

DMGI elected early adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Compensation (SFAS No. 123R), which requires entities to recognize compensation expense in an amount equal to the estimated fair value of share-based awards and issuances, such as restricted stock, stock options and warrants granted to employees and non-employees. Equity instruments issued to employees are measured at estimated fair value at the issuance date and expensed in the periods over which the benefit is expected to be received, which is generally the vesting period. Equity instruments issued to non-employees in exchange for goods or services that are fully vested and non-forfeitable are measured at estimated fair value at the issuance date and expensed in the period in which the goods or services are received.

Prior to January 1, 2006, DMGI utilized Black-Scholes, a standard option pricing model, to measure the fair value of stock options granted to employees. While SFAS No. 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. Beginning in 2006, DMGI determined that the Trinomial Lattice Model was the best available measure of the fair value of employee stock options because it accounts for changing employee behavior as the stock price changes and captures the observed pattern of increasing rates of exercise as the stock price increases.

The following weighted-average assumptions were used in estimating the fair value per share of the options granted under stock option plans, assuming no dividends for the years ended December 31, 2006 and 2005:

	2006	2005
Risk-free rate of return	4.69%	4.50%
Expected volatility	35.0%	75.0%
Expected life (in years)	5.1	6.0
Suboptimal exercise factor	2	n/a
Exit rate post-vesting	22.8%	n/a
Exit rate pre-vesting	19.0%	n/a

DMGI calculates the expected volatility for stock-based awards using the historical volatility for its peer group public companies because sufficient historical trading data does not yet exist for DMGI’s stock. DMGI estimates the forfeiture rate for stock-based awards based on historical data. The risk-free rate for stock options granted during the period is determined by using a zero-coupon U.S. Treasury rate for the period that coincides with the expected option terms.

Net Loss Per Share

Basic and diluted net loss per share have been computed using the weighted-average number of shares of common stock outstanding for the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004 of 8,071,393, 2,249,941 and 2,249,941, respectively. As of December 31, 2006, common stock equivalents included outstanding stock options, warrants and non-vested restricted stock totaling 366,500, 423,000 and 10,000 shares, respectively, all of which were issued during 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

These were excluded from the calculation of the weighted-average number of shares outstanding due to their antidilutive effect. Restricted stock vesting over two years which was issued to three executives in August 2005, of which 133,334 shares were non-vested at December 31, 2006, were nominal issuances and are included in basic and diluted earnings per share for the year ended December 31, 2006.

The weighted average number of shares of common stock used in the calculation of basic and diluted net loss per share for the year ended December 31, 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004 was 2,249,941, the number of shares issued by DMGI in connection with the acquisition of DMI, DMGI’s acquiror for accounting purposes.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of Statement of Financial Accounting Standards No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes, and transitional requirements upon adoption of FIN 48. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not believe that the adoption of FIN 48 will have a material impact on the consolidated financial statements of DMGI.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of SFAS No. 157, there is now a common definition of fair value to be used throughout GAAP. The FASB believes that the new standard will make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of this statement on the consolidated financial statements of DMGI.

3. ACQUISITIONS AND INITIAL PUBLIC OFFERING

On February 7, 2006, DMGI completed its initial public offering of common stock, selling 3,900,000 shares at $9.75 per share and generating net cash proceeds (after fees and expenses) of approximately $33,200,000. On the same date, in connection with the closing of the IPO, DMGI issued to the underwriters in the offering warrants to purchase an aggregate of 273,000 shares of DMGI’s common stock in exchange for $100. Each of the warrants has an exercise price of $12.1875 per share, and are exercisable at any time from February 7, 2007 until February 6, 2011. The warrants had an estimated fair value at the date of issuance of $620,529 as determined in accordance with SFAS No. 123R, assuming a dividend yield of 0%, expected volatility of 35%, risk free rate of return of 4.52%, and an expected term to exercise of 4.6 years. The fair value of the warrants was recorded as an offering cost. Accordingly, the total net proceeds from DMGI’s IPO were approximately $32,600,000.

Also on February 7, 2006, DMGI concurrently acquired DMI and certain assets of Rio Bravo Entertainment LLC in exchange for 2,249,941 and 25,000 shares, respectively, of DMGI’s common stock. DMI has been deemed the acquiror for financial reporting purposes. DMGI had net liabilities and a stockholders’ deficit of $73,305 on the date of its acquisition of DMI. The purchase price of the assets acquired from Rio Bravo

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Entertainment LLC on February 7, 2006 totaled $243,750, which has been allocated to digital rights. Such rights are being amortized over 24 months, the estimated remaining life of the assets.

On September 8, 2006, DMGI acquired all of the ownership interests in DRA in exchange for $3,200,000 in cash, 420,000 shares of Company common stock and a warrant issued to the former Managing Director of DRA to purchase 150,000 shares of common stock with an exercise price of $5.57 per share. The warrant had an estimated fair value at the date of issuance of $97,350 as determined in accordance with SFAS No. 123R, assuming a dividend yield of 0%, expected volatility of 35%, risk free rate of return of 4.7%, and an expected term to exercise of 4.75 years. The fair value of the warrant was recorded as acquisition consideration. The warrant is exercisable in various installments beginning in September 2007, is fully exercisable by September 2009, and expires in September 2013. The shares and warrant were issued in a private placement under federal and state securities law and are subject to restrictions on resale thereunder, and a substantial majority of the shares are subject to contractual restrictions on resale, short selling and other forms of hedging for varying terms ranging from one to two years from the acquisition date.

The purchase consideration for DRA was comprised of the following:

Cash consideration	$3,200,000
Common stock issued (420,000 shares at $4.14 per share)	1,738,800
Liabilities assumed	1,929,667
Acquisition costs	131,466
Estimated fair value of common stock warrant issued	97,350

$7,097,283

The total purchase price was allocated to DRA’s assets and liabilities based on their estimated fair values as of the acquisition date. A summary of the preliminary purchase price allocation, which is subject to finalization, is as follows:

Cash	$430,646
Accounts receivable	946,375
Other current assets	399,680
Furniture and equipment	115,800
Digital rights	775,000
Goodwill	4,429,782

$7,097,283

DMGI is obligated to pay up to $1,155,000 in cash and to issue up to 87,000 shares of common stock in additional consideration if certain financial targets are achieved through December 31, 2007. Any additional consideration obligation will be recognized when deemed probable and will be allocated to goodwill.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma combined statements of operations for the years ended December 31, 2006 and 2005 presented below assume that the acquisitions of DMI, certain assets of Rio Bravo Entertainment LLC and DRA were completed on January 1, 2006 and 2005, respectively:

	For the Years Ended December 31,
	2006	2005
Revenue	$10,201,101	$3,706,005
Cost of revenue:
Royalties and payments to content owners	7,260,543	2,737,705
Amortization of digital rights and master recordings	508,607	255,108
Write-down of non-productive assets	—	295,356

Gross profit	2,431,951	417,836
Operating, general and administrative expenses	6,408,779	2,126,360

Loss from operations	(3,976,828)	(1,708,524)
Interest income	1,257,319	8,247
Interest expense	(19,854)	(152,098)
Other income (expense), net	(16,982)	—

Loss before income taxes	(2,756,345)	(1,852,375)
Income taxes	(800)	(800)

Net loss	$(2,757,145)	$(1,853,175)

Net loss per common share—basic and diluted	$(0.32)	$(0.36)

Weighted average common shares outstanding—basic and diluted	8,615,283	5,119,941

Weighted average shares used in the calculation of the unaudited pro forma combined basic and diluted net loss per share for the years ended December 31, 2006 and 2005 include the 2,249,941 shares attributable to DMI, the 2,425,000 shares of DMGI outstanding at the IPO date, the 25,000 shares issued on February 7, 2006 in connection with the acquisition of the Rio Bravo Entertainment LLC assets, and the 420,000 shares issued on September 8, 2006 in connection with the acquisition of DRA. In addition to the 5,119,941 shares described in the preceding sentence, weighted average shares used in the calculation of the unaudited pro forma combined basic and diluted net loss per share for the year ended December 31, 2006 also included the 3,900,000 shares issued in DMGI’s IPO, from February 7, 2006 until December 31, 2006.

The adjustments and methodology used in allocating the purchase consideration for DRA and in the preparation of these unaudited pro forma combined statements of operations are based on estimates, available information and certain assumptions which may be revised as additional information becomes available. The pro forma financial data do not purport to represent what DMGI’s combined results of operations would actually have been if such acquisitions had in fact occurred at the beginning of the periods, and are not necessarily representative of DMGI’s results of operations for any future period since the companies were not under common management or control during the periods presented.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. FURNITURE AND EQUIPMENT

Furniture and equipment comprise the following at:

	December 31,
	2006	2005
Computers and office equipment	$696,220	$77,254
Furniture and fixtures	72,849	4,363
Computer equipment under capital lease obligations	219,959	122,268

	989,028	203,885
Less accumulated depreciation and amortization	(185,825)	(41,732)

	$803,203	$162,153

Depreciation expense for DMGI’s furniture and equipment totaled $156,839, $38,595 and $3,137 for the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) through December 31, 2004, respectively, of which $48,290, $23,582 and $1,949 related to equipment under capital lease obligations, respectively. Accumulated depreciation of equipment under capital lease was $73,821 and $25,531 at December 31, 2006 and 2005, respectively.

5. ROYALTY ADVANCES

DMGI has the exclusive right to distribute certain music and video content in certain geographic areas pursuant to long-term agreements with the content owners. These distribution agreements have initial terms ranging from five to ten years and, in certain cases, grant DMGI the right to extend the agreement for an additional term. Pursuant to these long-term agreements, DMGI typically pays advance royalties that are to be recouped from the content owners’ share of future revenue which range from 25% to 57% of gross or net receipts, as defined in the agreements.

Royalty advances comprise the following at:

	December 31,
	2006	2005
Total royalty advances	$6,657,938	$882,168
Less cumulative recoupment of royalty advances	(1,101,156)	(99,730)

	5,556,782	782,438
Current portion of royalty advances	(1,326,379)	(292,438)

	$4,230,403	$490,000

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. DIGITAL RIGHTS

DMGI has acquired digital rights from record labels, artists and other owners of such rights to various catalogs of music and video content. In addition, in connection with the acquisitions during 2006 of certain assets of Rio Bravo Entertainment LLC and all of the ownership interests in DRA, DMGI allocated $243,750 and $775,000, respectively, of the purchase price to the digital rights acquired. Digital rights comprise the following at:

	December 31,
	2006	2005
Digital rights	$3,405,605	$1,221,605
Less accumulated amortization	(372,366)	(25,558)

	$3,033,239	$1,196,047

Amortization expense was $346,808, $22,518 and $3,040 for the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004, respectively.

7. MASTER RECORDINGS

DMGI has acquired master recordings, including all the rights (digital, physical and otherwise) to such recordings. Master recordings comprise the following at:

December 31, 2006
Master recordings	$1,853,161
Less accumulated amortization	(75,681)

$1,777,480

Amortization expense was $75,681 for the year ended December 31, 2006.

8. INCOME TAXES

Income taxes are comprised of the following:

	Years Ended December 31,		Period from February 26, 2004 (Inception) to December 31, 2004
	2006	2005
Current:
Federal	$—	$—	$—
State	800	800	800

Total current	800	800	800

Deferred:
Federal	(831,327)	(480,708)	(199,781)
State	(135,373)	(137,026)	(56,901)

Total deferred	(966,700)	(617,734)	(256,682)
Valuation allowance	966,700	617,734	256,682

Total deferred	—	—	—

Income taxes	$800	$800	$800

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DMGI reports certain expenses for tax purposes in different periods than they are recorded for financial reporting purposes. These timing differences give rise to deferred income tax assets and liabilities. Net deferred income tax assets totaling $2,093,912, $874,416 and $256,682 at December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004, respectively, have been fully offset by a valuation allowance due to the uncertainty of their ultimate realization.

The temporary differences that give rise to deferred income tax assets and liabilities comprise the following at:

	December 31,
	2006	2005
Deferred income tax assets:
Net operating loss carryforwards	$1,847,433	$899,390
Share-based compensation	130,057	—
Depreciation and amortization	68,565	—
Accrued expenses	47,857	7,030

	2,093,912	906,420
Deferred income tax liabilities:
Depreciation and amortization	—	(32,004)

Net deferred income tax assets	2,093,912	874,416
Valuation allowance	(2,093,912)	(874,416)

Net deferred income tax assets	$—	$—

Beginning in 2006, DMGI will file a consolidated federal tax return including all merged entities and acquired subsidiaries. At December 31, 2006, DMGI has federal and state net operating loss carryforwards estimated to be approximately $4,680,000 and $4,390,000, respectively, available to reduce future taxable income. Such amounts include the net operating loss carryforwards generated by DMGI as well as those generated by DMI between its inception in 2004 and its merger with DMGI in 2006. Included in DMGI’s valuation allowance as of December 31, 2006 and 2005, are tax benefits of $270,000 and $17,000, respectively, attributable to the exercise of DMI stock options and warrants, which will be recorded directly to additional paid in capital, when DMGI utilizes its net operating loss carryforwards. If not utilized prior to such dates, the federal net operating loss carryforwards begin to expire in 2024 and the state net operating loss carryforwards begin to expire in 2014. In addition to potential expiration, there are other factors that could limit DMGI’s ability to use these federal and state tax loss carryforwards. Under Section 382 of the Internal Revenue Code of 1986 (“Section 382”), as amended, use of prior net operating loss carryforwards can be limited after an ownership change. DMGI’s ability to fully utilize DMI’s net operating loss carryforward will be subject to limitation under Section 382 as a result of its merger with DMGI and other transactions, and may be subject to further limitations as a result of future sales of securities, if any. Accordingly, it is not certain how much of the existing net operating loss carryforwards will be available for use by DMGI. If DMGI generates taxable income in the future the use of net operating loss carryforwards that have not expired would have the effect of reducing DMGI’s tax liability and increasing after-tax net income.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes reported in the Consolidated Statements of Operations differ from the amount computed by applying the U.S. federal statutory tax rate (34%) to loss before income taxes as follows:

	Years ended December 31,		Period from February 26, 2004 (Inception) to December 31, 2004
	2006	2005
Federal income tax benefit at statutory rate	$(891,628)	$(529,317)	$(218,891)
State income tax benefit, net of federal effect	(134,845)	(90,295)	(37,562)
Change in valuation allowance	966,700	617,734	256,682
Other, net	60,573	2,678	571

	$800	$800	$800

9. LEASES

Operating Leases

DMGI leases its office facilities under non-cancelable operating leases for periods ranging from three to four years. DMGI’s total rent expense for the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004 was $203,485, $68,842 and $8,360, respectively.

As of December 31, 2006, future minimum payments under these leases, by calendar year, are as follows:

2007	$290,724
2008	299,080
2009	191,710
2010	60,780

$842,294

Capital Leases

DMGI leases certain of its technology and office equipment under capital leases with interest rates ranging from 11% to 15% per annum. Future minimum lease payments for assets under capital lease obligations at December 31, 2006 are as follows:

Year:	2007	$54,409
	2008	10,667

		65,076
Less amount representing interest		(5,245)

Total capital lease obligations		59,831
Less current portion		(50,496)

Long-term capital lease obligations		$9,335

10. COMMITMENTS AND CONTINGENCIES

Industry Conditions and Risks

DMGI operates in a new and rapidly changing and evolving industry - the digital distribution of music and video content. DMGI is still in the early stages of its development and management is attempting to position it as

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a leader and first-mover in this emerging industry. As such, there are numerous risks involved in DMGI’s business, many of which are outside of management’s control, including potential changes in consumer tastes and preferences that could drive industry-wide changes in the pricing structure and terms that DMGI receives from digital entertainment services and the formats and technology specifications under which it must deliver digital content for sale to consumers. DMGI has incurred losses throughout its limited operating history and management’s plans to achieve profitability depend upon a number of factors, including certain minimum levels of consumer demand for the older “classic” music and television catalogs that comprise the majority of the content that DMGI owns or distributes under long-term agreements as well as overall growth in consumer demand for digital music and video content.

Commitments for Content Acquisitions

At December 31, 2006, DMGI is contractually obligated to pay up to $5,433,000 over the next twelve months in additional advance royalties, digital rights and master recordings purchase consideration. These payments are due under various digital rights agreements as music and video recordings and related metadata and artwork are received from the content owners for processing by DMGI. In addition, DMGI is obligated to pay a total of $360,000 in equal quarterly installments through February 2016 as additional advances against future royalties under one long-term agreement.

Indemnification Agreements

In the ordinary course of business, DMGI enters into contractual arrangements with digital entertainment services under which it agrees to provide indemnification of varying scope with respect to certain matters, including losses that might arise out of DMGI’s breach of such agreements and out of intellectual property infringement claims made by third parties. Conversely, DMGI is indemnified by content owners for losses that might arise out of any breach of their agreements to sell or provide music and video content to DMGI for digital distribution or any intellectual property infringement claims arising from the recordings they have sold or provided to DMGI for digital distribution. The terms of such indemnification provisions vary. Generally, a maximum obligation is not explicitly stated, so the overall maximum amount of these indemnification obligations cannot be reasonably estimated. To date, DMGI has not incurred any material costs as a result of such indemnifications in favor of digital entertainment services and has not accrued any liabilities related to such obligations in the consolidated financial statements.

In addition, DMGI has entered into standard indemnification agreements with its directors and certain officers that will require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. DMGI has never received a notice of claim under these agreements and maintains director and officer liability insurance (subject to certain deductibles and maximum aggregate amounts) that covers third-party claims against DMGI or against its directors and officers for their actions in such capacity.

Employment Agreements

DMGI maintains employment agreements with its officers wherein duties and responsibilities and specific compensation arrangements are established for each officer. These agreements also include standard non- competition and confidentiality covenants, require that the officer devote full-time to furthering the business of DMGI, provide that technology and inventions created during the course of employment belong to DMGI, and contain other customary provisions. Officers are entitled to certain severance compensation if terminated by DMGI without “cause” (as defined in the agreements) or under other circumstances, and DMGI recorded $189,000 in severance costs during 2006 in connection with the departure of two of its founding officers.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal Matters

DMGI from time-to-time becomes involved in commercial and contractual disputes and disagreements arising in the ordinary course of business, which management typically seeks to resolve through direct negotiations with the principals or representatives of the party involved. As of December 31, 2006, DMGI was not a party to any legal proceedings.

11. CAPITAL STOCK

Recapitalization

DMI has been designated DMGI’s “acquiror” for financial reporting purposes. The historical shareholders’ equity of DMI has been restated for all periods prior to February 7, 2006 to give retroactive effect to its merger with DMGI. DMI’s historical common stock and preferred stock transactions have been restated as if they were issuances of DMGI’s common stock as of February 26, 2004 (Inception), pursuant to the merger agreement exchange ratios. The following table reconciles the restated February 26, 2004 equity balances to DMI’s historical equity activity:

	Restated Equity Issuances
	Common Stock		Additional Paid-in Capital	Subscriptions Receivable
Original Equity Issuances	Shares	Amount
Issuances of common stock in exchange for cash, services and digital rights and exercise of options and warrants for net proceeds of $57,963	709,365	$7,094	$50,869	$(54,763)
Issuance of series A convertible preferred stock for net proceeds of $1,695,496	641,442	6,415	1,689,081	(1,695,496)
Issuance of series B convertible preferred stock for cash and conversion of subordinated notes and accrued interest for net proceeds of $2,899,747	899,134	8,991	2,890,756	(2,899,747)

Total	2,249,941	$22,500	$4,630,706	$(4,650,006)

Founders’ shares in DMI, issued in exchange for services valued at $3,200, are included in common stock in the above table but not in subscriptions receivable, as they were issued at the inception date.

Common Stock

DMGI completed its IPO on February 7, 2006 and issued 3,900,000 shares of its common stock. Concurrently, DMGI also issued 25,000 shares to acquire certain assets of Rio Bravo Entertainment LLC and 2,249,941 shares to acquire all of the outstanding common and preferred stock of DMI. As a result of treating DMI as the accounting acquiror, the 2,425,000 shares of common stock of Digital Music Group, Inc. which were outstanding at the time of the IPO were treated as issued on February 7, 2006. On September 8, 2006, DMGI issued 420,000 shares of its common stock in connection with its acquisition of the membership interests in DRA.

Restricted Stock Grant

In March 2006, DMGI issued to one of its senior executives a restricted stock grant of 15,000 shares of DMGI’s common stock at a purchase price of $.01 per share, subject to a Company repurchase option at the

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

original purchase price that lapsed with respect to 5,000 shares on September 22, 2006. The repurchase option lapses with respect to 5,000 shares each on March 22, 2007 and 2008, so long as the executive remains a service provider to DMGI. The fair value of the restricted shares at the date they were issued is being charged to operating, general and administrative expenses over the vesting period, and the shares will be included as outstanding for purposes of calculating basic earnings per share as the restrictions lapse.

12. SHARE-BASED COMPENSATION

DMGI’s accounting acquiror, DMI, had a 2004 Stock Plan under which it granted stock options to directors and key employees during 2004 and 2005. In addition, during this period, DMI also issued warrants to purchase shares of its common stock to certain consultants and its law firm. The unvested options and warrants became fully exercisable pursuant to their terms immediately prior to DMGI’s merger with DMI on February 7, 2006. The options and warrants exercised in February 2006 generated net proceeds of $41,103 and $2,220, respectively, and the holders received shares of DMI and participated pro rata in the total merger consideration of 2,249,941 shares of DMGI. Unexercised options and warrants were forfeited and the 2004 Stock Plan was terminated upon consummation of the merger.

DMGI has an Amended and Restated 2005 Stock Plan (the “Plan”) under which 1,200,000 shares of its common stock have been reserved for issuance at December 31, 2006. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and for the grant of non-statutory stock options, stock appreciation rights and restricted stock to employees, directors and consultants. The Compensation Committee of DMGI’s Board of Directors administers the Plan and has authority to make awards under the Plan and establish vesting and other terms, but cannot grant options at less than fair value on the date of grant nor reprice options previously granted. All options granted to employees since inception of the Plan have a four-year vesting period. Annual option grants to non-employee directors are automatic pursuant to a formula within the Plan which establishes the number and terms of such grants.

Stock option activity under DMGI’s Plan is summarized as follows:

	Number of Shares	Exercise Price	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2005	—
Granted	390,000	$4.02 - $9.75
Forfeited	(23,500)	$4.13 - $9.32

Outstanding at December 31, 2006	366,500	$4.02 - $9.75	$8.28	7.6 Years	$44,650

Exercisable at December 31, 2006	63,000	$6.38 - $9.75	$9.59	9.2 Years	$—

The weighted average estimated grant-date fair value per share for the 390,000 options granted during the year ended December 31, 2006 was $1.71. The weighted average estimated grant-date fair value per share for the 23,500 unvested stock options forfeited during 2006 was $1.65.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted stock activity is summarized as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2005	500,000	$—
Issued	15,000	$9.70
Vested	(371,666)	$0.13

Nonvested at December 31, 2006	143,334	$0.68

During the year ended December 31, 2006, 91,666 restricted shares became vested upon the resignation and termination of the employment of a former executive as required under the restricted stock agreement with such executive.

DMGI recorded a non-cash charge of $326,495, $8,304 and $1,281 as a component of operating, general and administrative expenses related to share-based arrangements for the years ended December 31, 2006 and 2005 and for the period from February 26, 2004 (Inception) to December 31, 2004, respectively. The non-cash charge for the year ended December 31, 2006 included $38,384 associated with the accelerated vesting of the DMI stock options. As of December 31, 2006, the future pre-tax share-based compensation expense for stock option grants is $459,426 to be recognized in 2007 through 2010. Future pre-tax share-based compensation expense for restricted stock is $64,600 to be recognized in 2007 through 2008.

As of December 31, 2006, a total of 818,500 shares remained available for grant under DMGI’s Plan. On the first day of each calendar year, the shares available under the Plan are increased by the lesser of (i) 400,000 shares, (ii) 5% of the outstanding shares of common stock on such date, or (iii) an amount determined by DMGI’s Board of Directors. As a result, 1,218,500 shares were available for grant at January 1, 2007.

DIGITAL MUSIC GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,968,883	$20,505,674
Accounts receivable	1,835,638	1,687,492
Current portion of advance royalties	1,983,679	1,326,379
Prepaid expenses and other current assets	601,844	492,799

Total current assets	18,390,044	24,012,344
Furniture and equipment, net	1,020,541	803,203
Digital rights, net	3,546,393	3,033,239
Master recordings, net	2,122,843	1,777,480
Royalty advances, less current portion	7,205,769	4,230,403
Goodwill	5,355,944	4,429,782
Other assets	42,563	39,289

Total assets	$37,684,097	$38,325,740

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$99,957	$204,468
Accrued liabilities	1,127,536	496,833
Royalties payable	2,204,311	1,952,342
Accrued compensation and benefits	141,704	115,817
Current portion of capital lease obligations	34,090	50,496

Total current liabilities	3,607,598	2,819,956
Capital lease obligations, less current portion	1,719	9,335
Other long-term liabilities	89,285	92,461

Total liabilities	3,698,602	2,921,752

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized: none issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized: 9,121,939 shares issued and outstanding at June 30, 2007 and 9,034,941 issued and outstanding at December 31, 2006	91,219	90,350
Additional paid-in capital	40,564,757	40,138,284
Accumulated deficit	(6,670,481)	(4,824,646)

Total stockholders’ equity	33,985,495	35,403,988

Total liabilities and stockholders’ equity	$37,684,097	$38,325,740

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,
	2007	2006
	(Unaudited)
Revenue	$6,543,811	$1,560,187
Cost of revenue:
Royalties and payments to content owners	4,593,191	735,325
Amortization of digital rights and master recordings	394,451	134,848

Gross profit	1,556,169	690,014
Operating, general and administrative expenses	3,482,509	2,294,862
Merger-related expenses	328,844	—

Loss from operations	(2,255,184)	(1,604,848)
Interest income	441,516	608,006
Interest expense	(3,924)	(6,066)
Other expense	(27,443)	—

Loss before income taxes	(1,845,035)	(1,002,908)
Income taxes	(800)	(400)

Net loss	$(1,845,835)	$(1,003,308)

Net loss per common share—basic and diluted	$(0.20)	$(0.14)

Weighted average common shares outstanding—basic and diluted	9,030,880	7,266,804

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,845,835)	$(1,003,308)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash charges to operations:
Depreciation of furniture and equipment	176,219	47,183
Amortization of digital rights and master recordings	394,451	134,848
Recoupment of royalty advances	590,033	249,393
Share-based compensation related to stock options, warrants and restricted shares issued	196,200	159,883
Loss on asset sales	10,856	—
Changes in operating assets and liabilities:
Accounts receivable	(148,146)	(58,331)
Prepaid expenses and other current assets	(109,045)	(396,124)
Accounts payable	(104,511)	276,377
Accrued liabilities	(74,305)	(170,495)
Royalties payable	251,969	246,951
Accrued compensation and benefits	25,887	27,562

Net cash used in operating activities	(636,227)	(486,061)

Cash flows from investing activities:
Purchases of furniture and equipment	(406,713)	(196,731)
Purchases of digital rights and master recordings	(1,252,968)	(1,812,127)
Payments of advance royalties	(4,222,699)	(1,070,813)
Proceeds from asset sales	2,300	—
Change in other assets and long-term liabilities, net	3,238	(27,068)

Net cash used in investing activities	(5,876,842)	(3,106,739)

Cash flows from financing activities:
Proceeds from initial public offering of common stock	—	33,232,055
Proceeds from the exercise of Digital Musicworks International, Inc. options and warrants prior to recapitalization	—	43,873
Proceeds from issuance of restricted stock	300	150
Payments on capital lease obligations	(24,022)	(39,231)

Net cash (used in) provided by financing activities	(23,722)	33,236,847

Net (decrease) increase in cash and cash equivalents	(6,536,791)	29,644,047
Cash and cash equivalents, beginning of period	20,505,674	468,490

Cash and cash equivalents, end of period	$13,968,883	$30,112,537

Supplemental cash flow information:
Interest paid	$3,924	$6,066

Supplemental disclosure of non-cash investing and financing transactions:
Increase in goodwill resulting from issuance of earn-out consideration for DRA acquisition	$935,850	—

Issuance of warrant to underwriters	$—	$620,529

Purchase of certain assets of Rio Bravo Entertainment LLC through the issuance of common stock	$—	$243,750

Reduction in contract for digital rights	$—	$115,320

Purchase of furniture and equipment under capital lease obligations	$—	$77,791

Holdback for purchase of master recordings	$—	$75,000

Merger between Digital Music Group, Inc. and Digital Musicworks International, Inc.	$—	$73,305

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PREPARATION

Digital Music Group, Inc. (“DMGI”) was incorporated in Delaware on April 11, 2005 for the purpose of pursuing digital music opportunities. In February 2006, DMGI completed its initial public offering (the “IPO”). Concurrent with the closing of the IPO, DMGI acquired all of the outstanding common stock of Digital Musicworks International, Inc., a California corporation (“DMI”), and certain assets of Rio Bravo Entertainment LLC, a Delaware limited liability company doing business as Psychobaby (“Rio Bravo”). The financial statements for DMGI prior to February 7, 2006 are the financial statements of DMI, which has been designated as DMGI’s “acquiror” for accounting purposes. The historical shareholders’ equity of DMI has been restated for all periods prior to February 7, 2006 to give retroactive effect to the acquisition by DMGI. The results of operations of the Rio Bravo assets and of DMGI are included in the financial statements beginning on February 7, 2006.

On September 8, 2006, DMGI entered into an Agreement and Plan of Merger with Digital Rights Agency, LLC, a California limited liability company (“DRA”), and DRA became a wholly-owned subsidiary of DMGI. The consolidated financial statements include the accounts of DMGI and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission in accordance with the disclosure requirements for the quarterly report on Form 10-Q. In the opinion of management of DMGI, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes of DMGI included in DMGI’s Annual Report on Form 10-K for the year ended December 31, 2006.

Certain reclassifications have been made to the prior period’s balance sheet in order to conform to the current period’s presentation. All data for interim periods, including June 30, 2007 and 2006, is unaudited.

2.	ACQUISITIONS AND INITIAL PUBLIC OFFERING

On February 7, 2006, DMGI completed its initial public offering of common stock, selling 3,900,000 shares at $9.75 per share and generating net cash proceeds (after fees and expenses) of approximately $33,200,000. On the same date, in connection with the closing of the IPO, DMGI issued to the underwriters in the offering warrants to purchase an aggregate of 273,000 shares of DMGI’s common stock. Each of the warrants has an exercise price of $12.1875 per share, and is exercisable at any time from February 7, 2007 until February 6, 2011. The underwriters paid an aggregate of $100 for the warrants. The warrants had an estimated fair value at the date of issuance of $620,529 as determined in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Compensation, assuming a dividend yield of 0%, expected volatility of 35%, risk free rate of return of 4.52%, and an expected term to exercise of 4.6 years. The fair value of the warrants was recorded as an offering cost. Accordingly, the total net proceeds from DMGI’s IPO were approximately $32,600,000.

Also on February 7, 2006, DMGI concurrently acquired DMI and certain assets of Rio Bravo in exchange for 2,249,941 and 25,000 shares, respectively, of DMGI’s common stock. DMI has been deemed the acquiror for financial reporting purposes. DMGI had net liabilities and a stockholders’ deficit of $73,305 on the date of its

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

acquisition of DMI. The purchase price of the Rio Bravo assets on February 7, 2006 totaled $243,750, which has been allocated to digital rights. Such rights are being amortized over 24 months, the estimated remaining life of the assets.

On September 8, 2006, DMGI acquired all of the ownership interests in DRA in exchange for $3,200,000 in cash, 420,000 shares of DMGI common stock and a warrant issued to the former Managing Director of DRA to purchase 150,000 shares of DMGI’s common stock at an exercise price of $5.57 per share. The warrant had an estimated fair value at the date of issuance of $97,350 as determined in accordance with Statement of Financial Accounting Standards No. 123R, assuming a dividend yield of 0%, expected volatility of 35%, risk free rate of return of 4.7%, and an expected term to exercise of 4.75 years. The fair value of the warrant was recorded as acquisition consideration. The warrant is exercisable in various installments beginning in September 2007, is fully exercisable by September 2009, and expires in September 2013 or upon a change in control of DMGI. The shares and warrant were issued in a private placement under federal and state securities law and are subject to restrictions on resale thereunder, and a substantial majority of the shares are subject to contractual restrictions on resale, short selling and other forms of hedging for varying terms ranging from one to two years from the acquisition date.

The estimated purchase price of DRA consisted of the following:

Cash consideration	$3,905,008
Common stock issued (420,000 shares at $4.14 per share)	1,738,800
Common stock subsequently issued (56,998 shares at $4.05 per share)	230,842
Liabilities assumed	1,929,667
Acquisition costs	131,466
Estimated fair value of common stock warrant issued	97,350

$8,033,133

The total purchase price was allocated to DRA’s assets and liabilities based on their estimated fair values as of the acquisition date. A summary of the preliminary purchase price allocation, which is subject to finalization, is as follows:

Cash	$438,374
Accounts receivable	948,335
Other current assets	399,680
Furniture and equipment	115,800
Digital rights	775,000
Goodwill	5,355,944

$8,033,133

On June 21, 2007, DMGI entered into an amendment to the DRA acquisition agreement whereby it agreed to pay the former members of DRA $705,008 in cash and 56,998 shares of DMGI common stock in lieu of any payments that would otherwise become due under the earn-out provisions of the acquisition agreement, pursuant to which DMGI would have been obligated to pay up to $1,155,000 in cash and to issue up to 87,000 shares of DMGI common stock if certain financial targets were achieved through December 31, 2007. This amendment resulted in an increase in goodwill of $935,850, with the cash portion recorded as a liability at June 30, 2007 and paid in full in July 2007.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma combined statements of operations for the six months ended June 30, 2006 presented below assume that the acquisitions of DMI, Rio Bravo and DRA were closed on January 1, 2006:

For the six months ended June 30, 2006
Revenue	$4,865,545
Cost of revenue	3,732,727

Gross profit	1,132,818
Operating, general and administrative expenses	2,791,602

Loss from operations	(1,658,784)
Interest income	613,929
Interest and other income (expense)	(12,240)

Loss before income taxes	(1,057,095)
Income taxes	(400)

Net loss	$(1,057,495)

Net loss per common share—basic and diluted	$(0.13)

Weighted average common shares outstanding—basic and diluted	8,258,154

Weighted average shares used in the calculation of the unaudited pro forma combined basic and diluted net loss per share for the six months ended June 30, 2006 include the shares issued in connection with the acquisitions of DMI and Rio Bravo on February 7, 2006, and the shares issued in connection with the acquisition of DRA on September 8, 2006 and June 21, 2007, as if these acquisitions had all occurred on January 1, 2006.

The adjustments used in the preparation of this unaudited pro forma combined statement of operations are based on estimates, available information and certain assumptions, as they relate to DRA, which may be revised as additional information becomes available. The pro forma financial data do not purport to represent what DMGI’s combined results of operations would actually have been if such acquisitions had in fact occurred at the beginning of the period, and are not necessarily representative of DMGI’s results of operations for any future period since the companies were not under common management or control during the period presented.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of SFAS No. 157, there is now a common definition of fair value to be used throughout GAAP. The FASB believes that the new standard will make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of this statement on DMGI.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible assets and liabilities at fair value with changes in value recognized in earnings. Fair value treatment for eligible assets and liabilities may be elected either prospectively upon initial recognition, or if an event triggers a new basis of accounting for an

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

existing asset or liability. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of this statement on DMGI.

4.	ACCOUNTING POLICIES

The accounting policies of DMGI are set forth in Note 2 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2006. There have been no changes to these policies other than the adoption of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. See Note 9 below.

5.	CASH AND CASH EQUIVALENTS

DMGI considers all highly liquid investments with an original maturity or remaining maturity from date of purchase of three months or less to be cash equivalents. Based upon its investment policy, DMGI may invest its cash primarily in demand deposits with major financial institutions, in highly rated commercial paper, United States treasury obligations, United States and municipal government agency securities, United States government sponsored enterprises, money market funds and highly liquid debt securities of corporations. DMGI held approximately $12,100,000 and $6,500,000 in cash equivalents at June 30, 2007 and December 31, 2006, respectively.

DMGI maintains its cash and cash equivalents at financial institutions. The combined account balances at several institutions exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. DMGI has not incurred losses on these deposits to date and does not expect to incur any losses based on the credit ratings of the financial institutions.

6.	DIGITAL RIGHTS

Digital rights comprise the following at:

	June 30, 2007	December 31, 2006
Digital rights	$4,218,355	$3,405,605
Less accumulated amortization	(671,962)	(372,366)

	$3,546,393	$3,033,239

Amortization expense was $299,596 and $124,396 for the six months ended June 30, 2007 and 2006, respectively.

7.	MASTER RECORDINGS

Master recordings comprise the following at:

	June 30, 2007	December 31, 2006
Master recordings	$2,293,379	$1,853,161
Less accumulated amortization	(170,536)	(75,681)

	$2,122,843	$1,777,480

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense was $94,855 and $10,452 for the six months ended June 30, 2007 and 2006, respectively.

8.	ROYALTY ADVANCES

Royalty advances comprise the following at:

	June 30, 2007	December 31, 2006
Total royalty advances	$10,880,637	$6,657,938
Less cumulative recoupment of royalty advances	(1,691,189)	(1,101,156)

	9,189,448	5,556,782
Current portion of royalty advances	(1,983,679)	(1,326,379)

	$7,205,769	$4,230,403

9.	INCOME TAXES

DMGI adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 provides a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. There was no impact on DMGI’s consolidated financial statements as a result of the adoption of FIN 48.

DMGI has incurred net losses since its inception and has fully offset the deferred income tax benefit of such losses by a valuation allowance due to the uncertainty of the ultimate realization of such tax benefits. DMGI has substantial net operating losses available for carryforward to reduce future taxable income for federal and state income tax reporting purposes. The federal net operating loss carryforwards begin to expire in 2024 and the state net operating loss carryforwards begin to expire in 2014. In addition to potential expiration, there are other factors that could limit DMGI’s ability to use these federal and state tax loss carryforwards. Under Section 382 of the Internal Revenue Code of 1986 (“Section 382”), as amended, use of prior net operating loss carryforwards can be limited after an ownership change. DMGI’s ability to fully utilize DMI’s net operating loss carryforward will be subject to limitation under Section 382 as a result of its merger with DMGI and other transactions, and may be subject to further limitations as a result of future sales of securities, if any. Accordingly, it is not certain how much of the existing net operating loss carryforward will be available for use by DMGI. DMGI’s future tax benefits as of June 30, 2007 and 2006 have been fully offset by a valuation allowance due to the uncertainty of their ultimate realization. If DMGI generates taxable income in the future, the use of net operating loss carryforwards that have not expired would have the effect of reducing DMGI’s tax liability and increasing after-tax net income.

10.	CONCENTRATION OF CREDIT RISK

Accounts receivable from DMGI’s largest digital entertainment service comprised approximately 40% and 51% of DMGI’s consolidated accounts receivable at June 30, 2007 and December 31, 2006, respectively. Based on its previous cash collection experience and knowledge of the digital entertainment service, DMGI does not believe there is significant collection risk associated with this account.

11.	COMMITMENTS AND CONTINGENCIES

At June 30, 2007, DMGI is contractually obligated to pay up to $3.4 million over the next twelve months in additional advance royalties and digital rights and master recordings purchase consideration. These payments are

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

due under various digital rights agreements as music and video recordings and related metadata and artwork are received from the content owners for processing by DMGI. DMGI is also obligated to pay a total of $348,750 in equal quarterly installments through February 2016 as additional advances against future royalties under one long-term agreement.

12.	SHARE-BASED COMPENSATION

DMGI recorded non-cash charges of $196,200 and $159,883 as a component of operating, general and administrative expense related to share-based arrangements for the six months ended June 30, 2007 and 2006, respectively. The share-based compensation charge for the six months ended June 30, 2006 included $38,834 associated with the accelerated vesting of DMI stock options due to the merger of DMI with DMGI.

DMGI has an Amended and Restated 2005 Stock Plan (the “Plan”) under which 1,102,000 shares of its common stock have been reserved for issuance at June 30, 2007. All options granted to employees since inception of the Plan have a four-year vesting period. Annual option grants to non-employee directors are automatic pursuant to a formula within the Plan which establishes the number of shares and terms of such grants.

In accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Compensation, DMGI utilizes the Trinomial Lattice Model to measure the fair value of stock option grants. The following weighted-average assumptions were used in estimating the fair value per share of the options granted under the Plan for the six months ended June 30, 2007 and 2006:

	2007	2006
Risk-free rate of return	4.75%	4.66%
Expected volatility	50.0%	35.0%
Expected life (in years)	5.0	5.3
Suboptimal exercise factor	2	2
Exit rate post-vesting	19.9%	22.8%
Exit rate pre-vesting	15.9%	19.0%

DMGI calculates the expected volatility for stock-based awards using the historical volatility for its peer group public companies because sufficient historical trading data does not yet exist for DMGI’s common stock. DMGI estimates the forfeiture rate for stock-based awards based on historical data. The risk-free rate for stock options granted is determined by using a zero-coupon U.S. Treasury rate for the period that coincides with the expected option terms. It is further assumed that there are no dividend payments.

Stock option activity for the six months ended June 30, 2007 is summarized as follows:

	Number of Shares	Exercise Price	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	366,500	$4.02 - $9.75
Granted	137,500	$4.02 - $4.99
Exercised	—	—
Forfeited	(51,000)	$4.13 - $9.66

Outstanding at June 30, 2007	453,000	$4.02 - $9.75	$7.45	7.33	$1,270

Exercisable at June 30, 2007	139,000	$6.38 - $9.75	$9.51	7.91	$—

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic value shown in the table above was calculated as the difference between the exercise price of the underlying awards and the quoted price of DMGI’s common stock for the 63,500 options that were in-the-money at June 30, 2007. The weighted average estimated grant-date fair value per share for the 1,354 vested and 49,646 unvested options forfeited during the six months ended June 30, 2007 was $1.17 per share.

Restricted stock activity is summarized as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested at December 31, 2006	143,334	$0.68
Issued	30,000	$4.98
Vested	(121,668)	$0.40

Nonvested at June 30, 2007	51,666	$3.83

Subsequent to June 30, 2007, 16,666 non-vested restricted shares became vested upon the resignation and termination of the employment of a former executive as required under the restricted stock agreement with such executive.

As of June 30, 2007, the future pre-tax share-based compensation expense for stock option grants is $540,919 to be recognized in the remainder of 2007 through 2011. Future pre-tax share-based compensation expense for restricted stock is $156,800 to be recognized in the remainder of 2007 through 2008. However, in the event of a change in control as described in Note 14 below, all of the unvested options would become fully vested and all restrictions on restricted shares would lapse in accordance with the terms of the Plan, and DMGI would recognize all of the future share-based compensation expense.

13.	NET LOSS PER SHARE

Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding for the six months ended June 30, 2007 and 2006 of 9,030,880 and 7,266,804, respectively. As of June 30, 2007, common stock equivalents included outstanding stock options, warrants and non-vested restricted stock totaling 453,000, 423,000 and 35,000 shares, respectively. Common stock equivalents have been excluded from the calculation of the weighted-average number of shares outstanding in all periods presented due to their antidilutive effect. Restricted stock vesting over two years which was issued to three executives in August 2005 were nominal issuances and all such shares are included in basic and diluted weighted-average shares outstanding for the six months ended June 30, 2007 and 2006.

14.	SUBSEQUENT EVENT

On July 10, 2007, DMGI entered into a merger agreement with The Orchard Enterprises Inc. (“Orchard”), a leading global digital distributor and marketer of music, under which Orchard will become a wholly-owned subsidiary of DMGI following the merger, and DMGI will change its name to The Orchard Inc. The combined company will be headquartered in New York, New York. The terms of the merger agreement, as amended and restated on September 13, 2007, obligate DMGI to issue in a private placement an aggregate of 9,064,941 shares of common stock of DMGI and 448,833 shares of a newly created series of preferred stock in exchange for all outstanding shares of common and preferred stock of Orchard and all outstanding derivative instruments to acquire shares of Orchard. Each share of DMGI preferred stock will be convertible into, and will have voting rights equivalent to, ten shares of DMGI’s common stock, with a liquidation preference of $55.70 per share.

DIGITAL MUSIC GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Completion of the merger is subject to customary closing conditions, including, but not limited to, approval by DMGI’s and Orchard’s shareholders. DMGI is currently preparing a proxy statement that will be filed in preliminary form with the SEC. Once the proxy statement is finalized, it will be presented to shareholders with a request for approval of the merger. DMGI cannot provide any assurance that all conditions to the merger with Orchard will be satisfied or that the merger will be consummated. The merger agreement contains certain restrictions on the operation of the business of each of DMGI and Orchard through the closing. It also contains certain termination rights for DMGI and Orchard, and further provides that if the merger agreement is terminated under certain circumstances, DMGI or Orchard will be required to pay the other a termination fee of up to approximately $1.6 million.

In connection with the merger, DMGI implemented a retention bonus plan for key employees under which DMGI is obligated to pay up to a total of $330,000 in one-time retention bonuses to eligible employees who remain continuously employed by DMGI through the closing date of the merger, which is expected to take place in the fourth calendar quarter of 2007.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

The Orchard Enterprises Inc.:

We have audited the accompanying consolidated balance sheets of The Orchard Enterprises Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of The Orchard Enterprises Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte	& Touche LLP
New York, NY
July 30, 2007 (except for paragraphs 3, 4 and 5
of Note 15, as to which the date is
September 13, 2007)

THE ORCHARD ENTERPRISES INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,675,889	$21,866
Accounts receivable—net (including amounts from related parties of $483,037 in 2006 and $340,483 in 2005)	3,126,987	1,715,065
Royalty advances	585,575	207,220
Prepaid expenses and other current assets	174,360	132,749

Total current assets	5,562,811	2,076,900
PROPERTY AND EQUIPMENT—Net	651,405	218,855
OTHER ASSETS	327,562	29,294

TOTAL	$6,541,778	$2,325,049

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$249,507	$955,979
Accrued royalties	5,688,066	2,985,628
Accrued expenses	1,060,792	111,527
Note payable		100,000
Due to affiliated entities	46,286	23,183
Deferred revenue	146,494	—
Accrued interest payable (including amounts to related parties of $1,227,937 in 2006 and $707,852 in 2005)	1,227,937	737,852
Convertible debt payable to a related party	6,600,000	7,931,000

Total current liabilities	15,019,082	12,845,169

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY:
Series A convertible preferred stock, $.001 par value—20,000,000 shares authorized, 7,931,000 issued and outstanding as of December 31, 2006; liquidation preference of $8,386,978	7,931	—
Series B convertible preferred stock, $.001 par value—20,000,000 shares authorized, 7,931,000 issued and outstanding as of December 31, 2006; liquidation preference of $7,931,000	7,931	—
Common stock, $.001 par value—40,000,000 and 5,000,000 shares authorized as of December 31, 2006 and 2005, respectively; 1,762,444 and 1,477,612 shares issued and outstanding as of December 31, 2006 and 2005, respectively	1,763	1,478
Stock subscription receivable	(1,478)	(1,478)
Paid-in capital	7,998,593	—
Accumulated deficit	(16,490,894)	(10,521,934)
Accumulated other comprehensive income	(1,150)	1,814

Total stockholders’ deficiency	(8,477,304)	(10,520,120)

TOTAL	$6,541,778	$2,325,049

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2006	2005	2004
REVENUES (including amounts from related parties of $1,783,140 in 2006, $1,007,814 in 2005, and $73,313 in 2004)	$14,918,135	$6,820,378	$1,981,883
COSTS OF REVENUES (including amounts from related parties of $68,797 in 2006, $35,830 in 2005, and $11,759 in 2004)	10,717,017	5,277,958	1,497,430

GROSS PROFIT	4,201,118	1,542,420	484,453

OPERATING EXPENSES:
Product development (including amounts from related parties of $5,577 in 2006, $4,307 in 2005, and $3,152 in 2004)	118,943	171,820	169,110
Sales and marketing (including amounts from related parties of $128,274 in 2006, $53,128 in 2005, and $33,094 in 2004)	3,126,707	1,468,261	1,114,390
General and administrative (including amounts from related parties of $1,017,657 in 2006, $830,247 in 2005, and $612,946 in 2004)	6,537,087	3,727,066	2,544,953

Total operating expenses	9,782,737	5,367,147	3,828,453

LOSS FROM OPERATIONS	(5,581,619)	(3,824,727)	(3,344,000)

OTHER (INCOME) EXPENSE:
Other income	(130,000)	—	—
Interest income	(2,743)	(319)	—
Interest expense (including amounts from related parties of $520,084 in 2006, $464,261 in 2005, and $200,709 in 2004)	520,084	474,261	272,551

Total other (income) expense	387,341	473,942	272,551

NET LOSS	$(5,968,960)	$(4,298,669)	$(3,616,551)

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	Series A Preferred		Series B Preferred		Common Stock		Stock Subscription Receivable	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Deficiency	Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—January 1, 2004	—	$—	—	$—	1,477,612	$1,478	$(1,478)	$—	$(2,606,714)	$—	$(2,606,714)	$—
Foreign currency translation adjustment										697	697	697
Net loss									(3,616,551)		(3,616,551)	(3,616,551)

BALANCE—December 31, 2004	—	—	—	—	1,477,612	1,478	(1,478)	—	(6,223,265)	697	(6,222,568)	(3,615,854)

Foreign currency translation adjustment										1,117	1,117	1,117
Net loss									(4,298,669)		(4,298,669)	(4,298,669)

BALANCE—December 31, 2005	—	—	—	—	1,477,612	1,478	(1,478)	—	(10,521,934)	1,814	(10,520,120)	(4,297,552)
Issuance of Common Stock					284,832	285		83,455			83,740
Issuance of Preferred Stock	7,931,000	7,931	7,931,000	7,931				7,915,138			7,931,000
Foreign currency translation adjustment										(2,964)	(2,964)	(2,964)
Net loss									(5,968,960)		(5,968,960)	(5,968,960)

BALANCE—December 31, 2006	7,931,000	$7,931	7,931,000	$7,931	1,762,444	$1,763	$(1,478)	$7,998,593	$(16,490,894)	$(1,150)	$(8,477,304)	$(5,971,924)

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,968,960)	$(4,298,669)	$(3,616,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	151,311	45,745	18,064
Bad debt expense	70,000	—	—
Net loss on sale/disposal of fixed assets	39,783	—	—
Gain on note payable and related accrued interest	(130,000)	—	—
Stock-based compensation	83,740	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,481,922)	(1,370,927)	(335,463)
Royalty advances	(378,355)	(175,577)	(31,643)
Prepaid expenses and other current assets	(41,611)	(80,635)	(1,375)
Other assets	(298,268)	—	(11,294)
Accounts payable	(706,472)	716,808	185,475
Accrued royalties	2,702,438	2,068,363	731,964
Accrued expenses	949,265	(89,491)	(42,415)
Due to affiliated entities	23,103	7,012	50,383
Deferred revenue	146,494	—	—
Accrued interest payable	520,085	474,261	210,709

Net cash used in operating activities	(4,319,369)	(2,703,110)	(2,842,146)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(674,651)	(141,380)	(114,411)
Proceeds from the sale of fixed assets	51,007	—	—

Net cash used in investing activities	(623,644)	(141,380)	(114,411)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debt payable to a related party	6,600,000	2,865,000	2,956,000

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,964)	1,117	796

INCREASE IN CASH AND CASH EQUIVALENTS	1,654,023	21,627	239
CASH AND CASH EQUIVALENTS—Beginning of year	21,866	239	—

CASH AND CASH EQUIVALENTS—End of year	$1,675,889	$21,866	$239

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$—	$—	$61,843

Non-cash financing activities:
Issuance of preferred stock upon conversion of convertible debt payable to a related party	$7,931,000	$—	$—

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

The Orchard Enterprises Inc. (“Orchard”) was incorporated in New York in September 2000 and was one of the first distributors of digital music content. Orchard is a global music marketing and distribution company, offering a suite of services to assist music content owners create and sell product digitally across a worldwide network of digital entertainment services.

On April 28, 2003, Dimensional Associates, LLC (“Dimensional”), an entity formed by a group of private investors (the “Investor Group”), invested in and acquired operating control of Orchard through the purchase of a convertible debt instrument followed by subsequent periodic fundings under the same terms and conditions as the original convertible debt instrument (see Notes 8, 9 and 15).

2.	BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared assuming Orchard will continue as a going concern. Orchard has incurred losses and negative cash flows from operations since its inception. Orchard incurred a net loss of $5,968,960 for the year ended December 31, 2006, has incurred operating losses since inception, has a working capital deficiency of $9,456,271 and an accumulated deficit of $16,490,894 at December 31, 2006. Orchard’s ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flows through the execution of its business plan or to secure funding sufficient to provide for the working capital needs of its business. Until and unless Orchard’s operations generate significant revenues and cash flows, Orchard will continue to attempt to fund operations from cash on hand, through the issuance of debt and through the issuance of preferred or common stock. The Investor Group has committed to fund the operations of Orchard through at least July 31, 2008.

3.	SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation—The consolidated financial statements include the accounts of Orchard and its wholly owned subsidiaries, Orchard Management, Inc., and Orchard EU, Limited. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, and cash flows of Orchard and all entities in which Orchard has a controlling voting interest that are required to be consolidated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. The most significant estimates relate to assessing the collectability of accounts receivable, the recoverability of royalty advances, the value of securities underlying stock based compensation, the realization of deferred tax assets, tax contingencies, valuation allowances, and the useful lives and potential impairment of Orchard’s property and equipment. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Cash and Cash Equivalents—Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have maturities of three months or less when purchased.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts—Orchard establishes allowances for doubtful accounts based on credit profiles of its retailers, current economic and industry trends, contractual terms and conditions and historic payment experience, as well as for known or expected events. Accordingly, at December 31, 2006 and 2005, Orchard had $70,000 and $0 recorded as an allowance for doubtful accounts.

Fair Value of Financial Instruments—The carrying value of Orchard’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, and accrued royalties approximates their fair value due to the short-term nature of these items. There is no market value information available for Orchard’s convertible debt and a reasonable estimate could not be made without incurring excessive costs (see Note 9).

Foreign Currency Translation—Orchard has foreign operations where the functional currency has been determined to be the local currency. The functional currency of Orchard’s subsidiary in the United Kingdom has been determined to be the British Pound. For operations where the local currency is the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these operations, currency translation adjustments are accumulated in a separate component of stockholders’ deficiency. Transaction gains and losses are recognized in the determination of net income or loss.

Concentrations of Credit Risk—Orchard’s customers are primarily commercial organizations headquartered in the United States. Accounts receivable are generally unsecured.

The revenues from two of its customers, iTunes and eMusic, account for a significant portion of Orchard’s total revenues. Revenues from iTunes were approximately 51%, 45% and 45% of total revenues and revenues from eMusic were approximately 12%, 14% and 4% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. Accounts receivable from iTunes were 35% and 31% of total accounts receivable at December 31, 2006 and 2005, respectively. Accounts receivable from eMusic were 15% and 20% of total accounts receivable at December 31, 2006 and 2005, respectively.

Due From Digital Service Providers—At December 31, 2006 and 2005, accounts receivable includes $144,046 and $332,451, respectively, related to reimbursements to Orchard by its customers, for digital encoding of Orchard’s music content so that it can be utilized on the customer’s retail website.

Royalty Advances and Digital Rights—Orchard has paid advance royalties and the cost of acquiring digital rights to certain record labels and artists. Orchard accounts for these advance royalty payments and digital rights acquisition costs pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 50, Financial Reporting in the Record and Music Industry (“SFAS No. 50”). Pursuant to SFAS No. 50, certain advance royalty payments that are believed to be recoverable from future royalties to be earned by the artist or songwriter are capitalized as assets. Royalty advances will be recouped from Orchard’s future royalty obligations resulting from the fees it receives from digital entertainment services. Digital rights acquired by Orchard are amortized using the straight-line method over the term of the agreement. Orchard classifies royalty advances as short-term or long-term based on the expectations of when these advances will be recovered. The decision to capitalize an advance to an artist or songwriter as an asset requires significant judgment as to the recoverability of these advances. The recoverability of these assets is assessed upon initial commitment of the advance, based upon Orchard’s forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether these amounts are recoverable, Orchard evaluates the current and past popularity of the artist or songwriter, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based upon this information, the portion of such advances that is believed not to be recoverable is expensed. All advances and digital rights acquisition costs are assessed for recoverability periodically, at minimum, on a quarterly basis.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment—Property and equipment, consisting primarily of office equipment, computer equipment, and furniture and fixtures, are stated at cost less accumulated depreciation. Depreciation and amortization is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost and are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.

Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.

Internal-Use Software Development Costs—In accordance with AICPA Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, Orchard capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing, and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years. Orchard did not capitalize software costs in any periods presented because in the opinion of management these costs were not considered capitalizable.

Impairment of Long-Lived Assets—Orchard reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In connection with this review, Orchard also reevaluates the periods of depreciation and amortization for these assets. Orchard assesses recoverability by determining whether the net book value of the related asset will be recovered through the projected undiscounted future cash flows of the asset. If Orchard determines that the carrying value of the asset may not be recoverable, it measures any impairment based on the projected future discounted cash flows as compared to the asset’s carrying value. Through December 31, 2006, Orchard has not recorded any impairment charges on its long-lived assets.

Revenue Recognition—Orchard follows the provisions of Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition in Financial Statements (“SAB 104”), Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables” and EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. In general, Orchard recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, the product or services have been delivered and collectibility of the resulting receivable is reasonably assured.

Orchard’s distribution revenue from the sale of music recordings through digital distribution channels is recognized when the products are sold by the digital service providers, which provide Orchard with periodic notification of the sales.

For arrangements with multiple obligations (e.g., deliverable and undelivered music content, music publishing information and other services), Orchard allocates revenues to each component of the contract based on objective evidence of its fair value. Orchard recognizes revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled. Revenues from multiple element arrangements were not significant in any of the periods presented.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with industry practice and as is customary in many territories, certain physical products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Net distribution revenues to Orchard from such physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by distributor based on past historical trends. During 2006, 2005, and 2004, revenues from physical sales were 4%, 6%, and 16% of total revenues, respectively.

Reimbursements received by Orchard from its customers for encoding Orchard’s music content in the appropriate digital format for use by the customer are recognized under the proportional performance method as revenue in the period that the encoded content is delivered to the customer. Cash received in advance of providing the service is recorded as deferred revenue.

Shipping and handling charges billed to customers are included in revenues and the costs associated with shipping physical products are recorded as costs of revenues. The physical products are the property of the record labels and artists. Revenues and cost from shipping and handling were not significant in 2006, 2005, or 2004.

Costs of Revenues—Costs of revenues includes the royalty expenses owed to the artists and labels, costs of encoding digital music, shipping charges, and digital delivery costs. Royalties earned by labels, artists, songwriters, co-publishers, and other copyright holders, are recognized as an expense in the period in which the sale of the digital or physical music recordings takes place and are included in cost of revenues in the accompanying consolidated statements of operations.

Product Development Costs—Costs incurred in connection with product development and testing are expensed as incurred. Products development costs for the years ended December 31, 2006, 2005, and 2004, were $118,943, $171,820, and $169,110, respectively.

Income Taxes—Orchard uses the asset and liability method to determine its income tax expense. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when realization of deferred tax assets is not considered more likely than not.

Comprehensive Income—SFAS No. 130, Reporting Comprehensive Income, requires the disclosure of comprehensive income to reflect changes in equity that result from transactions and economic events from non-owner sources. Orchard’s comprehensive loss for 2006, 2005, and 2004 consisted of net loss and foreign currency translation adjustments.

Loss Contingencies—Orchard accrues for costs relating to litigation, claims, and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.

Recent Accounting Pronouncements—In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions (“tax positions”). FIN 48 requires that Orchard recognize in its financial statements the impact of a tax position if that tax position is more likely than not of being sustained on audit, based on the technical merits of the tax position. The provisions of FIN 48 are effective as of the beginning of Orchard’s 2007 fiscal year, with the cumulative effect of any change in accounting principle recorded as an adjustment to opening retained earnings. Orchard is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Orchard is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Orchard does not currently plan to adopt this pronouncement.

4.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2005, consist of the following:

	Useful Lives (Years)	2006	2005
Computer and office equipment	5	$557,270	$191,463
Furniture and fixtures	7	79,624	17,768
Leasehold improvements	3	185,758	75,714

Total cost		822,652	284,945

Less accumulated depreciation and amortization		(171,247)	(66,090)

Property and equipment—net		$651,405	$218,855

Depreciation and amortization expense was $151,311, $45,745, and $18,064 for the years ended December 31, 2006, 2005, and 2004, respectively. In 2006, Orchard disposed of certain leasehold improvements and office equipment realizing a net loss on sale/disposal of $39,783 primarily as a result of Orchard’s relocation in 2006. Cost of the equipment and leasehold improvements sold/disposed of were $136,944 and the related accumulated depreciation was $46,154.

5.	ACCRUED ROYALTIES

Orchard’s distribution revenue from the sale of music recordings through digital distribution channels is recognized when the products are sold by the digital service providers, which provide Orchard with periodic notification of the sales. Also, net distribution revenues to Orchard from physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by past historical trends.

Accordingly, royalties earned by labels, artists, songwriters, co-publishers, and other copyright holders are recognized as an expense and a related accrued royalty liability is recognized on the balance sheet in the period in which the sale of the digital or physical music recording takes place. Orchard typically enters into a

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contractual arrangement with the label or artist under which Orchard is obligated to pay royalties to the label or artist based on an agreed upon percentage of the total distribution revenue. Orchard is normally obligated to pay the royalties 45 days after the end of the quarter in which it receives the distribution revenue from the service provider. Accrued royalties amounted to $5,688,066 and $2,985,628 at December 31, 2006 and 2005, respectively.

6.	INCOME TAXES

The following is a summary of Orchard’s tax provision for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31,
	2006	2005	2004
Current	$—	$—	$—

Deferred
U.S. Federal	2,897,000	926,000	1,036,000
Foreign	60,000	40,000	40,000

Subtotal	2,957,000	966,000	1,076,000
Valuation allowance	(2,957,000)	(966,000)	(1,076,000)

Total deferred	—	—	—

Income tax benefit	$—	$—	$—

The following table presents the principal reasons for the difference between the statutory U.S. federal income tax rate and effective income tax rates for the years ended December 31, 2006, 2005 and 2004, presented as follows:

	2006	2005	2004
Income tax benefit at U.S. statutory rate of 35%	35%	35%	35%
State and local income taxes—net of federal benefit	11	11	11
Effect of permanent differences	1	1	1

Total	47	47	47

Less valuation allowance	(47)	(47)	(47)

Effective income tax rate	0%	0%	0%

At December 31, 2006, Orchard had approximately $15,800,000 of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2020 through 2027. Due to the uncertainty of their realization, no income tax benefit has been recorded by Orchard for these net operating loss carryforwards and valuation allowances have been established for any such benefits. The utilization of Orchard’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

At December 31, 2006, Orchard EU, Limited had available approximately $350,000 of foreign net operating loss carryforwards with no expiration date. At December 31, 2006, Orchard Management, Inc. had available approximately $30,000 of net operating loss carryforwards which expire in the years 2020 through 2027.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of Orchard’s deferred tax assets for U.S. federal income taxes as of December 31, 2006 and 2005, are as follows:

	2006	2005
Net operating loss carryforwards	$5,689,000	$2,745,000
Other	14,000	1,000

Total deferred tax assets	5,703,000	2,746,000

Valuation allowance	(5,703,000)	(2,746,000)

Net deferred tax assets	$—	$—

The valuation allowance increased $2,957,000 and $966,000, respectively, during the years ended December 31, 2006 and 2005.

7.	NOTE PAYABLE

Orchard had a promissory note payable to a third party that Orchard was legally obligated to fulfill. The note matured in 2000 and Orchard has disputed whether certain conditions were ever met by the lender. Management is not aware of any collection efforts by the lender and the lender ceased operations in 2001. The principal amount of the debt, $100,000 and accrued interest of $30,000 is recorded in current liabilities at December 31, 2005. In February 2006, the statute of limitations for the enforcement of the debt by the lender expired and Orchard recognized the outstanding principle and interest of $130,000 related to this promissory note in other income.

8.	PLAN OF RECAPITALIZATION

In May 2006, through written consents of its shareholders and board of directors, Orchard amended and restated its Certificate of Incorporation and authorized (i) 20,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) with a par value of $.001 (ii) 20,000,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) with a par value of $.001 per share, and (iii) 40,000,000 shares of Common Stock with a par value of $.001 per share (the “May 2006 Recapitalization”). In connection with the May 2006 Recapitalization, the shareholders and board of directors also authorized the issuance of (x) 7,931,000 shares of Series A Preferred Stock and (y) 7,931,000 shares of Series B Preferred Stock in exchange for the conversion and cancellation of convertible debt with a principle balance of $7,931,000 (see Note 9).

Additionally, Orchard authorized the issuance of 284,832 shares of Common Stock to existing common shareholders, of which substantially all were employees of Orchard at the date of issuance. The number of shares of Common Stock issued to a non-employee stockholder were not significant. Orchard recognized $83,470 of compensation expense in 2006 related to the issuance of these shares of Common Stock based on the estimated fair value of the Common Stock. The estimated fair value was determined by Orchard based on a valuation performed by an independent valuation specialist.

9.	CONVERTIBLE DEBT

On April 28, 2003, Orchard entered into a loan agreement with Dimensional (the “Loan Agreement”) pursuant to which Dimensional agreed to loan Orchard $700,000. This initial loan was evidenced by a promissory note in the amount of $700,000 that, by its terms, was convertible into that number of shares of Orchard’s Series A Preferred Stock determined by dividing the principal balance by a conversion price of $1.00 per share of Series A Preferred Stock (i) at any time, at Dimensional’s sole option or (ii) automatically, upon the

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

closing of a sale of 3,000,000 shares of Orchard’s Series A Preferred Stock pursuant to a stock purchase agreement between Orchard and Dimensional. The promissory note accrued interest at the prime rate as announced by Citibank N.A. plus 1.0% and was secured by substantially all of Orchard’s assets under a security agreement. The accrued interest was due and payable on demand by Dimensional.

During the remainder of 2003 and through December 31, 2005, Dimensional periodically loaned additional amounts to Orchard under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. This additional convertible debt was not evidenced by any additional promissory notes and was payable on demand by Dimensional. Accordingly, the entire outstanding principal balance and accrued interest at December 31, 2005, was classified as a current liability in the accompanying consolidated balance sheet. At December 31, 2005, the outstanding principal balance of the Dimensional convertible debt was $7,931,000 and the outstanding balance of the accrued interest was $707,852. Pursuant to the May 2006 Recapitalization (see Note 8), Dimensional agreed to convert the entire $7,931,000 outstanding principal balance of the convertible debt into 7,931,000 shares of Series A Preferred Stock and 7,931,000 shares of Series B Preferred Stock. Interest expense on the convertible debt was $464,261 and $200,709 for the years ending December 31, 2005 and 2004, respectively.

During 2006, Dimensional periodically loaned additional amounts to Orchard under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. This additional convertible debt was not evidenced by any additional promissory notes and was payable on demand by Dimensional. Accordingly, the entire outstanding principal balance and accrued interest at December 31, 2006, is classified as a current liability in the accompanying consolidated balance sheet. At December 31, 2006, the outstanding principal balance of the Dimensional convertible debt was $6,600,000 and the outstanding balance of the accrued interest was $1,227,937 (which includes both outstanding interest on the $7,931,000 debt that was converted in the May 2006 Recapitalization (see Note 8) and interest accrued during 2006 on the $6,600,000 loaned by Dimensional during 2006). Interest expense on the convertible debt was $520,085 for the year ending December 31, 2006.

In connection with the execution of the Loan Agreement, on April 28, 2003, the shareholders of Orchard entered into a shareholder agreement (the “Shareholder Agreement”), which provides that the Board of Directors shall consist of five members, three of which will be designated by Dimensional so long as there are any loans outstanding under the Loan Agreement. Additionally, the Shareholder Agreement restricts Orchard’s ability to declare dividends, sell assets, incur indebtedness and issue shares of any class or series of capital stock without Dimensional’s written consent.

10.	STOCKHOLDERS’ DEFICIENCY

Common Stock and Preferred Stock—At December 31, 2006, Orchard had authorized the issuance of the following securities:

Series A Convertible Preferred Stock—Orchard’s Series A Preferred Stock (a) is its most senior class or series of securities, (b) has a liquidation preference of one times the amount of the Original Issue Price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), (c) earns a cumulative annual dividend equal to the prime rate as announced by CitiBank N.A. plus 1.0% (calculated on a monthly basis), and (d) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock (subject to adjustment in accordance with the anti-dilution provisions in the terms of the Series A Preferred Stock). Dividends are payable when and if declared by Orchard’s Board of Directors. The shares of Series A Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least sixty-six and two-thirds of the outstanding shares of Series A Preferred Stock, or immediately upon the closing of a public offering pursuant

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series A Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard. However, certain actions of Orchard require the approval by a majority of the outstanding Series A Preferred Stock such as amendments to the articles of incorporation, acquisitions, involuntary liquidation of Orchard and the payment of dividends.

At December 31, 2006 and 2005, there were 7,931,000 and no shares of Series A Preferred Stock issued and outstanding, respectively.

As of December 31, 2006, the board of directors of Orchard has not declared any dividends on the Series A Preferred Stock, and the shareholders of Series A Preferred Stock were entitled to a cumulative dividend of $455,978 at December 31, 2006.

Series B Convertible Preferred Stock—Orchard’s Series B Preferred Stock (a) is junior to the Series A Preferred Stock (b) has a liquidation preference of one times the amount of the Original Issue Price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), and (c) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series B Preferred Stock. The shares of Series B Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of Series B Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, or (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series B Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard.

At December 31, 2006 and 2005, there were 7,931,000 and no shares of Series B Preferred Stock issued and outstanding, respectively.

Common Stock—Orchard’s common stock (a) is its most junior class of stock, (b) has no liquidation preference, (c) has no set dividend rights and, (d) is not convertible. At December 31, 2006 and 2005, there were 1,762,444 and 1,477,612 shares of common stock issued and outstanding, respectively. At December 31, 2006, Orchard has reserved 15,862,000 shares of common stock for issuance upon the conversion of the outstanding Series A and Series B Convertible Preferred Stock.

11.	EMPLOYEE BENEFIT PLANS

Defined Contribution Plan—During 2005, Orchard implemented a 401(k) profit-sharing plan which is a pretax defined contribution plan. Certain employees have elected to participate in the defined contribution plan. Under the plan, Orchard is permitted but not required to make contributions based on a percentage of the employee elected contributions. Orchard did not make any elective contributions to the plan for the years ended December 31, 2006, 2005 and 2004.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	GEOGRAPHIC INFORMATION

Orchard operates in one reportable segment, digital content distribution. Long-lived assets outside of the United States of America are not significant. Revenues by geographic region, based on the country in which the customer is located, for the years ended December 31, 2006, 2005, and 2004, were as follow:

	2006	2005	2004
U.S. sourced revenue	$11,423,014	$5,816,836	$1,834,980
Non-U.S. sourced revenue	3,495,121	1,003,542	146,903

Total revenue	$14,918,135	$6,820,378	$1,981,883

13.	RELATED-PARTY TRANSACTIONS

From time to time Orchard has amounts due to and from companies that have common ownership or are controlled by the Investor Group. These amounts are billed and paid on a regular basis. Net payables to affiliates totaled $46,286 and $23,183 at December 31, 2006 and 2005, respectively.

Management Agreement—During 2004, Orchard entered into a management services agreement with Dimensional Associates, Inc., an entity incorporated and owned by the Investor Group, for ongoing consulting and management advisory services performed by certain key executives employed by Dimensional Associates, Inc. Pursuant to this agreement, Orchard pays a monthly management fee based on a predetermined allocation percentage derived from the time spent by such executives on Orchard’s business. The allocation percentage is reviewed periodically by management of the Investor Group, usually semiannually, and the monthly fee is adjusted accordingly. Orchard recognized $657,000, $718,000, and $460,000 during the years ended December 31, 2006, 2005, and 2004, respectively, for management fees which are included in general and administrative expenses in the accompanying consolidated statements of operations.

Operating Lease With Affiliate—Orchard utilized and paid for certain office space (under a written sublease arrangement) leased from an affiliated entity of the Investor Group through April 2006. Amounts included in operating expenses in connection with this arrangement were $68,429, $143,588 and $78,796 for the years ended December 31, 2006, 2005 and 2004, respectively. Orchard purchased $48,481 and $2,233 of leasehold improvements, which have been recorded as fixed assets, from this affiliate during the years ended December 31, 2005 and 2004, respectively. Also, Orchard purchased $15,565 of furniture during 2005 from this affiliated entity, which is recorded as property and equipment in the accompanying consolidated balance sheet at December 31, 2005. This affiliate and Orchard have common majority ownership.

Beginning in April 2006, Orchard is utilizing space subleased by an affiliated entity, with no formal sublease agreement in place. Orchard pays the lessee directly for the space utilized. In 2006, Orchard incurred expenses of approximately $266,000 under this arrangement.

Legal Costs—Orchard has engaged several outside legal firms to represent its general business interests. One such firm employs a family member of one of the senior executives employed by the Investor Group. Amounts included in operating expenses in connection with the services performed by this legal firm were $158,432, $26,094 and $110,396 for the years ended December 31, 2006, 2005, and 2004, respectively.

Distribution Services With eMusic—eMusic provides digital music distribution services to Orchard under a Digital Music Wholesale Agreement, dated January 1, 2004, as amended on March 31, 2007. eMusic is a majority-owned subsidiary of Dimensional. The agreement grants eMusic worldwide rights, on a non-exclusive basis, to exploit Orchard’s master recordings digitally and via the Internet through December 31, 2009. Per the

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement, Orchard is entitled to better royalty terms if eMusic allows any other independent record label such better terms during the “Term” of the agreement (“Most Favored Nation” clause). Amounts included in revenues in connection with these services were $1,783,140, $981,864, and $73,313, for the years ended December 31, 2006, 2005, and 2004, respectively. Amounts included in accounts receivable in connection with these services were $483,037 and $340,483 at December 31, 2006 and 2005, respectively.

Orchard has distribution agreements with certain labels whereby it is not permitted to charge distribution fees to the label or artist for sales by eMusic. For the years ended December 31, 2006, 2005, and 2004, Orchard received revenues of $715,384, $531,333, and $0, respectively, from eMusic relating to such agreements. These amounts were recorded in revenues and with an equal amount recorded in cost of revenues.

Consulting Services With Dimensional Music Publishing, LLC—Orchard provided consulting services to Dimensional Music Publishing, LLC during 2005. Dimensional Music Publishing, LLC is owned 100% by the Investor Group. Revenue of $25,950 was recognized for consulting services during 2005 in the accompanying consolidated statements of operations. No such consulting services were provided in 2006 or 2004.

Sale of fixed assets to Dimensional Music Publishing, LLC—Orchard sold fixed assets to Dimensional Music Publishing, LLC realizing a loss of $1,448 in 2006. The cost of the equipment was $5,650 and the related accumulated depreciation was $3,202.

Revenue Sharing Agreement With CGH Ventures, Inc—During 2003 Orchard Management, Inc., a wholly-owned subsidiary of Orchard, entered into a into a revenue sharing agreement with CGH Ventures, Inc., an entity owned by two stockholders of Orchard. Pursuant to this agreement, Orchard is obligated to pay CGH Ventures, Inc. 80% of the net revenues earned by Orchard Management, Inc. Orchard Management, Inc. provides management services to a recording group. Orchard recorded $68,797, $35,830 and $11,759 during 2006, 2005, and 2004, respectively, as commission expense for CGH’s share of the net revenue earned under the management agreement. The commission expense was included in costs of revenues in the accompanying consolidated statement of operations.

14.	COMMITMENTS AND CONTINGENCIES

Lease Commitments—Orchard utilized and paid for certain office space (under a written sublease arrangement) leased from an affiliated entity of the Investor Group through April 2006. Commencing April 2006, Orchard is utilizing space subleased by an affiliated entity, with no formal sublease agreement in place. Rent expense was $487,558, $271,937 and $147,388 for the years ended December 31, 2006, 2005, and 2004, respectively.

As such there were no future minimum lease payments under operating leases as of December 31, 2006.

Litigation and Indemnification—Orchard is a party to litigation matters and claims from time to time in the ordinary course of its operations, including copyright infringement litigation, for which it is entitled to indemnification by content providers. While the results of such litigation and claims cannot be predicted with certainty, Orchard believes that the final outcome of such matters will not have a material adverse impact on its business, financial position, cash flows, or results of operations.

Contract Dispute—In November 2006, Orchard settled an outstanding dispute with a supplier whereby Orchard paid $735,000 in full settlement of an obligation for which Orchard had recorded a liability of $1,137,585. As a result of the settlement, Orchard realized a gain of $402,585 that has been recorded as a reduction of costs of revenues.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	SUBSEQUENT EVENTS

Debt Conversion, Debt Forgiveness and Recapitalization—In July 2007, through written consents of its shareholders and board of directors, Orchard ratified and confirmed the outstanding convertible debt of Orchard and authorized the conversion of the outstanding principal on such convertible debt owed to Dimensional of $10,700,000, simultaneous with the authorization for a recapitalization of Orchard (the “July 2007 Recapitalization”). The July 2007 Recapitalization included amending and restating Orchard’s Certificate of Incorporation and authorizing the issuance of (i) 10,700,000 shares of Series A Preferred Stock and (ii) 9,675,295 shares of Series B Preferred Stock and (iii) 2,377,778 shares of Common Stock (which was issued to the original common shareholders). In addition, Dimensional forgave all interest owed and outstanding, including the interest owed and outstanding at December 31, 2006 of $961,442 related to the debt converted in connection with the May 2006 Recapitalization (see Notes 8 and 9). In connection with the July 2007 Recapitalization, the shareholders amended and restated the Shareholder Agreement, which restated their respective rights and obligations. Pursuant to the July 2007 Recapitalization, Orchard amended and restated its certificate of incorporation to increase its number of authorized shares of capital stock as follows: (i) 30,000,000 shares of Series A Preferred Stock (ii) 30,000,000 shares of Series B Preferred Stock, and (iii) 80,000,000 shares of Common Stock.

In connection with the July 2007 Recapitalization, a senior executive of Orchard and a senior executive of an affiliated company were granted deferred stock awards of 745,240 and 279,465 shares of Series B Preferred Stock, which will be issued upon the occurrence of a liquidity event as defined in the deferred stock award. The award is fully vested and non-forfeitable.

Merger Agreement—On July 10, 2007, Orchard entered into an Agreement and Plan of Merger, which was amended and restated on September 13, 2007 (the “Merger Agreement”), with Digital Music Group, Inc. (“DMGI”) and DMGI New York, Inc. (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Orchard, with Orchard continuing as the surviving corporation and as a wholly-owned subsidiary of DMGI.

Orchard’s board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby. As a result of the merger, all shares of Orchard capital stock and all deferred stock awards shall be converted into the right to receive 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI preferred stock (the “Merger Shares”).

The completion of the merger is subject to various customary conditions, including: (i) obtaining the requisite approval of both Orchard’s and DMGI’s shareholders; (ii) compliance with all applicable waiting periods imposed by the HSR Act and other government entities; (iii) obtaining reasonably satisfactory tax opinions; (iv) authorizing the issuance of the DMGI Series A Preferred Stock and the issuance of the shares of DMGI Common Stock; and (v) execute and deliver various ancillary agreements and other documents, including a registration rights agreement in favor of Orchard’s shareholders covering the Merger Shares (and those shares of DMGI Common Stock issuable upon conversion of the DMGI Series A Preferred Stock issued as part of the Merger Shares).

The Merger Agreement also includes customary termination provisions for both Orchard and DMGI, and provides that, in connection with the termination of the Merger Agreement under specified circumstances relating to the receipt by Orchard of an affirmative proposal to the transaction with DMGI, Orchard may be required to pay DMGI a termination fee of $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transaction up to $500,000.

The proposed merger is expected to be completed in the fourth calendar quarter of 2007.

THE ORCHARD ENTERPRISES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,127,145	$1,675,889
Accounts receivable—net (including amounts from related parties of $642,973 in 2007 and $483,037 in 2006)	4,377,173	3,126,987
Royalty advances	1,296,779	585,575
Prepaid expenses and other current assets	282,434	174,360
Due from affiliated entities	5,339	—

Total current assets	9,088,870	5,562,811
PROPERTY AND EQUIPMENT—Net	896,668	651,405
OTHER ASSETS	373,129	327,562

TOTAL	$10,358,667	$6,541,778

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Accounts payable	$511,479	$249,507
Accrued royalties	7,429,363	5,688,066
Accrued expenses	490,090	1,060,792
Due to affiliated entities	—	46,286
Deferred revenue	276,816	146,494
Accrued interest payable to a related party	1,634,810	1,227,937
Convertible debt payable to a related party	10,700,000	6,600,000

Total current liabilities	21,042,558	15,019,082

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY:
Series A convertible preferred stock, $.001 par value—20,000,000 shares authorized, 7,931,000 issued and outstanding; liquidation preference of $ 8,750,772	7,931	7,931
Series B convertible preferred stock, $.001 par value—20,000,000 shares authorized, 7,931,000 issued and outstanding; liquidation preference of $ 7,931,000	7,931	7,931
Common stock, $.001 par value—40,000,000 shares authorized; 1,762,444 shares issued and outstanding	1,763	1,763
Stock subscription receivable	(1,478)	(1,478)
Paid-in capital	7,998,593	7,998,593
Accumulated deficit	(18,683,155)	(16,490,894)
Accumulated other comprehensive income	(15,476)	(1,150)

Total stockholders’ deficiency	(10,683,891)	(8,477,304)

TOTAL	$10,358,667	$6,541,778

See notes to condensed consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six months ended June 30,
	2007	2006
REVENUES (including amounts from related parties of $1,316,823 in 2007 and $922,769 in 2006)	$11,987,265	$6,382,405
COSTS OF REVENUES (including amounts from related parties of $15,978 in 2007 and $38,333 in 2006)	8,613,787	4,881,882

GROSS PROFIT	3,373,478	1,500,523

OPERATING EXPENSES:
Product development (including amounts from related parties of $5,288 in 2007 and $2,486 in 2006)	106,966	72,837
Sales and marketing (including amounts from related parties of $63,459 in 2007 and $57,176 in 2006)	1,979,020	1,630,922
General and administrative (including amounts from related parties $102,740 in 2007 and $431,612 in 2006)	3,072,880	2,597,232

Total operating expenses	5,158,866	4,300,991

LOSS FROM OPERATIONS	(1,785,388)	(2,800,468)

OTHER (INCOME) EXPENSE:
Other income	—	(130,000)
Interest income	—	(2,425)
Interest expense from a related party	406,873	315,343

Total other expense	406,873	182,918

NET LOSS	$(2,192,261)	$(2,983,386)

See notes to condensed consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,192,261)	$(2,983,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129,825	61,766
Bad debt expense	5,387	—
Loss on sale/disposal of fixed assets	—	41,461
Gain on note payable and related accrued interest	—	(130,000)
Stock-based compensation	—	83,740
Changes in operating assets and liabilities:
Accounts receivable	(1,255,574)	(379,989)
Royalty advances	(711,204)	(284,596)
Prepaid expenses and other current assets	(108,074)	(244,586)
Other assets	(47,914)	(166,576)
Accounts payable	261,972	380,606
Accrued royalties	1,741,297	693,993
Accrued expenses	(570,702)	291,548
Due to affiliated entities	(51,625)	(26,762)
Deferred revenue	130,322	10,953
Accrued interest payable	406,873	315,343

Net cash used in operating activities	(2,261,678)	(2,336,485)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(372,741)	(616,085)
Proceeds from the sale of fixed assets	—	11,836

Net cash used in investing activities	(372,741)	(604,249)

CASH FLOWS FROM FINANCING ACTIVITIES—Proceeds from issuance of convertible debt payable to a related party	4,100,000	3,050,000

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(14,325)	(155)

INCREASE IN CASH AND CASH EQUIVALENTS	1,451,256	109,111

CASH AND CASH EQUIVALENTS—Beginning of period	1,675,889	21,866

CASH AND CASH EQUIVALENTS—End of period	$3,127,145	$130,977

See notes to condensed consolidated financial statements.

THE ORCHARD ENTERPRISES INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ORGANIZATION AND BUSINESS

Orchard Enterprises Inc. (“Orchard”) was incorporated in New York in September 2000 and was one of the first distributors of digital music content. Orchard is a global music marketing and distribution company, offering a suite of innovative services to assist music content owners create and sell product digitally across a worldwide network of digital entertainment services.

On April 28, 2003, Dimensional Associates, LLC (“Dimensional”), an entity formed by a group of private investors (the “Investor Group”), invested in and acquired operating control of Orchard through the purchase of a convertible debt instrument followed by subsequent periodic fundings under the same terms and conditions as the original convertible debt instrument (see Note 5 and 8). During 2006, convertible debt principal of $7,931,000 was cancelled and exchanged for 7,931,000 shares of Orchard’s Series A Convertible Preferred Stock and 7,931,000 shares of Orchard’s Series B Convertible Preferred Stock (See Notes 6 and 7). In July of 2007 an additional $10,700,000 of convertible debt was cancelled and exchanged for 10,700,000 shares of shares of Orchard’s Series A Convertible Preferred Stock and 9,675,295 shares of Orchard’s Series B Convertible Preferred Stock (See Note 12).

2.	BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules. These financial statements should be read in conjunction with Orchard’s financial statements for the year ended December 31, 2006.

In the opinion of management, the financial statements as of June 30, 2007 and for the six month periods ended June 30, 2007 and 2006 include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented. The results of operations for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.

The condensed consolidated financial statements have been prepared assuming Orchard will continue as a going concern. Orchard has incurred losses and negative cash flows from operations since its inception. Orchard incurred a net loss of $2,192,261 for the six months ended June 30, 2007, has incurred operating losses since inception, has a working capital deficiency of $11,953,688 and an accumulated deficit of $18,683,155 at June 30, 2007. Orchard’s ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flows through the execution of its business plan or to secure funding sufficient to provide for the working capital needs of its business. Until and unless Orchard’s operations generate significant revenues and cash flows, Orchard will continue to attempt to fund operations from cash on hand, through the issuance of debt and through the issuance of preferred or common stock. The Investor Group has committed to fund the operations of Orchard through at least October 1, 2008.

3.	SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation—The condensed consolidated financial statements include the accounts of Orchard and its wholly owned subsidiaries, Orchard Management, Inc., and Orchard EU, Limited. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, and cash flows of Orchard and all entities in which Orchard has a controlling voting interest that are required to be consolidated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of condensed consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. The most significant estimates relate to assessing the collectability of accounts receivable, the recoverability of royalty advances, the value of securities underlying stock based compensation, the realization of deferred tax assets, tax contingencies, valuation allowances, and the useful lives and potential impairment of Orchard’s property and equipment. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Cash and Cash Equivalents—Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have maturities of three months or less when purchased.

Allowance for Doubtful Accounts—Orchard establishes allowances for doubtful accounts based on credit profiles of its retailers, current economic and industry trends, contractual terms and conditions and historic payment experience, as well as for known or expected events. Accordingly, at June 30, 2007 and December 31, 2006, Orchard had $75,387 and $70,000, respectively, recorded as an allowance for doubtful accounts.

Fair Value of Financial Instruments—The carrying value of Orchard’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, and accrued royalties approximates their fair value due to the short-term nature of these items. There is no market value information available for Orchard’s convertible debt and a reasonable estimate could not be made without incurring excessive costs (see Note 7).

Foreign Currency Translation—Orchard has foreign operations where the functional currency has been determined to be the local currency. The functional currency of Orchard’s subsidiary in the United Kingdom has been determined to be the British Pound. For operations where the local currency is the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these operations, currency translation adjustments are accumulated in a separate component of stockholders’ deficiency. Transaction gains and losses are recognized in the determination of net income or loss.

Concentrations of Credit Risk—Orchard’s customers are primarily commercial organizations headquartered in the United States. Accounts receivable are generally unsecured.

The revenues from two of its customers, iTunes and eMusic account for a significant portion of Orchard’s total revenues. Revenues from iTunes were approximately 53% and 52% of total revenues and revenues from eMusic were approximately 11% and 14% of total revenues for the six months ended June 30, 2007 and 2006, respectively. Accounts receivable from iTunes were 28% and 35% of total accounts receivable at June 30, 2007 and December 31, 2006, respectively. Accounts receivable from eMusic were 15% of total accounts receivable at June 30, 2007 and December 31, 2006.

Due From Digital Service Providers—At June 30, 2007 and December 31, 2006, accounts receivable includes $361,080 and $144,046, respectively, related to reimbursements to Orchard by its customers for digital encoding of Orchard’s music content so that it can be utilized on the customer’s retail website.

Royalty Advances and Digital Rights—Orchard has paid advance royalties and the cost of acquiring digital rights to certain content owners. Orchard accounts for these advance royalty payments and digital rights acquisition costs pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 50, Financial Reporting in the Record and Music Industry (“SFAS No. 50”). Pursuant to SFAS No. 50, certain advance royalty payments that are believed to be recoverable from future royalties to be earned by the artist or songwriter are capitalized as assets. Royalty advances will be recouped from Orchard’s future royalty obligations resulting from the fees it receives from digital entertainment services. Digital rights acquired by Orchard are amortized using the straight-line method over the term of the agreement. Orchard classifies royalty advances as short-term or long-term based on the expectations of when these advances will be recovered. The decision to capitalize an advance to an artist or songwriter as an asset requires significant judgment as to the recoverability of these advances. The recoverability of these assets is assessed upon initial commitment of the advance, based upon Orchard’s forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether these amounts are recoverable, Orchard evaluates the current and past popularity of the artist or songwriter, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based upon this information, the portion of such advances that is believed not to be recoverable is expensed. All advances and digital rights acquisition costs are assessed for recoverability periodically, at minimum, on a quarterly basis.

Property and Equipment—Property and equipment, consisting primarily of office equipment, computer equipment, and furniture and fixtures, are stated at cost less accumulated depreciation. Depreciation and amortization is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost and are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.

Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.

Internal-Use Software Development Costs—In accordance with AICPA Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, Orchard capitalizes when necessary certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years. During the six month periods ended June 30, 2007 and 2006, Orchard capitalized $129,825 and $0 of internal-use software development costs.

Impairment of Long-Lived Assets—Orchard reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In connection with this review, Orchard also reevaluates the periods of depreciation and amortization for these assets. Orchard assesses recoverability by determining whether the net book value of the related asset will be recovered through the projected undiscounted future cash flows of the asset. If Orchard determines that the carrying value of the asset may not be recoverable, it measures any impairment based on the projected future discounted cash flows as compared to the asset’s carrying value. As of June 30, 2007, Orchard has not recorded any impairment charges on its long-lived assets.

Revenue Recognition—Orchard follows the provisions of Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition in Financial Statements (“SAB 104”), Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables, and EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”). In general, Orchard recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, the product or services have been delivered and collectibility of the resulting receivable is reasonably assured.

The Orchard’s distribution revenue from the sale of recorded music products through digital distribution channels is recognized when the products are sold by the digital service providers who provide Orchard with periodic notification of the sales.

For arrangements with multiple obligations (e.g., deliverable and undelivered music content, music publishing information and other services), Orchard allocates revenues to each component of the contract based on objective evidence of its fair value. Orchard recognizes revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled. Revenues from multiple element arrangements were not significant for the six months ended June 30, 2007 or 2006.

In accordance with industry practice and as is customary in many territories, certain physical products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Net distribution revenues to Orchard from such physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by distributors based on past historical trends. For the six months ended June 30, 2007 and 2006, revenues from physical sales were approximately 1% and 5% of total revenues, respectively.

Reimbursements received by Orchard from its customers for encoding Orchard’s music content in the appropriate digital format for use by the customer are recognized under the proportional performance method as revenue in the period that the encoded content is delivered to the customer. Cash received in advance of providing the service is recorded as deferred revenue.

Shipping and handling charges billed to customers are included in revenues and the costs associated with shipping physical products are recorded as cost of revenues. The physical products are the property of the recording labels and artists. Revenues and cost from shipping and handling were not significant during the six months ended June 30, 2007 and 2006.

Costs of Revenues—Costs of revenues includes the royalty expenses owed to the artists and labels, costs of encoding digital music, shipping charges, and digital delivery costs. Royalties earned by labels, artists, songwriters, co-publishers, and other copyright holders, are recognized as an expense in the period in which the sale of the digital or physical music takes place and is included in cost of revenues in the accompanying condensed consolidated statements of operations.

Product Development Costs—Costs incurred in connection with product development and testing are expensed as incurred. Product development costs for the six months ended June 30, 2007 and 2006, were $106,966 and $72,837, respectively.

Income Taxes—Orchard uses the asset and liability method to determine its income tax expense. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when realization of deferred tax assets is not considered more likely than not.

Effective January 1, 2007, the Orchard adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of January 1, 2007, Orchard had no significant unrecognized tax benefits. During the six months ended June 30, 2007, Orchard recognized no adjustments for uncertain tax benefits. Orchard is subject to U.S. federal and state examinations by tax authorities for all years since its inception. Orchard does not expect any significant changes to its unrecognized tax positions during the next twelve months.

Orchard recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were accrued at June 30, 2007.

Orchard maintains a full valuation allowance on its deferred tax assets. Accordingly, Orchard has not recorded a benefit for income taxes.

Comprehensive Income—SFAS No. 130, Reporting Comprehensive Income, requires the disclosure of comprehensive income to reflect changes in equity that result from transactions and economic events from non-owner sources. Orchard’s comprehensive loss for the six months ended June 30, 2007 and 2006 consisted of net loss and foreign currency translation adjustments.

The components of comprehensive loss are as follows:

	Six months ended June 30,
	2007	2006
Net loss	$(2,192,261)	$(2,983,386)
Foreign currency translation adjustment	(14,326)	(155)

Comprehensive loss	$(2,206,587)	$(2,983,541)

Loss Contingencies—Orchard accrues for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.

Recent Accounting Pronouncements—In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Orchard is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Orchard does not currently plan to adopt this pronouncement.

4.	ACCRUED ROYALTIES

Orchard’s distribution revenue from the sale of music recordings through digital distribution channels is recognized when the products are sold by the digital service providers who provide Orchard with periodic notification of the sales. Also, net distribution revenues to Orchard from physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by past historical trends.

Accordingly, royalties earned by labels, artists, songwriters, co-publishers, other copyright holders are recognized as an expense and a related accrued royalty liability is recognized on the balance sheet in the period in which the sale of the digital or physical music recording takes place. Orchard typically enters into a contractual arrangement with the label or artist under which Orchard is obligated to pay royalties to the label or artist based on an agreed upon percentage of the total distribution revenue. Orchard is normally obligated to pay the royalties 45 days after the end of the quarter in which it receives the distribution revenue from the service provider. Accrued royalties amounted to $7,429,363 and $5,688,066 at June 30, 2007 and December 31, 2006, respectively.

5.	NOTE PAYABLE

Orchard had a promissory note payable to a third party that Orchard was legally obligated to fulfill. The note matured in 2000 and Orchard has disputed whether certain conditions were ever met by the lender. Management is not aware of any collection efforts by the lender and the lender ceased operations in 2001. In February of 2006, the statute of limitations for the enforcement of the debt by the lender expired and Orchard has recognized the outstanding principle and interest of $130,000 related to this promissory note in Other Income.

6.	PLAN OF RECAPITALIZATION

In May 2006, through written consents of its shareholders and board of directors, Orchard amended and restated its Certificate of Incorporation and authorized (i) 20,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) with a par value of $.001 (ii) 20,000,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) with a par value of $.001 per share, and (iii) 40,000,000 shares of Common Stock with a par value of $.001 per share (the “May 2006 Recapitalization”). In connection with the May 2006 Recapitalization, the shareholders and board of directors also authorized the issuance of (x) 7,931,000 shares of Series A Preferred Stock and (y) 7,931,000 shares of Series B Preferred Stock in exchange for the conversion and cancellation of convertible debt with a principle balance of $7,931,000 (see Note 7).

Additionally, Orchard authorized the issuance of 284,832 shares of common stock to existing common shareholders, of which substantially all were employees of Orchard at the date of issuance. The number of shares of common stock issued to a non-employee stockholder were not significant. Orchard recognized $83,470 of compensation expense in the six months ended June 30, 2006 related to the issuance of these shares of common stock based on the estimated fair value of the common stock. The estimated fair value was determined by Orchard based on a valuation performed by an independent valuation specialist.

7.	CONVERTIBLE DEBT

On April 28, 2003, Orchard entered into a loan agreement with Dimensional (the “Loan Agreement”) pursuant to which Dimensional agreed to loan Orchard $700,000. This initial loan was evidenced by a promissory note in the amount of $700,000 that, by its terms, was convertible into that number of shares of Orchard’s Series A Preferred Stock determined by dividing the principal balance by a conversion price of $1.00 per share of Series A Preferred Stock (i) at any time, at Dimensional’s sole option or (ii) automatically, upon the closing of a sale of 3,000,000 shares of Orchard’s Series A Preferred Stock pursuant to a stock purchase agreement between Orchard and Dimensional. The promissory note accrued interest at the prime rate as announced by Citibank N.A. plus 1.0% and was secured by substantially all of Orchard’s assets under a security agreement. The accrued interest was due and payable on demand by Dimensional.

During the remainder of 2003 and through December 31, 2005, Dimensional periodically loaned additional amounts to Orchard under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. This additional convertible debt was not evidenced by any additional promissory notes and was payable on demand by Dimensional. Accordingly, the entire outstanding principal balance and accrued interest at December 31, 2005, was classified as a current liability in the accompanying consolidated balance sheet. At

December 31, 2005, the outstanding principal balance of the Dimensional convertible debt was $7,931,000 and the outstanding balance of the accrued interest was $707,852. Pursuant to the May 2006 Recapitalization (see Note 6), Dimensional agreed to convert the entire $7,931,000 outstanding principal balance of the convertible debt into 7,931,000 shares of Series A Preferred Stock and 7,931,000 shares of Series B Preferred Stock.

During 2007 and 2006, Dimensional has periodically loaned additional amounts to Orchard under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. This additional convertible debt was not evidenced by any additional promissory notes and was payable on demand by Dimensional. Accordingly, the entire outstanding principal balance and accrued interest at June 30, 2007 and December 31, 2006, is classified as a current liability in the accompanying condensed consolidated balance sheet. At June 30, 2007 and December 31, 2006, the outstanding principal balance of the Dimensional convertible debt was $10,700,000 and $6,600,000 and the outstanding balance of the accrued interest was $1,634,810 and $1,227,937 (which includes both outstanding interest on the $7,931,000 debt that was converted in the May 2006 Recapitalization (see Note 6) and interest accrued during 2007 and 2006 on the $10,700,000 loaned by Dimensional during 2007 and 2006). Interest expense on the convertible debt was $406,873 and $315,343 for the six months ended June 30, 2007 and 2006.

In connection with the execution of the Loan Agreement, on April 28, 2003, the shareholders of Orchard entered into a shareholder agreement (the “Shareholder Agreement”), which provides that the Board of Directors shall consist of five members, three of which will be designated by Dimensional so long as there are any loans outstanding under the Loan Agreement. Additionally, the Shareholder Agreement restricts Orchard’s ability to declare dividends, sell assets, incur indebtedness and issue shares of any class or series of capital stock without Dimensional’s written consent.

8.	STOCKHOLDERS’ DEFICIENCY

Common Stock and Preferred Stock—At June 30, 2007, Orchard had authorized the issuance of the following securities:

Series A Convertible Preferred Stock—Orchard’s Series A Preferred Stock (a) is its most senior class or series of securities, (b) has a liquidation preference of one times the amount of the Original Issue Price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), (c) earns a cumulative annual dividend equal to the prime rate as announced by CitiBank N.A. plus 1.0% (calculated on a monthly basis), and (d) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock (subject to adjustment in accordance with the anti-dilution provision in the terms of the Series A Preferred Stock) Dividends are payable when and if declared by Orchard’s Board of Directors. The shares of Series A Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least 66 2/ 3 of the outstanding shares of Series A Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of the Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series A Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard. However, certain actions of Orchard require the approval by a majority of the outstanding Series A Preferred Stock such as amendments to the articles of incorporation, acquisitions, involuntary liquidation of Orchard and the payment of dividends.

At June 30, 2007 and December 31, 2006, there were 7,931,000 shares of Series A Preferred Stock issued and outstanding.

As of June 30, 2007, the board of directors of Orchard has not declared any dividends on the Series A Preferred Stock and the shareholders of Series A Preferred Stock were entitled to a cumulative dividend of $819,772 at June 30, 2007.

Series B Convertible Preferred Stock—Orchard’s Series B Preferred Stock (a) is junior to the Series A Preferred Stock (b) has a liquidation preference of one times the amount of the Original Issue Price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), and (c) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series B Preferred Stock. The shares of Series B Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least 66 2/3 of the outstanding shares of Series B Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of Series B Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, or (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series B Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard.

At June 30, 2007 and December 31, 2006, there were 7,931,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock—Orchard’s common stock (a) is its most junior class of stock, (b) has no liquidation preference, (c) has no set dividend rights and (d) is not convertible. At June 30, 2007 and December 31, 2006, there were 1,762,444 shares of common stock issued and outstanding. At June 30, 2007, Orchard has 15,862,000 shares of common stock reserved for issuance upon the conversion of the outstanding Series A and Series B Convertible Preferred Stock.

9.	GEOGRAPHIC INFORMATION

Orchard operates in one reportable segment, digital music content distribution. Long-lived assets outside of the United States of America are not significant. Revenues by geographic region, based on the country in which the customer is located for the six months ended June 30, 2007 and 2006, are as follow:

	Six months ended June 30,
	2007	2006
U.S. sourced revenue	$9,054,301	$4,979,049
Non-U.S. sourced revenue	2,932,964	1,403,356

Total revenue	$11,987,265	$6,382,405

10.	RELATED-PARTY TRANSACTIONS

From time to time Orchard has amounts due to and from companies that have common ownership or are controlled by the Investor Group. These amounts are billed and paid on a regular basis. Net receivable (payables) to affiliates totaled $5,339 and ($46,286) at June 30, 2007 and December 31, 2006, respectively.

Management Agreement—During 2004 Orchard entered into a management services agreement with Dimensional, an entity incorporated and owned by the Investor Group, for ongoing consulting and management advisory services performed by certain key executives employed by Dimensional. Pursuant to this agreement, Orchard paid a monthly management fee based on a predetermined allocation percentage derived from the time spent by such executives on Orchard’s business. As of January 1,2007 employees devoting substantially all of their time on Orchard business were hired by Orchard and the management fee was suspended. Orchard recognized $306,000 during the six months ended June 30, 2006, for management fees which are included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

Operating Lease With Affiliate—Orchard utilized and paid for certain office space (under a written sublease arrangement) leased from an affiliated entity of the Investor Group through April 2006. Amounts included in operating expenses in connection with this arrangement were $52,356 for the six months ended June 30, 2006.

In January 2006, Orchard began utilizing space subleased by an affiliated entity, with no formal sublease agreement in place. Orchard pays the lessee directly for the space utilized. For the six months ended June 30, 2007 and 2006, Orchard incurred expenses of approximately $169,225 and $96,800, respectively, under this arrangement. In August 2007, the sublease to this space was assigned by the affiliate to Orchard. The lease expires in January 2009.

Legal Costs—Orchard has engaged several outside legal firms to represent its general business interests. One such firm employs a family member of one of the senior executives employed by the Investor Group. Amounts included in operating expenses in connection with the services performed by this legal firm were $2,263 and $34,670 for the six months ended June 30, 2007 and 2006, respectively.

Distribution Services With eMusic—eMusic provides digital music distribution services to Orchard under a Digital Music Wholesale Agreement, dated January 1, 2004, as amended on March 31, 2007. eMusic is a majority owned subsidiary of Dimensional. The agreement grants eMusic worldwide rights, on a non-exclusive basis, to exploit Orchard’s master recordings digitally and via the Internet through December 31, 2009. Per the agreement, Orchard is entitled to better royalty terms if eMusic allows any other independent record label such better terms during the “Term” of the agreement (“Most Favored Nation” clause). Amounts included in revenues in connection with these services were $1,316,823 and $922,769, for the six months ended June 30, 2007 and 2006, respectively. Amounts included in accounts receivable in connection with these services were $642,973 and $483,087 at June 30, 2007 and December 31, 2006, respectively.

Orchard has distribution agreements with certain labels whereby it is not permitted to charge distribution fees to the label or artist for sales by eMusic. For the six months ended June 30, 2007 and 2006, Orchard received revenues of $380,699 and $386,565, respectively, from eMusic relating to such agreements. These amounts were recorded in revenues and with an equal amount recorded in costs of revenues.

Sale of fixed assets to Dimensional Music Publishing, LLC—Orchard sold fixed assets to Dimensional Music Publishing, LLC realizing a loss of $1,448 for the six months ended June 30 2006. The cost of the equipment was $5,650 and the related accumulated depreciation was $3,202.

Revenue Sharing Agreement With CGH Ventures, Inc—During 2003 Orchard Management, Inc., a wholly-owned subsidiary of Orchard, entered into a revenue sharing agreement with CGH Ventures, Inc., an entity owned by two stockholders of Orchard. Pursuant to this agreement, Orchard is obligated to pay CGH Ventures, Inc. 80% of the net revenues earned by Orchard Management Inc. Orchard Management Inc. provides management services to a recording group. Orchard recorded $15,978 and $38,333 for the six months ended June 30, 2007 and 2006, respectively as commission expense for CGH’s share of the net revenue earned under the management agreement. The commission expense was included in costs of revenues in the accompanying condensed consolidated statements of operations.

11.	COMMITMENTS AND CONTINGENCIES

Litigation and Indemnification—Orchard is a party to litigation matters and claims from time to time in the ordinary course of its operations, including copyright infringement litigation, for which it is entitled to indemnification by content providers. While the results of such litigation and claims cannot be predicted with certainty, Orchard believes that the final outcome of such matters will not have a material adverse impact on its business, financial position, cash flows, or results of operations.

12.	SUBSEQUENT EVENTS

Debt Conversion, Debt Forgiveness and Recapitalization—In July 2007, through written consents of its shareholders and Board of Directors, Orchard ratified and confirmed the outstanding convertible debt of Orchard and authorized the conversion of the outstanding principal on such convertible debt owed to Dimensional of $10,700,000, simultaneous with the authorization for a recapitalization of Orchard (the “July 2007 Recapitalization”). The July 2007 Recapitalization included amending and restating Orchard’s Certificate of Incorporation and authorizing the issuance of (i) 10,700,000 shares of Series A Preferred Stock and (ii) 9,675,295 shares of Series B Preferred Stock and (iii) 2,377,778 shares of Common Stock (which was issued to the original common shareholders). Orchard expects to recognize a significant compensation charge for the nine months ended September 30, 2007 based on the fair value of common stock issued to the original shareholders. In addition, Dimensional forgave all interest owed and outstanding, including the interest owed and outstanding at December 31, 2006, related to the debt converted in connection with the May 2006 Recapitalization (see Notes 8 and 9). The forgiveness of interest owed will be reflected in other income for the quarter ended September 30, 2007. In connection with the July 2007 Recapitalization, the shareholders amended and restated the Shareholder Agreement, which restated their respective rights and obligations. Pursuant to the July 2007 Recapitalization, Orchard amended and restated its certificate of incorporation to increase its number of authorized shares of capital stock as follows: (i) 30,000,000 shares of Series A Preferred Stock (ii) 30,000,000 shares of Series B Preferred Stock, and (iii) 80,000,000 shares of Common Stock.

In connection with the July 2007 Recapitalization, a senior executive of Orchard and a senior executive of an affiliated company were granted deferred stock awards of 745,240 and 279,465 shares of Series B Preferred Stock, which will be issued upon the occurrence of a liquidity event, as defined in the deferred stock award. The award is fully vested and non-forfeitable. Orchard expects to recognize a compensation charge for the nine months ended September 30, 2007 based on the fair value of the deferred stock awards.

Merger Agreement—On July 10, 2007, Orchard entered into an Agreement and Plan of Merger, which was amended and restated on September 13, 2007 (the “Merger Agreement”), with Digital Music Group, Inc. (“DMGI”) and DMGI New York, Inc. (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Orchard, with Orchard continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of DMGI.

Orchard’s board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby. As a result of the merger, all shares of Orchard capital stock and all deferred stock awards shall be converted into the right to receive 9,064,941 shares of DMGI Common Stock and 448,833 shares of DMGI Series A Preferred Stock (the “Merger Shares”).

The completion of the merger is subject to various customary conditions, including: (i) obtaining the requisite approval of both Orchard’s and DMGI’s shareholders; (ii) compliance with all applicable waiting periods imposed by the HSR Act and other government entities; (iii) obtaining reasonably satisfactory tax opinions; (iv) authorizing the issuance of the DMGI Series A Preferred Stock and the issuance of the shares of DMGI Common Stock; and (v) execute and deliver various ancillary agreements and other documents, including a registration rights agreement in favor of Orchard’s shareholders covering the Merger Shares (and those shares of DMGI Common Stock issuable upon conversion of the DMGI Series A Preferred Stock issued as part of the Merger Shares).

The Merger Agreement also includes customary termination provisions for both Orchard and DMGI, and provides that, in connection with the termination of the Merger Agreement under specified circumstances relating to the receipt by Orchard of an affirmative proposal to the transaction with DMGI, Orchard may be required to pay DMGI a termination fee of $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transaction up to $500,000.

The proposed merger is expected to be completed in the fourth calendar quarter of 2007.

* * * * * *

DIGITAL MUSIC GROUP, INC.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of Digital Music Group Inc. (“DMGI”) and The Orchard Enterprises Inc. (“Orchard”). For accounting purposes, Orchard is considered to be acquiring DMGI. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of DMGI, while the historical results of Orchard are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No 141, Business Combinations. Under the purchase method of accounting, the estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values at the time the merger is consummated.

For purposes of these unaudited pro forma condensed combined financial statements, DMGI has made preliminary allocations of the estimated purchase price to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of the estimated fair values, will be made subsequent to the completion of the merger based on the actual purchase price and the actual assets and liabilities of DMGI that exist as of the date of completion of the merger. The actual amounts recorded at the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used in DMGI’s and Orchard’s operations between the dates of the pro forma financial statements and the closing of the merger;

•	other changes in DMGI’s and Orchard’s assets and liabilities that occur prior to completion of the merger;

•	the timing of completion of the merger; and

•	other changes in estimated costs and fair values, which could cause material differences in the information presented below.

The unaudited pro forma condensed combined financial statements presented below are based on the historical financial statements of DMGI and Orchard, adjusted to give effect to the acquisition of DMGI by Orchard for accounting purposes. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2007 gives effect to the proposed merger as if it occurred on June 30, 2007, and combines the historical balance sheets of DMGI and Orchard as of June 30, 2007, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 is presented as if the merger was consummated on January 1, 2006, and combines the historical results of DMGI and Orchard for the six months ended June 30, 2007, as included herein. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is presented as if the merger was consummated on January 1, 2006, and combines the historical results of Orchard and DMGI for the year ended December 31, 2006, and also gives effect to DMGI’s acquisition of Digital Musicworks International, Inc. (“DMI”) and certain assets of Rio Bravo Entertainment LLC (“Rio Bravo”) on February 6, 2006 and DMGI’s acquisition of Digital Rights Agency LLC (“DRA”) on September 8, 2006, as if these acquisitions also occurred on January 1, 2006. The historical results of DMGI and Orchard for the year ended December 31, 2006 were derived from their audited consolidated statements of operations included elsewhere in this proxy statement, and the pre-acquisition pro forma results for companies acquired by DMGI during 2006 were derived from Note 3 to DMGI’s consolidated financial statements for the year ended December 31, 2006, also included elsewhere in this proxy statement.

DIGITAL MUSIC GROUP, INC.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

These unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had DMGI and Orchard been a combined company during the periods presented. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this proxy statement and are subject to change. These unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of DMGI and Orchard included elsewhere in this proxy statement.

DIGITAL MUSIC GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2007

	Digital Music Group, Inc. Historical	The Orchard Enterprises Inc. Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
ASSETS
Current assets:
Cash and cash equivalents	$13,968,883	$3,127,145			$17,096,028
Accounts receivable, net	1,835,638	4,377,173			6,212,811
Current portion of royalty advances	1,983,679	1,296,779			3,280,458
Prepaid expenses and other current assets	601,844	287,773			889,617

Total current assets	18,390,044	9,088,870			27,478,914
Furniture and equipment, net	1,020,541	896,668	$(520,541	)(e)	1,396,668
Digital rights, net	3,546,393	—	1,453,607	(e)	5,000,000
Master recordings, net	2,122,843	—	2,157	(e)	2,125,000
Royalty advances, less current portion	7,205,769	229,701	19,231	(e)	7,454,701
Goodwill	5,355,944	—	9,571,940	(e)	14,927,884
Other assets	42,563	143,428	(42,563	)(e)	143,428

Total assets	$37,684,097	$10,358,667	$10,483,831		$58,526,595

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,369,197	$1,001,569			$2,370,766
Royalties payable	2,204,311	7,429,363			9,633,674
Deferred revenue	—	276,816			276,816
Current portion of capital lease obligations	34,090	—			34,090
			$1,774,329	(a)
Merger-related liabilities	—	—	1,922,500	(e)	3,696,829
Accrued interest payable to a related party	—	1,634,810	(1,634,810	)(c)	—
Convertible debt payable to a related party	—	10,700,000	(10,700,000	)(c)	—

Total current liabilities	3,607,598	21,042,558	(8,637,981)		16,012,175
Long-term liabilities:
Capital lease obligations, less current portion	1,719	—			1,719
Other long-term liabilities	89,285	—			89,285

Total liabilities	3,698,602	21,042,558	(8,637,981)		16,103,179

Commitments and contingencies
Stockholders’ equity (deficit):
Orchard Series A convertible preferred stock	—	7,931	(7,931	)(c)	—
Orchard Series B convertible preferred stock	—	7,931	(7,931	)(c)	—
Preferred stock, $.01 par value, 1,000,000 shares authorized: pro forma 448,833 shares issued and outstanding	—	—	4,488	(d)	4,488
Orchard Common stock	—	1,763	(1,763	)(c)	—
Common stock subscription receivable	—	(1,478)	1,478	(c)	—

Common stock, $.01 par value, 30,000,000 shares authorized: pro forma 18,186,880 shares issued and outstanding	91,219	—	(91,219 181,868	)(b) (d)	181,868
			(40,564,757	)(b)
			12,350,957	(c)
			(186,356	)(d)
Additional paid-in capital	40,564,757	7,998,593	40,772,497	(e)	60,935,691

			(1,774,329	)(a)
Accumulated deficit	(6,670,481)	(18,683,155)	8,444,810	(b)	(18,683,155)
Accumulated other comprehensive income	—	(15,476)			(15,476)

Total stockholders’ equity (deficit)	33,985,495	(10,683,891)	19,121,812		42,423,416

Total liabilities and stockholders’ equity (deficit)	$37,684,097	$10,358,667	$10,483,831		$58,526,595

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

DIGITAL MUSIC GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2007

	Digital Music Group, Inc. Historical	The Orchard Enterprises Inc. Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
Revenue	$6,543,811	$11,987,265			$18,531,076

Cost of revenue:
Royalties and payments to content owners	4,593,191	8,611,463			13,204,654
			$(394,451	)(f)
Amortization	394,451	2,324	463,393	(g)	465,717

Gross profit	1,556,169	3,373,478	(68,942)		4,860,705

			(176,219	)(f)
Operating, general and administrative expenses	3,482,509	5,158,866	83,333	(g)	8,548,489
Merger-related expenses	328,844	—	(328,844	)(a)	—

Loss from operations	(2,255,184)	(1,785,388)	352,788		(3,687,784)

Interest income	441,516	—			441,516
Interest expense	(3,924)	(406,873)	406,873	(i)	(3,924)
Other expense	(27,443)	—			(27,443)

Loss before taxes	(1,845,035)	(2,192,261)	759,661		(3,277,635)
Income taxes	(800)	—			(800)

Net loss	$(1,845,835)	$(2,192,261)	$759,661		$(3,278,435)

Loss per share:
Basic	$(0.20)				$(0.18)

Diluted	$(0.20)				$(0.18)

Weighted average shares outstanding:
Basic	9,030,880				18,095,821

Diluted	9,030,880				18,095,821

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

DIGITAL MUSIC GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

	Digital Music Group, Inc. Historical	Digital Music Group, Inc. (prior to acquisition)	Rio Bravo Entertainment LLC Carve Out Segment (prior to acquisition)	Digital Rights Agency LLC (prior to acquisition)	The Orchard Enterprises Inc. Historical	Pro Forma Adjustments		Pro Forma Digital Music Group, Inc.
Revenue	$5,564,949	$—	$63,196	$4,572,956	$14,918,135			$25,119,236
Cost of revenue:
Royalties and payments to content owners	3,329,698	—	50,556	3,880,289	10,709,853			17,970,396

						$86,118	(h)
						(508,607	)(f)
Amortization	422,489	—	—	—	7,164	926,786	(g)	933,950

Gross profit	1,812,762	—	12,640	692,667	4,201,118	(504,297)		6,214,890

						9,194	(h)
Operating, general and administrative expenses	5,655,161	10,000	624	733,800	9,782,737	(166,034 166,667	)(f) (g)	16,192,149

Income (loss) from operations	(3,842,399)	(10,000)	12,016	(41,133)	(5,581,619)	(514,124)		(9,977,259)
Interest income	1,251,396	—	—	5,923	2,743			1,260,062
Interest expense	(13,649)	(4,667)	—	(1,538)	(520,084)	520,084	(i)	(19,854)
Other income (expense)	(16,982)	—	—	—	130,000			113,018

Income (loss) before taxes	(2,621,634)	(14,667)	12,016	(36,748)	(5,968,960)	5,960		(8,624,033)
Income taxes	(800)	—	—		—			(800)

Net income (loss)	$(2,622,434)	$(14,667)	$12,016	$(36,748)	$(5,968,960)	$5,960		$(8,624,833)

Loss per share:
Basic	$(0.32)							$(0.49)

Diluted	$(0.32)							$(0.49)

Weighted average shares outstanding:
Basic	8,071,393							17,737,222

Diluted	8,071,393							17,737,222

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

DIGITAL MUSIC GROUP, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	The Merger and Basis of Presentation

On July 10, 2007, DMGI and Orchard entered into a merger agreement, which was amended and restated on September 13, 2007, under which a wholly-owned subsidiary of DMGI, DMGI New York, Inc. (“DMGI NY”), will merge with and into Orchard, with Orchard continuing as the surviving company and becoming a wholly-owned subsidiary of DMGI. Pursuant to the merger agreement, DMGI will issue an aggregate of 9,064,941 shares of common stock of DMGI, par value $0.01 per share, and 448,883 shares of a newly created series of preferred stock or the right to receive such shares, as applicable, par value $0.01 per share, in exchange for all outstanding shares of common and preferred stock of Orchard and deferred stock awards. Each share of the preferred stock of DMGI will be convertible into, and will have voting rights equivalent to, ten shares of DMGI common stock, with a liquidation preference of $55.70 per share.

Because Orchard stockholders will own a majority of the voting stock of the combined company upon closing of the merger, Orchard is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No 141, Business Combinations. Accordingly, the assets and liabilities of DMGI will be recorded as of the merger closing date at their estimated fair value.

The accompanying pro forma condensed combined financial statements do not give effect to any cost savings or revenue synergies which are expected to result from the merger of DMGI and Orchard. Further, these pro forma condensed combined financial statements will change, perhaps materially, based on facts and circumstances as of the closing of the merger.

2.	Preliminary Purchase Price Allocation

The preliminary estimated purchase price is as follows:

Fair value of DMGI outstanding common stock	$38,749,997
Estimated fair value of DMGI stock options and warrants	100,000
Direct merger-related costs	1,922,500

Total estimated purchase price	$40,772,497

On July 10, 2007, DMGI had 9,121,939 shares of common stock outstanding and has not issued any additional shares since this time. The fair value of DMGI common stock used in determining the purchase price was $4.248 per share based on its average closing price on NASDAQ for the two days prior to through the two days subsequent to the merger announcement date of July 11, 2007. The estimated fair value of DMGI’s stock options and warrants was determined using the Trinomial Lattice Model using the following assumptions: risk-free rate of return of       %; expected volatility of       %; dividend rate of 0%; and a weighted-average expected life of        years.

Orchard’s merger-related costs include approximately $1,072,500 in legal, accounting and other direct costs and approximately $850,000 in employee termination, relocation, lease cancellation and other costs to be incurred in connection with integrating and consolidating the DMGI and Orchard operations.

DIGITAL MUSIC GROUP, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of DMGI based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. A preliminary allocation of the preliminary estimated purchase price, as shown above, to the acquired tangible and intangible assets and assumed liabilities of DMGI based on the estimated fair values as of June 30, 2007, is as follows:

Cash and cash equivalents	$13,968,883
Accounts receivable and other current assets	2,437,482
Royalty advances	9,208,679
Furniture and equipment	500,000
Digital rights	5,000,000
Master recordings	2,125,000
Goodwill	14,927,884
Assumed liabilities	(3,698,602)
Integration and other merger related costs, including DMGI	(3,696,829)

Net assets acquired	$40,772,497

The final determination of the purchase price allocation will be based on the estimated fair values of the tangible and intangible assets acquired and liabilities assumed at the date of the closing of the merger and will be made as soon as practicable after the closing. The purchase price allocation will remain preliminary until DMGI completes its valuation of the tangible and intangible assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in these pro forma financial statements.

3.	Pro Forma Adjustments

(a) To record DMGI’s change of control bonuses and other employee-related obligations that become due as a result of the merger in the estimated amount of approximately $847,000 and estimated costs to be incurred by DMGI to consummate the merger totaling approximately $927,000. Merger-related costs include fees payable for investment banking, legal and accounting services, NASDAQ and other regulatory fees, printing, proxy solicitation and other costs, including $328,844 incurred prior to June 30, 2007, which is eliminated through this pro forma adjustment.

(b) To eliminate DMGI’s historical stockholders’ equity accounts.

(c) To reflect the conversion of Orchard’s convertible debt, accrued interest and Orchard preferred stock as additional paid-in capital as if Orchard’s debt conversion, debt forgiveness and recapitalization, as described in Note 12 to Orchard’s unaudited consolidated financial statements for the period ended June 30, 2007 included elsewhere in this proxy statement, had occurred on June 30, 2007.

(d) To reflect 9,121,939 shares of DMGI common stock outstanding at the date of the merger announcement and to record the conversion of all classes of Orchard equity for 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI preferred stock, each with a par value of $.01 per share.

(e) To record the preliminary purchase price of DMGI totaling $40,772,497 by adjusting the historical value of DMGI’s assets and liabilities to their estimated fair values as described in Note 2 above.

(f) To eliminate DMGI’s historical depreciation and amortization expense.

DIGITAL MUSIC GROUP, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(g) To record DMGI’s pro forma depreciation and amortization expense based on the preliminary estimated fair value of the underlying assets.

(h) To record the amortization and depreciation of the fair value of the assets of DRA and Rio Bravo as if they were acquired at the beginning of the period.

(i) To eliminate interest expense associated with Orchard’s convertible debt to reflect Orchard’s debt conversion, debt forgiveness and recapitalization, as described in Note 12 to Orchard’s unaudited consolidated financial statements for the period ended June 30, 2007 included elsewhere in this proxy statement, as if it had occurred as of the beginning of the period.

4.	Pro Forma Loss Per Share

Weighted averages shares outstanding for the six months ended June 30, 2007 include DMGI’s historical weighted average shares outstanding plus the 9,064,941 shares of DMGI common stock to be issued in connection with the merger.

Weighted average shares outstanding for the year ended December 31, 2006 include:

DMGI shares outstanding prior to its IPO	2,425,000
DMGI shares attributable to the acquisition of DMI	2,249,941
DMGI shares attributable to the acquisition of certain assets of Rio Bravo	25,000
DMGI shares attributable to the acquisition of DRA	476,998
DMGI common shares to be issued in connection with the merger	9,064,941
DMGI shares issued in connection with its IPO in the amount of 3,900,000, outstanding for the period from February 7, 2006 through December 31, 2006	3,495,342

17,737,222

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

DIGITAL MUSIC GROUP, INC.

DMGI NEW YORK, INC.

and

THE ORCHARD ENTERPRISES INC.

DATED AS OF SEPTEMBER 13, 2007

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-1
1.3	Effects of the Merger	A-2
1.4	Conversion of the Orchard Stock	A-2
1.5	Merger Sub Stock	A-3
1.6	DMGI Stock	A-4
1.7	Certificate of Incorporation of the Orchard	A-4
1.8	Bylaws of the Orchard	A-4
1.9	Tax Consequences	A-4
1.10	Name of Surviving Corporation	A-4
ARTICLE II EXCHANGE OF CERTIFICATES		A-4
2.1	Exchange Procedures	A-4
2.2	Lost, Stolen or Destroyed Certificates	A-4
2.3	No Further Ownership Rights in Stock	A-4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ORCHARD		A-5
3.1	Corporate Organization	A-5
3.2	Capitalization	A-5
3.3	Authority; No Violation	A-6
3.4	Consents and Approvals	A-7
3.5	Financial Statements	A-7
3.6	Receivables	A-8
3.7	Broker’s Fees	A-8
3.8	Absence of Certain Changes or Events	A-8
3.9	Legal Proceedings	A-8
3.10	Taxes and Tax Returns	A-9
3.11	Employees	A-10
3.12	SEC Reports	A-11
3.13	Compliance with Applicable Law	A-11
3.14	Certain Contracts	A-12
3.15	Environmental Liability	A-13
3.16	Property	A-13
3.17	Intellectual Property	A-14
3.18	State Takeover Laws	A-14
3.19	The Orchard Information	A-14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DMGI AND MERGER SUB		A-15
4.1	Corporate Organization	A-15
4.2	Capitalization	A-15
4.3	Authority; No Violation	A-16
4.4	Consents and Approvals	A-16
4.5	Financial Statements	A-16
4.6	Broker’s Fees	A-17
4.7	Absence of Certain Changes or Events	A-18
4.8	Legal Proceedings	A-18
4.9	Taxes and Tax Returns	A-18
4.10	Employees	A-19
4.11	SEC Reports	A-21
4.12	Compliance with Applicable Law	A-21

A-i

4.13	Certain Contracts	A-21
4.14	Environmental Liability	A-22
4.15	Property	A-22
4.16	Intellectual Property	A-23
4.17	State Takeover Laws; DMGI Rights	A-23
4.18	Opinion	A-23
4.19	DMGI Information	A-23
4.20	Merger Sub’s Operations	A-23
4.21	Receivables	A-23
4.22	Registration Rights	A-24
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-24
5.1	Conduct of Businesses Prior to the Effective Time	A-24
5.2	Forbearances	A-24
ARTICLE VI ADDITIONAL AGREEMENTS		A-25
6.1	Regulatory Matters	A-25
6.2	Access to Information	A-26
6.3	Stockholders’ Approvals	A-27
6.4	Legal Conditions to Merger	A-27
6.5	Stock Exchange Listing	A-27
6.6	Employee Benefit Plans	A-27
6.7	Indemnification; Directors’ and Officers’ Insurance	A-28
6.8	Additional Agreements	A-29
6.9	Advice of Changes	A-30
6.10	Officers following Effective Time	A-30
6.11	Board of Directors	A-30
6.12	Acquisition Proposals	A-30
6.13	Agreement of Affiliates	A-32
6.14	Certificate of Designation; Doing Business As	A-32
6.15	Certain Tax Matters	A-32
6.16	Headquarters	A-33
6.17	Financial Statements	A-33
6.18	NY Office Lease	A-33
6.19	Advances	A-33
6.20	DMGI Options	A-33
6.21	Deferred Stock Awards	A-34
ARTICLE VII CONDITIONS PRECEDENT		A-34
7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-34
7.2	Conditions to Obligations of DMGI	A-35
7.3	Conditions to Obligations of the Orchard	A-35
ARTICLE VIII TERMINATION AND AMENDMENT		A-36
8.1	Termination	A-36
8.2	Effect of Termination	A-38
8.3	Amendment	A-39
8.4	Extension; Waiver	A-40
ARTICLE IX GENERAL PROVISIONS		A-40
9.1	Closing	A-40
9.2	Nonsurvival of Representations, Warranties and Agreements	A-40
9.3	Expenses	A-40
9.4	Notices	A-40
9.5	Interpretation	A-41

A-ii

9.6	Counterparts	A-41
9.7	Entire Agreement; Effect on Old Agreement	A-41
9.8	Governing Law	A-41
9.9	Publicity	A-41
9.10	Assignment; Third Party Beneficiaries	A-42
9.11	Specific Performance	A-42

Exhibit A—Form of Affiliate Letter	A-A-1

Exhibit B—Terms of Series A Preferred Stock	A-B-1

Exhibit C—Form of Release	A-C-1

Exhibit D—Registration Rights Agreement	A-D-1

Schedule 6.10(a)

Schedule 6.10(b)

Schedule 6.11(a)

Schedule 6.11(b)

A-iii

INDEX OF DEFINED TERMS

Acquisition Agreement	42
Acquisition Proposal	35
Acting Party	34
Agreement	1
Audited Financial Statements	8
CERCLA	15
Certificate	3
Certificate of Merger	1
Change in Recommendation	33
Channel Outlets	14
Closing	44
Closing Date	44
Code	1
Common Stock	3
Common Stock Ratio	3
Confidentiality Agreement	29
Content	14
Deferred B Shares	3
Deferred Stock Awards	37
Dimensional	37
DMGI Benefit Plans	21
DMGI Common Stock	2
DMGI Disclosure Schedule	16
DMGI ERISA Affiliate	21
DMGI Indemnified Parties	31
DMGI Leased Properties	25
DMGI Meeting	29
DMGI Options	4
DMGI Owned Properties	25
DMGI Preferred Limit	2
DMGI Real Property	25
DMGI Reports	23
DMGI Rights	17
DMGI Series A Preferred Stock	2
DMGI Stock Plans	17
Draft Quarterly Statements	8
Effective Time	1
ERISA	11
Exchange Act	13
Execution Date	1
Fairness Opinion	26
GAAP	5
Governmental Entity	7
HSR Act	7
Intellectual Property	15
Junior DMGI Preferred Limit	2
Knowledge of DMGI	20
Knowledge of the Orchard	9

A-iv

Liens	6
Material Adverse Effect	5
Merger	1
Merger Sub	1
Merger Sub Common Stock	4
New Benefit Plans	30
New Plans	31
New York Department	1
Non-Subsidiary Affiliate	7
NYBCL	1
Old Agreement	1
Orchard	1
Orchard Articles	4
Orchard Benefit Plans	11
Orchard Disclosure Schedule	5
Orchard ERISA Affiliate	11
Orchard Indemnified Parties	31
Orchard Leased Properties	15
Orchard Meeting,	29
Orchard Owned Properties	15
Orchard Real Property	15
Orchard Rights	6
Orchard Subsidiary	6
Permitted Encumbrances	15
Pre-Termination Takeover Proposal Event	43
Proxy Statement	26
Recipients	37
Remaining DMGI Common Stock	3
Requisite Regulatory Approvals	38
Reserved Shares	37
Reviewed	36
Reviewed Quarterly Statements	36
Securities Act	6
Series A Preference	2
Series B Preference	2
Series B Preferred Stock	2
Series B Remainder	3
State and Foreign Approvals	7
Stockholder Vote Option	34
Subsidiary	6
Surviving Corporation	1
Surviving Corporation Common Stock	4
Takeover Statutes	16
Tax	11
Tax Return	11
Tax Sharing Agreement	10
Taxes	11
Taxing Authority	11
Unaudited Financial Statements	8

A-v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2007 (this “Agreement”), by and among The Orchard Enterprises Inc., a New York corporation (the “Orchard”), Digital Music Group, Inc., a Delaware corporation (“DMGI”), and DMGI New York, Inc., a New York corporation (“Merger Sub“).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Orchard, DMGI and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Orchard (the “Merger”), so that the Orchard is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, to that end, the parties entered into that certain Agreement and Plan of Merger (the “Old Agreement”) dated as of July 10, 2007 (the “Execution Date”); and

WHEREAS, the parties now desire to change certain provisions of the Old Agreement and to amend and restate the Old Agreement in its entirety as set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended by the Orchard, DMGI and Merger Sub that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the “NYBCL”), at the Effective Time (“Effective Time”), Merger Sub shall merge with and into the Orchard. The Orchard shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) to be filed with the Department of State of the State of New York (the “New York Department”), on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the NYBCL.

1.4 Conversion of the Orchard Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DMGI, the Orchard or the holder of any of the following securities:

(a) Subject to Article II, each share of Series A preferred stock, par value $0.001, of the Orchard (the “Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time except for shares of the Series A Preferred Stock owned by the Orchard as treasury stock or owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries, shall be converted into the right to receive:

(i) that number of shares of the Series A preferred stock, par value $0.001 per share of DMGI (the “DMGI Series A Preferred Stock”) equal to the quotient of (A) the sum of (1) the $1.00 liquidation preference on such share of Series A Preferred Stock plus (2) all accrued but unpaid dividends on such share of Series A Preferred Stock (collectively, the “Series A Preference”), divided by (B) $55.70; provided that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to this Section 1.4(a)(i) shall not exceed 448,833 (the “DMGI Preferred Limit”); and

(ii) to the extent that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to Section 1.4(a)(i) would exceed the DMGI Preferred Limit, then, in lieu thereof, any share of Series A Preferred Stock (or portion thereof) that otherwise would have converted into shares of DMGI Series A Preferred Stock shall instead convert into that number of shares of the common stock, par value $0.001 per share, of DMGI (the “DMGI Common Stock”) equal to the quotient of (A) the Series A Preference, divided by (B) $4.07.

For the avoidance of doubt, to the extent that the aggregate Series A Preference exceeds $25,000,000, the holders of Series A Preferred Stock shall be allocated shares of DMGI Series A Preferred Stock and DMGI Common Stock to be issued pursuant to this Section 1.4(a) on a pro rata basis.

(b) Subject to Article II, each share of Series B preferred stock, par value $0.001, of the Orchard issued and outstanding immediately prior to the Effective Time (the “Series B Preferred Stock”), except for shares of the Series B Preferred Stock owned by the Orchard as treasury stock or owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries, shall be converted into the right to receive:

(i) that number of shares of DMGI Series A Preferred Stock equal to the quotient of (A) the $1.00 liquidation preference on such share of Series B Preferred Stock (the “Series B Preference”), divided by (B) $55.70; provided that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to this Section 1.4(b)(i) shall not exceed an amount equal to (a) 448,833 minus (b) the number of shares of DMGI Series A Preferred Stock issuable pursuant to Section 1.4(a)(i) (the “Junior DMGI Preferred Limit”); and

(ii) to the extent that the aggregate number of shares of DMGI Series A Preferred Stock issuable pursuant to Section 1.4(b)(i) would exceed the Junior DMGI Preferred Limit, then, in lieu thereof, any share of Series B Preferred Stock (or portion thereof) that otherwise would have converted into shares of DMGI Series A Preferred Stock shall instead convert into that number of shares of DMGI Common Stock equal to the quotient of (A) the Series B Preference, divided by (B) $4.07.

For the avoidance of doubt, solely for purposes of calculating the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, all Deferred B Shares shall be deemed to be issued and outstanding; provided, however, that any shares of DMGI Series A Preferred Stock and DMGI Common Stock that would otherwise be issuable at the Effective Time pursuant to this Section 1.4 in consideration of such Deferred B Shares shall not be issued and instead, shall be reserved for issuance pursuant to Section 6.21. For the further avoidance of doubt, to the extent that the aggregate Series B Preference (including the Series B Preference on any Deferred B. Shares) exceeds the Series B Remainder, the holders of

Series B Preferred Stock shall be allocated shares of DMGI Series A Preferred Stock and DMGI Common Stock to be issued pursuant to this Section 1.4(b) on a pro rata basis. As used herein, “Series B Remainder” means an amount equal to the product of (i) the Junior DMGI Preferred Limit and (ii) $55.70. As used herein, “Deferred B Shares” means any shares of Series B Preferred Stock that either (x) have been issued pursuant to the terms of the Deferred Stock Awards but are still held by the Orchard or (y) are issuable (but not actually issued) pursuant to the Deferred Stock Awards.

(c) Subject to Article II, each share of common stock, par value $0.001, of the Orchard issued and outstanding immediately prior to the Effective Time the (“Common Stock”), except for shares of the Common Stock owned by the Orchard as treasury stock or owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries, shall be converted into the right to receive that number of shares of DMGI Common Stock equal to the product of (i) the Common Stock Ratio, times (ii) the Remaining DMGI Common Stock.

In no event shall DMGI be obligated to issue more than 9,064,941 shares of DMGI Common Stock pursuant to this Agreement or the Deferred Stock Awards. For purposes of this Agreement, the “Common Stock Ratio” shall mean the quotient of (x) one, divided by (y) the total number of shares of Common Stock (including shares of common stock issuable upon conversion of Series A and Series B Preferred Stock (including any Deferred B Shares)). For purposes of this Agreement, the “Remaining DMGI Common Stock” shall mean the difference of (1) 9,064,941 and (2) the number of shares of DMGI Common Stock issuable pursuant to Sections 1.4(a) and (b).

(d) All of the shares of the Orchard Capital Stock converted into the right to receive DMGI Capital Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a “Certificate”) previously representing any such shares of the Orchard Capital Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of DMGI Capital Stock and (ii) cash in lieu of fractional shares into which the shares of the Orchard Capital Stock represented by such Certificates have been converted pursuant to this Section 1.4 and Article II. Certificates previously representing shares of the Orchard Capital Stock shall be exchanged for certificates representing whole shares of DMGI Capital Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Article II, without any interest thereon. If, prior to the Effective Time, the outstanding shares of DMGI Capital Stock or the Orchard Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the exchange ratios set forth in Section 1.4(a), Section 1.4(b) and/or Section 1.4(c), as applicable.

(e) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of the Orchard Capital Stock that are owned, directly or indirectly, by the Orchard or any of its wholly-owned Subsidiaries shall be cancelled and shall cease to exist and no stock of DMGI or other consideration shall be delivered in exchange therefor.

1.5 Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DMGI, the Orchard or the holder of any of the following securities:

(a) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”), except for shares of the Merger Sub Common Stock owned by Merger Sub as treasury stock, shall be converted into one (1) share of the common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(b) Each certificate previously representing any such shares of Merger Sub Common Stock shall thereafter be deemed to be a certificate representing the number of whole shares of Surviving Corporation Common Stock represented by such certificate converted pursuant to this Section 1.4.

1.6 DMGI Stock. At and after the Effective Time, except as set forth in Section 1.6 of the DMGI Disclosure Schedule, each share of DMGI Common Stock and each option granted and warrant issued by DMGI to purchase shares of DMGI Common Stock (“DMGI Options”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Certificate of Incorporation of the Orchard. At the Effective Time, the Certificate of Incorporation of the Orchard (the “Orchard Articles”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that the Orchard Articles shall be amended, effective as of the Effective Time, to change the name of the Surviving Corporation as contemplated by Section 1.10(ii) below.

1.8 Bylaws of the Orchard. At the Effective Time, the Bylaws of the Orchard, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

1.10 Name of Surviving Corporation. From and after the Effective Time, the name of the Surviving Corporation shall be “The Orchard NY, Inc.”

ARTICLE II

EXCHANGE OF CERTIFICATES

2.1 Exchange Procedures. At the Closing, upon surrender of Certificates for cancellation to DMGI, DMGI shall deliver certificates representing shares of DMGI Capital Stock to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Orchard Capital Stock whose shares were converted into the right to receive shares of DMGI Capital Stock pursuant to Section 1.4. The holders of such Certificates shall only be entitled to receive certificates representing the number of whole shares of DMGI Capital Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of DMGI Capital Stock to which such holder is entitled pursuant to Section 1.4.

2.2 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, DMGI shall issue, upon the making of an affidavit of that fact and personal indemnity by the holder thereof, certificates representing the shares of DMGI Capital Stock into which the shares of Orchard Capital Stock represented by such lost, stolen or destroyed Certificates were converted pursuant to Section 1.4.

2.3 No Further Ownership Rights in Stock. All shares of DMGI Capital Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Orchard Capital Stock, and there shall be no further registration of transfers on the records of the Orchard of shares of Orchard Capital Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to DMGI for any reason, they shall be canceled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ORCHARD

Except as disclosed in the disclosure schedule delivered by the Orchard to DMGI concurrently herewith (the “Orchard Disclosure Schedule”), the Orchard hereby represents and warrants to DMGI and Merger Sub as follows:

3.1 Corporate Organization. (a) The Orchard is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Orchard has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Orchard. As used in this Agreement, the term “Material Adverse Effect“ means, with respect to DMGI, the Orchard or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), “Material Adverse Effect” shall not include effects resulting from (A) changes, after the Execution Date, in U.S. generally accepted accounting principles (“GAAP“), (B) changes, after the Execution Date, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the Execution Date, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions generally affecting companies engaged in the music aggregation, music distribution or music business in general, except to the extent that any such changes have a materially disproportionate adverse effect on such party, or (D) public disclosure of the transactions contemplated hereby or actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. True and complete copies of the Certificate of Incorporation of the Orchard and the Bylaws of the Orchard, as in effect as of the Execution Date, have previously been made available by the Orchard to DMGI.

(b) Each Orchard Subsidiary (“Orchard Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Orchard and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. True and correct copies of the Certificate of Incorporation and the bylaws of each Orchard Subsidiary, as in effect as of the Execution Date, have previously been made available by the Orchard to DMGI.

As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

3.2 Capitalization. (a) The authorized capital stock of the Orchard consists of (i) 80,000,000 shares of the Orchard Common Stock, of which, as of the Execution Date, 4,140,224 shares were issued and outstanding and none of which were held in treasury, the record holders of which are listed in Schedule 3.2(a) of the Orchard Disclosure Schedule, (ii) 30,000,000 shares of Series A Preferred Stock, of which, as of the Execution Date, 18,631,000 shares were issued and outstanding and none of which were held in treasury, the record holders of which are listed in Schedule 3.2(a) of the Orchard Disclosure Schedule, (iii) 30,000,000 shares of Series B Preferred Stock, of which, as of the Execution Date, 17,606,295 shares were issued and outstanding and none of which were held in treasury, the record holders of which are listed in Schedule 3.2(a) of the Orchard Disclosure

Schedule. All of the issued and outstanding shares of the Orchard Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of Orchard Capital Stock or any other equity securities of the Orchard have been issued in violation of the Securities Act of 1933, as amended (the “Securities Act”). The Orchard does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of the Orchard Capital Stock or any other equity securities of the Orchard or any securities representing the right to purchase or otherwise receive any shares of the Orchard Capital Stock (collectively, the “Orchard Rights”). As of the date hereof, no shares of the Orchard Capital Stock were reserved for issuance. Since March 31, 2007, the Orchard has not issued any shares of Orchard Capital Stock.

(b) The Orchard owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Orchard Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Orchard Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Orchard Disclosure Schedule sets forth a list of the material investments of the Orchard in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each a “Non-Subsidiary Affiliate”).

3.3 Authority; No Violation. (a) The Orchard has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Orchard. The Board of Directors of the Orchard has directed that this Agreement and the transactions contemplated hereby be submitted to the Orchard’s stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Orchard Capital Stock, no other corporate proceedings on the part of the Orchard are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Orchard and (assuming due authorization, execution and delivery by DMGI) constitutes a valid and binding obligation of the Orchard, enforceable against the Orchard in accordance with its terms, subject to any applicable bankruptcy and insolvency laws affecting generally the enforceability of creditors’ rights from time to time in effect.

(b) Neither the execution and delivery of this Agreement by the Orchard nor the consummation by the Orchard of the transactions contemplated hereby, nor compliance by the Orchard with any of the terms or provisions hereof, will (i) violate any provision of the Orchard Articles or Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Orchard, any of its Subsidiaries or its Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Orchard, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Orchard, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Orchard.

3.4 Consents and Approvals. Except for (i) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the “State and Foreign Approvals”), (ii) the filing of the Certificate of Merger with the New York Department pursuant to the NYBCL (iii) the filings required by the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (iv) the approval of this Agreement by the requisite vote of the stockholders of the Orchard, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Orchard of this Agreement and (B) the consummation by the Orchard of the Merger and the other transactions contemplated hereby.

3.5 Financial Statements. (a) Each of (i) the audited consolidated balance sheets of the Orchard and its Subsidiaries as of December 31, 2004 and December 31, 2005, respectively, and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the years then ended, including the notes thereto (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the year then ended, including the condensed, consolidated footnotes thereto (collectively, the “Unaudited Financial Statements”), and (iii) the management prepared draft consolidated balance sheet of the Orchard and its Subsidiaries as of March 31, 2007 and the related management prepared draft consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the period then ended (the “Draft Quarterly Statements”), (x) have been prepared from, and are in accordance with, the books and records of the Orchard and its Subsidiaries, (y) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Orchard and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of Draft Quarterly Statements to recurring year-end audit adjustments normal in nature and amount) and (z) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Orchard and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Orchard as a result of or in connection with any disagreements with the Orchard on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Orchard nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Orchard for the quarter ended March 31, 2007 (including any condensed, consolidated footnotes thereto), (ii) current liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby; and (iii) contingent liabilities that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard.

(c) The records, systems, controls, data and information of the Orchard and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Orchard or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Orchard. The Orchard maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and the Orchard has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of its financial statements in accordance with GAAP.

(d) Since March 31, 2007, (i) neither the Orchard nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Orchard or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Orchard or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Orchard or any of its Subsidiaries, whether or not employed by the Orchard or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by the Orchard or any of its officers, directors, employees or agents to the Board of Directors of the Orchard or any committee thereof or to any director or officer of the Orchard.

3.6 Receivables. All accounts receivable reflected on the consolidated balance sheet included in the Reviewed Quarterly Statements, and created since March 31, 2007, represent valid obligations of customers of Orchard arising from bona fide transactions entered into in the ordinary course of business consistent with past practices.

3.7 Broker’s Fees. Neither the Orchard nor any Orchard Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events. (a) Since March 31, 2007, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard.

(b) Since March 31, 2007, the Orchard and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practices , including the timely payment of vendors, Content owners, employee payrolls and other liabilities as and when due. As of the Execution Date, other than in the ordinary course of business consistent with past practices, there are no material past-due obligations of the Orchard.

(c) Since March 31, 2007, neither the Orchard nor any of its Subsidiaries has (i) except for normal increases and normal severance and termination payments made in the ordinary course of business consistent with past practice, or as required by applicable law or as otherwise expressly contemplated by this Agreement, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of March 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal year 2006 in amounts consistent with past practice, (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants made prior to the Execution Date in the ordinary course of business consistent with past practice, (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iv) repurchased any shares of the Orchard Capital Stock.

3.9 Legal Proceedings. (a) Neither the Orchard nor any of its Subsidiaries is a party to any, and there are no pending or, to the “Knowledge of the Orchard”, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Orchard or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Effect on the Orchard, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Orchard, any of its Subsidiaries or the assets of the Orchard or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard or the Surviving Corporation.

As used in this Agreement, the term “Knowledge of the Orchard” shall mean all information actually known by (i) Danny Stein, (ii) Greg Scholl, (iii) Stanley Schneider, (iv) Tom Etergino, (v) Brad Navin, or (vi) Jeff Nimerofsky.

3.10 Taxes and Tax Returns. (a) Each of the Orchard and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as due and payable and has duly and timely paid all material Taxes that are otherwise due and payable or claimed or asserted to be due and payable from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 included in the Unaudited Financial Statements.

Each of the Orchard and its Subsidiaries has in all material respects withheld, collected and paid over to the appropriate Taxing Authority, or is in all material respects properly holding for such payments, all Taxes required by law to be withheld or collected, and each of the Orchard and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements under all applicable legal requirements, including maintenance of required records with respect thereto. Neither the Orchard nor any of its Subsidiaries has granted any waiver of the statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

There are no disputes, audits, examinations or proceedings related to Taxes or Tax Returns of the Orchard or any of its Subsidiaries currently being conducted, pending or, to the Knowledge of the Orchard, threatened, and there are no pending or, to the Knowledge of the Orchard, threatened claims by any Taxing Authority for Taxes or assessments, upon the Orchard or any of its Subsidiaries for which the Orchard does not have reserves that are adequate under GAAP on the unaudited consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 included in the Unaudited Financial Statements. There is no deficiency for any Tax, claim for additional Taxes or other dispute or claim concerning any Tax liability, of either the Orchard or any of its Subsidiaries claimed, issued or raised by any Taxing Authority in writing. No claim is currently pending that has been made in writing by a Taxing Authority in a jurisdiction where the Orchard or any of its Subsidiaries does not file a Tax Return that the Orchard or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No issues related to Taxes of Orchard or any of its Subsidiaries were raised in writing by any Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. There are no Liens for any Taxes upon any of the assets, income or operations of the Orchard or any of its Subsidiaries, other than statutory Liens for Taxes not yet due and payable. The Orchard has made available to DMGI true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither the Orchard nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or similar contract or arrangement (a “Tax Sharing Agreement”), whether written or unwritten.

Neither the Orchard nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Orchard) or (B) has any liability for the Taxes of any person (other than the Orchard or any of its Subsidiaries or any of its or their predecessors) by reason of contract, agreement (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law, or under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any similar or analogous provision of state, local or foreign Law). Neither the Orchard nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Orchard nor any of its Subsidiaries has entered into any transaction identified by the Internal Revenue Service as of the Execution Date as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or

301.6111-2(b)(2), or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that required or will require the filing of an IRS Form 8886. At no time during the past five years has the Orchard been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement:

(i) the term “Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and any other taxes, charges, levies, customs, duties, governmental fees or like assessments or charge of any kind whatsoever, together with all penalties and additions to tax and interest thereon, whether disputed or not, imposed by any Governmental Entity;

(ii) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or similar statement relating to Taxes, including any schedule or attachment thereto, and including any claim for refund or amendment thereof, or declaration of estimated tax, supplied or required to be supplied to a Governmental Entity; and

(iii) as used in this Agreement, the term “Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

(c) Neither the Orchard nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees. (a) Section 3.11 of the Orchard Disclosure Schedule sets forth a true and complete list of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other employee programs, arrangements, agreements, or payroll practices, qualified or nonqualified, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation, any “employee benefit plan” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing benefits to any current or former employees of the Orchard or any of its Subsidiaries, whether or not incorporated, or any trade or business of the Orchard or any of its Subsidiaries (an “Orchard ERISA Affiliate”) (collectively, the “Orchard Benefit Plans”).

(b) For each Orchard Benefit Plan, the Orchard has heretofore made available to DMGI true and complete copies of the following (to the extent applicable): (i) the plan documents, summary plan descriptions and any summaries of material modifications; (ii) the three most recent annual reports (Form 5500 and all schedules and attachments thereto) filed with the Department of Labor, and any audited financial statements or actuarial reports; (iii) the most recent determination letter or opinion letter received from the IRS for such Orchard Benefit Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements; and (v) any material written correspondence from any Governmental Entity relating to such Orchard Benefit Plan.

(c)(i) Each of the Orchard Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, and has been administered and operated in all material respects in accordance with its terms; (ii) each of the Orchard Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter, and to the Knowledge of Orchard, there are no existing circumstances or any events that have occurred that will, or could reasonably, adversely affect the qualified status of any such Orchard Benefit Plan, (iii) no Orchard Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Orchard or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, including 4980B of the Code regarding COBRA continuation coverage and applicable state insurance laws, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Orchard or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (iv) no Orchard Benefit Plan is (A) subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, (B) a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), or (C) a “multiple employer plan” within the meaning of Section 4063 of ERISA, nor has the Orchard, its Subsidiaries or Orchard ERISA Affiliates at any time contributed to or been obligated to contribute to any multiemployer plan or multiple employer plan, (v) all contributions or other amounts payable by the Orchard or its Subsidiaries as of the Effective Time with respect to each Orchard Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vi) none of the Orchard, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which the Orchard, its Subsidiaries or any Orchard Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) there are no pending or, to the Knowledge of the Orchard, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of Orchard Benefit Plans or any trusts related thereto that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard; and (viii) each Orchard Benefit Plan may be amended or terminated at any time at the sole discretion of the sponsor thereof without liability other than for benefits accrued prior to such amendment or termination, subject only to such constraints as imposed by applicable law.

(d) There are no pending or, to the Knowledge of the Orchard, threatened material labor grievances or material unfair labor practice claims or charges against the Orchard or any of its Subsidiaries, or any strikes or other material labor disputes against the Orchard or any of its Subsidiaries. Neither the Orchard nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Orchard or its Subsidiaries and, to the Knowledge of the Orchard, there are no organizing efforts by any union or other group seeking to represent any employees of the Orchard or any of its Subsidiaries.

(e) None of the execution and delivery of this Agreement, the approval of this Agreement by the Orchard’s stockholders or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Orchard or any of its affiliates from the Orchard, DMGI or any of their respective affiliates under any Orchard Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Orchard Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(f) Neither the Orchard nor any of its Subsidiaries or Orchard ERISA Affiliates maintains or contributes to a rabbi trust or similar funding vehicle, and the Merger and other transactions contemplated by this Agreement shall not cause or require the Orchard or any of its Orchard ERISA Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

3.12 SEC Reports. The Orchard has not previously filed a registration statement pursuant to the Securities Act, and is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.13 Compliance with Applicable Law. The Orchard and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Orchard. The Orchard and each of its Subsidiaries have complied with and are not in default under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Orchard or any of its Subsidiaries, except where neither the cost of such noncompliance or default nor the cost of compliance or cure of default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Orchard. Without limitation, during the three (3) years prior to the Execution Date, none of the Orchard, and of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of the Orchard or any of its Subsidiaries has to the Knowledge of the Orchard, directly or indirectly, (i) used any funds of the Orchard or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Orchard or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Orchard or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Orchard or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Orchard or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Orchard or any of its Subsidiaries.

3.14 Certain Contracts. (a) Neither the Orchard nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from DMGI, the Orchard, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which materially restricts the conduct of any line of business by the Orchard or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding to which the Orchard or any of its Subsidiaries is a party or by which its assets or properties are bound, whether or not set forth in the Orchard Disclosure Schedule, is referred to herein as an “Orchard Contract,” and to the Knowledge of the Orchard, there are not nor has the Orchard received notice of, any violations of any Orchard Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect in the Orchard.

(b)(i) Each Orchard Contract is valid and binding on the Orchard or any of its Subsidiaries, as applicable, and, to the Knowledge of the Orchard, is in full force and effect, (ii) the Orchard and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it through the Execution Date under each the Orchard Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Orchard, (iii) to the Knowledge of the Orchard, each third-party counterparty to each Orchard Contract has in all material respects performed all obligations required to be performed by it through the Execution Date under such Orchard Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Orchard or any of its Subsidiaries under any such the Orchard Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Orchard.

(c) Section 3.14 of the Orchard Disclosure Schedule identifies all of the libraries or collections of Content of the Orchard and any of its Subsidiaries. As used in this Agreement, (i) “Content” means any digital music tracks or other digital media content owned, licensed or distributed by a party for purposes of sale or license or purchase by consumers through Channel Outlets or otherwise and (ii) “Channel Outlets” means online music, mobile and video stores and other sellers and distributors of digital media content to consumers by means of electronic transmission, mobiletones and streaming, and any other persons or entities licensed to use the Content.

(d) Subject to the rights of the Content owners, the Orchard or its Subsidiaries have valid rights to license, distribute and sell all of the Content through the Orchard’s Channel Outlets to consumers. After the consummation of the transactions contemplated by this Agreement, the rights to license, distribute and sell all of the Content shall be retained by the Surviving Corporation without restriction and without payment of any kind to any third party.

(e) Neither the Orchard nor any of its Subsidiaries has transferred ownership of or granted any right to sell, license, use or distribute the Content other than to consumers through the Orchard’s Channel Outlets in the ordinary course of business.

(f) Excluding third-party, peer-to-peer file sharing, peer-to-peer providers, device distributions, illegal pay sites, unlicensed video content providers and other systematic infringers, neither the Orchard nor its Subsidiaries has received written notice of any person violating, infringing or misappropriating any rights with respect to the Content.

(g) Since March 31, 2007, no Content owner, Channel Outlet, vendor or supplier of the Orchard or its Subsidiaries has cancelled or otherwise modified its relationship with the Orchard or any of its Subsidiaries, as applicable, in a manner adverse to the Orchard and its Subsidiaries, taken as a whole, and no such person has, to the Knowledge of the Orchard, communicated in writing to the Orchard or its Subsidiaries any intention to do so.

3.15 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Orchard of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Knowledge of the Orchard, threatened against the Orchard, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard. To the Knowledge of the Orchard, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on the Orchard or any Orchard Subsidiary that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard. The Orchard is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard.

3.16 Property. The Orchard or an Orchard Subsidiary (a) has good title to all the properties and assets reflected in the consolidated balance sheet of Orchard and the Orchard Subsidiaries included in the Reviewed Quarterly Statements or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Orchard Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes not yet due and payable,

(iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the Unaudited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms or leased property that has been disposed of in accordance with terms of its lease and in the ordinary course of business since the date thereof) (the “Orchard Leased Properties” and, collectively with the Orchard Owned Properties, the “Orchard Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is a valid obligation of the Orchard or an Orchard Subsidiary without default thereunder by the lessee or, to the Knowledge of the Orchard, the lessor.

3.17 Intellectual Property. The Orchard or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Orchard and its Subsidiaries does not, to the Knowledge of the Orchard, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Orchard or any Orchard Subsidiary acquired the right to use any Intellectual Property. To the Knowledge of the Orchard, no person is challenging, or to the Knowledge of the Orchard infringing on or otherwise violating, any right of the Orchard or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Orchard or its Subsidiaries. Neither the Orchard nor any Orchard Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by the Orchard or any Orchard Subsidiary which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Orchard. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.18 State Takeover Laws. (a) The Board of Directors of the Orchard has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 912 of the NYBCL and, to the Knowledge of the Orchard, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

(b) The Orchard has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby, does not and will not result in the ability of any person to exercise or acquire any Orchard Rights.

3.19 The Orchard Information. The information relating to the Orchard and its Subsidiaries which is provided by the Orchard or its representatives for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DMGI AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by DMGI and Merger Sub to the Orchard concurrently herewith (the “DMGI Disclosure Schedule”), DMGI and Merger Sub, jointly and severally represent and warrant to the Orchard as follows:

4.1 Corporate Organization. (a) DMGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DMGI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI. True and complete copies of the Certificate of Incorporation of DMGI (the “DMGI Articles”) and Bylaws of DMGI, as in effect as of the Execution Date, have previously been made available by DMGI to the Orchard.

(b) Each DMGI Subsidiary, including Merger Sub (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on DMGI, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. True and correct copies of the Certificate of Incorporation and the bylaws of each DMGI Subsidiary, as in effect as of the Execution Date have previously been made available by DMGI to the Orchard.

4.2 Capitalization. (a) The authorized capital stock of DMGI consists of (i) 30,000,000 shares of DMGI Common Stock, of which, as of the Execution Date, 9,121,939 shares were issued and outstanding and none of which were held in treasury and (ii) 1,000,000 shares of preferred stock, of which, as of the Execution Date, no shares were issued and outstanding. All of the issued and outstanding shares of DMGI Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of DMGI Capital Stock or any other equity securities of DMGI have been issued in violation of the Securities Act. Except for this Agreement or pursuant to the terms of options issued (or to be issued in accordance with Section 5.2(b)) pursuant to the DMGI Stock Plans or as disclosed in the DMGI Reports, DMGI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DMGI Capital Stock or any other equity securities of DMGI or any securities representing the right to purchase or otherwise receive any shares of DMGI Capital Stock (collectively, “DMGI Rights”). At and after the Effective Time each of the DMGI Options issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger. As of the Execution Date, no shares of DMGI Common Stock were reserved for issuance, except for (i) 453,000 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of DMGI in effect as of the Execution Date (the “DMGI Stock Plans”) or (ii) as disclosed in the DMGI Reports. Since March 31, 2007, DMGI has not issued any shares of DMGI Capital Stock or any DMGI Rights, other than as permitted by Section 5.2(b) in the case of grants made following the Execution Date pursuant to the exercise of stock options granted prior to such date.

(b) DMGI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the DMGI Subsidiaries, including Merger Sub, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No DMGI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the DMGI Disclosure Schedule sets forth a list of the material investments of DMGI in Non-Subsidiary Affiliates.

4.3 Authority; No Violation. (a) Each of DMGI and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of DMGI and Merger Sub. The Board of Directors of each of DMGI and Merger Sub has directed that this Agreement and the transactions contemplated hereby be submitted to DMGI’s stockholders and DMGI, as sole shareholder of Merger Sub, for approval at a meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of DMGI Common Stock and DMGI, as sole shareholder of Merger Sub, no other corporate proceedings on the part of DMGI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of DMGI and Merger Sub and (assuming due authorization, execution and delivery by the Orchard) constitutes a valid and binding obligation of each of DMGI and Merger Sub, enforceable against DMGI and Merger Sub in accordance with its terms, subject to any applicable bankruptcy and insolvency laws affecting generally the enforceability of creditors’ rights from time to time in effect.

(b) Neither the execution and delivery of this Agreement by each of DMGI and Merger Sub, nor the consummation by each of DMGI and Merger Sub of the transactions contemplated hereby, nor compliance by each of DMGI and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the DMGI Articles or Bylaws, (ii) violate any provision of the Certificate of Incorporation or Bylaws of Merger Sub or (iii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DMGI, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DMGI, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which DMGI, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on DMGI.

4.4 Consents and Approvals. Except for (i) the State and Foreign Approvals, (ii) the filing with the SEC of the Proxy Statement and any other form or schedule required by the Exchange Act, (iii) the filing of the Certificate of Merger with the New York Department pursuant to the NYBCL, (iv) the filings required by the HSR Act, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of DMGI Capital Stock pursuant to this Agreement and (vi) the approval of this Agreement by the requisite vote of the stockholders of DMGI and DMGI, as sole shareholder of Merger Sub, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of DMGI and Merger Sub of this Agreement and (B) the consummation by each of DMGI and Merger Sub of the Merger and the other transactions contemplated hereby.

4.5 Financial Statements. (a) The financial statements of DMGI and its Subsidiaries included (or incorporated by reference) in the DMGI’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007 (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of DMGI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity (but solely with respect to the annual report on Form 10-K) and consolidated financial position of DMGI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of DMGI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Perry-Smith LLP has not resigned or been dismissed as independent public accountants of DMGI as a result of or in connection with any disagreements with DMGI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither DMGI nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of DMGI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 (or disclosed in the notes thereto), (ii) current liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby, and (iii) contingent liabilities that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

(c) The records, systems, controls, data and information of DMGI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DMGI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on DMGI. DMGI maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and DMGI has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of its financial statements in accordance with GAAP.

(d) Since March 31, 2007, (i) neither DMGI nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DMGI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that DMGI or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing DMGI or any of its Subsidiaries, whether or not employed by DMGI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by DMGI or any of its officers, directors, employees or agents to the Board of Directors of DMGI or any committee thereof or to any director or officer of DMGI.

4.6 Broker’s Fees. With the exception of the engagement of SMH Capital, neither DMGI nor any DMGI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. DMGI has provided the Orchard with a correct and complete copy of any engagement letter or other contract between DMGI and SMH Capital relating to the Merger and the other transactions contemplated hereunder.

4.7 Absence of Certain Changes or Events. (a) Except as publicly disclosed in the DMGI Reports filed prior to the Execution Date, since March 31, 2007, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

(b) Except as publicly disclosed in DMGI Reports filed prior to the Execution Date, since March 31, 2007, DMGI and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practices , including the timely payment of vendors, Content owners, employee payrolls and other liabilities as and when due. As of the Execution Date, except in the ordinary course of business consistent with past practices, there are no material past-due obligations of DMGI.

(c) Since March 31, 2007, neither DMGI nor any of its Subsidiaries has (i) except for normal increases and normal severance and termination payments made in the ordinary course of business consistent with past practice or as required by applicable law, or as otherwise expressly contemplated by this Agreement, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal year 2006 in amounts consistent with past practice, (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants (A) publicly disclosed in the DMGI Reports filed on or prior to the Execution Date and (B) in the case of grants made following the Execution Date as permitted by Section 5.2(b)(iii) or (iv), (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iv) repurchased any shares of DMGI Capital Stock.

4.8 Legal Proceedings. (a) Neither DMGI nor any of its Subsidiaries is a party to any, and there are no pending or, to the “Knowledge of DMGI”, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against DMGI or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Effect on DMGI, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon DMGI, any of its Subsidiaries or the assets of DMGI or any of its Subsidiaries that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI or the Surviving Corporation.

As used in this Agreement, the term “Knowledge of DMGI” shall mean all information actually known by (i) Mitchell Koulouris, (ii) Karen Davis, (iii) Tuhin Roy, and (iv) Clayton Trier.

4.9 Taxes and Tax Returns. (a) Each of DMGI and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as due and payable and has duly and timely paid all material Taxes that are otherwise due and payable or claimed or asserted to be due and payable from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the latest financial statements contained in the DMGI Reports.

Each of DMGI and its Subsidiaries has in all material respects withheld, collected and paid over to the appropriate Taxing Authority, or is in all material respects properly holding for such payments, all Taxes required by Law to be withheld or collected, and each of DMGI and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements under all applicable legal requirements, including maintenance of required records with respect thereto. Neither DMGI nor any of its Subsidiaries has granted any waiver of the statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect.

There are no disputes, audits, examinations or proceedings related to Taxes or Tax Returns of DMGI or any of its Subsidiaries currently being conducted, pending or, to the Knowledge of DMGI, threatened, and there are no pending or, to the Knowledge of DMGI, threatened claims by any Taxing Authority for Taxes or assessments, upon DMGI or any of its Subsidiaries for which DMGI does not have reserves that are adequate under GAAP on the financial statements included in the DMGI Reports. There is no deficiency for any Tax, claim for additional Taxes or other dispute or claim concerning any Tax liability, of either DMGI or any of its Subsidiaries claimed, issued or raised by any Taxing Authority in writing. No claim is currently pending that has been made in writing by a Taxing Authority in a jurisdiction where DMGI or any of its Subsidiaries does not file a Tax Return that DMGI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for any Taxes upon any of the assets, income or operations of DMGI or any of its Subsidiaries, other than statutory Liens for Taxes not yet due and payable. No issues related to Taxes of DMGI were raised in writing by any Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. DMGI has made available to the Orchard true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither DMGI nor any of its Subsidiaries is a party to or is bound by any Tax Sharing, Agreement, whether written or unwritten.

Neither DMGI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was DMGI) or (B) has any liability for the Taxes of any person (other than DMGI or any of its Subsidiaries or any of its or their predecessors) by reason of contract, agreement (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law, or under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any similar or analogous provision of state, local or foreign Law). Neither DMGI nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither DMGI nor any of its Subsidiaries has entered into any transaction identified by the Internal Revenue Service as of the Execution Date as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2), or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that required or will require the filing of an IRS Form 8886. At no time during the past five years has DMGI been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) Neither DMGI nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10 Employees. (a) Section 4.10 of the DMGI Disclosure Schedule sets forth a true and complete list of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other employee programs, arrangements, agreements, or payroll practices, qualified or nonqualified, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation, any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, providing benefits to any current or former employees of DMGI or any of its Subsidiaries, whether or not incorporated, or any trade or business of DMGI or any of its Subsidiaries (a “DMGI ERISA Affiliate”) (collectively, the “DMGI Benefit Plans”).

(b) For each DMGI Benefit Plan, DMGI has heretofore made available to the Orchard true and complete copies of the following (to the extent applicable): (i) the plan documents, summary plan descriptions, and any summaries of material modifications; (ii) the three most recent annual reports (Form 5500 and all schedules and attachments thereto) filed with the Department of Labor, and any audited financial statements or actuarial reports; (iii) the most recent determination letter or opinion letter received from the IRS for such DMGI Benefit Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements; and (v) any material written correspondence from any Governmental Entity relating to such DMGI Benefit Plan.

(c)(i) Each of the DMGI Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code and has been administered and operated in all material respects in accordance with its terms; (ii) each of the DMGI Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter, and to the Knowledge of DMGI there are no existing circumstances or any events that have occurred that will, or could reasonably, adversely affect the qualified status of any such DMGI Benefit Plan, (iii) no DMGI Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of DMGI or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, including 4980B of the Code regarding COBRA continuation coverage and applicable state insurance laws, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of DMGI or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (iv) no DMGI Benefit Plan is (A) subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, (B) a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), or (C) a “multiple employer plan” within the meaning of Section 4063 of ERISA, nor has DMGI, its Subsidiaries or DMGI ERISA Affiliates at any time contributed to or been obligated to contribute to any multiemployer plan or multiple employer plan, (v) all contributions or other amounts payable by DMGI or its Subsidiaries as of the Effective Time with respect to each DMGI Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vi) none of DMGI, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which DMGI, its Subsidiaries or any DMGI Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of DMGI there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of DMGI Benefit Plans or any trusts related thereto that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI, and (viii) each DMGI Benefit Plan may be amended or terminated at any time at the sole discretion of the sponsor thereof without liability other than for benefits accrued prior to such amendment or termination, subject only to such constraints as imposed by applicable law.

(d) There are no pending or, to the Knowledge of DMGI, threatened material labor grievances or material unfair labor practice claims or charges against DMGI or any of its Subsidiaries, or any strikes or other material labor disputes against DMGI or any of its Subsidiaries. Neither DMGI nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of DMGI or its Subsidiaries and, to the Knowledge of DMGI, there are no organizing efforts by any union or other group seeking to represent any employees of DMGI or any of its Subsidiaries.

(e) None of the execution and delivery of this Agreement, the approval of this Agreement by DMGI’s stockholders or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of DMGI or any of its affiliates from DMGI, the Orchard or any of their respective affiliates under any DMGI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any DMGI Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(f) Neither DMGI nor any of its DMGI ERISA Affiliates maintains or contributes to a rabbi trust or similar funding vehicle, and the Merger and other transactions contemplated by this Agreement shall not cause or require DMGI or its any of its DMGI ERISA Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

4.11 SEC Reports. DMGI has previously made available to the Orchard an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 29, 2005 by DMGI with the SEC pursuant to the Securities Act or the Exchange Act (the “DMGI Reports”) and prior to the Execution Date and (b) communication mailed by DMGI to its stockholders since September 29, 2005 and prior to the Execution Date, and no such DMGI Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the Execution Date) shall be deemed to modify information as of an earlier date. Since September 29, 2005, as of their respective dates, all DMGI Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.12 Compliance with Applicable Law. DMGI and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI. DMGI and each of its Subsidiaries have complied with and are not in default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to DMGI or any of its Subsidiaries, except where neither the cost of such noncompliance or default nor the cost of compliance or cure of default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI. Without limitation, during the three (3) years prior to the Execution Date, none of DMGI, and of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of DMGI or any of its Subsidiaries has, to the Knowledge of DMGI directly or indirectly, (i) used any funds of DMGI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of DMGI or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law (iv) established or maintained any unlawful fund of monies or other assets of DMGI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of DMGI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for DMGI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for DMGI or any of its Subsidiaries.

4.13 Certain Contracts. (a) Neither DMGI nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from DMGI, the Orchard, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which materially restricts the conduct of any line of business by DMGI or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. DMGI has previously made available to the Orchard true and correct copies of all employment and deferred compensation agreements which are in writing and to which DMGI or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding to which DMGI is a party or by which its properties or assets are bound, whether or not set forth in the DMGI Disclosure Schedule, is referred to herein as a “DMGI Contract,” and to the Knowledge of DMGI, there are not nor has DMGI received notice of, any violations of the above by any DMGI Contract of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

(b) (i) Each DMGI Contract is valid and binding on DMGI and/or one of its Subsidiaries, as applicable, and, to the Knowledge of DMGI, is in full force and effect, (ii) DMGI and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it through the Execution Date under each DMGI Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DMGI, (iii) to the Knowledge of DMGI, each third-party counterparty to each DMGI Contract has in all material respects performed all obligations required to be performed by it through the Execution Date under such DMGI Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of DMGI or any of its Subsidiaries under any such DMGI Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DMGI.

(c) Section 4.13 of the DMGI Disclosure Schedule identifies all of the libraries or collections of Content of DMGI or its Subsidiaries.

(d) Subject to the rights of the Content owners pursuant to DMGI’s Standard Form of Agency Agreement, DMGI or its Subsidiaries have valid rights to license, distribute and sell all of the Content through DMGI’s Channel Outlets to consumers.

(e) Neither DMGI nor any of its Subsidiaries has transferred ownership of or granted any right to sell, license, use or distribute the Content other than to consumers through DMGI’s Channel Outlets in the ordinary course of business.

(f) Excluding third-party, peer-to-peer file sharing, peer-to-peer providers, device distributors, illegal pay sites, unlicensed video content providers and other systematic infringers, neither DMGI nor its Subsidiaries has received written notice of any person violating, infringing or misappropriating any rights with respect to the Content.

(g) Since March 31, 2007, no Content owner, Channel Outlet, vendor or supplier of DMGI or its Subsidiaries has cancelled or otherwise modified its relationship with DMGI or any of its Subsidiaries, as applicable, in a manner adverse to DMGI and its Subsidiaries, taken as a whole, and no such person has, to the Knowledge of DMGI, communicated in writing to DMGI or its Subsidiaries any intention to do so.

4.14 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on DMGI of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against DMGI, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI. To the Knowledge of DMGI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI. DMGI is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

4.15 Property. DMGI or a DMGI Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the DMGI Reports as being owned by DMGI or a

DMGI Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “DMGI Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such DMGI Reports or acquired after the date thereof (except for leases that have expired by their terms or leased property that has been disposed of in accordance with the terms of its lease and in the ordinary course of business since the date thereof) (the “DMGI Leased Properties” and, collectively with the DMGI Owned Properties, the “DMGI Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is a valid obligation of DMGI or a DMGI Subsidiary without default thereunder by the lessee or, to the Knowledge of DMGI, the lessor.

4.16 Intellectual Property. DMGI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by DMGI and its Subsidiaries does not, to the Knowledge of DMGI, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which DMGI or any DMGI Subsidiary acquired the right to use any Intellectual Property. To the Knowledge of DMGI, no person is challenging, or to the Knowledge of DMGI, infringing on or otherwise violating any right of DMGI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to DMGI or its Subsidiaries. Neither DMGI nor any DMGI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by DMGI or any DMGI Subsidiary which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DMGI.

4.17 State Takeover Laws; DMGI Rights. (a) The Board of Directors of DMGI has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and, to the Knowledge of DMGI, any other Takeover Statutes.

(b) DMGI has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any DMGI Rights or enable or require the DMGI Rights to separate from the shares of DMGI Common Stock to which they are attached or to be triggered or become exercisable.

4.18 Opinion. Prior to the execution of this Agreement, DMGI has received an opinion from SMH Capital Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to DMGI and its shareholders (the “Fairness Opinion”). The Fairness Opinion has not been amended or rescinded as of the Execution Date.

4.19 DMGI Information. The information relating to DMGI and its Subsidiaries to be contained in the Proxy Statement filed with the SEC in definitive form relating to the meeting of stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto (the “Proxy Statement”), or the information relating to DMGI and its Subsidiaries that is provided by DMGI or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Orchard or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.20 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other then in connection with such transactions.

4.21 Receivables. All accounts receivable reflected on the consolidated balance sheet included in DMGI’s quarterly report on Form 10-Q for the quarter ended March 31, 2007, and created since March 31, 2007, represent valid obligations of customers of DMGI arising from bona fide transactions entered into in the ordinary course of business consistent with past practices.

4.22 Registration Rights. Section 4.22 of the DMGI Disclosure Schedule sets forth a complete and accurate list of all DMGI stockholders who have registration rights, and the number of registerable shares of DMGI Common Stock held by such stockholders, pursuant to DMGI’s Second Amended and Restated Stockholders Agreement, dated September 8, 2005, or otherwise.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the Execution Date to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Orchard Disclosure Schedule and the DMGI Disclosure Schedule), each of DMGI and the Orchard shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either DMGI or the Orchard to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Forbearances. During the period from the Execution Date to the Effective Time, except as set forth in the DMGI Disclosure Schedule or the Orchard Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, neither DMGI nor the Orchard shall, and neither DMGI nor the Orchard shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

(a) incur any indebtedness for borrowed money (other than indebtedness of the Orchard or any of its Subsidiaries to the Orchard or any of its Subsidiaries, on the one hand, or of DMGI or any of its Subsidiaries to DMGI or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of each of DMGI and the Orchard to DMGI or the Orchard or any of their wholly-owned Subsidiaries, respectively of each of DMGI and the Orchard, (B) the acceptance of shares of the Orchard Common Stock or DMGI Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements and (C) pursuant to the DMGI Rights);

(iii) grant any stock appreciation rights, performance shares, restricted stock units or other equity-based interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock except pursuant to the exercise of stock options or warrants outstanding as of the Execution Date;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness owed to or from any such person or any claims by or against any such person, in each case other than in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the Execution Date;

(d) except for transactions in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the Execution Date or otherwise permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

(e) except for transactions in the ordinary course of business consistent with past practices, terminate, or waive any material provision of, any Orchard Contract or DMGI Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Orchard or DMGI, as the case may be;

(f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (except to the extent required under the terms of the applicable plan or related award agreement);

(g) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practices;

(h) knowingly take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents;

(j) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or

(l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) DMGI shall promptly prepare and file with the SEC the Proxy Statement and as promptly as practicable after such filing, DMGI shall mail or deliver the Proxy Statement to its stockholders. DMGI shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Orchard shall furnish all information concerning the Orchard and the holders of the Orchard Capital Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings

(including the filing under the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. With the exception of any filings made under the HSR Act, DMGI and the Orchard shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Orchard or DMGI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) DMGI and the Orchard shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of DMGI, the Orchard or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) DMGI and the Orchard shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to the matters set forth in the Orchard Disclosure Schedule and the DMGI Disclosure Schedule and to all antitrust laws, each of DMGI and the Orchard, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of DMGI and the Orchard shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which DMGI or the Orchard, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither DMGI nor the Orchard nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where (x) such access or disclosure would violate or prejudice the rights of DMGI’s or the Orchard’s, as the case may be, customers, (y) jeopardize the attorney-client privilege of the institution in possession or control of such information or (z) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Execution Date. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of DMGI and the Orchard shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 8, 2006, between DMGI and the Orchard (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3 Stockholders’ Approvals. Each of DMGI and the Orchard shall call a meeting of its stockholders (the “DMGI Meeting“ and “Orchard Meeting,” respectively) to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual meeting of shareholders, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of DMGI and the Orchard shall use its reasonable best efforts to obtain from the stockholders of DMGI and the Orchard, as the case may be, the vote in favor of the approval of this Agreement (which shall include the amendment to the DMGI Articles) required by the DGCL to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, DMGI shall adjourn or postpone the DMGI Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to DMGI’s stockholders, in advance of a vote on the matters described above, or, if, as of the time for which such meeting is originally scheduled there are insufficient shares of DMGI Common Stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if in the reasonable good faith determination of DMGI additional time is needed to solicit an affirmative stockholder vote by the DMGI stockholders in order to obtain the requisite vote for the foregoing matters; provided that DMGI shall, at least three business days prior to any such adjournment or postponement, notify the Orchard of the potential adjournment or postponement and shall consult with the Orchard regarding the necessity of such adjournment or postponement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of DMGI and the Orchard at the DMGI Meeting and the Orchard Meeting, respectively, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either DMGI or the Orchard of such obligation, the shareholders of Orchard shall have approved the transactions contemplated herein by written consent in lieu of a meeting.

6.4 Legal Conditions to Merger. Each of DMGI and the Orchard shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Orchard or DMGI or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. DMGI shall cause the shares of DMGI Common Stock to be issued in the Merger or to be issued upon conversion of the DMGI Series A Preferred Stock in accordance with the terms thereof, to be approved for listing on the NASDAQ Global Market System, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the Orchard Benefit Plans and DMGI Benefit Plans in effect as of the Execution Date shall remain in effect with respect to employees of the Orchard and DMGI (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time until such time as DMGI and the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of DMGI and the Surviving Corporation and their respective Subsidiaries (the “New Benefit Plans”). Prior to the Closing Date, the Orchard and DMGI shall cooperate in reviewing, evaluating and analyzing the DMGI Benefit Plans and the Orchard Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. It is the intention of the Orchard and DMGI, to the extent permitted by applicable laws, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees who were covered by the DMGI Benefit Plans, on the one hand, and those covered by the Orchard Benefit Plans on the other, at the Effective Time.

(b) With respect to any Benefit Plans in which any employees of DMGI or the Orchard (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time (the “New Plans”), DMGI or the Surviving Corporation, as the case may be, shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous DMGI Benefit Plan or Orchard Benefit Plan, as the case may be; (B) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a DMGI Benefit Plan or the Orchard Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of such employees with the Orchard and DMGI, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plans; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) Each of DMGI and the Surviving Corporation, as the case may be, agrees to honor in accordance with their terms all benefits vested as of the Execution Date under the DMGI Benefit Plans or Orchard Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the DMGI Disclosure Schedule and the Orchard Disclosure Schedule.

(d) Nothing in this Section 6.6 shall be interpreted as preventing DMGI and the Surviving Corporation, as the case may be, from amending, modifying or terminating any DMGI Benefit Plans, Orchard Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person including without limitation any employee of DMGI or the Orchard, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.6 shall constitute an amendment of any benefit plan of DMGI or the Orchard.

6.7 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the Execution Date, or who becomes prior to the Effective Time, a director or officer or employee of the Orchard or any of its Subsidiaries (the “Orchard Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Orchard or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of DMGI with respect to the directors, officers or employees of the Orchard shall be only to cooperate. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the Execution Date, or who becomes prior to the Effective Time, a director or officer or employee of DMGI or any of its Subsidiaries (the “DMGI Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of DMGI or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of the Orchard with respect to the directors, officers or employees of DMGI shall be only to cooperate. It is understood and agreed that after the Effective Time, DMGI shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Orchard Indemnified Party and DMGI Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (to the extent, in the case of settlements, that the settlement was approved in writing by DMGI, such approval not to be unreasonably withheld) in connection with any such threatened or actual claim, action, suit, proceeding or investigation. It is understood that after the Effective Time DMGI may assume and control the defense of any claim for which DMGI is obligated to provide indemnification under this Section 6.7(a), provided that the foregoing shall not apply with respect to any claim for which counsel has been retained with the approval of the applicable liability insurer (if such approval is required under the applicable insurance policy, if any, to obtain coverage) and commenced the defense prior to the Effective Time unless DMGI’s Audit Committee otherwise determines following the Effective Time.

(b) DMGI shall cause the individuals serving as officers and directors of DMGI and the Orchard or any of their Subsidiaries immediately prior to the Effective Time to be (i) covered for a period of two years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by DMGI (in the case of officers and directors of DMGI) and the Orchard (in the case of officers and directors of the Orchard) (provided that DMGI and the Orchard, as the case may be, may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such or (ii) if such insurance cannot be obtained, covered for a period of five years by a tail policy on the Orchard’s and DMGI’s existing directors’ and officers’ liability insurance policies, as the case may be, of at least the same coverage and amounts containing terms and conditions that are no less advantageous than such existing policy; provided, however, that in no event shall DMGI be required to expend more than 200% per year of coverage of the amount currently expended by DMGI per year of coverage as of the Execution Date (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If DMGI is unable to maintain or obtain the insurance called for by this Section 6.7, DMGI shall obtain as much comparable insurance as available for the Maximum Amount. DMGI shall cause such DMGI and Orchard officers and directors, as may be required, to make reasonable application and provide reasonable and customary representations and warranties to DMGI’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of DMGI (in the case of DMGI) and the Orchard (in the case of the Orchard) as of the Execution Date.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of DMGI, on the one hand, and a Subsidiary of the Orchard, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, DMGI.

6.9 Advice of Changes. DMGI and the Orchard shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied or give rise to such termination right.

6.10 Officers following Effective Time. DMGI shall take all such action as may be necessary so that the officers of DMGI immediately after the Effective Time are only as set forth on Schedule 6.10(a) hereto, assuming that such persons are willing to serve in the capacities indicated on such Schedule 6.10(a). Orchard shall take all such action as may be necessary so that the officers of Orchard immediately after the Effective Time are as only set forth on Schedule 6.10(b) hereto, assuming that such persons are willing to serve in the capacities indicated on such Schedule 6.10(b).

6.11 Board of Directors. (a) DMGI shall take all such action as may be necessary so that, immediately following the Effective Time, the size of the DMGI Board of Directors shall be seven (7) members and that the directors of DMGI are as set forth on Schedule 6.11(a) hereto, assuming that such persons are willing to serve in such capacity. In the event that any such person listed as a DMGI Designee on such schedule shall be unable or unwilling to so serve, DMGI shall have the power to designate a replacement for such person. In the event that any such person listed as an Orchard Designee such schedule shall be unable or unwilling to so serve, Orchard shall have the power to designate a replacement for such person.

(b) Orchard shall take all such action as may be necessary so that, immediately following the Effective Time, the directors of Orchard are only as set forth on Schedule 6.11(b) hereto, assuming that such persons are willing to serve in such capacity.

6.12 Acquisition Proposals. (a) Until this Agreement has been terminated in accordance with Section 8.1, each of DMGI and the Orchard agrees that it will not, and will cause its controlled Affiliates and its and their officers, directors, agents and representatives not to, directly or indirectly, (i) (A) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (B) engage or participate in any negotiations concerning, (C) provide any confidential or nonpublic information or data to or (D) have, or engage or participate in, any discussions with any person relating to, any Acquisition Proposal (as defined in clause (d) below), (ii) release or permit the release of any person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which such party is a party or under which such party has any rights with respect to the sale or transfer of the voting securities or any material portion of the assets of such party, (iii) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other party the recommendation by such party’s Board of Directors of this Agreement to its stockholders or take any action or make any statement in connection with such party’s meeting of stockholders inconsistent with such recommendation, including any action to approve, recommend or endorse, or to propose to approve, recommend or endorse, any Acquisition Proposal (collectively, a “Change in Recommendation”) or (iv) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring such party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger.

(b) Notwithstanding Section 6.12(a), prior to approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, each of DMGI and the Orchard (the “Acting Party”) may, and may permit its Affiliates and its and their appropriate officers, directors, agents and representatives to furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions with, any person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Acting Party after the Execution Date and prior to the approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, and may withdraw, modify or qualify the recommendation by such party’s Board of Directors of this Agreement to its stockholders in connection therewith, if and so long as (A) none of the Acting Party, any of its controlled Affiliates or any of its or their officers, directors, agents or representatives has violated any of the provisions of this Section 6.12, (B) the Board of Directors of the Acting Party concludes in good faith (after receiving the advice of its outside counsel and its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, (C) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to, and participating in such negotiations or discussions with, such person, the Acting Party provides the other party with written notice of the identity of such person and of the Acting Party’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such person, (D) prior to providing any nonpublic information to such person, the Acting Party shall have entered into a confidentiality and standstill agreement with such person (a copy of which it shall have provided to the other party) on terms no less restrictive upon such person, in any respect, than the terms applicable to the other party under the Confidentiality Agreement, which confidentiality and standstill agreement shall not provide such person with any exclusive right to negotiate with the Acting Party or have the effect of preventing the Acting Party from satisfying its obligations under this Agreement, (E) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to such person, the Acting Party furnishes such information to the other party (to the extent such information has not been previously delivered or made available by the Acting Party to the other party) and (F) prior to so withdrawing, modifying or qualifying the recommendation by its Board of Directors of this Agreement, the Acting Party gives the other party five business days’ prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than five business days prior to the Acting Party’s stockholders meeting, in which case the Acting Party shall provide as much notice as is reasonably practicable), and during such time, the Acting Party, if requested by the other party, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Board of Directors of the Acting Party may continue to recommend the approval of this Agreement.

(c) If DMGI effects a Change in Recommendation, the Orchard shall have the option (the “Stockholder Vote Option”), exercisable within ten business days after such Change in Recommendation, to cause DMGI’s Board of Directors to submit this Agreement to its stockholders for the purpose of adopting this Agreement and approving the Merger.

(d) Each of DMGI and the Orchard shall, and shall cause its controlled Affiliates and its and their appropriate officers, directors, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the Execution Date with any persons other than the Orchard or DMGI, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within one day) request each person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring such party or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such person by or on behalf of such party and shall advise the other party of the particulars of such request. Each party will (i) promptly (within 24 hours) advise the other party following receipt of any request for information, of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such request, Acquisition Proposal or inquiry), (ii) promptly (within 24 hours) provide the other party with all written materials received by such party in connection with the foregoing and (iii) keep the other party apprised of any related developments, discussions and negotiations on a current basis. Each of DMGI and the Orchard shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean any offer, proposal or inquiry relating to, or any indication of interest in, an Alternative Transaction received by a party from any person other than the other party, in each case, whether or not in writing and whether or not delivered to such party or to the stockholders of such party generally. As used in this Agreement, an “Alternative Transaction” means any of (i) a transaction (or series of related transactions) pursuant to which any person (or group of persons), directly or indirectly, acquires or would acquire direct or indirect beneficial ownership of more than 15% of the outstanding shares of a party’s common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger or that would be entitled to more than 15% of the fair market value of the outstanding equity interests of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, business combination, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving a party or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (iii) any transaction (or series of related transactions) pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of such party and securities of the entity surviving any merger or business combination including any of its Subsidiaries) of such party, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction (or series of related transactions) or (iv) any other consolidation, business combination, recapitalization or similar transaction (or series of related transactions) involving a party or any of its Subsidiaries.

(f) Nothing contained in this Agreement shall prevent DMGI or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(g) Any violation of this Section 6.12 by a party’s Affiliates or a party’s or any of its controlled Affiliates’ officers, directors, agents and representatives shall be deemed to be a breach of this Agreement by such party.

6.13 Agreement of Affiliates. The Orchard has disclosed in Section 6.13 of the Orchard Disclosure Schedule each person whom it reasonably believes may be deemed an “affiliate” of the Orchard for purposes of Rule 145 under the Securities Act. The Orchard shall use its reasonable efforts to cause each such person to deliver to DMGI, not later than the date of mailing of the Proxy Statement, a written agreement in substantially the form of Exhibit A.

6.14 Certificate of Designation; Doing Business As.

(a) DMGI shall take all such actions as are necessary so that prior to the Effective Time a Certificate of Designative is filed with the Secretary of State of the State of Delaware establishing the terms and number of authorized shares of DMGI Series A Preferred Stock as set forth in Exhibit B attached hereto.

(b) DMGI shall take all such actions as are necessary so that immediately after the Effective Time, DMGI is authorized to do business as “The Orchard, Inc.” in all jurisdictions where it conducts business.

6.15 Certain Tax Matters. (a) Each of DMGI and the Orchard shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinions from its respective counsel set forth in Section 7.2(d) or 7.3(f) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Officers of DMGI, Merger Sub and the Orchard shall execute and deliver to Jackson Walker, L.L.P., tax counsel to DMGI and Merger Sub, and Reed Smith LLP, tax counsel to the Orchard, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the Effective Time, in connection with such tax counsel’s respective delivery of opinions pursuant to Sections 7.2(d) and 7.3(f) hereof. Each of DMGI, Merger Sub and the Orchard shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.15(b).

(c) DMGI and the Orchard shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Date. Each of DMGI and the Orchard shall pay, without deduction from any amount payable to holders of shares of the Orchard Capital Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.

6.16 Headquarters. The parties hereby acknowledge and agree that DMGI shall be headquartered in New York City.

6.17 Financial Statements. Within 15 business days following the Execution Date, the Orchard shall prepare and deliver (or cause to be delivered) to DMGI an audited consolidated balance sheet of the Orchard and its Subsidiaries as of December 31, 2006 and the related audited consolidated statement of operations, shareholders’ equity and cash flows for the period then ended along with accompanying footnotes, together with a report thereon by Deloitte & Touche LLP (the “2006 Audited Financial Statements”). Within 20 business days following the Execution Date, the Orchard shall prepare and deliver (or cause to be delivered) to DMGI the Reviewed consolidated balance sheet of the Orchard and its Subsidiaries as of March 31, 2007 and the related Reviewed consolidated statements of operations, shareholders’ equity and cash flows of the Orchard and its Subsidiaries for the period then ended, including the condensed, consolidated footnotes thereto (the “Reviewed Quarterly Statements”). As used herein, the term “Reviewed” means reviewed by Deloitte & Touche LLP under the guidance of Statement of Auditing Standards No. 100 “Objective and General Principles Governing an Audit of Financial Statements.”

6.18 NY Office Lease. Between the Execution Date and the Effective Time, the Orchard shall use commercially reasonable efforts to obtain the consent of both the over-landlord and the sub-landlord to the assignment of that certain Sublease between Seligman Data Corp., as sub-landlord and eMusic.com, Inc., as subtenant, dated December 20, 2005.

6.19 Advances. The parties hereby acknowledge and agree that any advance to be paid by the Orchard during the period between the Execution Date and the Effective Time to Content owners in connection with the Orchard’s acquisition or licensing of Content shall be funded to the Orchard by Dimensional Associates, LLC (“Dimensional”) and shall be treated as follows: (a) the first $250,000 so advanced shall be treated as additional capital contributions made by Dimensional to the Orchard, and (b) any amounts advanced in excess of $250,000 shall be treated as a loan to the Orchard (the “Advances Loan”), which shall (i) have a maximum aggregate principal amount of $1,500,000, (ii) bear interest at the “applicable federal rate” (as defined in Section 1274(d) of the Code) in effect on the date of each such advance (iii) be due and payable upon the earlier of the demand of the holder or one year from the date of such advance. DMGI hereby acknowledges and agrees that it shall assume and be responsible for repaying the Advances Loan to Dimensional as soon as practicable after the Effective Time, but in any event, no later than 30 days after the Effective Time, so long as (x) the Orchard and Dimensional adequately document that the initial $250,000 was contributed to the Orchard and (y) the Advances Loan is adequately documented.

6.20 DMGI Options. Following the Effective Time, subject to the approval of the Compensation Committee of the Board of Directors of DMGI, DMGI shall grant (a) options to purchase DMGI Common Stock and (b) restricted awards of DMGI Common Stock, collectively up to an aggregate of 650,000 shares pursuant to DMGI’s Amended and Restated 2005 Stock Plan and form of stock option grant agreement (including the vesting provisions thereunder) or the form of restricted stock award grant (including the vesting provisions thereunder), as applicable, to those employees of the Orchard and DMGI in such amounts as shall be approved by the Compensation Committee of the Board of Directors based upon the recommendation of Greg Scholl; provided that such employees remain employees of DMGI or the Surviving Corporation following the Effective Time (or become employees of DMGI).

6.21 Deferred Stock Awards. The parties acknowledge and agree that prior to the Execution Date the Orchard has entered into Deferred Stock Award Agreements with each of Greg Scholl and David Pakman (the “Recipients“), pursuant to which each of the Recipients is entitled to receive shares of Series B Preferred Stock in the number and on the terms and conditions set forth therein (the “Deferred Stock Awards“). DMGI acknowledges that the Orchard has provided it with copies of the Deferred Stock Awards. DMGI further acknowledges and agrees that (a) it shall assume and be responsible for (or shall cause to be assumed or responsible for) performing all of the Orchard’s obligations under the Deferred Stock Awards from and after the Effective Time, (b) it shall reserve for issuance that number of shares of DMGI Series A Preferred Stock and DMGI Common Stock, as applicable, that the Deferred Shares would have been exchangeable for pursuant to Section 1.4 had such shares already been transferred to the Recipients as of the Effective Time (the “Reserved Shares”), which such Reserved Shares shall be deducted from the 9,064,941 shares of DMGI Common Stock and the 448,833 shares of DMGI Series A Preferred Stock available for issuance at the Effective Time, (c) it shall issue and transfer to the Recipients the Reserved Shares at the times, in the amounts and in the manner specified in the Deferred Stock Awards and (d) as soon as practicable following the issuance of shares to the Recipients pursuant to the Deferred Stock Awards, it shall register for resale all such shares of DMGI Common Stock so issued and such shares of DMGI Common Stock issuable upon conversion of the shares of DMGI Series A Preferred Stock so issued, under and in accordance with the provisions of the Securities Act by filing with the SEC a registration statement covering the resale of all such shares on Form S-8 or other appropriate registration statement under the Securities Act.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement (which shall include the requisite approval of the amendment to the DMGI Articles) shall have been approved by the requisite affirmative vote of the holders of DMGI Common Stock entitled to vote thereon and by the requisite affirmative votes of the holders of the Orchard Capital Stock entitled to vote thereon.

(b) NASDAQ Listing. The shares of DMGI Common Stock to be authorized for listing on the NASDAQ Global Market System, subject to official notice of issuance pursuant to Section 6.5 shall have been so authorized.

(c) Other Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated, and all other approvals of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than such approvals the failure of which to obtain would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DMGI or the Surviving Corporation (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of DMGI. The obligation of DMGI to effect the Merger is also subject to the satisfaction, or waiver by DMGI, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Orchard set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects, and the representations and warranties that are not qualified by materiality or “Material Adverse Effect” shall be true and correct in all material respects, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time). DMGI shall have received a certificate signed on behalf of the Orchard by the Chief Executive Officer of the Orchard to the foregoing effect.

(b) Performance of Obligations of the Orchard. The Orchard shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DMGI shall have received a certificate signed on behalf of the Orchard by the Chief Executive Officer of the Orchard to such effect.

(c) Officers and Directors. Orchard shall have complied with its obligations under Section 6.10(b) and Section 6.11(b) hereof.

(d) Tax Opinions. DMGI shall have received the opinion of Jackson Walker, L.L.P., or such other counsel reasonably satisfactory to DMGI in form and substance reasonably satisfactory to DMGI dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinions and the certificates obtained from officers of DMGI, Merger Sub and the Orchard, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Jackson Walker, L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 6.15(b) hereof.

(e) Affiliate Agreements. DMGI shall have received from each person named in Section 6.13 of the Orchard Disclosure Schedule an executed agreement substantially in the form of Exhibit B hereto.

(f) Release of Claims. DMGI shall have received from each of the Orchard’s shareholders a release, in substantially the form attached hereto as Exhibit C.

7.3 Conditions to Obligations of the Orchard. The obligation of the Orchard to effect the Merger is also subject to the satisfaction or waiver by the Orchard at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of DMGI set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects, and the representations and warranties that are not qualified by materiality or “Material Adverse Effect” shall be true and correct in all material respects, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time). The Orchard shall have received a certificate signed on behalf of DMGI by the Chief Executive Officer of DMGI to the foregoing effect.

(b) Performance of Obligations of DMGI. DMGI shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Orchard shall have received a certificate signed on behalf of DMGI by the Chief Executive Officer of DMGI to such effect.

(c) Certificate of Designation. DMGI shall have complied with its obligations under Section 6.14(a).

(d) Officers and Directors. DMGI shall have complied with its obligations under Section 6.10(a) and Section 6.11(a) hereof.

(e) Officer and Director Resignations. Each of the officers and directors of DMGI as listed in the Orchard Disclosure Schedule shall have submitted to DMGI his or her resignation in such capacity to be effective as of the Effective Time.

(f) Tax Opinions. The Orchard shall have received the opinion of Reed Smith LLP, or such other counsel reasonably satisfactory to the Orchard, in form and substance reasonably satisfactory to the Orchard, dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinions and the certificates obtained from officers of DMGI, Merger Sub and the Orchard, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of the Orchard as a result of the exchange of their shares of Common Stock solely for shares of DMGI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMGI Common Stock, (iii) no gain or loss should be recognized by the stockholders of the Orchard as a result of the exchange of their shares of Series A Preferred Stock solely for shares of DMGI Series A Preferred Stock and, possibly, DMGI Common Stock, as the case may be, pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMGI Capital Stock and (iv) no gain or loss should be recognized by the stockholders of the Orchard as a result of the exchange of their shares of Series B Preferred Stock solely for shares of DMGI Series A Preferred Stock and/or DMGI Common Stock, as the case may be, pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMGI Capital Stock. In rendering the opinion described in this Section 7.3(f), Reed Smith LLP shall have received and may rely upon the certificates and representations referred to in Section 6.15(b) hereof.

(g) Registration Rights Agreement. DMGI shall have executed and delivered a Registration Rights Agreement in the form attached hereto as Exhibit D.

(h) Lien Releases. DMGI shall have secured the termination of all liens on its assets (and the assets of its Subsidiaries), including, those liens set forth on Section 4.15 of the DMGI Disclosure Schedule, and shall have provided the Orchard with evidence (reasonably satisfactory to the Orchard) of the termination of all such liens; provided, however that the lien filed against Digital Rights Agency LLC by Hewlett Packard, as provided for in Section 4.15 of the DMGI Disclosure Schedule, shall not be terminated.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of DMGI or the Orchard:

(a) by mutual consent of DMGI and the Orchard in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b) by either the Board of Directors of DMGI or the Board of Directors of the Orchard if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either the Board of Directors of DMGI or the Board of Directors of the Orchard if the Merger shall not have been consummated on or before December 31, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Board of Directors of DMGI or the Board of Directors of the Orchard (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Orchard, in the case of a termination by DMGI, or DMGI, in the case of a termination by the Orchard, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

(e) by either the Board of Directors of DMGI or the Board of Directors of the Orchard if either party shall have failed to obtain the requisite affirmative vote of its stockholders required to consummate the transactions contemplated hereby at the DMGI Meeting or the Orchard Meeting, as applicable, or any adjournment or postponement thereof at which a vote on such approval was taken; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) as a result of that party’s stockholders failing to approve this Agreement at the DMGI Meeting or the Orchard Meeting, as applicable, if such party has failed to comply in all material respects with its obligations under Sections 6.1(a), 6.3 or 6.12;

(f) by the Orchard, if the Board of Directors of DMGI shall have (i) failed to recommend in the Proxy Statement the approval of this Agreement, (ii) effected a Change in Recommendation, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding DMGI Common Stock that has been publicly disclosed (other than by the Orchard or an Affiliate of the Orchard) within 10 business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (iii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.12 in any material respect;

(g) by DMGI, if the Board of Directors of the Orchard shall have (i) effected a Change in Recommendation, or resolved to do so, or (ii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.12 in any material respect;

(h) by DMGI, if within five business days of the Orchard’s delivery of the 2006 Audited Financial Statements to DMGI, DMGI’s Board of Directors delivers written notification to the Orchard of (i) its good faith determination that any of the financial position, results of operations or cash flows of the Orchard as set forth in the 2006 Audited Financial Statements has changed from that set forth in the Unaudited Financial Statements in such a manner that the amount of change could be deemed to have a Material Adverse Effect on the Orchard and (ii) its intention to terminate this Agreement; provided, however that notwithstanding anything to the contrary herein, for purposes of this Section 8.1(i), non-cash compensation charges shall not be considered in determining whether a Material Adverse Effect shall be deemed to have occurred;

(i) by DMGI, if within five business days of the Orchard’s delivery of the Reviewed Quarterly Statements to DMGI, DMGI’s Board of Directors delivers written notification to the Orchard of (i) its good faith determination that any of the financial position, results of operations or cash flows of the Orchard as set forth in the Reviewed Quarterly Statements has changed from that set forth in the Draft Quarterly Statements in such a manner that the amount of change could be deemed to have a Material Adverse Effect on the Orchard and (ii) its intention to terminate this Agreement; provided, however that notwithstanding anything to the contrary herein, for purposes of this Section 8.1(j), non-cash compensation charges shall not be considered in determining whether a Material Adverse Effect shall be deemed to have occurred;

(j) by DMGI if within two business days of the Orchard’s delivery of the 2006 Audited Financial Statements to DMGI, SMH Capital Inc. rescinds or withdraws the Fairness Opinion;

(k) by DMGI, if the Board of Directors of DMGI shall have effected a Change in Recommendation and the Orchard shall not have elected the Stockholder Vote Option within ten business days of being notified of the DMGI Board of Director’s Change of Recommendation; or

(l) by the Orchard, if the Board of Directors of the Orchard shall have effected a Change in Recommendation.

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either DMGI or the Orchard as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of DMGI, the Orchard, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither DMGI nor the Orchard shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful breach of any provision of this Agreement.

(b)(i) In the event that (A) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the Execution Date with respect to the Orchard and thereafter this Agreement is terminated by either DMGI or the Orchard pursuant to Section 8.1(e), or thereafter this Agreement is terminated by DMGI pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by the Orchard or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by the Orchard and (B) either (1) prior to the date that is twelve (12) months after the date of such termination the Orchard consummates an Alternative Transaction, the Orchard shall, on the date an Alternative Transaction is consummated, pay DMGI a fee equal to $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds, or (2) prior to the date that is twelve (12) months after the date of such termination the Orchard enters into a definitive acquisition agreement related to any Alternative Transaction (“Acquisition Agreement”), the Orchard shall, on the date of entry into such Acquisition Agreement, pay DMGI a fee equal to $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds.

(ii) In the event that this Agreement is terminated by DMGI pursuant to Section 8.1(g) or by the Orchard pursuant to Section 8.1(l), then the Orchard shall pay DMGI a fee equal to $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds on the date of termination.

(c)(i) In the event that (A) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the Execution Date with respect to DMGI and thereafter this Agreement is terminated by either DMGI or the Orchard pursuant to Section 8.1(e), or thereafter this Agreement is terminated by the Orchard pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by DMGI or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by DMGI and (B) either (1) prior to the date that is twelve (12) months after the date of such termination DMGI consummates an Alternative Transaction, DMGI shall, on the date an Alternative Transaction is consummated, pay the Orchard a fee equal to $1.11 million plus the Orchard’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds or (2) prior to the date that is twelve (12) months after the date of such termination DMGI enters into an Acquisition Agreement, DMGI shall, on the date of entry into such Acquisition Agreement, pay the Orchard a fee equal to $1.11 million plus the Orchard’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds; provided, however, notwithstanding anything to the contrary contained in this Section 8.1(c)(i), that if this Agreement is terminated by either DMGI or the Orchard pursuant to Section 8.1(e) after the Orchard has elected to use the Stockholder Vote Option, any fee otherwise payable pursuant to this Section 8.2(c)(i) shall be reduced by one half.

(ii) In the event that this Agreement is terminated by the Orchard pursuant to Section 8.1(f) or by DMGI pursuant to Section 8.1(k), then DMGI shall pay the Orchard a fee equal to $1.11 million plus the Orchard’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate, by wire transfer of same day funds on the date of termination.

(d) For purposes of this Section 8.2, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Acquisition Proposal shall have been made known to the Orchard (in the case of an Acquisition Proposal relating to the Orchard) or shall have been made known to DMGI (in the case of any Acquisition Proposal relating to DMGI) or has been made directly to its stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (the term Acquisition Proposal, as used in the definition of Acquisition Proposal for purposes of this Section 8.2, and as used in this Section 8.2, shall have the same meaning set forth in Section 6.12 except that the references to “more than 15%” contained in the definition of Alternative Transaction shall be deemed to be references to “40% or more” and such definition shall not include any merger, share exchange, consolidation, business combination or similar transaction where (i) the holders of shares of such party immediately prior to such transaction (or series of related transactions) would continue, in the aggregate, to own at least a majority of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity (or its ultimate parent) in the transaction (or series of related transactions) immediately after the consummation thereof in substantially the same proportion as such holders held the shares of such party’s common stock immediately prior to the consummation thereof and (ii) such party would retain at least a majority of the surviving or resulting entity’s (or its ultimate parent’s) board of directors).

(e) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be $1.61 million.

(f) Each of DMGI and the Orchard acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if DMGI or the Orchard, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 8.2, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if DMGI or the Orchard, as the case may be, fails to pay the amounts payable in this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.

8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of DMGI and the Orchard; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of DMGI or the Orchard, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Orchard Capital Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of DMGI or the Orchard, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Orchard Capital Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that can only be satisfied at closing, but subject to the satisfaction thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, any filing fee required under the HSR Act in connection with the Merger shall be borne equally by DMGI and the Orchard.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to DMGI, to:

Digital Music Group, Inc.

2151 River Plaza Drive

Suite 200

Sacramento, CA 95833

Attention: Chief Financial Officer

Telecopier: (916) 239-6017

With a copy to:

Jackson Walker L.L.P.

1401 McKinney

Suite 1900

Houston, TX 77010

Attention: Richard S. Roth

Facsimile: (713) 752-4221

(b) if to the Orchard, to:

The Orchard Enterprises, Inc.

100 Park Avenue

2nd Floor

New York, NY 10017

Attention: Chief Executive Officer

Telecopier: (212) 201-9292

and

Attention: General Counsel

Telecopier: (212) 201-9203

With a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention:  David M. Grimes

                     Antone P. Manha, Jr.

Facsimile:  (212) 521-5450

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For all purposes hereof, documents shall have been deemed to have been made available to a party to the extent such documents are publicly available on the EDGAR system of the SEC. The Orchard Disclosure Schedule and the DMGI Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. To the extent either of such Schedules contains language expressing agreements of the parties, such agreements shall be deemed to be enforceable to the same extent as if they were set forth in Article VI of this Agreement.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement; Effect on Old Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement amends, restates and supersedes the Old Agreement in its entirety and the Old Agreement is null and void and shall have no further force or effect.

9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to any applicable conflicts of law principles, except as specifically provided herein.

9.9 Publicity. Except as otherwise required by applicable law or the rules of the NASDAQ, neither DMGI nor the Orchard shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Orchard, in the case of a proposed announcement or statement by DMGI, or DMGI, in the case of a proposed announcement or statement by the Orchard, which consent shall not be unreasonably withheld.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as otherwise specifically provided in Section 6.7, and (b) for the rights of DMGI and the Orchard, on behalf of their respective stockholders, to pursue damages pursuant Section 8.2(a)(ii) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, The Orchard Enterprises, Inc., Digital Music Group, Inc. and DMGI New York, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE ORCHARD ENTERPRISES INC.

By:	/S/ GREG SCHOLL
Name:	Greg Scholl
Title:	Chief Executive Officer

DIGITAL MUSIC GROUP, INC.

By:	/S/ CLAYTON TRIER
Name:	Clayton Trier
Title:	Chairman of the Board

DMGI NEW YORK, INC.

By:	/S/ CLAYTON TRIER
Name:	Clayton Trier
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Affiliate Letter

Digital Music Group, Inc.

2151 River Plaza Drive

Suite 200

Sacramento, CA 95833

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of The Orchard Enterprises Inc., a New York corporation, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 10, 2007, by and between the Orchard and Digital Music Group, Inc. and DMGI New York, Inc., the Orchard shall be merged with and into Merger Sub.

All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to DMGI that in the event I receive any DMGI Capital Stock as a result of the Merger:

(a) The DMGI Capital Stock to be received by me as a result of the Merger will be taken for my own account, and not for others, directly or indirectly, in whole or part, and I shall not make any sale, transfer or other disposition of DMGI Capital Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of DMGI Capital Stock to the extent I believed necessary with my counsel or counsel for the Orchard.

(c) I have been advised that the issuance of DMGI Capital Stock to me pursuant to the Merger will not be registered with the Commission under the Act on a Registration Statement but will be subject to certain registration rights. I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Orchard I may be deemed to have been an affiliate of the Orchard and the distribution by me of DMGI Capital Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of DMGI Capital Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to DMGI, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that, except to the extent set forth in the Registration Rights Agreement, DMGI is under no obligation to register the sale, transfer or other disposition of DMGI Capital Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to DMGI’s transfer agents with respect to DMGI Capital Stock and that there will be placed on the certificates for DMGI Capital Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in

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compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my DMGI Capital Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, DMGI reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to DMGI’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to DMGI (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to DMGI, or other evidence reasonably satisfactory to DMGI, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) evidence or representations reasonably satisfactory to DMGI that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

By its acceptance hereof, DMGI agrees, for a period of two years after the Effective Time that it will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, so that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Securities Act are therefore available to the undersigned in the event the undersigned desires to transfer any DMGI Capital Stock issued to the undersigned in communication with the Merger.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

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Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of the Orchard as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:
Accepted this [ ] day of [ ], 2007 Digital Music Group, Inc.

By:
Name:
Title:

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EXHIBIT B

Terms of DMGI

Preferred Series A Stock

CONVERTIBLE PREFERRED STOCK.

Four hundred forty-eight thousand eight hundred thirty-three (448,833) shares of the authorized Preferred Stock of the Corporation are hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends. Except as provided herein, the holders of Series A Preferred Stock shall not be entitled to receive any dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend in an amount equal to the dividend they would have received if all outstanding shares of Series A Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) had been converted into shares of Common Stock on the record date fixed for the payment of such dividend.

2. Priority in Certain Payments and Distributions.

(a) Payments to Holders of Series A Preferred Stock Upon Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (whether in cash, securities or other property), before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (i) $55.70 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Subsection 1 above but unpaid thereon, and (ii) such amount per share as would have been payable had each share of the Series A Preferred Stock been converted into Common Stock pursuant to Subsection 4 below immediately prior to such liquidation, dissolution or winding up, plus any dividends declared pursuant to Subsection 1 above but unpaid thereon (the greater of (i) and (ii) is hereinafter referred to as the “Series A Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, the full amount to which such holders shall be entitled, the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Junior Stock Upon Liquidation, Dissolution or Winding Up of the Corporation. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) Payments and Distributions Upon Change of Control Event. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not enter into or otherwise effect any transaction (or

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series of transactions) constituting a Change of Control Event (as defined below) unless (i) with respect to a Change of Control Event involving the sale or exclusive license of all or substantially all of the Corporation’s assets or intellectual property (pursuant to a single transaction or a series of transactions) the Corporation shall as promptly as practicable thereafter liquidate, dissolve and wind up the Corporation and distribute the assets of the Corporation (whether in cash, securities or other property) to the Corporation’s stockholders in accordance with Subsections 2(a) and 2(b) and (ii) with respect to a Change of Control Event involving a transaction in which the stockholders of the Corporation will receive consideration from an unrelated third party, the agreement governing such transaction (or series of transactions) provides that the consideration payable to the stockholders of the Corporation (whether in cash, securities or other property) shall be allocated among them in accordance with Subsections 2(a) and 2(b).

For purposes of this Section 2(c), a “Change of Control Event” shall mean any of the following:

(A) a merger or consolidation in which: (1) the Corporation is a constituent party; or (2) a subsidiary of the Corporation is a constituent party, except in either case, any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, in approximately the same proportion as such shares were held immediately prior to such merger or consolidation, at least 51%, by voting power and economic interest, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(B) the sale or exclusive license, in a single transaction or series of related transactions, by the Corporation of all or substantially all of the assets or intellectual property of the Corporation (except where such sale or exclusive license is to a wholly owned subsidiary of the Corporation); or

(C) the sale, in a single transaction or series of related transactions, by the Corporation or its stockholders of more than 50% of the outstanding stock by voting power or economic interest (or securities convertible into stock) of the Corporation, except any such sale or series of sales in which the holders of capital stock of the Corporation immediately prior to such sale or sales continue to hold immediately following such sale or sales, in approximately the same proportion as such shares were held immediately prior to such sale or sales, at least 51%, by voting power and economic interest, of the capital stock of the Corporation.

3. Voting.

(a) General Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsection 2(c) above and Subsection 3(b) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, consenting or voting (as the case may be) separately as a class, shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration or repeal (including any amendment, alteration or repeal effected by a merger, consolidation or similar business combination) of any provision of the Certificate of Incorporation

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or the Bylaws of the Corporation (including any filing of a Certificate of Designation) that affects adversely the voting powers, preferences, dividends or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock;

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock (or any other securities convertible into equity securities of the Corporation) ranking superior to or on a parity with the Series A Preferred Stock with respect to voting powers, preferences, dividends or the other special rights or privileges, qualifications or restrictions of the Series A Preferred Stock; or, if any such new class or series is consented to by the holders of Series A Preferred Stock, any subsequent increase in the authorized or designated number of any such new class or series;

(iv) Any reorganization, recapitalization or reclassification of the Corporation and its capital stock; or

(v) Any redemption or repurchase of any securities of the Corporation or rights to acquire securities of the Corporation (other than repurchases of Common Stock made in accordance with the terms of any applicable stock plan of the Corporation then in effect).

4. Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $55.70 by the Series A Conversion Price in effect at the time of conversion (the “Series A Conversion Rate”). The “Series A Conversion Price” shall initially be $55.70. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 5 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date (as defined below), unless either (A) a Redemption Right Termination occurs in which case the Corporation’s attempt to exercise the Redemption Right shall immediately terminate and become null and void and the Conversion Rights for such shares shall not terminate or (B) the Redemption Price (as defined below) is not paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (x) be sent at least 30 days prior to the termination of the Conversion Rights and (y) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

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(c) Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when any Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock.

(iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued pursuant to Subsection 1 above but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Series A Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Subsection 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, the applicable Series A Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series A Preferred Stock combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased. Any

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adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

For purposes of this Subsection 4, the term “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock, was first issued.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or record date, as the case may be.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Subsection 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Series A Conversion Price then in effect.

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(h) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Redemption.

(a) Optional Redemption. On any date commencing after the fifth anniversary of the Original Issue Date (the “Exercise Date”), so long as the Stock Price Requirement (as defined below) has been satisfied the Corporation, at the option of its Board of Directors or any duly authorized committee thereof, may exercise its right to redeem in whole, but not in part, all shares of Series A Preferred Stock then outstanding, upon delivery of a Redemption Notice (as defined below) in accordance with the requirements and subject to the conditions of Subsection 5(c) (the “Redemption Right”); provided, however, that if for any day during the period between the Exercise Date and the business day immediately preceding the Redemption Date, the closing price of the Corporation’s Common Stock on the applicable Trading Market (as defined below) is less than $8.50 (subject to adjustment for stock splits, combinations or stock dividends), then the Corporation’s attempt to exercise the Redemption Right in such instance shall immediately terminate and become null and void (a “Redemption Right Termination”) and the Corporation shall not be entitled to exercise the Redemption Right again unless and until the Stock Price Requirement and the other requirements and conditions of this Subsection 5 are subsequently satisfied. Notwithstanding anything to the contrary contained in this Subsection 5 or elsewhere, holders of Series A Preferred Stock shall be entitled to convert their shares pursuant to Subsection 4 above up through the close of business on the business day immediately preceding the Redemption Date (as defined below) regardless of whether such holder exercises such right after the Corporation has exercised the Redemption Right or delivered a Redemption Notice.

For purposes of this Subsection 5, the “Stock Price Requirement” shall be satisfied if the average closing price of the Corporation’s Common Stock on the applicable Trading Market for the 30 day period immediately prior to the Exercise Date shall be greater than or equal to $10.00 (subject to adjustment for stock splits, combinations or stock dividends). For purposes of this Subsection 5, “Trading Market” shall mean any of the following markets, exchanges or systems on which the Corporation’s Common Stock is listed or quoted for trading for the 30 day period in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Global Market or the Nasdaq SmallCap Market.

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(b) Redemption Price. The redemption price for shares of Series A Preferred Stock shall be $5.57 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Subsection 1 above but unpaid thereon (the “Redemption Price”).

(c) Notice of Redemption. No later than five business days after the Exercise Date, notice of redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares at their respective last addresses appearing on the stock register of the Corporation (the “Redemption Notice”). The Redemption notice shall be delivered at least 30 days and not more than 60 days before the date fixed for redemption. Each Redemption Notice shall state (i) the redemption date (the “Redemption Date”); (ii) the Redemption Price per share and the aggregate Redemption Price payable to such holder; (iii) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If a Redemption Right Termination occurs, the Corporation shall promptly give notice of such event to holders of record of shares of Series A Preferred Stock in the manner contemplated by this Subsection 5(c) for delivery of Redemption Notices.

(d) Surrender of Certificates; Payment. Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Subsection 4 hereof, on or before the respective Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the respective Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(e) Rights Subsequent to Redemption. Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Subsection 4 hereof, if the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable Redemption Price payable upon redemption of the Series A Preferred Stock is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such respective Redemption Date and all rights with respect to such shares shall forthwith after the respective Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.

(f) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption or repurchase.

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EXHIBIT C

Form of Release

This Release is being executed and delivered in accordance with Section 7.2(f) of the Agreement and Plan of Merger dated July 10, 2007, as amended and restated on September 13, 2007, among Digital Music Group, Inc., DMGI New York, Inc. and The Orchard Enterprises, Inc. (“TO,” and such agreement, the “Merger Agreement”). Capitalized terms used in this Release that are not defined herein have the respective meanings given to them in the Merger Agreement.

                                , (“Stockholder”), on behalf of himself and each of [his, her or its] Related Persons (such persons individually, a “Releasing Party”) hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent applicable law permits, all parties to the Merger Agreement, and each of their respective individual, joint or mutual, past, present and future Affiliates, directors, officers, stockholders, employees, subsidiaries, successors and assigns (such persons individually, a “Released Party” and collectively, “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Pre-Acquisition Claims”) against TO that arises out of or is based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Effective Time (whether based on any requirement of a Governmental Entity or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Acquisition Matters”), including without limitation: (i) claims with respect to repayment of loans or indebtedness; (ii) any rights, titles and interests in, to or under any agreements, arrangements or understandings; and (iii) claims with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the Stockholder’s employment with TO or any of its subsidiaries or affiliates (the “TO Group”), the cessation of that employment, such Stockholder’s status as an officer, director or stockholder of any party in the TO Group or otherwise (but excluding any and all claims in respect of: (A) accrued and unpaid amounts owing to the Stockholder as an employee of the TO Group, (B) accrued and unpaid cash compensation owing to the Stockholder at the rates or in the amounts, as the case may be, consistent with the terms of such employment and (C) benefits accrued under each Orchard Benefit Plan).

Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released pursuant to this Release.

Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Stockholder shall indemnify and hold harmless each Released Party from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees), arising from or in connection with the assertion by or on behalf of the Stockholder or any of [his, her or its] Related Persons of any claim or other matter purported to be released pursuant to this Release.

Each Stockholder (i) acknowledges that [he, she or it] fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that: (A) [he, she or it] is competent to effect the release made in this Release knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its representatives and (B) [he, she or it] had the opportunity to consult with an attorney of [his, her or its] choice regarding this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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For purposes of this Release, the following shall be a “Related Person” of the Stockholder:

[If the Stockholder is an individual:

(i) each other member of the Stockholder’s Family;

(ii) any individual or entity that is directly or indirectly controlled by the Stockholder or one or more members of the Stockholder’s Family;

(iii) any individual or entity in which the Stockholder or members of such Stockholder’s Family hold (individually or in the aggregate) a Material Interest; and

(iv) any individual or entity with respect to which the Stockholder or one or more members of [his or her] Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).]

[If the Stockholder is an entity:

(i) any individual or entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with the Stockholder;

(ii) any individual or entity that holds a Material Interest in the Stockholder;

(iii) each individual that serves as a director, officer, partner, executor, or trustee of the Stockholder (or in a similar capacity);

(iv) any individual or entity in which the Stockholder holds a Material Interest;

(v) any entity with respect to which the Stockholder serves as a general partner or a trustee (or in a similar capacity); and

(vi) any Related Person of any individual or entity described in clause (ii) or (iii) above].

For purposes of this definition, [(a) the “Family” of an individual includes (i) the Stockholder, (ii) the Stockholder’s spouse, (iii) any other natural person who is related to the Stockholder or the Stockholder’s spouse within the second degree, and (iv) any other natural person who resides with the Stockholder, and (b)] “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of an entity or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in an entity.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this          day of                         , 2007.

[Name of Stockholder]

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EXHIBIT D

Registration Rights Agreement

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [        ] [                ], 2007, by and among Digital Music Group, Inc., a Delaware corporation (the “Company”) and certain stockholders of The Orchard Enterprises, Inc., a New York corporation (“Orchard”) listed on Schedule A (the “Holders”), who are to be issued shares of Common Stock of the Company or Series A Preferred Stock pursuant to an Agreement and Plan of Merger, dated July 10, 2007, as amended and restated on September 13, 2007 (the “Merger Agreement”), by and between the Company, Orchard Enterprises Inc. (“Orchard”) and DMGI New York, Inc., a New York corporation. The entry into this Agreement is contemplated in the Merger Agreement and is a condition to the obligations of Orchard contained therein.

The Registrable Securities shall have the registration rights as set forth herein.

The Company and the Holders hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock par value $0.01 per share.

“Demand Notice” shall have the meaning set forth in Section 2(a).

“Demand Registration Statement” shall have the meaning set forth in Section 2(a).

“Effective Date” shall mean, as to the Registration Statement, the date on which such registration Statement is first declared effective by the Commission.

“Effectiveness Period” shall mean from the Effective Date until the earlier to occur of the date when all Registrable Securities covered by a Registration Statement either (a) have been sold pursuant to a Registration Statement or an exemption from the registration requirements of the Securities Act, and (b) pursuant to a written opinion of Company counsel acceptable to the Company’s transfer agent and the legal counsel for the Holders, may be sold pursuant to Rule 144(k).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities (including any permitted assignee).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Losses” shall have the meaning set forth in Section 5(a).

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

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“Registrable Securities” means (i) the shares of Common Stock issued to the Holders pursuant to the Merger Agreement, (ii) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock of the Company issued to the Holders pursuant to the Merger Agreement, and (iii) any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization, anti-dilution adjustment or similar event with respect to the foregoing.

“Registration Statement” means any registration statement required to be filed hereunder (which, at the Company’s option, may be an existing registration statement of the Company previously filed with the Commission, but not declared effective), including (in each case) the Prospectus, amendments and supplements to the registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in the registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market, or (b) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting price); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), and (b) hereof, then Trading Day shall mean a Business Day;

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

2. Registration.

(a) Demand Registration Rights. At any time commencing on the date six (6) months following the closing of the merger contemplated in the Merger Agreement, the Holders shall have a two (2) time right, by written notice, signed by the Holders of a majority in interest of the then outstanding Registrable Securities, provided to the Company (the “Demand Notice”), to demand the Company to register for resale all Registrable Securities under and in accordance with the provisions of the Securities Act by filing with the Commission a Registration Statement covering the resale of all of the Registrable Securities (the “Demand Registration Statement”). The Demand Registration Statement required hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case the Demand Registration Statement shall be on a Form S-1 or another appropriate form). To the extent then permitted by law, the Demand Registration Statement required hereunder shall contain the Plan of Distribution, attached hereto as Annex A (which may be modified to respond to comments, if any, received by the Commission). The Company shall keep the Demand Registration Statement continuously effective under the Securities Act until the earlier of (i) the date when all Registrable Securities have been sold pursuant to the Demand Registration Statement, and (ii) the date the Holders can sell all of their shares, without limitation, pursuant to Rule 144(k) of the Securities Act.

(b) Piggyback Registrations Rights. If, at any time commencing on the date twelve (12) months following the closing of the merger contemplated in the Merger Agreement, the Company shall

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determine to prepare and file with the Commission a registration statement relating to an offering for its own account (a “Company Registration”) or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder a written notice of such determination at least twenty (20) days prior to the filing of any such registration statement and shall automatically include in such registration statement all Registrable Securities; provided, however, that (i) if, at any time after giving written notice of is intention to register any securities and prior to the Effective Date of the registration statement filed in connection with such registration, the Company determines for any reason not to proceed with such registration, the Company will be relieved of its obligation to register any Registrable Securities in connection with such registration, (ii) in case of a determination by the Company to delay registration of its securities, the Company will be permitted to delay the registration of Registrable Securities for the same period as the delay in registering such other securities, or (iii) if in the written opinion of the Company’s managing underwriter or underwriters, if any, for such Company Registration (the “Underwriter”), the inclusion of such Registrable Securities, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed at a price reasonably related to their then current market value, or without materially and aversely affecting the entire offering, the number of securities to be sold by all stockholders in such public offering (if any) shall be apportioned pro rata among all such selling stockholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company proposed to be sold by said selling stockholders, including all holders of the Registrable Securities.

(c) Notwithstanding the registration rights specified in (a) and (b), if the Commission staff takes the position that the registration statement is a primary offering, then the Company shall only be required to register an amount of Registrable Securities at any one time that enables the offering to be conducted without being contrary to Rule 415 and otherwise facilitates the Commission declaring the Registration Statement effective. In the event that less than all Registrable Shares may be registered at any one time then, in a manner consistent with this paragraph, (i) unless the Holders agree otherwise, the number of shares shall be reduced pro rata, and (ii) the Company shall be obligated to file additional registration statements or post-effective amendments to a prior related registration statement for the duration of the Effectiveness Period to reflect any remaining Registrable Securities.

3. Registration Procedures. In connection with the Company’s registration obligations hereunder, and during the Effectiveness Period, the Company shall:

(a) Not less than five (5) business days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto, the Company shall furnish to Holders, a draft of the Registration Statement, or any related Prospectus or any amendment or supplement thereto.

(b)(i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to the Registration Statement or any amendment thereto.

(c) Notify as promptly as reasonably possible, but no later than three (3) business days, each Holder of Registrable Securities included in the Registration Statement: (i) (A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed, provided such Holder has previously requested in writing to receive notice of such filing; (B) when the Commission notifies the Company whether there will be a “review” of the Registration Statement and

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whenever the Commission comments in writing on the Registration Statement, provided such Holder has previously requested in writing to receive notice of such notification; and (C) when the Registration Statement or any post-effective amendment has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e) Promptly deliver to each Holder no later than three (3) business days after the Effective Date, without charge, two (2) copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto (and, upon the request of the Holder such additional copies as such Persons may reasonably request in connection with resales by the Holder of Registrable Securities). The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Holder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(c).

(f) Prior to any resale of Registrable Securities by a Holder, use its best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required (i) to qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction, or (iii) comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company.

(g) Upon the occurrence of any event contemplated by Section 3(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(h) Use its best efforts to comply with all applicable rules and regulations of the Commission relating to the registration of the Registrable Securities pursuant to the Registration Statement or otherwise.

(i) Each Holder agrees to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Exhibit A. Each Holder agrees further to supplement the Questionnaire as necessary to enable the Company to respond to comments, if any, received by the Commission. The Company shall not be required to include any Holder that does not complete, date and execute a Selling Shareholder Questionnaire or supplement promptly.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to the Registration Statement, other than fees and expenses of counsel or any other advisor retained by the Holders and discounts and commissions with respect to the sale of any Registrable Securities by the Holders. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Trading Market on which the Common Stock is then listed for trading, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance,; and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement.

5. Indemnification

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Holders, the officers, directors, agents and employees of it, each Person who controls the Holders (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (including the cost (including without limitation, reasonable attorneys’ fees) and expenses relating to an Indemnified Party’s actions to enforce the provisions of this Section 5) (collectively, “Losses”), as incurred, to the extent arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished (or in the case of an omission, not furnished) in writing to the Company by or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose), (2) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6(b), or (3) the failure of the Holder to deliver a prospectus prior to the confirmation of a sale. The Company shall notify the Holders promptly of the institution, threat or

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assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by Holder. The Holder shall indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based upon: (x) the Holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (y) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished (or in the case of an omission, not furnished) in writing by or on behalf of such Holder to the Company specifically for inclusion in the Registration Statement or such Prospectus or (ii) to the extent that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished (or in the case of an omission, not furnished) in writing to the Company by or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (2) in the case of an occurrence of an event of the type specified in Section 3(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 6(b), or (3) the failure of the Holder to deliver a Prospectus prior to the confirmation of a sale. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the Subscription Amount paid by the Holder in the Purchase Agreement.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel for all Indemnified Parties in any matters related on a factual basis shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding affected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written

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consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is not entitled to indemnification hereunder, determined based upon the relative faults of the parties.

(d) Contribution. If a claim for indemnification under Section 5(a) or Section 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

6. Lock-up. Each Holder agrees that, until the date six (6) months following the closing of the merger contemplated in the Merger Agreement, such Holder will not, directly or indirectly, offer for sale, sell, assign, pledge, issue, distribute, grant any option or enter into any contract for the sale of or otherwise transfer or dispose of any shares of Common Stock or any other securities of the Company or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for shares of Common Stock or other securities of the Company, whether now owned or hereafter acquired by such Holder or with respect to which such Holder has or hereafter acquires the power of disposition.

7. Miscellaneous.

(a) Compliance. The Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(b) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(c) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from

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the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of a majority in interest of the then outstanding Registrable Securities.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the Trading Day following the date of delivery to the courier service, if sent by nationally recognized overnight courier service, (ii) the third Trading Day following the date of mailing, if sent by first-class, registered or certified mail, postage prepaid, (iii) the Trading Day following transmission by electronic mail with receipt confirmed or acknowledged, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be delivered and addressed as set forth in the Merger Agreement or to such other address as shall be designated in writing from time to time by a party hereto.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and shall inure to the benefit of the Holder.

(f) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(g) Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

DIGITAL MUSIC GROUP, INC.

By:
Name:
Title:

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HOLDER’S SIGNATURE PAGE

By:
Name:
Title:

Address

Facsimile Number

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SCHEDULE A

LIST OF HOLDERS

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ANNEX A

Plan of Distribution

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the Rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the Selling Stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and

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Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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EXHIBIT A

SELLING STOCKHOLDER QUESTIONNAIRE

Ladies and Gentlemen:

I acknowledge that I am a holder of securities of Digital Music Group, Inc. (the “Company”). I understand that I will be named as a selling stockholder in the prospectus that forms a part of the registration statement on Form S-3 (or other applicable form) (the “Registration Statement”) that the Company will file with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the securities I expect to sell. The Company will use the information that I provide in this Questionnaire to ensure the accuracy of the registration statement and the prospectus.

Please answer every question.

If the answer to any question is “none” or “not applicable,” please so state.

1.	Name. Type or print your name exactly as it should appear in the Registration Statement.

2.	Manner of Ownership of Shares:

Individual Community Property Tenants in Common

Joint Tenants with Rights of Survivorship Corporate

Partnership Trust Other

3.	Contact Information. Provide the address, telephone number and fax number where you can be reached during business hours.

Address:

Phone:

Fax:

4.	Relationship with the Company. Describe the nature of any position, office or other material relationship you or your affiliates have had with the Company or its affiliates during the past three years, or arrangement with the Company or its affiliates to be performed in the future.

5.	Organizational Structure. Please indicate or (if applicable) describe how you are organized.

	(a) Are you a natural person?	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

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(b) Are you a reporting company under the 1934 Act?	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

(c) Are you a majority-owned subsidiary of a reporting company under the 1934 Act? (if so, please mark the box and skip to Question 6)	Yes ☐ No ☐

(d) Are you a registered investment fund under the 1940 Act?	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

If you have answered “no” to all of the foregoing questions, please describe: (i) the exact legal description of your entity (e.g., corporation, partnership, limited liability company, etc.); (ii) whether the legal entity so described is managed by another entity and the exact legal description of such entity (repeat this step until the last entity described is managed by a person or persons, each of whom is described in any one of (a) through (d) above), (iii) the names of each person or persons having voting and investment control over the Company’s securities that the entity owns (e.g., director(s), general partner(s), managing member(s), etc.).

Legal Description of Entity:

Name of Entity(ies) Managing Such Entity (if any):

Name of Entity(ies) Managing Such Entity(ies) (if any):

Name(s) of Natural Persons Having Voting or Investment
Control Over the Shares Held by such Entity(ies):

6.	Ownership of the Company’s Securities. This question covers your beneficial ownership of the Company’s securities. Please consult the Appendix A to this Questionnaire for information as to the meaning of “beneficial ownership.” State the number of shares of the Company’s common stock that you beneficially owned as of the date this Questionnaire is signed:

No. of Shares of Stock:

7.	Acquisition of Shares. Please describe below the manner in which you acquired your shares of Common Stock of the Company including, but not limited to, the date, the name and address of the seller(s), the purchase price and pursuant to which documents (the “Acquisition Documents”). Please forward such documents used to acquire your shares as provided below.

8.	Plan of Distribution. I have reviewed the proposed “Plan of Distribution” attached to this Registration Rights Agreement as Annex A, and agree that the statements contained therein reflect my intended method(s) of distribution or, to the extent these statements are inaccurate or incomplete, I have communicated in writing to one of the parties listed above my signature to any changes to the proposed “Plan of Distribution” that are required to make these statements accurate and complete. (Please check the box if you have made any changes to Annex A)

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9.	Broker-Dealer Status.

(a) Are you a broker-dealer?	Yes ☐ No ☐
(if yes, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement)

(b) Did you acquire the securities to be registered for investment purposes	Yes ☐ No ☐
(if so, please mark the box and skip to Question 6)

(c) Are you an affiliate of a broker-dealer?	Yes ☐ No ☐
(if no, mark the box and skip the remainder of this Question 9)

(d) If you are an affiliate of a broker-dealer, do you certify that you bought the securities to be registered in the ordinary course of business, and at the time of the purchase of the securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the securities?

(if no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement)

Yes ☐ No ☐

10.	Short Positions. Do you currently have open, or since the time you became aware of the Company’s offering, have you participated in any short position in the Company’s shares? Yes ☐ No ☐ If yes, please describe all material terms such as dates, amounts, etc.

11.	Reliance on Responses. I acknowledge and agree that the Company and its legal counsel shall be entitled to rely on my responses in this Questionnaire in all matters pertaining to the registration statement and the sale of any shares of common stock of the Company pursuant to the registration statement.

12.	NASD. The National Association of Securities Dealers, Inc. (“NASD”) may request, in connection with their review of the Registration Statement and Prospectus under the Securities Act of 1933, as amended, that the Company inform them of the names of all persons who purchased securities from the Company, together with any affiliations with the NASD of such purchasers. In order to aid the Company in responding to such request, the undersigned furnishes the following information:

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PART A: DETERMINATION OF RESTRICTED PERSON STATUS:

Please check all appropriate categories.

The undersigned is:

☐	(i) a broker-dealer;

☐	(ii) an officer, director, general partner, associated person[1] or employee of a broker-dealer (other than a limited business broker-dealer)[2];

☐	(iii) an agent of a broker-dealer (other than a limited business broker-dealer) that is engaged in the investment banking or securities business;

☐

(iv) an immediate family member[3] of a person described in (ii) or (iii) above. Under certain circumstances, if the undersigned checks this category, he/she/it may be able to participate in New Issue investments. The Company may request additional information in order to determine the eligibility of the undersigned under this Restricted Person category;

☐	(v) a finder or any person acting in a fiduciary capacity to a managing underwriter, including, but not limited to, attorneys, accountants and financial consultants;

☐

(vi) a person who has authority to buy or sell securities for a bank, savings and loan institution, insurance company, investment company, investment advisor or collective investment account[4] (including a private investment vehicle such as a hedge fund or an offshore fund);

☐	(vii) an immediate family member of a person described in (v) or (vi) above who materially supports[5], or receives material support from, the undersigned;

☐	(viii) a person listed or required to be listed in Schedule A, B or C of a Form BD (other than with respect to a limited business broker-dealer), except persons whose listing on Schedule A, B or C is related to a person identified by an ownership code of less than 10% on Schedule A;

☐	(ix) a person that (A) directly or indirectly owns 10% or more of a public reporting company listed, or required to be listed, in Schedule A of a Form BD or (B) directly or

[1]

A person “associated with” a broker-dealer includes any natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by a broker-dealer, any partner, director, officer or sole proprietor of a broker-dealer.

[2]

A limited business broker-dealer is any broker-dealer whose authorization to engage in the securities business is limited solely to the purchase and sale of investment company/variable contracts securities and direct participation program securities.

[3]

The term “Immediate family” includes the investor’s: (i) parents, (ii) mother-in-law or father-in-law. (iii) husband or wife, (iv) brother or sister, (v) brother-in-law or sister-in-law, (vi) son-in-law or daughter-in-law, (vii) children, and (viii) any other person who is supported, directly or indirectly, to a material extent by an officer, director, general partner, employee, agent of a broker-dealer or person associated with a broker-dealer.

[4]

A “collective investment account” is any hedge fund, investment corporation, or any other collective investment vehicle that is engaged primarily in the purchase and/or sale of securities. investment clubs (groups of individuals who pool their money to invest in stock or other securities and who are collectively responsible for making investment decisions) and family investment vehicles (legal entities that are beneficially owned solely by immediate family members (as defined above)) are not considered collective investment accounts.

[5]

The term “material” support” means directly or indirectly providing more than 25% of a person’s income in the prior calendar year or living in the same household with a member of one’s Immediate family. indirectly owns 25% or more of a public reporting company listed, or required to be listed in Schedule B of a Form BD, in each case (A) or (B), other than a reporting company that is listed on a national securities exchange or is traded on the Nasdaq National Market, or other than with respect to a limited business broker/dealer;

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☐	(x) an immediate family member of a person described in (viii) or (ix) above. Under certain circumstances, if the undersigned places a check next to this category, he/she/it may be able to participate in New Issue investments. The Company may request additional information in order to determine the eligibility of the undersigned under this Restricted Person category;

☐	(xi) any entity (including a corporation, partnership, limited liability company, trust or other entity) in which any person or persons listed in (i)-(x) above has a beneficial interest[6]; or

☐	None of the above categories apply and the undersigned is eligible to participate in New Issue securities.

PART B: DETERMINATION OF EXEMPTED ENTITY STATUS:

The undersigned is:

☐	(i) a publicly-traded entity (other than a broker-dealer or an affiliate of a broker-dealer, where such broker-dealer is authorized to engage in the public offering of New Issues either as a selling group member or underwriter) that is listed on a national securities exchange or traded on the Nasdaq National Market or is a foreign issuer whose securities meet the quantitative designation criteria for listing on a national securities exchange or trading on the Nasdaq National Market;

☐	(ii) an investment company registered under the Investment Company Act of 1940, as amended;

☐	(iii) a corporation, partnership, limited liability company, trust or any other entity (including a private investment vehicle such as a hedge fund or an offshore fund, or a broker-dealer organized as an investment partnership) and

(A)	the beneficial interests of Restricted Persons do not exceed in the aggregate 10% of such entity; or

(B)	such entity limits participation by Restricted Persons to not more than 10% of the profits and losses of New Issues;

☐	(iv) an investment company organized under the laws of a foreign jurisdiction and

(A)	the investment company is listed on a foreign exchange or authorized for sale to the public by a foreign regulatory authority; and

[6]

The term “beneficial interest” means any economic interest such as the right to share in gains or losses. The receipt of a management or performance based fee for operating a collective investment account, or other fee for acting in a fiduciary capacity, is not considered a beneficial interest in the account; however, if such fee is subsequently invested into the account (as a deferred fee arrangement or otherwise), it is considered a beneficial interest in that account.

(B)	no person owning more than 5% of the shares of the investment company is a Restricted Person;

☐	(v) (A) an employee benefits plan under the U.S. Employee Retirement Income Security Act of 1974, as amended, that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and such plan is not sponsored solely by a broker-dealer, (B) a state or municipal government benefits plan that is subject to state and/or municipal regulation or (C) a church plan under Section 414(e) of the Code;

☐	(vi) a tax exempt charitable organization under Section 501(c)(3) of the Code;

☐	(vii) a common trust fund or similar fund as described in Section 3(a)(12)(A)(iii) of the Securities Exchange Act of 1934, as amended, and the Company

(A)	has investments from 1,000 or more accounts, and

(B)	does not limit beneficial interests in the Company principally to trust accounts of Restricted Persons; or

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☐	(viii) an insurance company general, separate or investment account, and

(A)	the account is funded by premiums from 1,000 or more policyholders, or, if a general account, the insurance company has 1,000 or more policyholders, and

(B)	the insurance company does not limit the policyholders whose premiums are used to fund the account principally to Restricted Persons, or, if a general account, the insurance company does not limit its policyholders principally to Restricted Persons.

Please acknowledge that your answers to the foregoing questions are true and correct to the best of your information and belief by signing and dating this Questionnaire where indicated below. Please return the completed executed questionnaire via fax to                          at (XXX)- XXX-XXXX as soon as possible.

By signing this Questionnaire you agree to promptly notify the Company of any inaccuracies or changes in the information provided in this Questionnaire that may occur subsequent to the date of this Questionnaire and prior to the effective date of the Registration. Accordingly, if at any time you discover that your answer to any question was inaccurate, or if any event occurring after your completion hereof would require a change in your answer to any questions, please immediately contact                                  at XXX-XXX-XXXX.

Date: , 2007

(Print name of selling stockholder)

By:
(Signature)

Name:
(Print name)

Title:

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APPENDIX A

1.	Definition of “Beneficial Ownership”

(a)	“Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(1)	Voting power which includes the power to vote, or to direct the voting of, such security; and/or

(2)	Investment power which includes the power to dispose, or direct the disposition of, such security.

Please note that either voting power or investment power, or both, is sufficient for you to be considered the beneficial owner of shares.

(b)	Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the federal securities acts shall be deemed to be the beneficial owner of such security.

(c)	Notwithstanding the provisions of paragraph (a), a person is deemed to be the “beneficial owner” of a security, if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in paragraphs (A), (B) or (C) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

A-D-20

Schedule 6.10(a)

Greg Scholl—Chief Executive Officer, President, Assistant Treasurer and Assistant Secretary.

Karen Davis—Chief Financial Officer, Vice President, Treasurer and Secretary.

Schedule 6.10(b)

Greg Scholl—President, Assistant Treasurer and Assistant Secretary.

Karen Davis—Vice President, Treasurer and Secretary.

Schedule 6.11(a)

Orchard Nominees

Daniel C. Stein

Michael J. Donahue

Viet D. Dinh

DMGI Nominees

Clayton Trier (Chairman)

Terry Hatchett

David Altschol

Chief Executive Officer

Greg Scholl

Schedule 6.11(b)

Greg Scholl

Karen Davis

ANNEX B

August 7, 2007

Board of Directors

Digital Music Group, Inc.

2151 River Plaza Drive

Suite 200

Sacramento CA 95833

Members of the Board:

We understand that Digital Music Group, Inc. (“DMGI”), The Orchard Enterprises Inc. (“Orchard”) and DMGI New York, Inc., a wholly owned subsidiary of DMGI (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of July 10, 2007 (the “Agreement”). The Agreement provides for the merger of Merger Sub with and into Orchard (the “Merger”), which shall survive the Merger and, further, provides for DMGI to change its name to “The Orchard Inc.” and for Orchard to change its name to “The Orchard NY” We understand that, upon the Merger, all classes of Orchard stock on a combined basis will own (i) 9,064,941 shares of DMGI common stock; and (ii) 4,488,330 shares of DMGI preferred stock with a $25 million liquidation preference and convertible into 4,488,330 shares of DMGI common stock ((i) and (ii), together, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We have been requested by the Board of Directors of DMGI (the “Board”) to render our opinion with respect to the fairness of the Merger, from a financial point of view, to DMGI shareholders (the “Opinion”). We have not been requested to opine as to, and our Opinion does not in any manner address, DMGI’s underlying business decision to proceed with or effect the Merger.

In arriving at the Opinion, we have reviewed and analyzed, among other things:

1.	Agreement, dated as of July 10, 2007;

2.	Publicly available information concerning DMGI that we believe to be relevant to our analysis, including, without limitation, DMGI’S 2006 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

3.	Certain financial and operating information with respect to the respective businesses, operations, and prospects of DMGI and Orchard, including financial and operating projections furnished by the managements of DMGI and Orchard and in particular (a) projected revenue, cost of revenue, and operating costs for each of DMGI and Orchard; and (b) amounts and timing of cost savings and operating synergies expected by the management of DMGI and Orchard resulting from the Merger;

4.	A comparison of the historical financial results and present financial condition of DMGI and Orchard with each other and with those of other publicly-traded companies that we deemed relevant;

5.	A comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

6.	Published estimates of independent research analysts with respect to the future financial performance of companies comparable to DMGI and Orchard;

7.	Derived valuations of net present values of the businesses, based on projected cash flows for DMGI and Orchard on a stand-alone basis and as a combined company;

8.	The potential pro forma impact of the Merger on the future financial performance of DMGI;

9.	The potential pro forma impact of the Merger on the current financial condition of DMGI;

10.	The relative contributions of DMGI and Orchard to the current and future financial performance of the combined company on a pro forma basis;

11.	The views of the respective managements of the strategic impacts of the Merger on the business, operations, assets, financial condition and strategic opportunities of DMGI;

12.	DMGI’S management’s opinions regarding the merger structure relating to the preservation of the NOLs; and

13.	Such other information, financial studies, analyses and investigations as we deemed relevant.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of DMGI and Orchard that they are not aware of any facts or circumstances that would make such information materially inaccurate or misleading. With respect to the financial projections of DMGI and Orchard, upon advice of DMGI and Orchard, respectively, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of DMGI and Orchard as to the future financial performance of DMGI and Orchard, respectively, and that each of DMGI and Orchard will perform substantially in accordance with such projections. In arriving at our Opinion, we have visited the properties and facilities of DMGI and Orchard. We have not made or obtained from third parties any evaluations or appraisals of the assets and liabilities of DMGI or Orchard.

With respect to all legal, accounting, and tax matters arising in connection with the Merger, we have relied without independent verification on the accuracy and completeness of the advice provided to DMGI and Orchard by their legal counsel, accountants, and other advisers.

In arriving at this Opinion, we did not attribute any particular weight to any analysis or factor considered by us. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

We acted as a financial advisor to DMGI in connection with the Merger and will receive a fee upon the delivery of this Opinion. In addition, DMGI has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we or our affiliates may actively trade in DMGI’s securities for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This Opinion is for the use and benefit of the Board and is provided to the Board in connection with its consideration of the Merger. This Opinion does not address DMGI’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for DMGI or the effects of any other transaction in which DMGI might engage. We were not requested to, and we did not, participate in the negotiation or structuring of the Merger. In addition, we have not been asked to, nor do we offer, any opinion as to the terms of the Agreement or the form of the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. We also have assumed that each of the parties to the Merger will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on DMGI, Orchard or the contemplated benefits of the Merger. In addition, we express no opinion as to the price at which shares of common stock of DMGI actually will trade following announcement of the Merger.

Our Opinion is subject to the assumptions and conditions contained herein and is based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information available to us as of, the date of this letter. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof. The letter is not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent, provided, however, that we consent to the inclusion of the text of this Opinion in any notice or appropriate disclosure to the public shareholders of DMGI and in any filing DMGI is required by law to make, if such inclusion is required by applicable law.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by DMGI in the Merger is fair, from a financial point of view, to DMGI shareholders.

SMH Capital Inc.

By: Douglas Hurst

ANNEX C

INFORMATION WITH RESPECT TO DIRECTOR DESIGNEES OF ORCHARD

DIGITAL MUSIC GROUP, INC.

INFORMATION STATEMENT PURSUANT TO

SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14F-1 THEREUNDER

NOTICE OF CHANGE IN THE COMPOSITION OF THE BOARD OF DIRECTORS

This Information Statement is attached to the proxy statement being mailed on or about             , 2007 to the holders of Digital Music Group, Inc. (“DMGI”) common stock, par value $0.01 per share, and is being filed with the Securities and Exchange Commission and transmitted to such holders in accordance with Rule 14f-1 of the Exchange Act. The proxy statement to which this Information Statement is attached is incorporated herein by reference. Capitalized terms used in this Information Statement, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement. Under the terms of the merger agreement, the obligation of The Orchard Enterprises Inc. (“Orchard”) to complete the merger is subject to, among other things, the appointment of certain persons designated by it to the board of directors of DMGI. Orchard has designated the following persons to be appointed to the board of directors of DMGI assuming the merger is completed: Viet D. Dinh, Michael Donahue, Greg Scholl and Daniel Stein (the “Proposed Directors”).

NO VOTE OR OTHER ACTION BY OUR STOCKHOLDERS IS REQUIRED IN RESPONSE TO THIS INFORMATION STATEMENT. PROXIES ARE NOT BEING SOLICITED. YOU ARE URGED TO READ THIS INFORMATION STATEMENT CAREFULLY. YOU ARE NOT, HOWEVER, REQUIRED TO TAKE ANY ACTION.

Please read this Information Statement carefully. It contains certain biographical and other information concerning the Proposed Directors after completion of the merger.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Voting Securities of the Company

See “THE SPECIAL MEETING OF DMGI STOCKHOLDERS – Record Date” on page 24 of the proxy statement to which this Information Statement is attached.

If the merger is completed, Orchard stockholders will be entitled to receive an aggregate of 9,064,941 shares of DMGI common stock and 448,833 shares of Series A Preferred Stock of DMGI in exchange for all of the outstanding shares of (and derivative rights to acquire) capital stock of Orchard owned by them, or approximately         % of the outstanding shares of voting capital stock of DMGI immediately following the closing of the merger, and have the right (after acquiring a majority of the voting capital stock of DMGI) to designate persons to the board of directors of DMGI other than at a meeting of the stockholders of DMGI.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information known to us with respect to the beneficial ownership of DMGI common stock as of closing of the merger by each Proposed Director and all Proposed Directors as a group. We have relied exclusively upon information provided to us by the Proposed Directors for purposes of determining the number of shares each person will beneficially own upon closing of the merger. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially

owned by such person or group by the sum of the             shares of common stock outstanding on             , 2007 plus the number of shares of common stock we are obligation to issue in the merger. The address for each stockholder listed in the table below is as follows: Michael J. Donahue, 405 Mulberry Lane, Haverford, Pennsylvania 19041; Viet D. Dinh, Georgetown University Law Center, 600 New Jersey Avenue, NW, Washington, DC 20001; Daniel Stein, JDS Capital Management Inc., 1091 Boston Post Road, Rye, New York 10580; and Greg Scholl, The Orchard Enterprises Inc., 100 Park Avenue, 2nd floor, New York, New York 10017.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding
Daniel Stein		%
Viet D. Dinh	0	—%
Michael Donahue	0	—%
Greg Scholl		%

Changes in Control

There will be a change in control of DMGI that will occur as a result of the merger. See also “RISK FACTORS - Risk Factors Relating to the Merger - Upon completion of the Merger, Dimensional Associates, LLC will have significant influence on all of DMGI’s stockholder votes and will have effective control over the outcome of actions requiring the approval of DMGI stockholders” on page 12 and “THE MERGER - Board of Directors and executive officers of DMGI after completion of the Merger” on Page 39 of the proxy statement to which this Information Statement is attached.

DIRECTORS

Mr. Clayton Trier (chairman), Mr. David Altschul and Mr. Terry Hatchett, who are each currently independent directors of DMGI, will continue to serve in such capacities following the merger. For biographical information concerning these directors, see DMGI’s proxy statement dated April 27, 2004 for its 2007 annual meeting of stockholders, which was filed with the SEC on that day.

The following table sets forth information regarding the Proposed Directors:

Name	Age	Position with DMGI	Served as a Director Since
Viet D. Dinh	39	Director	—
Michael Donahue	48	Director	—
Greg Scholl	38	Chief Executive Officer and Director	—
Daniel Stein	38	Director	—

Viet D. Dinh

Viet D. Dinh has been a Professor of Law at Georgetown University Law School since 1996, and currently is the Co-Director of its Asian Law & Policy Studies Program. He served as Assistant Attorney General of the United States from May 2001 to May 2003. Since June, 2003, he has been the principal at Bancroft Associates PLLC, a law and public policy consulting firm specializing in national security, regulatory compliance, and law enforcement. Mr. Dinh currently serves on the board of directors of News Corporation (NYSE: NWS) and M&F Worldwide (NYSE: MFW). Mr. Dinh has an A.B. degree in government and economics from Harvard University and a J.D. degree from Harvard Law School.

Michael Donahue

Michael Donahue currently serves as an independent advisor to firms in the information and technology industries. He served as executive chairman of Expensewatch.com from 2006 to March 2007. In 2005,

Mr. Donahue completed a twenty-year career with KPMG LLP, KPMG Consulting and BearingPoint. During his tenure with KPMG and its successors, he most recently served as Managing Partner, Technology Solutions (1997 to 2001) and Group Executive Vice President and Chief Operating Officer (2001 to 2005). He also served on the board of directors of KPMG LLP from 1998 to 2001. Mr. Donahue currently serves on the boards of directors of Air Products and Chemicals, Inc. (NYSE: APD), Arbinet, Inc. (NASDAQ: ARBX) and GSI Commerce, Inc. (NASDAQ: GSIC). Mr. Donahue has degrees in economics and history from the University of Pennsylvania.

Greg Scholl

Greg Scholl has served as a managing director of Dimensional, the controlling shareholder of Orchard, and as president and chief executive officer of Orchard, since 2003. Mr. Scholl was an associate principal at the management consulting firm of McKinsey & Company from 2002 to 2003 in the media and entertainment practice. From 1999 to 2002, Mr. Scholl served as managing member of Carlin Ventures LLC, the private equity fund of Edwin Cohen. From 1993 to 1999, Mr. Scholl served in the technology and the media and entertainment practices of the management consulting firm of Booz Allen & Hamilton, and was a principal at the firm. Mr. Scholl has a bachelor of arts degree in history and science from Harvard College.

Daniel Stein

Daniel Stein serves as President of JDS Capital Management, Inc., an investment firm based in New York that invests in private and public debt and equity, and he has held this position since 2003. Mr. Stein also serves as chief executive officer of Dimensional, the operating company that manages the private equity investments made by JDS Capital Management, Inc., including eMusic and Orchard, and he has been a director of Orchard since April 2003. From May 2001 through October 2002, Mr. Stein was the chief executive officer of TTR Technologies, a company that specialized in copy-protection technologies whose assets were sold to Macrovision (MVSN). From 2000 to 2001, Mr. Stein was President of Javu Technologies, which licenses software and services to corporations that store, manage, deliver or repurpose video assets. From 1999 to May 2000, Mr. Stein was president, chief operating officer and a director of the Wedding List Company, an Internet company with retail outlets specializing in the wedding gift and registry business. Mr. Stein has a bachelor of science degree from Cornell University.

Family Relationships

There are no family relationships between any of the directors, executive officers of DMGI and the Proposed Directors.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings in which any Proposed Director, or any affiliate of any such Proposed Director, is a party adverse to DMGI or has a material interest adverse to DMGI.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, there have been no transactions or proposed transactions in which the amount involved exceeded $120,000 since the beginning of DMGI’s last fiscal year, in which any of the Proposed Directors, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

On July 10, 2007, Greg Scholl entered into a three-year employment agreement with DMGI, effective upon closing of the merger (the “Employment Agreement”). Under the terms of the agreement, Mr. Scholl’s employment will be at-will and the employment may be terminated at any time, with or without cause, by either him or DMGI. Mr. Scholl will receive (i) an initial annual base salary of $250,000; (ii) a restricted stock grant under DMGI’s Amended and Restated 2005 Stock Plan to purchase 100,000 shares of DMGI’s common stock at a purchase price of $0.01, subject to a DMGI repurchase option at the original purchase price that lapses with respect to 16,666 shares three months following closing of the merger, 16,666 shares six months following closing of the merger, 16,666 shares nine months following closing of the merger, 16,666 shares on the first anniversary of the closing of the merger, 16,666 shares 15 months following closing of the merger and the remaining 16,670 shares 18 months following closing of the merger, so long as Mr. Scholl remains employed by DMGI; (iii) an option to purchase 100,000 shares of DMGI common stock at a price per share equal to the fair market value of DMGI’s common stock on the date of grant, vesting in the same amounts and at the same times as specified in clause (ii); and (iv) a 2007 discretionary cash bonus in an amount determined by the compensation committee of the DMGI board of directors up to 35% of his base salary. Under the terms of the employment agreement, if Mr. Scholl is terminated by DMGI without cause or if he terminates his employment for good reason, he will be entitled to (i) continued payment of his then base salary and provision of benefits for a period of one year; (ii) a pro rata share of any annual incentive bonus that he would have otherwise been eligible to receive; and (iii) provision or payment by DMGI of continuation benefits for one year. The employment agreement includes provisions that prohibit Mr. Scholl from disclosing DMGI confidential information and trade secrets, assigns all intellectual property developed by him in the course of employment to DMGI and prohibits him from soliciting DMGI’s employees during the term of the agreement and for a period of one year following termination of employment.

In connection with the election of Mr. Scholl as Chief Executive Officer, DMGI and Mr. Scholl will enter into DMGI’s standard form of indemnification agreement for directors and officers of DMGI, which generally requires DMGI to indemnify and to advance expenses to Mr. Scholl to the maximum extent that Delaware law permits a Delaware corporation to indemnify and to advance expenses to an officer of the corporation. A copy of the form of indemnification agreement for directors and officers has been previously filed by DMGI with the SEC.

Daniel Stein is a director and chairman of eMusic.com, Inc. During the year ended December 31, 2006, eMusic.com, Inc. paid $171,628 in revenue to DMGI.

Compensation of Directors

Directors who are also employees of DMGI or any of our subsidiaries do not receive additional compensation for serving as directors. Each director who is not also an employee receives a fee of $36,000 per year, except that the chairperson of the audit committee receives $40,000 and the chairman of the board receives $50,000 per year. Each non-employee director also receives $500 per committee meeting attended. From time-to-time, special committees of the board may be formed and additional compensation may be paid to directors who serve on such special committees. Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors. The compensation committee of the board of directors is responsible for periodically reviewing and assessing the adequacy and appropriateness of the compensation of our directors, and this committee may adjust the compensation as set forth above if necessary or warranted under the circumstances.

The timing and terms of stock option grants to non-employee directors are set forth in DMGI’s Amended and Restated 2005 Stock Plan; they are automatic and non-discretionary with respect to the number and terms. Any new non-employee director, including the three non-employee nominees named above, will be entitled to receive an automatic stock option grant to purchase 12,000 shares of DMGI common stock with an exercise price per share equal to the fair market value of our common stock on the date of grant, vesting in equal monthly installments over the following 12 months. On each date of our annual meeting of stockholders, we will grant to each elected non-employee director who has served on the board for at least the preceding six months an additional option to purchase 6,000 shares of DMGI common stock with an exercise price per share equal to the fair market value of our common stock on the date of grant, vesting in equal monthly installments over the following 12 months.

Dated:                     , 2007

ANNEX D

DIGITAL MUSIC GROUP, INC.

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of July 5, 2007 (this “Agreement”), among the stockholders identified on Schedule I (each, a “Stockholder”; collectively, the “Stockholders”) and The Orchard Enterprises, Inc., a New York corporation (“Orchard”).

WHEREAS, Digital Music Group, Inc., a Delaware corporation (“DMGI”), DMGI New York, Inc., a New York corporation and a wholly owned subsidiary of DMGI (“Merger Sub”), and Orchard have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which, on the Closing Date, Merger Sub will merge with and into Orchard (the “Merger”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Orchard has requested that the Stockholders make certain agreements with respect to the outstanding shares of Common Stock, par value $.01 per share (“Shares”), of DMGI owned by the Stockholders as set forth in Schedule I and Shares and shares of other voting securities of DMGI hereafter acquired (including, without limitation, Shares acquired pursuant to the exercise of any options or warrants held by the Stockholders) (collectively, the “Subject Shares”), upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in order to induce Orchard to enter into the Merger Agreement, the Stockholders are willing to make certain agreements with respect to the Subject Shares;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Voting Agreements; Proxy.

(a) For so long as this Agreement is in effect, in any meeting (or any adjournment or postponement thereof) of stockholders of DMGI, and in any action by consent of the stockholders of DMGI, each Stockholder shall vote (or cause to be voted), or, if applicable, give (or cause to be given) consents with respect to, all of the Subject Shares that are owned by that Stockholder and are entitled to vote at the meeting or deliver (or cause to be delivered) a consent, in any such case (i) in favor of the adoption of the Merger Agreement and the Merger or any other transaction contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders or with the written consent of the Stockholders, (ii) against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of DMGI under the Merger Agreement or of such Stockholder under this Agreement, and (iii) against any action, proposal, transaction or agreement that would compete with or would delay, discourage, materially adversely affect or inhibit the timely consummation of the Merger (a “Competing Proposal”). Each Stockholder shall use its commercially reasonable efforts to cast (or cause to be cast) that Stockholder’s vote or give that Stockholder’s consent in accordance with the procedures communicated to that Stockholder by DMGI relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent. No Stockholder (in his or her capacity as such) shall be required to independently initiate, organize or participate in any vote or consent that is not brought before the stockholders of DMGI generally in order to comply with its obligations under this Agreement.

(b) Upon the reasonable written request of Orchard, in furtherance of the transactions contemplated in this Agreement and by the Merger Agreement and in order to secure the performance of each Stockholder’s obligations under Section 1(a), each Stockholder shall promptly execute, in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and deliver to Orchard an irrevocable proxy, substantially in the form attached as Exhibit A, and irrevocably appoint Orchard or its designees, with full power of substitution, its attorney and proxy to vote, or, if applicable, to give consent with respect to, all Subject Shares as of the relevant record date with regard to any of the matters referred to in Section 1(a) at any meeting of the stockholders of DMGI, or in connection with any action by written consent by the stockholders of DMGI. Each Stockholder acknowledges and agrees that this proxy, if and when given, shall be coupled with an interest sufficient in law to support an irrevocable proxy, shall revoke any prior proxy granted by such stockholder, shall constitute, among other things, an inducement for Orchard to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Subject Shares shall be given (and if given shall not be effective); provided, however, that any such proxy shall terminate automatically and without further action on behalf of the Stockholders upon the termination of this Agreement.

2. Covenants.

(a) For so long as this Agreement is in effect, each Stockholder agrees not to directly or indirectly (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a “Transfer”) any of such Stockholder’s Subject Shares (or options or warrants to purchase Shares) except to Orchard or, with prior written notice to Orchard, to another Stockholder (and any such Transfer, except to Orchard or to another Stockholder, shall be null and void); (ii) grant any proxies with respect to the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into a voting or option agreement with respect to any of the Subject Shares or enter into any other agreement inconsistent with or violative of this Agreement; (iii) subject to Section 5, solicit, knowingly encourage or facilitate the submission of any Competing Proposal or enter into, initiate or participate in any discussions or negotiations with, otherwise cooperate in any way with, or assist or knowingly encourage any effort by any third party that is seeking to make, or has made, a Competing Proposal, or furnish any nonpublic information or data to, or have any discussions with any Person relating to, a Competing Proposal; or (iv) take any action which would make any representation or warranty of any Stockholder in this Agreement untrue or incorrect or prevent, or materially burden or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

(b) Each Stockholder agrees that in the event any Shares or other voting securities of DMGI are issued pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of DMGI on, of, or affecting the Subject Shares of such Stockholder; (such Shares and other voting securities of DMGI, collectively, the “New Shares”), Stockholder agrees to vote such New Shares in the same manner as the Subject Shares and to notify Orchard and then deliver promptly to Orchard upon its request a proxy with respect to such New Shares, substantially in the form of Exhibit A attached hereto. Stockholder also agrees that any New Shares shall constitute Subject Shares.

(c) No Stockholder shall issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transaction contemplated hereby or by the Merger Agreement without the prior written consent of Orchard, except as may be required by applicable law or court process after consultation with, and having provided an opportunity for review and comment on such press release or other public statement by, Orchard to the extent practicable.

(d) Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger.

3. Representations and Warranties of Stockholders. Each Stockholder severally but not jointly represents and warrants to Orchard as to itself that:

(a) Authority; Enforceability; No Conflicts. The Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Stockholder is a party or by which the Stockholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Stockholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Stockholder to create, any Lien upon the Subject Shares that would prevent the Stockholder from voting the Subject Shares (other than as set forth herein), except for any of the foregoing that would not, or would not reasonably be expected to, either individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. In this Agreement, “Lien” shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

(b) Ownership of Shares. As of the date of this Agreement, the Stockholder is the beneficial owner of and has the power to vote or direct the voting of the Shares set forth on Schedule I free and clear of any Liens that would prevent the Stockholder from voting such Shares. As of the date of this Agreement, the Shares set forth on Schedule I are the only shares of any class of capital stock of DMGI which the Stockholder has the right, power or authority (sole or shared) to sell or vote, and, other than the warrants and/or options to purchase Shares held by the Stockholder as of this date, the Stockholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of DMGI or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of DMGI. The Stockholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent, hinder or delay the Stockholder from voting or giving consent with respect to the Shares set forth on Schedule I.

4. Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

5. Stockholder Capacity. No natural person bound by this Agreement who is or becomes during the term hereof a director or officer of DMGI makes any agreement or understanding herein in such person’s capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the beneficial owner of, the managing member of a limited liability company or the general partner of a partnership which is the beneficial owner of, that Stockholder’s Subject Shares, and nothing herein shall limit or affect any actions taken by a Stockholder in such Stockholder’s capacity as an officer or director of DMGI in facilitation of the exercise of DMGI’s or DMGI’s board of directors’ fiduciary duties to the extent specifically permitted by the Merger Agreement or required by applicable law. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by any Stockholder, other than to the extent that the execution by a Stockholder of Exhibit A would be deemed to be such.

6. Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (a) the effective time of the Merger and (b) the date the Merger Agreement is validly terminated in accordance with its terms.

7. Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable (whether by operation of law or otherwise) unless such assignment is consented to in writing by each of Orchard and the Stockholders and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Orchard may without such consent, assign in writing, directly or indirectly, its respective rights (but not its respective obligations) hereunder to any of its respective wholly owned subsidiaries (provided that no such assignment shall relieve Orchard of its obligations hereunder). Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

8. Choice of Law; Jurisdiction. This Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of laws principles. Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive personal jurisdiction of any New York State court located in New York County or any federal court located in the State of New York in the event any dispute arises out of or relates to this Agreement or any transaction contemplated hereby; (ii) agrees that all claims in respect of such action may be heard and determined in any such court; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action relating to this Agreement or any transaction contemplated hereby in any court other than the New York State court located in New York County or any federal court sitting in the State of New York; and (v) waives any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices by registered mail in Section 9. Nothing in this Section 8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if sent by cable, telecopy, telegram, email or facsimile (which is confirmed by the intended recipient), when sent, (c) if sent by overnight courier service, on the next business day after being sent, or (d) if mailed by certified or registered mail, return receipt requested, with postage prepaid five business days after being deposited in the mail; to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholders, to the address set forth opposite such Stockholder’s name below.

If to Orchard, to:	The Orchard Enterprises, Inc.
100 Park Avenue
2nd Floor
New York, NY 10017
Attn: Chief Executive Officer
Fax: (212) 201-9292

with a copy to:	Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attn: David M. Grimes and Antone P. Manha, Jr.
Fax: (212) 521-5450

10. Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

11. Entire Agreement. This Agreement (including the Schedule and Exhibit hereto), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements, undertakings, understandings and representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

12. Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the parties hereto. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

14. Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

15. Specific Performance. The Stockholder agrees that if any of its obligations under this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur to Orchard, no adequate remedy at law would exist and damages would be difficult to determine, and that Orchard shall be entitled to an injunction or injunctions and specific performance of the terms hereof, this being in addition to any other remedy at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. Accordingly, if Orchard should institute an action or proceeding seeking an injunction or specific enforcement of the provisions of this Agreement, the Stockholder hereby waives the claim or defense that Orchard has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Stockholder acknowledges that in the absence of a waiver, a bond or undertaking may be required by a court and the Stockholder hereby waives any such requirement of such bond or undertaking.

16. Severability. If any term, covenant, restriction or provision of this Agreement or the application of any such term, covenant, restriction or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term, covenant, restriction or provision hereof so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties shall engage in good faith negotiations to replace any term, covenant, restriction or provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable term, covenant, restriction or provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable term, covenant, restriction or provision which it replaces.

17. No Joint and Several Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, to each Stockholder, and no Stockholder will be liable for any breach, default, liability or other obligation of the other Stockholders party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

THE ORCHARD ENTERPRISES, INC.

By:	/S/ GREG SCHOLL
Name: Greg Scholl
Title: Chief Executive Officer

/S/ MITCHELL KOULOURIS Mitchell Koulouris	/S/ MITCHELL KOULOURIS Mitchell Koulouris, Custodian f/b/o Sara Maria Koulouris
/S/ MITCHELL KOULOURIS Mitchell Koulouris, Custodian f/b/o Katherine Elene Koulouris	/S/ RICHARD REES Richard Rees

RIO BRAVO ENTERTAINMENT LLC		AUSTIN TRUST

By:	/S/ RICHARD REES	By:	/S/ STEVE COLMAR
	Name: Richard Rees Title: President		Name: Title:

/S/ STEVE COLMAR Steve Colmar	/S/ CRAIG COLMAR Craig Colmar
/S/ TUHIN ROY Tuhin Roy	/S/ CLIFF HAIGLER Cliff Haigler
/S/ CLAYTON TRIER Clayton Trier	/S/ KAREN DAVIS Karen Davis
/S/ TERRY HATCHETT Terry Hatchett	/S/ JOHN KILCULLEN John Kilcullen

SCHEDULE I

STOCKHOLDER NAME AND ADDRESS	OUTSTANDING SHARES OWNED
Mitchell Koulouris	532,138

Mitchell Koulouris, custodian f/b/o Sara Maria Koulouris	17,807

Mitchell Koulouris, custodian f/b/o Katherine Elene Koulouris	17,807

Richard Rees	375,017

Rio Bravo Entertainment LLC	25,000

Tuhin Roy	349,402

Craig Colmar	321,000

Steve Colmar	233,000

Austin Trust	150,000

Cliff Haigler	280,000

Clayton Trier	109,000

Karen Davis	45,000

John Kilcullen	5,101

Terry Hatchett	4,900

EXHIBIT A

IRREVOCABLE PROXY

In order to secure the performance of the duties of the undersigned pursuant to the Voting Agreement, dated as of July 5, 2007 (the “Voting Agreement”), between the undersigned and The Orchard Enterprises, Inc., a New York corporation (“Orchard”), a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints                         , and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, to vote or, if applicable, to give written consent, in such manner as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manner set forth in Section 1 of the Voting Agreement with respect to all shares of Common Stock, par value $.01 per share (the “Shares”), of Digital Music Group, Inc., a Delaware corporation (“DMGI”), which the undersigned is or may be entitled to vote at any meeting of DMGI held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest sufficient in law to support an irrevocable proxy, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law or otherwise upon the occurrence of any event (other than as provided in Section 6 of the Voting Agreement), including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate upon the termination of the Voting Agreement. This Proxy has been executed in accordance with Section 212 of the Delaware General Corporation Law.

Dated:                     , 2007

[NAME OF STOCKHOLDER]

By:
Name: Title: